As filed with the Securities and Exchange Commission on September 3, 2024
Registration No. 333-261466
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 5
ON
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
WM Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware	7372	98-1605615
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)
41 Discovery
Irvine, California 92618
Tel: (844) 933-3627
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Brian Camire
General Counsel
WM Technology, Inc.
41 Discovery
Irvine, California 92618
Tel: (844) 933-3627
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Dave Peinsipp
Kristin VanderPas
Peter Byrne
Cooley LLP
3 Embarcadero Center, 20th Floor
San Francisco, California 94111
Tel: (415) 693-2000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
WM Technology, Inc., a Delaware corporation (the “Company”), filed a Registration Statement on Form S-1 on December 2, 2021, which was declared effective on December 10, 2021, as amended by (i) Post-Effective Amendment No. 1 to Form S-1, which was filed on March 7, 2022, as further amended by (ii) Post-Effective Amendment No. 2 to Form S-1, which was filed on March 11, 2022, and subsequently declared effective by the Securities and Exchange Commission (the “SEC”) on March 15, 2022 (as amended and supplemented, the “Form S-1 Registration Statement”). On October 5, 2022, the Company filed Post-Effective Amendment No. 3 to the Form S-1 Registration Statement on Form S-3 to convert the Form S-1 Registration Statement into a registration statement on Form S-3, which was subsequently declared effective by the SEC on October 19, 2022 (the “Form S-3 Registration Statement”).
Post-Effective Amendment No. 4 to the Form S-3 Registration Statement on Form S-1 was filed by the Company on July 29, 2024 to convert the Form S-3 Registration Statement into a registration statement on Form S-1 (“Post-Effective Amendment No. 4”). This Post-Effective Amendment No. 5 (“Post-Effective Amendment No. 5”) is being filed to include our unaudited condensed consolidated financial statements as of and for the three and six months ended June 30, 2024.
The information included in this filing amends the Form S-3 Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 5. All applicable registration fees were paid at the time of the original filing of the Form S-1 Registration Statement.
On May 24, 2024, the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended on August 30, 2024 (the “Annual Report on Form 10-K”) and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (the “Q1 Quarterly Report on Form 10-Q”), and on August 8, 2024, the Company filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 (the “Q2 Quarterly Report on Form 10-Q” and together with the Q1 Quarterly Report on Form 10-Q, the “Quarterly Reports on Form 10-Q”). Interested parties should refer to such Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q for more information.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION—DATED SEPTEMBER 3, 2024

Up to 1,938,798 Shares of Class A Common Stock

Offered by the Selling Securityholders
This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 1,938,798 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), consisting of (i) 1,244,258 shares of Class A Common Stock issued pursuant to that certain Asset Purchase Agreement, dated September 3, 2021 (the “Asset Purchase Agreement”), by and among MembersRSVP, LLC d/b/a Sprout (“Sprout”), Text Ripple, Inc. (“Text Ripple”), the Company, WM Loyalty, LLC, certain equityholders of Sprout and Text Ripple and Jaret Christopher, as sellers’ representative and (ii) 694,540 shares of Class A Common Stock issued pursuant to that certain Equity Interest Purchase Agreement, dated September 28, 2021 (the “Equity Interest Purchase Agreement” and together with the Asset Purchase Agreement, the “Purchase Agreements”), by and among Ghost Management Group, LLC, Transport Logistics Holding Company, LLC d/b/a Merry Go Jane (“TLHC”), certain securityholders of TLHC and Justin Morris, as sellers’ representative. We will not receive any proceeds from the sale of the shares of Class A Common Stock by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.
Our registration of the shares of Class A Common Stock covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares of Class A Common Stock in the section entitled “Plan of Distribution.”
Our Class A Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “MAPS.” On August 29, 2024, the closing price of our Class A Common Stock was $0.9889.
See the section entitled “Risk Factors” beginning on page 5 of this prospectus to read about certain risks and uncertainties you should consider before investing in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 3, 2024.

You should rely only on the information provided in this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus, our business, financial condition, results of operations and prospects may have changed.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”
On June 16, 2021 (the “Closing Date”), Silver Spike Acquisition Corp., our predecessor company, consummated the Business Combination (as defined below), which was previously announced, pursuant to that certain Agreement and Plan of Merger, dated December 10, 2020 (the “Merger Agreement”), by and among Silver Spike, Silver Spike Merger Sub LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Silver Spike (“Merger Sub”), WM Holding Company, LLC, a Delaware limited liability company (when referred to for pre-Business Combination periods, “Legacy WMH” and when referred to for post-Business Combination periods, “WMH LLC”), and Ghost Media Group, LLC, a Nevada limited liability company, solely in its capacity as the initial holder representative (the “Holder Representative”). Pursuant to the Merger Agreement, Merger Sub merged with and into Legacy WMH, whereupon the separate limited liability company existence of Merger Sub ceased and WMH LLC became the surviving company and continued in existence as a subsidiary of Silver Spike (the transactions contemplated by the Merger Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), Silver Spike changed its name to WM Technology, Inc.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “WMH,” “we,” “us,” “our” and similar terms refer to WM Technology, Inc. (f/k/a Silver Spike Acquisition Corp.) and its consolidated subsidiaries (including Legacy WMH). References to “Silver Spike” refer to our predecessor company prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act.”). We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus, our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.
Forward-looking statements in this prospectus may include, for example, statements about:
•	our financial and business performance, including key business metrics and any underlying assumptions thereunder;
•	our market opportunity and our ability to acquire new clients and retain existing clients;
•	our expectations and timing related to commercial product launches;
•	the success of our go-to-market strategy;
•	our ability to scale our business and expand our offerings;
•	our competitive advantages and growth strategies;
•	our future capital requirements and sources and uses of cash;
•	our ability to obtain funding for our future operations;
•	the impact of material weaknesses in our internal controls and our ability to remediate any such material weakness on the timing we anticipate, or at all;
•	the impact of the restatement on our reputation and investor confidence in us and the increased possibility of legal proceedings and regulatory inquiries;
•	the outcome of any known and unknown litigation and regulatory proceedings;
•	changes in domestic and foreign business, market, financial, political and legal conditions;
•
the effect of macroeconomic conditions, including but not limited to inflation, uncertain credit and global financial markets, recent and potential future disruptions in access to bank deposits or lending commitments due to bank failures; recent and potential future geopolitical events, including the military conflicts between Russia and Ukraine and Israel and Hamas; and the occurrence of a catastrophic event, including but not limited to severe weather, war, or terrorist attack;

•	future global, regional or local economic and market conditions affecting the cannabis industry;
•	the development, effects and enforcement of and changes to laws and regulations, including with respect to the cannabis industry;
•	our ability to successfully capitalize on new and existing cannabis markets, including our ability to successfully monetize our solutions in those markets;
•	our ability to manage future growth;
•	our ability to effectively anticipate and address changes in the end-user market in the cannabis industry;

•
our ability to develop new products and solutions, bring them to market in a timely manner and make enhancements to our platform and our ability to maintain and grow our two-sided marketplace, including our ability to acquire and retain paying clients;

•	the effects of competition on our future business;
•	our success in retaining or recruiting, or changes required in, officers, key employees or directors;
•	cyber-attacks and security vulnerabilities; and
•	the possibility that we may be adversely affected by other economic, business or competitive factors.
Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.
Should one or more of the risks or uncertainties described in this prospectus actually occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.
You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY
This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.
The Company
Founded in 2008, and headquartered in Irvine, California, WM Technology, Inc. operates a leading online cannabis marketplace for consumers together with a comprehensive set of eCommerce and compliance software solutions for cannabis businesses, which are sold to both storefront locations and delivery operators (“retailers”) and brands in the legalized cannabis markets in states and territories of the United States. Our comprehensive business-to-consumer and business-to-business suite of products afford cannabis retailers and brands of all sizes integrated tools to compliantly run their businesses and to reach, convert, and retain consumers.
WM Technology, Inc. was initially incorporated in the Cayman Islands on June 7, 2019 under the name “Silver Spike Acquisition Corp” (“Silver Spike”). Silver Spike was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On June 16, 2021 (the “Closing Date”), Silver Spike consummated the business combination (the “Business Combination”), pursuant to that certain Agreement and Plan of Merger, dated December 10, 2020, by and among Silver Spike, Silver Spike Merger Sub LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Silver Spike Acquisition Corp., WM Holding Company, LLC, a Delaware limited liability company (when referred to in its pre-Business Combination capacity, “Legacy WMH” and following the Business Combination, “WMH LLC”), and Ghost Media Group, LLC, a Nevada limited liability company. On the Closing Date, and in connection with the closing of the Business Combination, Silver Spike was domesticated and continues as a Delaware corporation, and changed its name to WM Technology, Inc.
Our business primarily consists of our commerce-driven marketplace (“Weedmaps”), and our fully integrated suite of end-to-end Software-as-a-Service (“SaaS”) solutions software offering (“Weedmaps for Business”). The Weedmaps marketplace provides cannabis consumers with information regarding cannabis retailers and brands. In addition, the Weedmaps marketplace aggregates data from a variety of sources, including retailer point-of-sale (“POS”) solutions, to provide consumers with the ability to browse by strain, price, cannabinoids and other information regarding locally available cannabis products, through our website and mobile apps. The marketplace provides consumers with product discovery, access to deals and discounts, and reservation of products for pickup by consumers or delivery to consumers by participating retailers (retailers complete orders and process payments outside of the Weedmaps marketplace as Weedmaps serves only as a portal, passing a consumer’s inquiry to the dispensary). The marketplace also provides education and learning information to help newer consumers learn about the types of products to purchase. We believe the size, loyalty and engagement of our user base and the frequency of consumption of cannabis by our user base makes the Weedmaps marketplace highly valuable to our clients.
Risks Associated with Our Business
Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:
•	As our costs increase, we may not be able to generate sufficient revenue to achieve profitability in the future.
•	If we fail to retain our existing clients and consumers or to acquire new clients and consumers in a cost-effective manner, our revenue may decrease and our business may be harmed.
•	We may fail to offer the optimal pricing of our products and solutions.
•	If we fail to expand effectively into new markets, our revenue and business will be adversely affected.
•	Competition from the illicit cannabis market could impact our ability to succeed.

•	Our business is concentrated in California, and, as a result, our performance may be affected by factors unique to the California market.
•
Federal law enforcement may deem our clients to be in violation of U.S. federal law, and, in particular the Controlled Substances Act (“CSA”). A change in U.S. federal policy on cannabis enforcement and strict enforcement of federal cannabis laws against our clients would undermine our business model and materially affect our business and operations.

•
Some of our clients or their listings currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations. Allowing unlicensed or noncompliant businesses to access our products, or allowing businesses to use our solutions in a noncompliant manner, may subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation. In addition, allowing businesses that engage in false or deceptive advertising practices to use our solutions may subject us to negative publicity, which could have similar adverse impacts on us.

•
We generally do not, and cannot, ensure that our clients will conduct their business activities in a manner compliant with such regulations and requirements, despite providing features to help support our clients’ compliance with the complex, disparate and constantly evolving regulations and other legal requirements applicable to the cannabis industry. As a result, federal, state, provincial or local government authorities may seek to bring criminal, administrative or regulatory enforcement actions against our clients, which could have a material adverse effect on our business, operating results or financial conditions, or could force us to cease operations.

•	Our business is dependent on U.S. state laws and regulations.
•	The rapid changes in the cannabis industry and applicable laws and regulations make predicting and evaluating our future prospects difficult, and may increase the risk that we will not be successful.
•	Because our business is dependent, in part, upon continued market acceptance of cannabis by consumers, any negative trends could adversely affect our business operations.
•	Expansion of our business is dependent on the continued legalization of cannabis.
•
Our clients face challenges unique to the cannabis industry that can impact their financial health and long-term viability. If our clients struggle financially or do not remain viable, it can negatively impact our ability to generate new revenue, maintain existing revenue or collect on outstanding receivables.

•	If clients and consumers using our platform fail to provide high-quality content that attracts consumers, we may not be able to generate sufficient consumer traffic to remain competitive.
•
Our business is highly dependent upon our brand recognition and reputation, and the erosion or degradation of our brand recognition or reputation would likely adversely affect our business and operating results.

•	We currently face intense competition in the cannabis information market, and we expect competition to further intensify as the cannabis industry continues to evolve.
•	If we fail to manage our employee operations and organization effectively, our brand, business and operating results could be harmed.
•	If we are unable to recruit, train, retain and motivate key personnel, we may not achieve our business objectives.
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We rely on search engine placement, syndicated content, paid digital advertising and social media marketing to attract a meaningful portion of our clients and consumers. If we are not able to generate traffic to our website through search engines and paid digital advertising, or increase the profile of our company brand through social media engagement, our ability to attract new clients may be impaired.

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If our current marketing model is not effective in attracting new clients, we may need to employ higher-cost sales and marketing methods to attract and retain clients, which could adversely affect our profitability.

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If the Google Play Store or Apple iTunes App Store limit the functionality or availability of our mobile application platform, including as a result of changes or violations of terms and conditions, access to and utilization of our platform may suffer.

•
We may be unable to scale and adapt our existing technology and network infrastructure in a timely or effective manner to ensure that our platform is accessible, which would harm our reputation, business and operating results.

•	Our payment system and the payment systems of our clients depend on third-party providers and are subject to evolving laws and regulations.
•	We are dependent on our banking relations, and we may have difficulty accessing or consistently maintaining banking or other financial services due to our connection with the cannabis industry.
•
We track certain performance metrics with internal tools and do not independently verify such metrics. Certain of our performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

•	Our ability to successfully drive engagement on our platform, as well as changes to our user engagement and advertising strategy and practices, pose risks to our business.
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Any security incident, including a distributed denial of service attack, ransomware attack, security breach or unauthorized data access could impair or incapacitate our information technology systems and delay or interrupt service to our clients and consumers, harm our reputation, or subject us to significant liability.

•	Governmental regulation of the internet continues to develop, and unfavorable changes could substantially harm our business and operating results.
•
We have identified material weaknesses in our internal control over financial reporting as of December 31, 2023. If we are unable to remediate these material weaknesses or to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

•
The restatement of our prior quarterly financial statements may affect investor confidence and raise reputational issues and may subject us to additional risks and uncertainties, including increased professional costs and the increased possibility of legal proceedings and regulatory inquiries.

•	The trading price of our Class A Common Stock and certain of our Public Warrants have been, and may continue to be, volatile, and the value of our Class A Common Stock and such Warrants may decline.
Corporate Information
Silver Spike, which was incorporated on June 7, 2019 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Silver Spike completed its initial public offering in August 2019. In June 2021, Merger Sub merged with and into Legacy WMH, whereupon the separate limited liability company existence of Merger Sub ceased and Legacy WMH became the surviving company and continued in existence as a subsidiary of Silver Spike. Prior to the Closing Date, Silver Spike changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation formed under the laws of the State of Delaware (the “Domestication”). On the Closing Date, and in connection with the Closing, Silver Spike changed its name to WM Technology.
The mailing address of our principal executive office is 41 Discovery, Irvine, California 92618. Our telephone number is (844) 933-3627.

THE OFFERING
Issuer
WM Technology, Inc.
Shares of Class A Common Stock Offered by the Selling Securityholders
Up to 1,938,798 shares of Class A Common Stock.
Use of Proceeds
We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders.
Market for Class A Common Stock
Our Class A Common Stock is currently traded on Nasdaq under the symbol “MAPS.”
Risk Factors
See the section entitled “Risk Factors” and other information included in this prospectus, and under similar headings in any amendments or supplements to this prospectus, for a discussion of factors you should consider before investing in our securities.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.
Risks Related to our Business and Industry
As our costs increase, we may not be able to generate sufficient revenue to achieve profitability in the future.
Our revenue declined in 2023 compared with 2022 and remained relatively flat when compared with 2021. Our revenue may continue to decline due to a number of factors including, but not limited to, slowdowns in the pace of issuance of new licenses to cannabis retailers and brands, and the decline in the number of new major geographic markets in which the sale of cannabis is permitted and to which we have not already expanded. Accordingly, we may not be able to generate sufficient revenue to offset potential cost increases and our ability to achieve and sustain profitability may be impacted. Additionally, we expect our costs to increase in future periods as we expend substantial financial and other resources on, among other things:
•	sales and marketing, including continued investment in our current marketing efforts and future marketing initiatives;
•	hiring of additional employees, including in our product and engineering teams;
•	expansion domestically and internationally in an effort to increase our consumer and client usage, client base and our sales to our clients;
•	development of new products, and increased investment in the ongoing development of our existing products;
•	integrating any acquired companies into our operations; and
•
general administration, including continued compliance with various regulations applicable to public companies and cannabis industry businesses and other work arising from the growth and maturity of our company.

These expenditures may not result in additional revenue or the growth of our business. If we fail to continue to grow revenue or to achieve profitability, the market price of our securities could decline, and our business, operating results and financial condition could be adversely affected.
If we fail to retain our existing clients and consumers or to acquire new clients and consumers in a cost-effective manner, our revenue may decrease and our business may be harmed.
We compete in a dynamic, innovative market, which we expect will continue to evolve rapidly. We believe that our success is dependent on our ability to continue identifying and anticipating the needs of our clients and consumers and growing our two-sided marketplace by retaining our existing clients and consumers and adding new clients and consumers. This two-sided marketplace may grow more slowly than we expect or than it has grown in the past. As we have become larger through organic growth, the number of paying clients and monthly revenue per client have at times slowed or declined and may similarly slow or decline in the future, even if we continue to add clients and consumers on an absolute basis. Although we expect that our growth rates will continue to slow during certain periods as our business increases in size, if we fail to retain either our existing clients or consumers, the value of our two-sided marketplace will be diminished.
In addition, the costs associated with client and consumer retention are substantially lower than costs associated with the acquisition of new clients or consumers. We have incurred significant costs to attract clients and consumers to our platform and expect to incur significant additional costs to attract and retain clients and consumers for the foreseeable future. Because expenditures on our platform can represent a significant financial investment for our clients, our ability to retain clients depends in part on our ability to create and maintain high levels of client and consumer satisfaction, which we may not always be capable of providing, including for reasons outside of our control. Additionally, in order to retain our clients, we may be required to identify ways to help our clients convert consumers more effectively. Our clients generally do not have long-term obligations to purchase our products and solutions and generally may cancel their use of our products and solutions at any time without penalty. Thus, any decrease in client satisfaction or other change negatively affecting our ability to retain existing clients or consumers, even if such losses are offset by an increase in revenue resulting from the acquisition of new clients or consumers, could have rapid, concentrated and adverse effect on our business and operating results.
We may fail to offer the optimal pricing of our products and solutions.
We have limited experience in determining the optimal pricing of our products and solutions, and we have in the past changed and may in the future change our pricing model. We also have historically priced our add-on premium offerings in a bid-auction format. Our ability to continue growing depends on our ability to maintain and expand our client base. If our clients do not believe the incremental additional cost we are charging for Weedmaps for Business is justified by the additional components included in our software bundles or that our add-on offerings do not generate proper return on investment, such clients may decline to continue using our services, and our revenue and other financial results may be adversely impacted.
If we fail to expand effectively into new markets, our revenue and business will be adversely affected.
While a key part of our business strategy is to add clients and consumers in our existing geographic markets, we also intend to expand our operations into new markets if and as cannabis continues to be legalized. Any such expansion places us in competitive markets with which we may be unfamiliar, requires us to invest significant time and resources, including to analyze the potential applicability of new and complicated regulations regarding the usage, sale and marketing of cannabis in such markets, and involves various risks, including the possibility that returns on such investments will not be achieved for several years, if at all. As a result of new market expansions, we may incur losses or otherwise fail to enter new markets successfully. In attempting to establish a presence in new markets, we expect to incur significant expenses and face various other challenges, such as expanding our compliance efforts to cover those new markets. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues sufficiently to offset these expenses. Our current and any future expansion plans will require significant resources and management attention.
Competition from the illicit cannabis market could impact our ability to succeed.
Our clients face competition from illegal market operators that are unlicensed and unregulated including illegal dispensaries and illicit market suppliers selling cannabis and cannabis-based products, particularly in states like California. Because these illegal market participants do not comply with the regulations governing the cannabis industry, their operations may have significantly lower costs. The perpetuation of the illegal market for cannabis may have a material adverse effect on our clients and our business, results of operations, as well as the perception of cannabis use. Furthermore, given the restrictions on regulated cannabis retail, it is possible that legal cannabis consumers revert to the illicit market as a matter of convenience. In particular, we rely on licensed cannabis businesses to drive the growth of our revenue and the use of our products, and the failure of the licensed cannabis markets to sufficiently overtake or eliminate the illegal market may have an adverse effect on our ability to grow our revenue, particularly if the slow pace of licensing allows the illegal market to gain a foothold, which may be more likely to occur in jurisdictions with an extended period of time between the authorization of consumer possession and the time at which licensed retailers become operational. In such jurisdictions, the timeline for licensed cannabis businesses overtaking the illegal market may be extended.
Our business is concentrated in California, and, as a result, our performance may be affected by factors unique to the California market.
California represents one of the largest state legal cannabis markets in the United States, and approximately 52%, 56% and 61% of our revenue for the years ended December 31, 2023, 2022 and 2021, were generated in California. As new markets develop and our current markets expand, we anticipate that there will be a further reduction in the percentage of our revenue generated in California, but we do not know with any certainty when and to what degree, if ever, this would occur. Moreover, the cannabis market in California is rapidly evolving, and we expect our growth in California to continue as the cannabis industry continues to develop, which could further concentrate our client base. As a result, our business and results of operations are particularly susceptible to, and may be disproportionately impacted by, trends in the California cannabis market, as well as adverse economic, regulatory, political and other conditions in California.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business.
From time to time, we may be party to various claims and legal proceedings. For example, in August 2022, our board of directors determined to voluntarily report an internal complaint and subsequent internal investigation to the SEC. Since that date, we have responded to subpoenas from the SEC’s Division of Enforcement and on July 22, 2024, we reached an agreement in principle with the SEC staff to resolve the SEC staff’s investigation with respect to the Company, which remains subject to approval by the SEC. Regardless of the outcome, such proceedings can have an adverse impact on us because of legal costs, penalties and other sanctions, diversion of management resources, negative publicity and reputational harm and other factors. See the section titled “Business—Legal Proceedings” for more information.
Even when not merited, the defense of any lawsuits or legal proceedings, including potential securities litigation, is expensive and may divert management’s attention, and we may incur significant expenses in defending any lawsuits or legal proceedings. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us, which could negatively impact our financial position, cash flows or results of operations. We evaluate all claims and proceedings to assess the likelihood of unfavorable outcomes and to estimate, if probable and estimable, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates.
Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery. In addition, any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.
Federal law enforcement may deem our clients to be in violation of U.S. federal law, and, in particular the Controlled Substances Act (“CSA”). A change in U.S. federal policy on cannabis enforcement and strict enforcement of federal cannabis laws against our clients would undermine our business model and materially affect our business and operations.
U.S. federal law, and more specifically the CSA, proscribes the cultivation, processing, distribution, sale, advertisement and possession of cannabis. As a result, U.S. federal law enforcement authorities, in their attempt to regulate the illegal or unauthorized production, distribution, promotion, sale, possession, or use of cannabis, may seek to bring criminal actions against our clients under the CSA. On August 4, 2021, the U.S. Attorney’s Office for the Eastern District of California withdrew a subpoena served on us in September 2019, and informed us that it had no present plan to exercise its discretion to proceed further in the matter. The U.S. Attorney’s Office for the Eastern District of California also stated that its decision was not a grant of immunity, however, and there can be no assurance that the U.S. Attorney’s Office for the Eastern District of California — either the U.S. Attorney’s Office for the Eastern District of California or another Department of Justice (“DOJ”) entity — will not initiate another investigation in the future. If our clients are found to be violating U.S. federal law relating to cannabis, they may be subject not only to criminal charges and convictions, but also to forfeiture of property, significant fines and penalties, disgorgement of profits, administrative sanctions, cessation of business activities, or civil liabilities arising from proceedings initiated by either the U.S. government or private citizens. Any of these actions or consequences on our clients could have a material adverse effect on our business, operating results or financial condition, or could force us to cease operations, and as a result, our investors could lose their entire investment.
Further, to the extent any law enforcement actions require us to respond to subpoenas, or undergo search warrants, for client records, cannabis businesses could elect to cease using our products. Until the U.S. federal government changes the laws with respect to cannabis, and particularly if the U.S. Congress does not extend the Omnibus Spending Bill’s protection of state medical cannabis programs, described below, to apply to all state cannabis programs, U.S. federal authorities could more strictly enforce current federal prohibitions and restrictions. An increase in federal enforcement against companies licensed under state cannabis laws could negatively impact the state cannabis industries and, in turn, our business, operating results, financial condition, brand and reputation.

Some of our clients or their listings currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations. Allowing unlicensed or noncompliant businesses to access our products, or allowing businesses to use our solutions in a noncompliant manner, may subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation. In addition, allowing businesses that engage in false or deceptive advertising practices to use our solutions may subject us to negative publicity, which could have similar adverse impacts on us.
Our clients are contractually required to represent, warrant and covenant to us that they conduct their business in compliance with applicable state law, which includes any applicable licensing requirements and the regulatory framework enacted by each state or province in which they do business. Clients further contractually agree to indemnify us for any damages we may suffer as a result of their noncompliance. We rely on our clients’ contractual representations, and generally do not verify them, other than with respect to the licensing information of our clients operating cannabis retail businesses, where we currently require such clients to provide evidence of a valid state or provincial cannabis license prior to their initial access and from time to time during the term of their use of such products. We require all operational cannabis retailer clients, including storefronts and delivery services, to display on their listing a valid, unexpired state-issued license number. We also currently require cannabis brand clients to provide evidence of a valid state or provincial license in order to get access to our listings and premium placement products. Additionally, many states do not require a license to sell CBD products at retail, and the illicit market could fraudulently attempt to use our CBD listings product to sell products containing THC. While we periodically audit and respond to reports related to our CBD listings, it is difficult to monitor the individual products listed, and marketing claims contained, in the listings of our CBD clients. As a result, some of our clients or their listings currently and in the future may not be in compliance with licensing and related requirements under applicable state or provincial laws and regulations. There could be legal enforcement actions against unlicensed or insufficiently licensed entities selling cannabis or CBD, which could negatively impact us.
Any legal or regulatory enforcement against us based on the business solutions that we offer, the third-party content available on our platform or noncompliance by our clients with licensing and other legal requirements, could subject us to various risks, including monetary penalties and the risk that we elect or are compelled to remove content from our platform and would likely cause us to experience negative publicity. Any of these developments could materially and adversely impact our business, operating results, financial condition, brand and reputation.
We generally do not, and cannot, ensure that our clients will conduct their business activities in a manner compliant with such regulations and requirements, despite providing features to help support our clients’ compliance with the complex, disparate and constantly evolving regulations and other legal requirements applicable to the cannabis industry. As a result, federal, state, provincial or local government authorities may seek to bring criminal, administrative or regulatory enforcement actions against our clients, which could have a material adverse effect on our business, operating results or financial conditions, or could force us to cease operations.
We generally do not, and cannot, ensure that our clients will conduct their business activities in a manner compliant with certain regulations and other legal requirements applicable to the cannabis industry, in whole or in part, even if our solutions provide features to support our clients’ compliance with such regulations and requirements. Their legal noncompliance could result in regulatory and even criminal actions against them, which could have a material adverse impact on our business and operating results or financial condition. For additional information, see the other risk factors in this section entitled “Risk Factors—Risks Related to our Business and Industry,” including “Some of our clients or their listings currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations. Allowing unlicensed or noncompliant businesses to access our products, or allowing businesses to use our solutions in a noncompliant manner, may subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation. In addition, allowing businesses who engage in false or deceptive advertising practices to use our solutions may subject us to negative publicity, which could have similar adverse impacts on us.”
Our business is dependent on U.S. state laws and regulations.
Although cannabis is a restricted controlled substance under the federal CSA, U.S. states have legalized cannabis to varying degrees through state-specific regulatory frameworks.
Laws and regulations affecting the cannabis industry in states and territories of the United States are continually changing. Any change or even the speed of changes could require us to incur substantial costs associated with compliance or alter our business plan, and could detrimentally affect our operations, revenue and profitability. Similarly, if the pace of issuance of new cannabis licenses is slower than expected, our ability to acquire new clients and grow our revenue could be harmed. The commercial cannabis industry is still a young industry, and we cannot predict the impact of the compliance regime to which it may be subject. We will incur ongoing costs and obligations related to regulatory compliance, and such costs may prove to be material. Failure to comply with regulations may result in additional costs for corrective measures, penalties or restrictions on our operations. In addition, changes in regulations, more vigorous enforcement thereof, or other unanticipated events could require extensive changes to our operations or increased compliance costs or give rise to material liabilities, which could have a material adverse effect on us.
Given the concentration of our revenue from the sale of listing products, any increase in the stringency of any applicable laws, including U.S. state, or Canadian federal laws and regulations relating to cannabis, or any escalation in the enforcement of such existing laws and regulations against the current or putative cannabis industry within any jurisdiction, could negatively impact the profitability or viability of cannabis businesses in such affected jurisdictions, which in turn could materially adversely affect our business and operating results.
In addition, although we have not yet been required to obtain any cannabis license as a result of existing cannabis regulations, it is possible that cannabis regulations may be enacted in the future that will require us to obtain such a cannabis license or otherwise seek to substantially regulate our business. Additionally, in some jurisdictions we may be required to seek and obtain a blanket approval of our platform in order to enable potential clients to access our services, and such approval may be subject to significant regulatory discretion. U.S. state, or Canadian federal and other non-U.S. jurisdictions’ cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. Our failure to adequately manage the risk associated with future regulations and adequately manage future compliance requirements may adversely affect our business, our status as a reporting company and our public listing. Further, any adverse pronouncements from political leaders or regulators about businesses related to the legal cannabis industry could adversely affect the price of our securities.
The rapid changes in the cannabis industry and applicable laws and regulations make predicting and evaluating our future prospects difficult, and may increase the risk that we will not be successful.
The cannabis industry, and the complex regulatory regime applicable to it, is evolving rapidly and may develop in ways that we cannot anticipate. The pace of dramatic change in the cannabis industry makes it difficult to assess our future prospects, and you should evaluate our business in light of the risks and difficulties we may encounter as the industry continues to evolve. These risks and difficulties include:
•
managing complex, disparate and rapidly evolving regulatory regimes imposed by U.S. federal, state and local and other non-U.S. governments around the world applicable to cannabis and cannabis-related businesses;

•	adapting to rapidly evolving trends in the cannabis industry and the way consumers and cannabis industry businesses interact with technology;
•	maintaining and increasing our base of clients and consumers;
•	continuing to preserve and build our brand while upgrading our existing offerings;
•	successfully attracting, hiring and retaining qualified personnel to manage operations;
•	adapting to changes in the cannabis industry if sales of cannabis expand significantly beyond a regulated model;
•	commodification of the cannabis industry;
•	successfully implementing and executing our business and marketing strategies; and
•	successfully expanding our business into new and existing cannabis markets.
If the demand for our platform and software solutions does not develop as we expect, or if we fail to address the needs of our clients or consumers, our business will be harmed. We may not be able to successfully address these risks and difficulties, which could harm our business and operating results.

Because our business is dependent, in part, upon continued market acceptance of cannabis by consumers, any negative trends could adversely affect our business operations.
We are dependent on public support, continued market acceptance and the proliferation of consumers in the legalized cannabis markets in states and territories of the United States. While we believe that the market and opportunities in the space will continue to grow, we cannot predict the future growth rate or size of the market. Any downturns in, or negative outlooks on, the cannabis industry may adversely affect our business and financial condition.
Expansion of our business is dependent on the continued legalization of cannabis.
Expansion of our business is in part dependent upon continued legislative authorization, including by voter initiatives and referendums, of cannabis in various jurisdictions worldwide. Any number of factors could slow, halt, or even reverse progress in this area. For example, in 2023, ballot measures to allow for adult use succeeded in Ohio, but failed in Oklahoma. In addition, implementation of state laws is often a multi-year process following a ballot initiative or legislation. Further, progress for the industry, while encouraging, is not assured. While there may be ample public support for legislative action in a particular jurisdiction, numerous factors could impact the legislative process, including lobbying efforts by opposing stakeholders as well as legislators’ disagreements about how to legalize cannabis as well as the interpretation, implementation, and enforcement of applicable laws or regulations. Any one of these factors could slow or halt the legalization of cannabis, which would negatively impact our ability to expand our business.
Additionally, the expansion of our business also depends on jurisdictions in which cannabis is currently legalized not narrowing, limiting or repealing existing laws legalizing and regulating cannabis, or altering the regulatory landscape in a way that diminishes the viability of cannabis businesses in those jurisdictions. For example, in April 2019, a lawsuit was filed in the Fresno County Superior Court challenging the California Bureau of Cannabis Control1 regulation that allowed cannabis businesses to deliver products in local jurisdictions which had prohibited the sale of cannabis. In November 2020, in a mixed result, the Fresno County Superior Court upheld the state regulation that allows licensed cannabis delivery companies to offer services anywhere in the state, while also affirming that cities and counties can forbid those operations, though enforcement of the bans is also up to the local governments. While a recent amendment (S.B. 1186), which became effective in January 2024, prevents local governments from banning the delivery of medical cannabis to patients, adult-use cannabis storefront retail and delivery operations may continue to be restricted by some cities and counties. The imposition or potential enforcement of local jurisdiction delivery bans may negatively impact the viability and attractiveness of our offerings in California going forward. We generated approximately 52%, 56% and 61% of our revenue for the years ended December 31, 2023, 2022 and 2021 in California, and such developments may in turn have a material adverse effect on our business, operating results and financial condition. For more information, see “—Our business is concentrated in California, and, as a result, our performance may be affected by factors unique to the California market.” Additionally, if such challenges are successful in any other jurisdictions that have legalized or are in the process of legalizing cannabis, our ability to expand our business would be negatively impacted.
Our clients face challenges unique to the cannabis industry that can impact their financial health and long-term viability. If our clients struggle financially or do not remain viable, it can negatively impact our ability to generate new revenue, maintain existing revenue or collect on outstanding receivables.
Our paying clients face challenges including, among other factors, limited access to capital (relative to other industries) and the impact of Section 280E of the Code (which, as applied to certain cannabis businesses, disallows the deduction of “ordinary and necessary” business expenses, such as below-the-line deductions, essentially resulting in federal income tax liability calculated based on gross income), limiting cash flow and liquidity of many industry participants. Additionally, the cannabis industry faced price deflation in 2023 and 2022 further pressuring many of our paying clients. This resulted in financial hardship for certain cannabis companies, including some of our paying clients which caused elevated churn and bad debt expense in 2023 and 2022. If our clients struggle financially or do not remain viable, it can negatively impact our ability to generate new revenue, maintain existing revenue or collect on outstanding receivables. We have customers with past due balances and our failure to collect a significant portion of such balances could adversely affect our cash and provision for doubtful accounts. See “Accounts Receivable, Net” of Note 2, “Summary of Significant Accounting Policies” to the audited consolidated financial statements included in this prospectus.
[1]
In 2021, the Bureau of Cannabis Control merged with two other state agencies regulating California cannabis to form the Department of Cannabis Control, which presently regulates all California commercial cannabis businesses.

If clients and consumers using our platform fail to provide high-quality content that attracts consumers, we may not be able to generate sufficient consumer traffic to remain competitive.
Our success depends on our platform providing consumers with useful information about our clients and their products, which in turn depends on the content provided by consumers and clients. For example, the platform will not provide useful information about cannabis brands or products if clients or consumers do not contribute content that is helpful and reliable, or if they remove previously submitted content.
Additionally, if we filter out helpful content or fail to filter out unhelpful content, clients and consumers alike may stop or reduce their use of our platform and products, which could negatively impact our business. Allegations made against us, whether or not accurate, can materially harm our reputation and operating results. While we are continually seeking to improve our ability to identify and remove offensive, biased, unreliable, inauthentic, duplicative, fraudulent or otherwise unhelpful content, and have implemented safeguards on the platform to facilitate those efforts, we cannot guarantee that those efforts or safeguards will be effective or adequate. If our website is not perceived as providing useful, accurate and current information about our clients and their products, consumers may stop or reduce their use of our platform, which could suppress the demand for our advertising placements and adversely affect our business and operating results.
Our business is highly dependent upon our brand recognition and reputation, and the erosion or degradation of our brand recognition or reputation would likely adversely affect our business and operating results.
We believe that our business is highly dependent on our brand identity and our reputation, which is critical to our ability to attract and retain clients and consumers. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in the markets in which we operate continues to develop. Our success in this area will depend on a wide range of factors, some of which are within our control and some of which are not. The factors affecting our brand recognition and reputation that are within our control include the following:
•	the efficacy of our marketing efforts;
•	our ability to maintain a high-quality, innovative and error- and bug-free platform;
•	our ability to maintain high satisfaction among clients and consumers;
•	the quality and perceived value of our platform;
•	successfully implementing and developing new features, including alternative revenue streams;
•	our ability to obtain, maintain and enforce trademarks and other indicia of origin that are valuable to our brand;
•	our ability to successfully differentiate our platform from competitors’ products;
•	our compliance with laws and regulations, including those applicable to any political action committees affiliated with us and to our registered lobbying activities;
•	our ability to provide client support; and
•	any actual or perceived data breach or data loss, or misuse or perceived misuse of our platform.
In addition, our brand recognition and reputation may be affected by factors that are outside our control, such as:
•	actions of competitors or other third parties;
•	the quality and timeliness of our clients’ delivery businesses;
•	consumers’ experiences with clients or products identified through our platform;
•
negative publicity regarding our company or operations, as well as with respect to events or activities attributed to us, our employees, partners, including celebrities who endorse or promote our brand, or others associated with any of these parties;

•	interruptions, delays or attacks on our platform; and
•	litigation or regulatory developments.

Damage to our reputation and loss of brand equity from one or more of the factors listed above may reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time-consuming, and such efforts may not ultimately be successful.
We currently face intense competition in the cannabis information market, and we expect competition to further intensify as the cannabis industry continues to evolve.
The cannabis information market is rapidly evolving and is currently characterized by intense competition, due in part to relatively low barriers to entry. We expect competition to further intensify in the future as cannabis continues to be legalized and regulated, new technologies are developed and new participants enter the cannabis information market. Our direct competitors for individual components or parts of our platform include cannabis-focused, two-sided networks like Leafly (for retailer listing pages) and Dutchie and Jane Technologies (for menu embed and orders functionality). In addition, our platform also may compete with current or potential products and solutions offered by internet search engines and advertising networks, like Google, general two-sided networks like Yelp, various other newspaper, television, media companies, outdoor billboard advertising, and online merchant platforms, such as Shopify, Square and Lightspeed. For example, Uber Eats announced a partnership with a Canadian retailer in November 2021 to allow consumers to place cannabis orders for pickup via Uber Eats. If the regulatory regime for cannabis becomes more settled and the legal market for cannabis becomes more accepted, competition may further intensify as new participants may be encouraged to enter the cannabis information market, including established companies, such as tobacco and alcohol companies. Such companies may have substantially greater financial, technical and other resources than us or existing market participants. Additionally, as consumers and cannabis industry clients demand richer data, integrations with other cannabis industry participants such as point-of-sale providers and loyalty service providers may become increasingly important. If we are unable to complete such new integrations as quickly as our competitors, or improve our existing integrations based on legacy systems, we may lose market share to such competitors. Our current and future competitors may also enjoy other competitive advantages, such as greater name recognition, more varied or more focused offerings, better market acceptance and larger budgets. Some of our competitors previously raised significant amounts of capital. For example, in August 2021, Jane announced the closing of a $100 million Series C round of funding; in October 2021, Dutchie announced the closing of a $350 million Series D round of funding at a valuation of $3.75 billion; and in February of 2022, Leafly became a public company and began trading on Nasdaq via SPAC business combination. Our competitors may be able to use such capital infusions to more successfully enter new markets opening up.
Additionally, as the legalization of cannabis continues, cannabis cultivators, distributors and retailers have and likely will continue to experience consolidation as existing cannabis businesses seek to obtain greater market share and purchasing power and new entrants seek to establish a significant market presence. Consolidation of retailers in the cannabis industry could reduce the size of our potential client base and give remaining clients greater bargaining or purchasing power. This may in turn erode the prices for our advertising placements and result in decreased margins. Consolidation could particularly affect smaller cannabis businesses, with whom we have historically conducted the majority of our business. Further, heightened competition between cannabis businesses could ultimately have a negative impact on the viability of individual market participants, which could reduce or eliminate their ability to purchase our products and solution.
On May 16, 2024, President Biden announced that the U.S. Attorney General initiated proceedings to transfer cannabis from Schedule I to Schedule III, through an NPRM published on May 21, 2024. This decision is expected to have far-reaching implications that are not yet fully understood. For example, rescheduling may increase competitors in this space if non-cannabis technology companies who have previously avoided the space now decide to enter the market.
If we are unable to compete effectively for any of these reasons, we may be unable to maintain our operations or develop our products and solutions, and as a result our business and operating results may be adversely affected.
If we fail to manage our employee operations and organization effectively, our brand, business and operating results could be harmed.
We have experienced rapid organic growth in our headcount and operations, which placed substantial demands on management and our operational infrastructure. As a result of both macroeconomic and industry challenges, as well as misalignment between our organizational growth and business growth, we completed a substantial reduction in force in 2022 and experienced significant executive departures during 2023 and 2022. As a result of these changes, many of our current employees have been with us for less than 24 months. To execute on our growth strategy, we will need to continue to increase the productivity of our current employees as well as hire, train and manage new employees, as well as improve existing, and implement new, transaction processing, operational and financial systems, procedures and controls. We intend to continue making substantial investments in our technology, sales and data infrastructure. As our business matures, we may make periodic changes and adjustments to our organization in response to various internal and external considerations, including market opportunities, the competitive landscape, new and enhanced products, acquisitions, sales performance, availability of employee talent and costs, while maintaining the beneficial aspects of our existing corporate culture, which we believe fosters innovation, teamwork and a passion for our products and clients. In some instances, these changes have resulted in a temporary lack of focus and reduced productivity, which may occur again in connection with any future changes to our organization and may negatively affect our results of operations. If we are unable to adapt quickly and effectively to changes or adjustments to our organization, our business will be harmed. If we are unable to manage our employee operations and organization effectively, the quality of our platform, efficiency of our operations, and management of our expenses could suffer, which could negatively impact our brand, business, profitability and operating results.
If we are unable to recruit, train, retain and motivate key personnel, we may not achieve our business objectives.
Our future success depends on our continued ability to recruit, train, retain and motivate key personnel, including Doug Francis, our Executive Chair and Principal Executive Officer, and Brian Camire, our General Counsel.
Competition for qualified personnel in the technology industry is intense, particularly in Southern California, where we are headquartered. Additionally, we face additional challenges in attracting, retaining and motivating highly qualified personnel due to our relationship to the cannabis industry, which is rapidly evolving and has varying levels of social acceptance. The loss of the services of a significant portion of our workforce or any member of our senior management or the inability to hire or retain qualified personnel could adversely affect our ability to execute our business plan and harm our operating results. We generally do not maintain fixed term employment contracts or key man life insurance with any of our employees.
In particular, Doug Francis, co-founder and Executive Chair, has been and will continue to take a more active role in leading WM Technology until we appoint our next chief executive officer. In addition, since July 2023 we have had and continue to have an interim Chief Financial Officer, which, as noted in our Notification of Late Filing on Form 12b-25 with the SEC, has had an impact on our ability to complete our financial statements. If we are unable to recruit and retain a qualified replacement in a timely manner it could result in management, operating and financial reporting difficulties, which could have an adverse effect on our business.
We rely on search engine placement, syndicated content, paid digital advertising and social media marketing to attract a meaningful portion of our clients and consumers. If we are not able to generate traffic to our website through search engines and paid digital advertising, or increase the profile of our company brand through social media engagement, our ability to attract new clients may be impaired.
Many consumers locate our website through internet search engines, like Google, and paid digital advertisements in certain jurisdictions. The prominence of our website in response to internet searches is a critical factor in the attractiveness of our advertising placements, and our digital marketing efforts, such as search engine optimization, are intended to improve our search result rankings and draw additional traffic to our website. Visits to our website could decline significantly if we are listed less prominently or fail to appear in search results for any reason, including ineffective implementation of our digital marketing strategies or any change by a search engine to its ranking algorithms or advertising policies.
Visits to our website could also decline if our accounts on Facebook, Instagram, X, formerly known as Twitter or LinkedIn are shut down or restricted. We work across these social networks to increase brand awareness of our company by consumers and clients, and to promote client acquisition. Our engagement on these social media platforms is subject to their respective terms of service and community guidelines, which generally restrict the promotion, sale and, often, depiction of cannabis. While we do not directly promote the sale of cannabis or cannabis-related products by our clients on these social media platforms, the perception that we may be engaging in such promotion or our inadvertent violation of other aspects of these platforms’ terms of service or community guidelines may result in our accounts being shut down or restricted. For example, our Instagram account was suspended from December 2021 to February 2022, in March 2022 and in November 2022 for a short period. Our accounts might also be suspended or restricted due to changes in the rules and regulations of such social media platforms. Any such suspension or restriction could result in reduced traffic to our website and diminished demand for our products, which could adversely affect our business and operating results.
If our current marketing model is not effective in attracting new clients, we may need to employ higher-cost sales and marketing methods to attract and retain clients, which could adversely affect our profitability.
We use our sales team to build relationships with our client base. Our sales team builds and maintains relationships with clients primarily through phone and email contact, which is designed to allow us to cost-effectively service a large number of clients. We have significantly invested in our enterprise and field sales teams, and we may need to further employ more resource-intensive sales methods to continue to attract and retain clients, particularly as we increase the number of our clients and our client base employs more sophisticated marketing operations, strategies and processes. This could cause us to incur higher sales and marketing expenses, which could adversely affect our business and operating results.
If the Google Play Store or Apple iTunes App Store limit the functionality or availability of our mobile application platform, including as a result of changes or violations of terms and conditions, access to and utilization of our platform may suffer.
Our platform is available for download on iOS and Android, and is also accessible online. The availability of our platform and its various functionalities to a significant percentage of our clients is subject to standard policies and terms of service of these third-party platforms, which govern the promotion, distribution and operation generally of our platform. In addition, each platform provider has broad discretion to change and interpret its terms of service and other policies with respect to our platform and its functionalities, and those changes and interpretations may be unfavorable. A platform provider may also change its fee structure, add fees associated with access to and use of its platform, or restrict how users can access the platform, which would similarly be unfavorable.
For example, we have at times been unable to offer our WM Orders functionality in our iOS Weedmaps mobile application and are currently unable to offer such functionality in our Android Weedmaps mobile application due to restrictions imposed by the Apple iTunes App Store and Google Play, respectively. While our platform is still available in the Apple iTunes App Store and on Google Play for download, there can be no assurance that our platform or all of its functionalities will remain available in the immediate or longer term. To the extent that we are limited or prohibited from making some or all of our solutions available through any third-party platform, including the Apple iTunes App Store or the Google Play Store, we may need, or choose, to provide our solutions through alternative venues that may be more difficult for potential users to access. Limits on, or discontinuation of, access to our mobile platform or its various functionalities could, in turn, have a material adverse impact on utilization of our platform, our business and our ability to attract clients and consumers.
We may be unable to scale and adapt our existing technology and network infrastructure in a timely or effective manner to ensure that our platform is accessible, which would harm our reputation, business and operating results.
It is critical to our success that clients and consumers within our geographic markets be able to access our platform at all times. We have previously experienced service disruptions, and in the future, we may experience service disruptions, outages or other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints and distributed denial of service, or DDoS, fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve the availability of our platform, especially during peak usage times and as our products become more complex and our traffic increases. If our platform is unavailable when consumers attempt to access it or it does not load as quickly as they expect, consumers may seek other solutions and may not return to our platform as often in the future, or at all. This would harm our ability to attract clients and decrease the frequency with which they subscribe for our advertising placements. We expect to continue to make significant investments to maintain and improve the availability of our platform and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, respond adequately to service disruptions, upgrade our systems as needed or continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results would be harmed.
We expect to continue making significant investments in the functionality, performance, reliability, design, security and scalability of our platform. We may experience difficulties with the development of our platform that could delay or prevent the implementation of new solutions and enhancements. Software development involves a significant amount of time and resources for our product development team, and we may not be able to continue making those investments in the future. To the extent we are not able to continue successfully improving and enhancing our platform, our business could be adversely affected.
Our payment system and the payment systems of our clients depend on third-party providers and are subject to evolving laws and regulations.
We have engaged third-party service providers to perform credit and debit card processing services for client’s payments to us, and we understand that some of our clients use those services. We also may engage third-party service providers in the future to provide fraud analysis services and we may integrate with third-party service providers used by our clients to process payments made by consumers if done in a manner compliant with applicable federal and local law. If these service providers do not perform adequately or if our relationships, or the relationships of our clients, with these current or future service providers were to terminate, our ability or the ability of our clients to process payments could be adversely affected and our business could be harmed. The laws and regulations related to payments are complex and are potentially impacted by tensions between federal and state treatment of the vaporization, tobacco, nicotine, cannabis, hemp and cannabis accessories industries. These laws and regulations also vary across different jurisdictions in the United States, Canada and globally. As a result, we are required to spend significant time and effort to comply with those laws and regulations. Any failure or claim of our failure to comply, or any failure by our third-party service providers to comply, could cost us substantial resources, could result in liabilities, or could force us to stop offering our clients the ability to pay with credit cards, debit cards and bank transfers. As we expand the availability of these payment methods or offer new payment methods to our clients in the future, we may become subject to additional regulations and compliance requirements.
Due to the constantly evolving and complex laws and regulations applicable to our industry, third-party merchant banks and third-party payment processors may consider our business a high risk. This could cause a third party to discontinue its services to us, and we may not be able to find a suitable replacement. If this were to occur, we would need to collect from our clients using less efficient methods, which could adversely impact our collections, revenues and financial performance. Additionally, if a third party were to discontinue its services to us or if the applicable laws and regulations were to evolve in a way that impacted us negatively, we may not be able to realize our plans of expanding our business offerings, which could have a material adverse effect on our operations and our plans for expansion. For more information, see “—We are subject to industry standards, governmental laws, regulations and other legal obligations, particularly related to privacy, data protection and information security and any actual or perceived failure to comply with such obligations could harm our business” below.
Further, through our agreement with our third-party credit card processors, we are subject to payment card association operating rules and certification requirements, including restrictions on product mix and the Payment Card Industry Data Security Standard (“PCI-DSS”). We are also subject to rules governing electronic funds transfers. Any change in these rules and requirements could make it difficult or impossible for us to comply. Additionally, any data breach or failure to hold certain information in accordance with PCI-DSS may have an adverse effect on our business and results of operations.
We track certain performance metrics with internal tools and do not independently verify such metrics. Certain of our performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.
We calculate and track performance metrics with internal tools, which are not independently verified by any third-party. While we believe our metrics are reasonable estimates of our user or client base for the applicable period of measurement, the methodologies used to measure these metrics and how we define such metrics require significant judgment and may be susceptible to algorithm or other technical errors. For example, user accounts are based on email addresses, and a user could use multiple email addresses to establish multiple accounts, and clients in many instances will have multiple accounts. Additionally, a user could also use technology (such as incognito browsing, blocking or deleting cookies and IP addresses or other similar methods) that may decrease our ability to obtain useful information with respect to the number of and behavior of users, and as a result, we may include users who are not actively engaging with our platform in the manner in which we assume, and/or we may count as unique users multiple visits by the same underlying user. As a result, the data we report may not be accurate, and we believe unique user statistics could include a significant number of repeat underlying users. Our internal tools and processes we use to identify multiple accounts or fraudulent accounts have a number of limitations, and our methodologies for tracking performance metrics may change over time, which could result in unexpected changes to our metrics, including historical metrics. Our ability to recalculate our historical metrics may be impacted by data limitations or other factors that require us to apply different methodologies for such adjustments and we generally do not intend to update previously disclosed metrics for any such changes. Though we regularly review our processes for calculating metrics and may adjust our processes for calculating metrics to improve their accuracy, limitations or errors with respect to how we measure data (or the data that we measure) may affect our understanding of certain details of our business, which could affect our longer term strategies. For example, we determined to discontinue reporting monthly active users as a key operational metric as a result of our reevaluation of the value of this metric to investors in light of its significant quarterly fluctuations that we do not believe necessarily reflect the underlying and most important trends in our business. If our performance metrics, including any key metrics we disclose in the future, are not accurate measurements of our business, user or client base, or traffic levels; if we discover material inaccuracies in such metrics, we may not be able to effectively implement our business strategy, our reputation may be harmed, and our operating and financial results could be adversely affected.
Our clients, analysts and investors may rely on our metrics, including additional metrics we may disclose in the future, as a representation of our performance. If these third parties do not perceive such metrics to be accurate representations of our business, or if we discover material inaccuracies in our user metrics, our reputation may be harmed and retailers may be less willing to list a business on our platform, which could negatively affect our business, financial condition, or results of operations.
Our ability to successfully drive engagement on our platform, as well as changes to our user engagement and advertising strategy and practices, pose risks to our business.
Our clients use our products and services as they believe the value received from paying for our products and services justifies the cost of those services. We believe the overall level of engagement of our users with our clients is critical to our success and our long-term financial performance. As we evolve our user engagement and advertising strategy and practices, we may not be successful in improving user engagement in a cost-efficient manner, or at all. Certain operating decisions, including our substantially decreased usage of pop-under advertisements, may significantly decrease our user engagement and/or traffic, increase the cost of generating user engagement and/or traffic or decrease our overall success rate in promoting engagement on our platform. Declining user growth, engagement or traffic could make us less attractive to our clients, which may seriously harm our business. In addition, we continue to compete with other companies to attract and retain consumer attention. A number of factors have affected and could potentially negatively affect our reported user engagement and/or traffic and our overall user engagement with our clients, including if:
•	we do not provide a compelling consumer experience to entice consumers to use our products and services, or our consumers don’t have the ability to maximize the consumer experience;
•	we are unable to convince consumers and clients of the value and usefulness of our platform and services;
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we are unable to find cost-effective marketing channels or other strategies to drive traffic to our website, including replacing any pop-under advertisements that we have decreased our usage of or discontinued;

•	our products fail to operate effectively on the iOS or Android mobile operating systems;
•	we are unable to continue to develop products that work with a variety of mobile operating systems, networks and smartphones;
•	we do not provide a compelling consumer experience because of the decisions we make regarding the type and frequency of advertisements that we display or the structure and design of our products;
•	consumers engage more with competing platforms or products at the expense of ours or those of our clients;
•	if the manner in which we promote engagement or traffic is seen by consumers or clients as unappealing or harm our brand image or reputation;
•	there are concerns about the privacy implications, safety, or security of our products;
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our products are subject to increased regulatory scrutiny or approvals, or there are changes in our products that are mandated or prompted by legislation, regulatory authorities, executive actions, or litigation, including settlements or consent decrees, that adversely affect the consumer experience;

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technical or other problems frustrate the consumer experience, including by providers that host our platforms, particularly if those problems prevent us from delivering our product experience in a fast and reliable manner;

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we, our partners, or other companies in our industry segment are the subject of adverse media reports or other negative publicity, some of which may be inaccurate or include confidential information that we are unable to correct or retract; or

•	our current or future products reduce consumer activity on our website or our applications by making it easier for our consumers to interact directly with our clients.
Any decrease to consumer retention, growth, or engagement could render our products less attractive to consumers, advertisers, or partners, and could seriously harm our business.
We may be unable to prevent others from aggregating or misappropriating data from our websites.
From time to time, third parties have misappropriated data from our website through website scraping, software robots or other means, and aggregated this data on their websites with data from other companies. Additionally, copycat websites have misappropriated data on our network and attempted to imitate our brand or the functionality of our website. We may be unable to detect all such websites in a timely manner and even timely technological and legal measures may be insufficient to halt their operations or protect us against the impact of the operation of such websites. Regardless of whether we can successfully enforce our rights against the operators of these websites, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, operating results or financial condition. In addition, to the extent that such activity creates confusion among clients or consumers, decreases the likelihood that consumers use our platform to access information, or reduces the distinctiveness of our products in the marketplace, our brand and business could be harmed.
If our information technology systems or those third parties upon which we rely or our data, are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse consequences.
In the ordinary course of our business, we may collect, receive, store, generate, use, protect, secure, dispose of, transmit, disclose, or otherwise make accessible (collectively “process”) proprietary, confidential, and sensitive data, including personal data, intellectual property, and trade secrets. We rely upon third parties (such as service providers) for certain data processing-related activities, such as data centers, cloud hosting platforms, marketing communications, and application providers. For example, we rely on data centers and other technologies and services provided by third parties in order to host our cloud-based infrastructure that operates our business. If any of these services becomes unavailable or otherwise is unable to serve our requirements due to extended outages, interruptions, or facility closure, or because it is no longer available on commercially reasonable terms, our expenses could increase, our ability to manage finances could be interrupted and our operations otherwise could be disrupted or otherwise impacted until appropriate substitute services, if available, are identified, obtained and implemented. Additionally, we rely on a number of third-party “cloud-based” providers of corporate infrastructure services relating to, among other things, human resources, electronic communication services, some financial functions and systems used to provide solutions to our clients, and we are therefore dependent on the security systems of these providers. We may also share or receive sensitive data with or from third parties.
Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If our third-party service providers experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if our third-party service providers fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised.
Cyberattacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third parties upon which we rely. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors. Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we, the third parties upon which we rely, and our customers may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt our systems and operations, supply chain, and ability to produce, sell and distribute our goods and services.
We and the third parties upon which we rely are subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks, credential stuffing attacks, credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, earthquakes, fires, floods, attacks enhanced or facilitated by AI, and other similar threats. In particular, severe ransomware attacks are becoming increasingly prevalent – particularly for companies like ours that are engaged in critical infrastructure or manufacturing – and can lead to significant interruptions in our operations, ability to provide our products or services, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.
Remote work has become more common and has increased risks to our information technology systems and data, as more of our employees utilize network connections, computers and devices outside our premises or network, including working at home, while in transit and in public locations.
Future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.
While we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. We take steps designed to detect, mitigate, and remediate vulnerabilities in our information systems (such as our hardware and/or software, including that of third parties upon which we rely). For example, we implement bug fixes and upgrades as part of our regular system maintenance, which may lead to system downtime. Even if we are able to implement the bug fixes and upgrades in a timely manner, any history of inaccuracies in the data we collect for our clients, or unauthorized access or damage to, or the loss, acquisition, or inadvertent release or exposure of confidential or other sensitive data could cause our reputation to be harmed and result in claims against us, and cannabis businesses may elect not to purchase our products or, in the case of existing clients, renew their agreements with us or we may incur increased insurance costs. The costs associated with any material defects or errors in our software or other performance problems may be substantial and could harm our operating results and growth prospects. In addition to bugs, we may not detect and remediate all identified vulnerabilities including on a timely basis. Further, we may experience delays in developing and deploying remedial measures and patches designed to address identified vulnerabilities. Vulnerabilities could be exploited and result in a security incident.
Any actual or perceived security incident could damage our reputation and brand, result in decreased utilization of our platform or prevent users from using our platform, expose us to fines and penalties, government investigations and a risk of litigation and possible liability, require us to expend significant capital and other resources (including management’s attention) to alleviate any resulting problems and otherwise to remediate the incident, and require us to expend increased cybersecurity protection costs. We may incur significant costs in an effort to detect and prevent security incidents. Numerous state, federal and foreign laws and regulations require companies to notify individuals, regulatory authorities, or other stakeholders of certain security involving incidents, including those that involve certain types of personal data. Any disclosures of security incidents, pursuant to these laws or regulations or otherwise, could lead to regulatory investigations and enforcement and negative publicity, and may cause our clients and consumers to lose confidence in the effectiveness of our data security measures.

Any of these impacts or circumstances arising from an actual or perceived security incident could materially and adversely affect our business, financial condition, reputation and relationships with clients and consumers.
Furthermore, while our errors and omissions insurance policies include liability coverage for certain of these matters, if we experienced a significant security incident, we could be subject to claims or damages that exceed our insurance coverage. We also cannot be certain that our insurance coverage will be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or insurance requirements, could have a material and adverse effect on our business, including our financial condition, operating results, and reputation.
Our operations and employees face risks related to macroeconomic conditions and catastrophic events, including health crises, such as outbreaks of contagious disease that have adversely impacted and could in the future adversely impact our business, financial condition and operating results.
Macroeconomic conditions, including but not limited to inflation, uncertain credit and global financial markets, recent and potential future disruptions in access to bank deposits or lending commitments due to bank failures; geopolitical events, including the military conflicts between Russia and Ukraine and Israel and Hamas; and the occurrence of a catastrophic event, including but not limited to severe weather, war, or terrorist attack, could adversely impact our business, financial condition and operating results. We also face risks related to health epidemics, like the COVID-19 pandemic and other adverse health developments. For example, in connection with the COVID-19 pandemic, governments implemented significant measures intended to control the spread of the virus, including closures, quarantines, travel restrictions and other social distancing directives.
To the extent that restrictions or prevention and mitigation measures are implemented in connection with any future pandemic or outbreak of disease, there may be an adverse impact on global economic conditions and consumer confidence and spending, which could materially and adversely affect our operations as well as our relationships with clients and consumers. For instance, despite the overall increases in demand described below, some of our clients’ operations were initially significantly disrupted in certain jurisdictions, causing a temporary significant decrease in activity on our platform in those jurisdictions.
Shelter-in-place orders and similar regulations resulting from catastrophic events could impact our client’s ability to operate their businesses, consumers’ ability to pick up orders, and our client’s ability to make deliveries. Such events have in the past caused, and may in the future cause, a temporary closure of our clients’ businesses, either due to government mandate or voluntary preventative measures, and many of our clients may not be able to withstand prolonged interruptions to their businesses, and may be forced to go out of business. Any limitations on or disruptions or closures of our clients’ businesses could adversely affect our business. Further, we may experience a decrease in new clients due to a lack of financial resources or a decline in new markets as businesses and financial markets deal with the impact of any future catastrophic events. Further, these conditions may impact our ability to access financial markets to obtain the necessary funding to expand our business, which may adversely affect our liquidity and working capital.
It is not currently possible to ascertain the overall impact of such an event on our business. However, if such an event occurs, the event may harm our business, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Fluctuations in our quarterly and annual operating results may adversely affect our business and prospects.
You should consider our business and prospects in light of the risks and difficulties we encounter in the uncertain and rapidly evolving market for our solutions. Because the cannabis information market is new and evolving, predicting its future growth rate and size is difficult. This reduces our ability to accurately evaluate our future prospects and forecast quarterly or annual performance. In addition to the other risk factors discussed in this section, factors that may contribute to the variability of our quarterly and annual results include:
•	our ability to attract new clients and consumers and retain existing clients and consumers;
•	our ability to accurately forecast revenue and appropriately plan our expenses;
•	the effects of changes in search engine placement and prominence;

•	the effects of increased competition on our business;
•	our ability to successfully expand in existing markets and successfully enter new markets;
•	the impact of global, regional or economic conditions;
•	the ability of licensed cannabis markets to successfully grow and out compete illegal cannabis markets;
•	our ability to protect our intellectual property;
•	our ability to maintain and effectively manage an adequate rate of growth;
•	our ability to maintain and increase traffic to our platform;
•	costs associated with defending claims, including intellectual property infringement claims and related judgments or settlements;
•	changes in governmental or other regulation affecting our business;
•	interruptions in platform availability and any related impact on our business, reputation or brand;
•	the attraction and retention of qualified personnel;
•	the effects of natural or man-made catastrophic events; and
•	the effectiveness of our internal controls, including the material weakness that we have identified.
We may improve our products and solutions in ways that forego short-term gains.
We seek to provide the best experience for the clients and consumers who use our platform. Some of our changes may have the effect of reducing our short-term revenue or profitability if we believe that the benefits will ultimately improve our business and financial performance over the long term. Any short-term reductions in revenue or profitability could be greater than planned or the changes mentioned above may not produce the long-term benefits that we expect, in which case our business and operating results could be adversely affected.
We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, and anti-corruption laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations which can harm our business.
We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other state and national anti-bribery laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other partners from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other partners, even if we do not explicitly authorize or have actual knowledge of such activities.
We are also subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. Export controls and trade sanctions laws and regulations may restrict or prohibit altogether the provision, sale, or supply of our products to certain governments, persons, entities, countries, and territories, including those that are the target of comprehensive sanctions or an embargo.
Any violation of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

We are subject to risks inherent in foreign operations, including social, political and economic flux and compliance with additional U.S. and foreign laws, including those related to anti-bribery and anti-corruption, and may not be able to successfully maintain or expand our foreign operations.
We sell our Weedmaps for Business offering in the United States and have a limited number of non-monetized listings in several other countries including Austria, Canada, Germany, the Netherlands, Spain and Switzerland. We anticipate growing our business, in part, by continuing to expand our foreign operations. As we continue our expansion, we may enter new foreign markets where we have limited or no experience marketing and deploying our platform. If we fail to launch or manage our foreign operations successfully, our business may suffer. Additionally, as our foreign operations expand, or more of our expenses are denominated in currencies other than the U.S. dollar, our operating results may be more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. In addition, as our foreign operations continue to grow, we are subject to a variety of risks inherent in doing business internationally, including:
•	political, social and economic instability;
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risks related to the legal and regulatory environment in foreign jurisdictions, including with respect to privacy and data protection, and unexpected changes in laws, regulatory requirements and enforcement;

•	fluctuations in currency exchange rates;
•	higher levels of credit risk and payment fraud;
•	complying with tax requirements of multiple jurisdictions;
•	enhanced difficulties of integrating any foreign acquisitions;
•	the ability to present our content effectively in foreign languages;
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complying with a variety of foreign laws, including certain employment laws requiring national collective bargaining agreements that set minimum salaries, benefits, working conditions and termination requirements;

•	reduced protection for intellectual property rights in some countries;
•	difficulties in staffing and managing global operations and the increased travel, infrastructure and compliance costs associated with multiple foreign locations;
•	regulations that might add difficulties in repatriating cash earned outside the United States and otherwise preventing us from freely moving cash;
•	import and export restrictions and changes in trade regulation;
•	complying with statutory equity requirements;
•	complying with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the Corruption of Public Officials Act (Canada), and similar laws in other jurisdictions; and
•	export controls and economic sanctions administered by the U.S. Department of Commerce Bureau of Industry and Security and the U.S. Treasury Department’s Office of Foreign Assets Control.
We are subject to industry standards, governmental laws and regulations, contractual obligations, industry standards, policies, and other obligations governing privacy, data protection and information security, and any actual or perceived failure to comply with such obligations could harm our business.
In the ordinary course of business, we process personal data and other sensitive information, including proprietary and confidential business data, intellectual property, and sensitive third-party data. Our data processing subjects us to various federal, state, provincial and foreign laws and regulations, as well as other obligations including contractual obligations, industry standards and internal and external policies related to privacy, data protection, and information security.
In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), and other similar laws (e.g., wiretapping laws). For example, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 and the Telephone Consumer Protection Act of

1991 (“TCPA”) impose specific requirements on communications with customers. For example, the TCPA imposes various consumer consent requirements and other restrictions on certain telemarketing activity and other communications with consumers by phone, fax or text message. TCPA violations can result in significant financial penalties, including penalties or criminal fines imposed by the Federal Communications Commission or fines of up to $1,500 per violation imposed through private litigation or by state authorities.
In the past few years, numerous U.S. states—including California, Virginia, Colorado, Connecticut, and Utah—have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling, and automated decision-making. The exercise of these rights may impact our business and ability to provide our products and services. Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. For example, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act (collectively, “CCPA”), applies to personal data of consumers, business representatives, and employees who are California residents, and requires businesses to provide specific disclosures in privacy notices and honor requests of such individuals to exercise certain privacy rights. The CCPA provides for fines of up to $7,500 per intentional violation and allows private litigants affected by certain data breaches to recover significant statutory damages for certain data breaches. A number of other proposals are being considered or have passed at the federal, state, and local levels, and we expect more states to pass similar laws in the future. Many foreign countries and governmental bodies, including Canada, the United Kingdom (“UK”), and the European Union (“E.U.”) and other relevant jurisdictions where we conduct business, have laws and regulations concerning the processing of personal information. For example, in Canada, the federal Personal Information Protection and Electronic Documents Act, or PIPEDA and various related provincial laws may apply to our operations. Further, Canada has robust anti-spam legislation, the Anti-Spam Legislation, or CASL. The penalties for non-compliance under CASL are significant. In addition, the E.U.’s General Data Protection Regulation, or the EU GDPR, and the United Kingdom’s GDPR, or UK GDPR (collectively, “GDPR”), may also apply to our operations. The GDPR provides for substantial penalties for noncompliance. For example, under the GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros under the EU GDPR, 17.5 million pounds sterling under the UK GDPR or, in each case, 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests.
We may be subject to new laws governing the privacy of consumer health data. For example, Washington’s My Health My Data Act broadly defines consumer health data, places restrictions on processing consumer health data (including imposing stringent requirements for consents), provides consumers certain rights with respect to their health data, and creates a private right of action to allow individuals to sue for violations of the law. Other states are considering and may adopt similar laws. We are also bound by contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful. For example, certain privacy laws, such as the CCPA, require our customers to impose specific contractual restrictions on their service providers.
In the ordinary course of business, we may transfer personal data from Europe and other jurisdictions to the United States or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (“EEA”) and the UK have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws it generally believes are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws.
Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the United States in compliance with law, such as the EEA standard contractual clauses, the UK’s International Data Transfer Agreement / Addendum, and the EU-U.S. Data Privacy Framework and the UK extension thereto (which allows for transfers to relevant U.S.-based organizations who self-certify compliance and participate in the Framework), these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal data to the United States.
If there is no lawful manner for us to transfer personal data from the EEA, the UK or other jurisdictions to the United States, or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences, including, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against our processing or transferring of personal data related to our EU users. Additionally, companies that transfer personal data out of the EEA and UK to other jurisdictions, particularly to the United States, are subject to increased scrutiny from regulators, individual litigants, and activist groups. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers out of Europe for allegedly violating the GDPR’s cross-border data transfer limitations.
We publish privacy policies, marketing materials and other statements regarding data privacy and security. If these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators or other adverse consequences.
Obligations related to data privacy and security (and consumers’ data privacy expectations) are evolving, becoming increasingly stringent, and creating uncertainty. These obligations may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements or legal obligations. Future laws, regulations, standards and other obligations, or amendments or changes in the interpretation of existing laws, regulations, standards and other obligations, could impair our or (or the third parties upon whom we rely) ability to collect, use, disclose or otherwise process information relating to employees or consumers, which could decrease demand for our applications, increase our costs and impair our ability to maintain and grow our client and consumer bases and increase revenue. We may at times fail (or be perceived to have failed) in our efforts to comply with our data privacy and security obligations. Moreover, despite our efforts, our personnel or third parties on whom we rely may fail to comply with such obligations, which could negatively impact our business operations. Any failure or perceived failure by us or the third parties upon whom we rely to comply with federal, state, provincial or foreign laws or regulations, industry standards, contractual obligations or other legal obligations may result in governmental enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar) and prosecutions, private litigation (including class actions) and mass arbitration demands, adverse publicity that could cause employees, clients and consumers to lose trust in us, additional reporting requirements and/or oversight, bans on processing personal data, and orders to destroy or not use personal data. In particular, plaintiffs have become increasingly more active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for monumental statutory damages, depending on the volume of data and the number of violations. Any of these events could have a material adverse effect on our reputation, business, or financial condition, including but not limited to: loss of customers; interruptions or stoppages in our business; inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.
Governmental regulation of the internet continues to develop, and unfavorable changes could substantially harm our business and operating results.
We are subject to general business regulations and laws as well as federal, state, provincial and foreign laws specifically governing the internet. Existing and future laws and regulations, narrowing of any existing legal safe harbors, or previous or future court decisions may impede the growth of the internet or online products and solutions, and increase the cost of providing online products and solutions. These laws may govern, among other issues, taxation, tariffs, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential internet access and the characteristics and quality of offerings. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, and libel apply to the internet or online services. There is also a risk that these laws may be interpreted and applied in conflicting ways across jurisdictions, and in a manner that is not consistent with our current practices. Unfavorable resolution of these issues may limit our business activities, expose us to potential legal claims or cause us to spend significant resources on ensuring compliance, any of which could harm our business and operating results.
We may be subject to claims brought against us as a result of content we provide.
We provide educational information regarding the use and potential effects of various types of cannabis products through our platform, including information regarding therapeutic uses for cannabis. If our content, or content we obtain from third parties, contains inaccuracies, it is possible that consumers or others may sue us for various causes of action. Although our website and mobile applications contain terms and conditions, including disclaimers of liability, that are intended to reduce or eliminate our liability, the law governing the validity and enforceability of online agreements and other electronic transactions is evolving. We could be subject to claims by third parties that our online agreements with consumers that provide the terms and conditions for use of our websites and mobile applications are unenforceable. A finding by a court that these agreements are invalid and that we are subject to liability could harm our business and require costly changes to our business.
For content that we publish or provide ourselves, we have editorial procedures in place to provide quality control of the information that we publish or provide. However, we cannot assure you that our editorial and other quality control procedures will be sufficient to ensure that there are no errors or omissions in particular content. Even if potential claims do not result in liability to us, investigating and defending against these claims could be expensive and time-consuming and could divert management’s attention away from our operations. In addition, our business is based on establishing the reputation of our platform as trustworthy and dependable sources of educational information. Allegations of impropriety or inaccuracy, even if unfounded, could harm our reputation and business.
We may be subject to legal claims based on the content published to our platform.
We may be subject to legal claims relating to information made available through our platform, including claims for defamation, libel, negligence and copyright or trademark infringement, among others. These claims or allegations could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merits of the claims or allegations. In some instances, we may elect or be compelled to remove content, or may be forced to pay substantial damages or administrative monetary penalties, if we are unsuccessful in our efforts to defend against these claims or allegations. If we elect, or are compelled, to remove valuable content from our platform, our platform or services may become less useful to consumers, which could have a negative impact on our business and financial performance. This risk may also be greater in certain jurisdictions outside of the United States where our protections from such liability may be unclear.
Future investments in alternative revenue streams or acquisitions could disrupt our business and adversely affect our operating results, financial condition and cash flows.
We believe that our long-term growth depends in part on our ability to develop and monetize additional aspects of our platform. Developing new products and solutions may involve significant investments of capital, time, resources and managerial attention. We have limited experience with developing, implementing and managing revenue streams other than our core listing business, and there can be no assurance that we will successfully implement any new products or solutions. External factors, such as additional regulatory compliance obligations, may also affect the successful implementation of new products and solutions through our platform.
Additionally, we may make acquisitions that could be material to our business, operating results, financial condition and cash flows. Our ability as an organization to successfully acquire and integrate technologies or businesses is unproven. Acquisitions involve many risks, including the following:
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an acquisition may negatively affect our operating results, financial condition or cash flows because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

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we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us, and potentially across different cultures and languages in the event of a foreign acquisition;

•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;
•	an acquisition may result in a delay or reduction of sales for both us and the company we acquired due to uncertainty about continuity and effectiveness of products or support from either company;
•	we may encounter difficulties in, or may be unable to, successfully sell any acquired products;
•	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

•	potential strain on our financial and managerial controls and reporting systems and procedures;
•	potential known and unknown liabilities associated with an acquired company;
•	if we incur debt to fund such acquisitions, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants;
•	the risk of impairment charges related to potential write-downs of acquired assets or goodwill in future acquisitions;
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to the extent that we issue a significant amount of equity or convertible debt securities in connection with future acquisitions, existing equity holders may be diluted and earnings per share may decrease; and

•	managing the varying intellectual property protection strategies and other activities of an acquired company.
We may not succeed in addressing these or other risks or any other problems encountered in connection with the integration of any acquired business. The inability to integrate successfully the business, technologies, products, personnel or operations of any acquired business, or any significant delay in achieving integration, could have a material adverse effect on our business, operating results, financial condition and cash flows.
We may need to raise additional capital, which may not be available on favorable terms, if at all, causing dilution to our stockholders, restricting our operations or adversely affecting our ability to operate our business.
In the course of running our business, we may need to raise capital, certain forms of which may cause dilution to our stockholders. If our need is due to unforeseen circumstances or material expenditures or if our operating results are worse than expected, then we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and these additional financings could cause further dilution to our stockholders. Due to the current legal status of cannabis under U.S. federal law, we have experienced, and may in the future experience, difficulty attracting additional debt or equity financing. In addition, the current legal status of cannabis may increase the cost of capital now and in the future. Debt financing, if available, may involve agreements that include equity conversion rights, covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, expending capital, or declaring dividends, or that impose financial covenants on us that limit our ability to achieve our business objectives. Debt financings may contain provisions, which, if breached, may entitle lenders to accelerate repayment of loans, and there is no assurance that we would be able to repay such loans in such an event or prevent the foreclosure of security interests granted pursuant to such debt financing. If we need but cannot raise additional capital on acceptable terms, then we may not be able to meet our business objectives, our stock price may fall, and you may lose some or all of your investment.
Our business and operating results may be harmed if we are deemed responsible for the collection and remittance of state sales taxes or other indirect taxes.
We do not collect sales and value-added tax as part of our client agreements in the United States or Canada, based on our determination that such tax is not applicable to our platform. Sales and use, value-added and similar tax laws and rates vary greatly by jurisdiction. If we are deemed an agent for the clients on our platform under state or other applicable tax law, we may be deemed responsible for collecting and remitting sales taxes directly to certain states or jurisdictions. It is possible that one or more states or other jurisdictions could seek to impose sales, use or other tax obligations on us with regard to the ordering functionality that we offer our clients. These taxes may be applicable to past sales. In addition, the U.S. Supreme Court’s ruling in South Dakota v. Wayfair that a U.S. state may require an online retailer with no in-state property or personnel to collect and remit sales tax on sales to the state’s residents may permit wider enforcement of sales tax collection requirements, which may increase the jurisdictions in which we may be required to collect and/or remit taxes. A successful assertion that we should be collecting sales, use or other taxes or remitting such taxes directly to states or other jurisdictions could result in substantial tax liabilities for past sales and additional administrative expenses and increase the cost of our products and solutions, which could harm our business and operating results.
We may be subject to potential adverse tax consequences both domestically and in foreign jurisdictions.
We are subject to taxes, such as income, payroll, sales, use, value-added, property and goods and services taxes, in both the United States and various foreign jurisdictions. Our domestic and foreign tax liabilities are subject to various jurisdictional rules regarding the timing and allocation of revenue and expenses. Additionally, the amount of income taxes paid is subject to our interpretation of applicable tax laws in the jurisdictions in which we operate and to changes in tax laws. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities. From time to time, we may be subject to income and non-income tax audits. While we believe we have complied with all applicable income tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed with additional taxes, there could be a material adverse effect on our business, results of operations and financial condition. In addition, audits may require ongoing time and attention from our management, which could limit their ability to focus on other aspects of our business and impact our business in the future.
Changes in accounting standards or other factors could negatively impact our future effective tax rate.
Our future effective tax rate may be affected by such factors as changes in tax laws, changing interpretation of existing laws or regulations, the impact of accounting for equity-based compensation, the impact of accounting for business combinations, changes in our international organization and changes in overall levels of income before tax. In addition, in the ordinary course of our global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable, we cannot ensure that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals.
Changes in tax laws or regulations and compliance in multiple jurisdictions may have a material adverse effect on our business, cash flow, financial condition or operating results.
We are subject to the income tax laws of the United States, Canada and several other foreign jurisdictions. New income, sales, use or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time, which could affect the tax treatment of our U.S. and foreign earnings. Any new taxes could adversely affect our domestic and foreign business operations and our business and financial performance. In addition, existing tax laws, statutes, rules, regulations, or ordinances, such as Section 280E of the Code, discussed in our Annual Report on Form 10-K, could be interpreted, changed, modified or applied adversely to us. Furthermore, changes to the taxation of undistributed foreign earnings could change our future intentions regarding reinvestment of such earnings. The foregoing items could have a material adverse effect on our business, cash flow, financial condition or operating results.
Requirements as to taxation vary substantially among jurisdictions. Complying with the tax laws of these jurisdictions can be time consuming and expensive and could potentially subject us to penalties and fees in the future if we were to inadvertently fail to comply. If we were to inadvertently fail to comply with applicable tax laws, this could have a material adverse effect on our business, results of operations and financial condition.
We have identified material weaknesses in our internal control over financial reporting as of December 31, 2023. If we are unable to remediate these material weaknesses or to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud.
Under the supervision of and with the participation of our management, we assessed the effectiveness of our internal control over financial reporting as of December 31, 2023, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework (2013). Based on management’s assessment of our internal control over financial reporting, under the criteria described in the preceding sentence, management has identified material weaknesses in internal control during the year ended December 31, 2023.
The following entity-level material weaknesses have been identified: We did not fully maintain components of the COSO framework, including elements of the control environment, risk assessment, information and communication and monitoring activities components, relating to (i) developing general control activities over technology to support the achievement of objectives across the entity, (ii) sufficiency of processes related to identifying and analyzing risks to the achievement of objectives, including technology, across the entity, and (iii) sufficiency of selecting and developing control activities that contribute to the mitigation of risks to the achievement of objectives to acceptable levels.
The entity-level material weaknesses contributed to other material weaknesses within our system of internal control over financial reporting as follow:
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We did not design and maintain effective information technology (IT) general controls for certain information systems supporting our key financial reporting processes. Specifically, we did not design, implement and maintain (a) change management controls to ensure that program and data changes affecting financial applications and underlying accounting records are identified, tested, authorized and implemented appropriately, (b) access controls to ensure appropriate IT segregation of duties are maintained that adequately restrict and segregate privileged access between environments which support development and production, and (c) controls to monitor on an on-going basis for the proper segregation of privileged access between environments which support development and production. As a result, IT application controls and business process controls that are dependent on the ineffective IT general controls, or that rely on data produced from systems impacted by the ineffective IT general controls, are also deemed ineffective, which affects substantially all of our financial statement account balances and disclosures.

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We did not design and maintain effective information technology (IT) general controls for certain information systems supporting our key financial reporting processes. Specifically, we did not design, implement and maintain sufficient change management, security, and operations controls for certain in-scope on-premise applications and vendor-supported applications.

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We did not design and maintain effective process-level controls related to the order-to-cash cycle (including revenues, accounts receivables, and deferred revenue), procure-to-pay-cycle (including operating expenses, prepaid expenses and other current assets, accounts payable and accrued expenses), capitalized software, and long-term assets. The material weakness related to the order-to-cash cycle resulted in an inadequate policy associated with our revenue recognition policies related to the cash collection of a certain subset of our customers that had been placed on a cash basis and, in turn, the restatement of our unaudited condensed consolidated financial statements in its prior three quarters reported in 2023 as of and for the three months ended March 31, 2023, six months ended June 30, 2023 and nine months ended September 30, 2023 included in our quarterly reports on Form 10-Q for the corresponding periods. Additionally, this material weakness could result in a misstatement of any account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

Additionally, these material weaknesses could result in a misstatement of any account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
If we are unable to remediate these material weaknesses or to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
Management has been implementing and continues to implement measures to remediate the material weaknesses. However, until the remediation plan is implemented, tested, and deemed effective, we cannot assure that our actions will adequately remediate the material weaknesses or that additional material weaknesses in our internal controls will not be identified in the future. Additionally, these remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. For example, in the year ended December 31, 2022, we identified a material weakness in internal control related to ineffective information technology general controls in the areas of user access and program change-management over certain information technology systems that support our financial reporting processes. We took measures to remediate this material weakness and our remediation efforts concluded as of June 30, 2023 when it was affirmed such measures had been implemented. However, as of July 2023, administrative access to the sandbox environment where development activities take place was extended to users with administrative access to the production environment, thereby negating the remediation efforts taken. This access was not subject to our monthly monitoring control activity and persisted through the remainder of the year ended December 31, 2023. The lack of successful completion of our remediation efforts related to this material weakness identified for the year ended December 31, 2022 is reflected in the first bullet of our 2023 material weaknesses discussed above.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements. As a result, investors may lose confidence in the accuracy and completeness of our financial reporting, access to capital markets and perceptions of our creditworthiness could be adversely affected and our stock price may decline as a result. Also, the existence of any current or future material weakness could require management to devote significant time and incur significant expense to remediate any such material weakness, and management may not be able to remediate any such material weakness in a timely manner, or at all. These events could have a material and adverse effect on our business, operating results, financial condition and prospects. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
The restatement of our prior quarterly financial statements may affect investor confidence and raise reputational issues and may subject us to additional risks and uncertainties, including increased professional costs and the increased possibility of legal proceedings and regulatory inquiries.
As discussed in Note 2 to our audited consolidated financial statements included in this prospectus, we determined to restate our unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2023, six months ended June 30, 2023 and nine months ended September 30, 2023 after we identified errors in the application of our revenue recognition policies related to the cash collection of a certain subset of our customers that had been placed on a cash basis. As a result of this error and the resulting restatement of our unaudited condensed consolidated financial statements for the impacted periods, we have incurred, and may continue to incur, unanticipated costs for accounting and legal fees in connection with or related to the restatement, and have become subject to a number of additional risks and uncertainties, including the increased possibility of litigation and regulatory inquiries. Any of the foregoing may affect investor confidence in the accuracy of our financial disclosures and may raise reputational risks for our business, both of which could harm our business and financial results.
Risks Related to Our Organizational Structure
In this discussion of risks related to our organizational structure, references to “we,” “us” and “our” generally refer to WM Technology Inc.
We are a holding company and our only material asset is our interest in WMH LLC, and we are accordingly dependent upon distributions made by WMH LLC and its subsidiaries to pay taxes, make payments under the tax receivable agreement and pay dividends.
We are a holding company with no material assets other than our ownership of units of WMH LLC (“WMH Units”) and our managing member interest in WMH LLC. As a result, we have no independent means of generating revenue or cash flow. Our ability to pay taxes, make payments under the tax receivable agreement (the “TRA”) and pay dividends will depend on the financial results and cash flows of WMH LLC and its subsidiaries and the distributions we receive from WMH LLC. Deterioration in the financial condition, earnings or cash flow of WMH LLC and its subsidiaries for any reason could limit or impair WMH LLC’s ability to pay such distributions. Additionally, to the extent that we need funds and WMH LLC and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or WMH LLC is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.
WMH LLC will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, WMH LLC’s taxable income will be allocated to holders of WMH Units, including us. Accordingly, we will be required to pay income taxes on our allocable share of any net taxable income of WMH LLC. Under the terms of the amended operating agreement, WMH LLC is obligated to make tax distributions to holders of WMH Units (including us) calculated at certain assumed tax rates. In addition to tax expenses, we will also incur expenses related to our operations, including payment obligations under the TRA agreement (and the cost of administering such payment obligations), which could be significant. We intend to cause WMH LLC to make distributions to holders of WMH Units in amounts sufficient to cover all applicable taxes (calculated at assumed tax rates), relevant operating expenses, payments under the TRA and dividends, if any, declared by us. However, as discussed below, WMH LLC’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, restrictions on distributions that would either violate any contract or agreement to which WMH LLC is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering WMH LLC insolvent. If our cash resources are insufficient to meet our obligations under the TRA and to fund our obligations, we may be required to incur additional indebtedness to provide the liquidity needed to make such payments, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the TRA and therefore accelerate payments due under the TRA.
Additionally, although WMH LLC generally will not be subject to any entity-level U.S. federal income tax, it may be liable under the Code and related guidance for adjustments to its tax return, absent an election to the contrary. In the event WMH LLC’s calculations of taxable income are incorrect, its members, including us, in later years may be subject to material liabilities pursuant to these provisions.
Dividends on our Class A Common Stock, if any, will be paid at the discretion of our board of directors, which will consider, among other things, our business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict our ability to pay dividends or make other distributions to our stockholders. In addition, WMH LLC is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, the liabilities of WMH LLC (with certain exceptions) exceed the fair value of its assets. WMH LLC’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to WMH LLC. If WMH LLC does not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired.
In certain circumstances, WMH LLC will be required to make distributions to us and the other holders of WMH Units, and the distributions that WMH LLC will be required to make may be substantial.
As discussed above, WMH LLC will generally be required from time to time to make pro rata distributions in cash to us and the other holders of WMH Units at certain assumed tax rates in amounts that are intended to be sufficient to cover the taxes on our and the other WMH equity holders’ respective allocable shares of the taxable income of WMH LLC. As a result of (i) potential differences in the amount of net taxable income allocable to us and the other holders of WMH Units, (ii) the lower tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate (based on the tax rate applicable to individuals) in calculating WMH LLC’s distribution obligations, we may receive tax distributions significantly in excess of our tax liabilities and obligations to make payments under the TRA. We will determine in our sole discretion the appropriate uses for any excess cash so accumulated, which may include, among other uses, dividends, the payment of obligations under the TRA and the payment of other expenses. We will have no obligation to distribute such excess cash (or other available cash other than any declared dividend) to the holders of Class A Common Stock. No adjustments to the redemption or exchange ratio of WMH Units for shares of Class A Common Stock will be made as a result of either (i) any cash dividend by us or (ii) any cash that we retain and do not distribute to our stockholders. To the extent that we do not distribute such excess cash as dividends on Class A Common Stock and instead, for example, hold such cash balances or lend them to WMH LLC, other holders of WMH Units would benefit from any value attributable to such cash balances as a result of their ownership of Class A Common Stock following a redemption or exchange of their WMH Units.
We will be required to pay the WMH LLC Class A equity holders and any other persons that become parties to the tax receivable agreement for certain tax benefits we may receive and the amounts payable may be substantial.
Acquisitions by us of Legacy WMH common units in the Business Combination and subsequent taxable redemptions or exchanges of Class A units representing limited liability company interests of WMH LLC (the “Class A Units”) by the WMH LLC equity holders for shares of Class A Common Stock or cash pursuant to the exchange agreement have resulted, and are expected to continue to result in, favorable tax attributes for us.
In connection with the Business Combination, we entered into the TRA with WMH Class A equity holders and their representative. Under the TRA, we generally are required to pay to the WMH LLC Class A equity holders, in the aggregate, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) increases to the tax basis of WMH LLC’s assets resulting from acquisitions by us of Legacy WMH common units for cash in the Business Combination and taxable redemptions or exchanges of Class A Units for shares of Class A Common Stock or cash pursuant to the exchange agreement, (ii) tax benefits related to imputed interest or (iii) tax attributes resulting from payments made under the TRA. The payment obligations under the TRA are our obligations and not obligations of WMH LLC.
The payments we will be required to make under the TRA may be substantial. Potential payments will depend on the future tax savings that we will be realize (or, in certain circumstances, are deemed to realize), and the TRA payments made by us will be calculated based in part on the market value of the Class A Common Stock at the time of each redemption or exchange under the exchange agreement and the prevailing applicable tax rates applicable to us over the life of the TRA and will depend on us generating sufficient taxable income to realize the tax benefits that are subject to the TRA. Payments under the TRA are not conditioned on the WMH LLC Class A equity holders’ continued ownership of us. See Note 16, “Income Taxes,” to our audited consolidated financial statements included in this prospectus.
In certain cases, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement.
Payments under the TRA will be based on the tax reporting positions we determine, and the U.S. Internal Revenue Service (“IRS”) or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the TRA, and a court could sustain such challenge. The parties to the TRA will not reimburse us for any payments previously made if such tax basis, or other tax benefits are subsequently disallowed, except that any excess payments made to a party under the TRA will be netted against future payments otherwise to be made under the TRA, if any, after the determination of such excess.
In addition, the TRA provides that if (1) we breach any of our material obligations under the TRA (including in the event that we are more than three months late making a payment that is due under the TRA, except in the case of certain liquidity exceptions) (2) we are subject to certain bankruptcy, insolvency or similar proceedings, or (3) at any time, we elect an early termination of the TRA, our obligations under the TRA (with respect to all Class A Units, whether or not such units have been exchanged or redeemed before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the TRA. The TRA also provides that, upon certain mergers, asset sales or other forms of business combination, or certain other changes of control, (x) our obligations under the TRA with respect to Class A Units that have been exchanged or redeemed prior to or in connection with such change of control transaction would accelerate and become payable in a lump sum as described above and (y) with respect to Class A Units that have not been exchanged as of such change of control transaction, our or our successor’s obligations under the TRA would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the TRA As a result, upon any acceleration of our obligations under the TRA (including upon a change of control), we could be required to make payments under the TRA that are greater than 85% of our actual cash tax savings, which could negatively impact our liquidity. The change of control provisions in the TRA may also result in situations where the WMH LLC Class A equity holders have interests that differ from or are in addition to those of the holders of our Class A Common Stock.
Finally, because we are a holding company with no operations of our own, our ability to make payments under the TRA depends on the ability of WMH LLC to make distributions to us. To the extent that we are unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.
Additional Risks Related to the Cannabis Industry
Cannabis remains prohibited under federal law, and therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability to execute our business plan.
Cannabis, other than hemp (defined by the U.S. government as Cannabis sativa L. with a THC concentration of not more than 0.3% on a dry weight basis), is a prohibited controlled substance under the CSA. Even in states or territories that have legalized cannabis to some extent, the cultivation, possession and sale of cannabis all violate the

CSA and are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating the CSA, or conspire with another to violate the law, and violating the CSA is a predicate for certain other crimes, including money laundering laws and the Racketeer Influenced and Corrupt Organizations Act. The U.S. Supreme Court has ruled that the federal government has the authority to regulate and criminalize the sale, possession and use of cannabis, even for individual medical purposes, regardless of whether it is legal under state law. Since 2014, however, the U.S. government has not prioritized the enforcement of those laws against cannabis companies complying with state law and their vendors. No reversal of that policy of prosecutorial discretion is expected under a Biden administration given his actions on cannabis to date, and statements of Attorney General Merrick Garland discussed further below, although prosecutions against state-legal entities cannot be ruled out entirely at this time.
On January 4, 2018, then U.S. Attorney General Jeff Sessions issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) rescinding certain past DOJ memoranda on cannabis law enforcement, including the Memorandum by former Deputy Attorney General James Michael Cole (the “Cole Memo”) issued on August 29, 2013, under the Obama administration. Describing the criminal enforcement of federal cannabis prohibitions against those complying with state cannabis regulatory systems as an inefficient use of federal investigative and prosecutorial resources, the Cole Memo gave federal prosecutors discretion not to prosecute state law compliant cannabis companies in states that were regulating cannabis, unless one or more of eight federal priorities were implicated, including use of cannabis by minors, violence, or the use of federal lands for cultivation. The Sessions Memo, which remains in effect, states that each U.S. Attorney’s Office should follow established principles that govern all federal prosecutions when deciding which cannabis activities to prosecute. As a result, federal prosecutors could and still can use their prosecutorial discretion to decide to prosecute even state legal cannabis activities. Since the Sessions Memo was issued over five years ago, however, U.S. Attorneys have generally not prioritized the targeting of state law compliant entities. In March 2023, Attorney General Merrick Garland testified in a Congressional hearing that the Department of Justice was continuing its work on a new memorandum regarding cannabis enforcement. Garland stated that the policy will be “very close to what was done in the Cole memorandum” but was yet to be finalized. Though no official timeline has been announced, industry participants expect such a memorandum to be issued in 2024.
We cannot assure that each U.S. Attorney’s Office in each judicial district where we operate will not choose to enforce federal laws governing cannabis sales against state-legal companies like our business clients. The basis for the federal government’s lack of recent enforcement with respect to the cannabis industry extends beyond the strong public sentiment and ongoing prosecutorial discretion. Since 2014, versions of the U.S. omnibus spending bill have included a provision prohibiting the DOJ, which includes the DEA, from using appropriated funds to prevent states from implementing their medical-use cannabis laws (formerly known as the Rohrabacher-Bluemnauer Amendment, and now known as the Joyce Amendment). In 2021, President Joe Biden became the first president to propose a budget with the Joyce amendment included. The amendment most recently was renewed through the signing of the stopgap spending bill. While the Joyce Amendment has continuously been renewed since its inception with little fanfare, there is no assurance that Congress will approve inclusion of a similar prohibition on DOJ spending in future appropriations bills.
In USA vs. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. The court noted that, if the spending bill provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision was previously in force. Other courts that have considered the issue have ruled similarly, although courts disagree about which party bears the burden of proof of showing compliance or noncompliance with state law. Our policies do not prohibit our state-licensed cannabis retailers from engaging in the cannabis business for adult use that is permissible under state and local laws. Consequently, certain of our retailers currently (and may in the future) sell adult-use cannabis, if permitted by such state and local laws now or in the future, and therefore may be outside any protections extended to medical-use cannabis under the spending bill provision. This could subject our clients to greater and/or different federal legal and other risks as compared to businesses where cannabis is sold exclusively for medical use, which could in turn materially adversely affect our business. Furthermore, any change in the federal government’s enforcement posture with respect to state licensed cannabis sales, including the enforcement postures of individual federal prosecutors in judicial districts where we operate, would result in our inability to execute our business plan, and we would likely suffer significant losses with respect to client base, which would adversely affect our operations, cash flow and financial condition.

Additionally, financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statutes and the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”). The penalties for violation of these laws include imprisonment, substantial fines and forfeiture. Prior to the DOJ’s rescission of the Cole Memo, supplemental guidance from the DOJ issued under the Obama Administration directed federal prosecutors to consider the federal enforcement priorities enumerated in the Cole Memo when determining whether to charge institutions or individuals with any of the financial crimes described above based upon cannabis-related activity. With the rescission of the Cole Memo, there is increased uncertainty and added risk that federal law enforcement authorities could seek to pursue money laundering charges against entities or individuals engaged in supporting the cannabis industry.
Federal prosecutors have significant discretion and no assurance can be given that the federal prosecutor in each judicial district where we operate will not choose to strictly enforce the federal laws governing cannabis production or distribution. Any change in the federal government’s enforcement posture with respect to state-licensed cultivation of cannabis, including the enforcement postures of individual federal prosecutors in judicial districts where we operate, would result in our inability to execute our business plan, and we would likely suffer significant losses with respect to our investment in cannabis facilities in the United States. Furthermore, following any such change in the federal government’s enforcement position, we could be subject to prosecution, which could lead to imprisonment and/or the imposition of penalties, fines, or forfeiture.
During his campaign, President Biden promised federal reform on cannabis, including decriminalization generally. In 2022, President Biden signed into law the “Medical Marijuana and Cannabidiol Research Expansion Act,” a bill aimed at easing restrictions on cannabis research – bipartisan legislation which is the first standalone cannabis reform bill to pass both the House and Senate. Additionally, on October 6, 2022, President Biden issued a presidential proclamation pardoning federal convictions for simple marijuana possession offenses, encouraging state governors to do the same on the state level where permissible, and requesting that the Secretary of Health and Human Services (“HHS”) and the Attorney General initiate an administrative process to review cannabis’s Schedule I classification under the CSA. On August 29, 2023, HHS issued a letter to the DEA recommending that cannabis be reclassified as a Schedule III controlled substance under the CSA. On May 16, 2024, President Biden announced that the U.S. Attorney General initiated proceedings to transfer cannabis from Schedule I to Schedule III, through an NPRM published on May 21, 2024. This is a momentous change whose full implications are currently unknown. The DEA’s decision to reclassify cannabis would neither legalize nor likely eliminate current state cannabis programs. If placed under Schedule III, cannabis will remain a controlled substance and state-legal programs will continue to operate outside of federally legal channels in their distribution of the substance particularly because no state operator holds a DEA registration to possess or distribute cannabis. However, some fear that the DEA or FDA may impose additional requirements or begin to target enforcement of state cannabis programs. If our clients are ultimately negatively impacted by rescheduling, we would likely be unable to execute our business plan, and our business and financial results would be adversely affected.
Additionally, although the current U.S. Attorney General is expected to issue policy guidance to federal prosecutors that they should not interfere with cannabis businesses operating in compliance with states’ laws, any such guidance would not have the force of law, and could not be enforced by the courts. The President alone cannot legalize medical cannabis, and as states have demonstrated, legalizing medical cannabis can take many different forms.
On January 20, 2021, President Biden formally nominated Merrick Garland to his cabinet as the U.S. Attorney General. Confirmation hearings for Attorney General Garland began on February 22, 2021. On the first date of his confirmation hearing, Attorney General Garland stated that he did not see enforcement of federal cannabis law as a high priority use of resources for the DOJ: “This is a question of the prioritization of our resources and prosecutorial discretion. It does not seem to me a useful use of limited resources that we have, to be pursuing prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise. I don’t think that’s a useful use. I do think we need to be sure there are no end-runs around the state laws that criminal enterprises are doing. So that kind of enforcement should be continued. But I don’t think it’s a good use of our resources, where states have already authorized. That only confuses people, obviously, within the state.” In April 2022, Attorney General Garland reiterated that prosecuting the possession of cannabis is “not an efficient use” of federal resources, especially “given the ongoing opioid and methamphetamine epidemic[s]” facing the nation. And, in March 2023,

Attorney General Garland testified that the Department of Justice was continuing its progress on a new cannabis enforcement guidance, which he described as “very close to what was done in the Cole memorandum.” While the statement is not a promise to avoid federal interference with state cannabis laws, it does continue to signal that the enforcement priorities of DOJ lie elsewhere.
Furthermore, while industry observers are hopeful that there will continue to be incremental federal cannabis policy reform, we cannot provide assurances about the content, timing or chances of passage of a bill legalizing cannabis. In recent years, members of the U.S. Congress from both parties have introduced bills to end the federal cannabis prohibition, by de-scheduling cannabis completely and regulating it, as well as incremental reform bills, including the “Medical Marijuana and Cannabidiol Research Expansion Act” described above. While the timing of federal reform remains unknown, it is expected that federal policy on cannabis will continue becoming more, rather than less, permissive, and legislative efforts to legalize cannabis or cannabis banking at the national level are likely to continue in 2024. However, the outcome of the 2024 presidential election could impact reform in ways that are unpredictable. Accordingly, we cannot predict the timing of any change in federal law or possible changes in federal enforcement. In the unlikely event that the federal government were to reverse its long-standing hands-off approach to the state legal cannabis markets and start more broadly enforcing federal law regarding cannabis, we would likely be unable to execute our business plan, and our business and financial results would be adversely affected.
Our business and our clients are subject to a variety of U.S. and foreign laws regarding financial transactions related to cannabis, which could subject our clients to legal claims or otherwise adversely affect our business.
We and our clients are subject to a variety of laws and regulations in the United States regarding financial transactions. Violations of the U.S. anti-money laundering (“AML”) laws require proceeds from enumerated criminal activity, which includes trafficking in cannabis in violation of the CSA. Financial institutions that both we and our clients rely on are subject to the Bank Secrecy Act, as amended by Title III of the USA Patriot Act. In Canada, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder and the Criminal Code (Canada) apply. The penalties for violation of these laws include imprisonment, substantial fines and forfeiture.
In 2014, the DOJ under the Obama administration directed federal prosecutors to exercise restraint in prosecuting AML violations arising in the state legal cannabis programs and to consider the federal enforcement priorities enumerated in the Cole Memo when determining whether to charge institutions or individuals based upon cannabis-related activity. Around the same time, the Treasury Department issued guidance that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act. Then-Attorney General Sessions’ rescission of the DOJ’s guidance on the state cannabis programs in early 2018 increased uncertainty and heightened the risk that federal law enforcement authorities could seek to pursue money laundering charges against entities, or individuals, engaged in supporting the cannabis industry. On January 31, 2018, the Treasury Department issued additional guidance that the 2014 Guidance would remain in place until further notice, despite the rescission of the DOJ’s earlier guidance memoranda. A detailed description of current U.S. policy and the legal status of cannabis, including President Biden’s stance on cannabis enforcement and current and foreseeable decriminalization and legalization initiatives, can be found in the “U.S. and Territories” section.
We are subject to a variety of laws and regulations in the United States, Canada and elsewhere that prohibit money laundering, including the Proceeds of Crime and Terrorist Financing Act (Canada) and the Money Laundering Control Act (U.S.), as amended, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by governmental authorities in the United States, Canada or any other jurisdiction in which we have business operations or to which we export our offerings. If any of our clients’ business activities, any dividends or distributions therefrom, or any profits or revenue accruing thereby are found to be in violation of money laundering statutes, our clients could be subject to criminal liability and significant penalties and fines. Any violations of these laws, or allegations of such violations, by our clients could disrupt our operations and involve significant management distraction and expenses. As a result, a significant number of our clients facing money laundering charges could materially affect our business, operations and financial condition. Additionally, proceeds from our clients’ business activities, including payments we have received from those clients, could be subject to seizure or forfeiture if they are found to be illegal proceeds of a crime transmitted in violation of anti-money laundering laws, which could have a material adverse effect on our business. Finally, if any of our clients are found to be violating the above statutes, this could have a material adverse effect on their ability to access or maintain financial services, as discussed in detail below, which could, in turn, have a material adverse effect on our business.
We are dependent on our banking relations, and we may have difficulty accessing or consistently maintaining banking or other financial services due to our connection with the cannabis industry.
Although we do not grow or sell cannabis products, our general connection with the cannabis industry may hamper our efforts to do business or establish collaborative relationships with others that may fear disruption or increased regulatory scrutiny of their own activities.
We are dependent on the banking industry to support the financial functions of our products and solutions. Our business operating functions including payroll for our employees and other expenses are reliant on traditional banking. Additionally, many of our clients pay us via wire transfer to our bank accounts, or via checks that we deposit into our banks. We require access to banking services for both us and our clients to receive payments in a timely manner. Lastly, to the extent we rely on any lines of credit, these could be affected by our relationships with financial institutions and could be jeopardized if we lose access to a bank account. Important components of our offerings depend on client accounts and relationships, which in turn depend on banking functions. Most federal and federally-insured state banks currently do not serve businesses that grow and sell cannabis products on the stated ground that growing and selling cannabis is illegal under federal law, even though the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”), issued guidelines to banks in February 2014 that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act. While the federal government has generally not initiated financial crimes prosecutions against state-law compliant cannabis companies or their vendors, the government theoretically could, at least against companies in the adult-use markets. The continued uncertainty surrounding financial transactions related to cannabis activities and the subsequent risks this uncertainty presents to financial institutions may result in their discontinuing services to the cannabis industry or limit their ability to provide services to the cannabis industry or ancillary businesses providing services to the cannabis industry.
As a result of federal-level illegality and the risk that providing services to state-licensed cannabis businesses poses to banks, cannabis-related businesses face difficulties accessing banks that will provide services to them. When cannabis businesses are able to find a bank that will provide services, they face extensive client due diligence in light of complex state regulatory requirements and guidance from FinCEN, and these reviews may be time-consuming and costly, potentially creating additional barriers to financial services for, and imposing additional compliance requirements on, us and our clients. FinCEN requires a party in trade or business to file with the IRS, a Form 8300 report within 15 days of receiving a cash payment of over $10,000. While we receive very few cash payments for the products we sell, if we fail to comply with these laws and regulations, the imposition of a substantial penalty could have a material adverse effect on our business, results of operations and financial condition. We cannot assure that our strategies and techniques for designing our products and solutions for our clients will operate effectively and efficiently and not be adversely impacted by any refusal or reluctance of banks to serve businesses that grow and sell cannabis products. A change in banking regulations or a change in the position of the banking industry that permits banks to serve businesses that grow and sell cannabis products may increase competition for us, facilitate new entrants into the industry offering products or solutions similar to those that we offer, or otherwise adversely affect our results of operations. Also, the inability of potential clients in our target market to open accounts and otherwise use the services of banks or other financial institutions may make it difficult for us to conduct business, including receiving payments in a timely manner.
We do not sell cannabis, or products that contain cannabis; accordingly, our company is not part of the cannabis industry that generally has been restricted from using federal and federally insured banks. However, because of “weed” in our name and the fact that our revenue is generated largely from companies licensed as operators in the cannabis industry, banks have and may continue to consider us to be subject to banking restrictions related to cannabis. If we were to lose any of our banking relationships or fail to secure additional banking relationships in the future, we could experience difficulty and incur increased costs in the administration of our business, paying our employees, accepting payments from clients, each of which may adversely affect our reputation or results of operations. Additionally, the closure of many or one of our bank accounts due to a bank’s reluctance to provide services to a business working with state legal cannabis businesses would require significant management attention from us and could materially adversely affect our business and operations. In addition to banks and financial institutions, merchant processors may take a similar view of the risks of working with us since we provide services to cannabis businesses, and loss of any of our merchant processor relationships could have similar results. Moreover, Visa and Mastercard currently prohibit processing of transactions involving the sale of cannabis on their networks, and Mastercard has reportedly issued cease-and-desist letters to certain banks and payment processors to stop allowing such transactions on its debit cards. Although consumers cannot currently purchase products on the Weedmaps marketplace and we do not currently use, nor have we historically used, any of our merchant processing relationships to process payments for cannabis transactions, to the extent Visa or Mastercard extend these restrictions to cannabis-related businesses, our merchant processing relationships could be terminated, or we could be prevented from processing any Visa or Mastercard transactions, which could have a material adverse effect on our business and results of operations. Furthermore, our clients may be adversely impacted by Visa’s or Mastercard’s policies, which could in turn have a material adverse effect on our business and results of operations.
Participating in transactions involving proceeds derived from cannabis may constitute criminal money laundering.
Participating in transactions involving proceeds derived from cannabis may constitute criminal money laundering. It is a federal crime to engage in certain transactions involving the proceeds of a “specified unlawful activity” (a “SUA”) when those transactions are designed to promote an underlying SUA, or conceal the source of the funds. Violations of the CSA and violations of a state’s laws may be deemed to be SUAs. In the event that any of our investments, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues were found to be in violation of anti-money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of statutes of the United States or any other applicable jurisdiction. This could restrict or otherwise jeopardize our ability to declare or pay dividends, effect other distributions, or subsequently require us to repatriate such funds back to the United States from Canada or other foreign jurisdictions.
If any of our clients’ business activities, any dividends or distributions therefrom, or any profits or revenue accruing thereby are found to be in violation of money laundering statutes, we and our investors could be subject to criminal liability and significant penalties and fines. Any violations of these laws, or allegations of such violations could disrupt our operations and involve significant management distraction and expenses. Facing money laundering charges could materially affect our business, operations and financial condition. Additionally, proceeds from our clients’ business activities, if found to be in violation of anti-money laundering laws, could subject payments we have received from those clients to seizure or forfeiture, if they are found to be illegal proceeds of a crime committed by a client, which could have a material adverse effect on our business and our investors. Finally, if we or any of our clients are found to be violating the above statutes, this could have a material adverse effect on our ability to access or maintain financial services, as discussed in detail below, which could, in turn, have a material adverse effect on our business.
We may have difficulty using bankruptcy courts due to our involvement in the regulated cannabis industry.
We currently have no need or plans to seek bankruptcy protection. U.S. courts have held that debtors whose income is derived from cannabis or cannabis assets in violation of the CSA cannot seek federal bankruptcy protections. Although we are not in the business of growing or processing cannabis or selling or even possessing cannabis or cannabis products, a U.S. court could determine that our revenue is derived from cannabis or cannabis assets and prevent us from obtaining bankruptcy protections if necessary.
The conduct of third parties may jeopardize our business.
We cannot guarantee that our systems, protocols and practices will prevent all unauthorized or illegal activities by our clients. Our success depends in part on our clients’ ability to operate consistently with the regulatory and licensing requirements of each state, local and regional jurisdiction in which they operate. We have a dedicated Policy & Compliance Operations team that reviews cannabis license information for operational cannabis retail clients, both on submission and on an ongoing basis, to ensure validity and accuracy. We require all operational cannabis retailer clients, including storefronts and delivery services, to display on their WMH listing a valid, unexpired state-issued license number. For certain of our products or services, we request additional verification and documentation. We cannot ensure that the conduct of our clients, who are third parties, and their actions could expose them to legal sanctions and costs, which would in turn, adversely affect our business and operations.

The conduct of third parties may jeopardize our regulatory compliance.
While we are a technology company, not a cannabis licensee, and as such, are not subject to commercial cannabis regulations that apply to cannabis operators, we cannot guarantee that our systems, protocols and practices will prevent any and all unauthorized or illegal activities by our clients. Our success depends in part on our clients’ ability to operate consistently with the regulatory and licensing requirements of each state, local and regional jurisdiction in which they operate. Despite the procedures and protocols in place for license verification by our Policy & Compliance Operations team, any non-compliance by our clients could put our business at risk, as discussed herein, and could also subject us to potential actions by state regulators, to the extent they could be applied to technology service providers, which could materially adversely affect our business, operations, financial condition, brand and reputation.
FDA regulation of adult-use and medical-use cannabis, as well as e-cigarettes and other vaping products, could negatively affect the cannabis industry, which would directly affect our financial condition.
Should the federal government legalize cannabis for adult-use and/or medical-use, it is possible that the U.S. Food and Drug Administration (the “FDA”) would seek to regulate it under the Food, Drug and Cosmetics Act of 1938, as it has with federally legal hemp. Additionally, the FDA may issue rules and regulations including certified good manufacturing practices related to the growth, cultivation, harvesting and processing of adult-use and medical-use cannabis. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where adult-use and medical-use cannabis is grown register with the FDA and comply with certain federally prescribed regulations.
In addition, as a result of the recent lung injuries and deaths associated with e-cigarettes and other vaping products, the FDA and the U.S. Centers for Disease Control and Prevention (the “CDC”) have warned consumers not to use vaping products containing tetrahydrocannabinol (“THC”). While the FDA and the CDC continue to conduct ongoing investigations, it is currently unknown when and whether the FDA will impose additional rules and regulations on e-cigarettes and other vaping products.
In the event that some or all of these regulations are imposed, we do not know what the impact would be on the adult-use and medical-use cannabis industry, including what costs, requirements and possible prohibitions may be enforced. If our clients are unable to comply with any new rules, regulations or registration as prescribed by the FDA, or are unable to do so in a cost-effective manner, our clients may be unable to continue to operate their respective business in its current form, or at all, which may also result in our clients being unable to continue engaging our technology services.
Synthetic or hemp-derived products may compete with cannabis use and products.
The hemp and pharmaceutical industry may attempt to compete with or dominate the cannabis industry, and in particular, legal cannabis, through the development and distribution of hemp-derived or synthetic products which emulate the effects and treatment of cannabis. If they are successful, the widespread popularity of such products could change the demand, volume and profitability of the cannabis industry. This could adversely affect the ability of our clients to secure long-term profitability and success.
Recently, there has been a proliferation of the extraction of delta-8-THC and other intoxicating cannabinoids from industrial hemp and infusion of these isomers into various saleable and finished products. Utilizing the legality of industrial hemp under U.S. federal law, many such products are available for sale through unlicensed channels and are shipped in interstate commerce. Additionally, some hemp companies sell hemp-derived THC products with state authorization. Given the similar intoxicating effects to cannabis-derived THC, which is an illegal substance under the CSA, and its substantially lower price point, patients and consumers may choose to consume hemp-derived products in lieu of cannabis-derived products. In light of the substantial investment our clients have made and continue to make in state-licensed cannabis facilities, the widespread use of hemp-derived THC or synthetic products could adversely impact our clients, which could, in turn, have a material adverse effect on our business and results of operations.
We believe that Section 230(c)(1) of the Communications Decency Act (“CDA”) provides immunity from civil and state criminal liability, but it is possible that it does not.
We believe that Section 230(c)(1) provides immunity from civil and state criminal liability to internet service provider intermediaries in the United States, such as us, for content provided on their platforms that they did not create or develop. We do not create or develop the information that appears on our clients’ listing pages and advertising placements, although our moderation teams may take down a client’s information if it breaches our listing restrictions or admonish consumers who post reviews that violate our community terms of use (which, for example, prohibit profanity and racism). We do author and edit certain original content that appears in other sections of our website, such as WM News, WM Learn and WM Policy. All of these sections are general news and information, and none of these sections are advertisements for, or listing pages of, cannabis businesses, except in limited circumstances related to descriptions of certain cannabis strains. For additional information about Section 230, see the section captioned “Risk Factors—Risks Related to our Business and Industry.” Our clients are subject to licensing and related requirements under applicable laws and regulations, and our own compliance policies, and some of our clients currently and in the future may not be in compliance with all such requirements. Despite our belief that we are protected by Section 230, it is possible that we are not, which would subject us to legal, business and operational risks. In addition, there have been various Congressional efforts to restrict the scope of the protections available to online platforms under Section 230 of the CDA, and our current protections from liability for third-party content in the United States could decrease or change. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. We could also face fines or orders restricting or blocking our services in particular geographies as a result of content hosted on our services. For example, recently enacted legislation in Germany may impose significant fines for failure to comply with certain content removal and disclosure obligations.
We may continue to be subject to constraints on marketing our products.
Certain of the states in which we operate have enacted strict regulations regarding marketing and sales activities on cannabis products, which could affect our cannabis retail clients’ demand for our listing and marketing services. There may be restrictions on sales and marketing activities of cannabis businesses imposed by government regulatory bodies that can hinder the development of our business and operating results because of the restrictions our clients face. If our clients are unable to effectively market our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our products for our clients, this could hamper demand for our products and services from licensed cannabis retailers, which could result in a loss of revenue.
Cannabis businesses are subject to unfavorable U.S. tax treatment.
Until and unless cannabis is rescheduled to Schedule III, Section 280E of the Code may continue to apply to cannabis and does not allow any deduction or credit for any amount paid or incurred during the taxable year in carrying on business, other than costs of goods sold, if the business (or the activities which comprise the trade or business) consists of trafficking in controlled substances (within the meaning of Schedules I and II of the CSA). The IRS has applied this provision to cannabis operations, prohibiting them from deducting expenses associated with cannabis businesses beyond costs of goods sold and asserting assessments and penalties for additional taxes owed. Section 280E may have a lesser impact on cannabis cultivation and manufacturing operations than on sales operations, which directly affects our clients, who are cannabis retailers. However, Section 280E and related IRS enforcement activity have had a significant impact on the operations of all cannabis companies. While the Section does not directly affect our Company, it lowers our clients’ profitability, and could result in decreased demand for our listing and marketing services. An otherwise profitable cannabis business may operate at a loss after taking into account its U.S. income tax expenses. This affects us because our sales and operating results could be adversely affected if our clients decrease their marketing budgets and are operating on lower profit margins as a result of unfavorable treatment by the Code.
Service providers to cannabis businesses may also be subject to unfavorable U.S. tax treatment.
As discussed above, under Section 280E of the Code, no deduction or credit is allowed for any amount paid or incurred during the taxable year in carrying on business, other than costs of goods sold, if the business (or the activities which comprise the trade or business) consists of trafficking in controlled substances (within the meaning of Schedules I and II of the CSA). The IRS has applied this provision to cannabis operations, prohibiting them from deducting expenses associated with cannabis businesses and asserting assessments and penalties for additional taxes owed. While we do believe that Section 280E does not apply to our business, or ancillary service providers that work with state-licensed cannabis businesses, if the IRS interprets the section to apply, it would significantly and materially affect our profitability and financial condition.

Cannabis businesses may be subject to civil asset forfeiture.
Any property owned by participants in the cannabis industry used in the course of conducting such business, or that represents proceeds of such business or is traceable to proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture because of the illegality of the cannabis industry under federal law. Even if the owner of the property or the assets is never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture. Forfeiture of assets of our cannabis business clients could adversely affect our revenues if it impedes their profitability or operations and our clients’ ability to continue to subscribe to our services.
Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability.
Insurance that is otherwise readily available, such as general liability and directors’ and officers’ insurance, is more difficult for us to find and is more expensive or contains significant exclusions because our clients are cannabis industry participants. There are no guarantees that we will be able to find such insurance coverage in the future or that the cost will be affordable to us. If we are forced to go without such insurance coverage, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities. If we experience an uninsured loss, it may result in loss of anticipated cash flow and could materially adversely affect our results of operations, financial condition and business.
There may be difficulty enforcing certain of our commercial agreements and contracts.
Courts will not enforce a contract deemed to involve a violation of law or public policy. Because cannabis remains illegal under U.S. federal law, parties to contracts involving the state legal cannabis industry have argued that the agreement was void as federally illegal or against public policy. Some courts have accepted this argument in certain cases, usually against the company trafficking in cannabis. While courts have enforced contracts related to activities by state-legal cannabis companies, and the trend is generally to enforce contracts with state-legal cannabis companies and their vendors, there remains doubt and uncertainty that we will be able to enforce our commercial agreements in court for this reason. We cannot be assured that we will have a remedy for breach of contract, which would have a material adverse effect on our business.
Certain of our directors, officers, employees and investors who are not U.S. citizens may face constraints on cross-border travel into the United States.
Because cannabis remains illegal under U.S. federal law, non-U.S. citizens employed at or investing in companies doing business in the state legal cannabis industry could face detention, denial of entry or lifetime bans from the United States for their business associations with cannabis businesses. Entry to the United States happens at the sole discretion of the officers on duty of the U.S. Customs and Border Protection (“CBP”), and these officers have wide latitude to ask questions to determine the admissibility of a foreign national. The government of Canada has started warning travelers on its website that previous use of cannabis, or any substance prohibited by U.S. federal laws, could mean denial of entry to the United States. Business or financial involvement in the legal cannabis industry in Canada or in the United States could also be grounds for U.S. border guards to deny entry. On September 21, 2018, CBP released a statement outlining its current position with respect to enforcement of the laws of the United States. It stated that Canada’s legalization of cannabis will not change CBP enforcement of U.S. laws regarding controlled substances and because cannabis continues to be a controlled substance under U.S. federal law, working in or facilitating the proliferation of the legal marijuana industry in U.S. states where it is deemed legal or in Canada may affect admissibility to the United States. CBP updated its stated policy on October 9, 2018 to clarify that a Canadian citizen coming to the United States for reasons unrelated to the cannabis industry will generally be admissible to the United States.
As a result, CBP has affirmed that employees, directors, officers, managers and investors of companies involved in business activities related to cannabis in the United States or Canada (such as us), who are not U.S. citizens, face the risk of being barred from entry into the United States for life. On October 9, 2018, CBP released an additional policy statement indicating that Canadian citizens working in or facilitating the proliferation of the legal cannabis industry in Canada, if travelling to the United States for reasons unrelated to the cannabis industry, will generally be admissible. However, if the traveler is found to be entering into the United States for reasons related to the cannabis industry, he or she may be deemed inadmissible. Ultimately, travel restrictions imposed on our directors, officers, employees and investors could impair our ability to conduct business and to freely explore new strategic relationships.

Risks Related to Ownership of Our Securities
Concentration of ownership among our existing executive officers, directors and their respective affiliates may prevent new investors from influencing significant corporate decisions.
As of June 30, 2024, our affiliates, executive officers, directors and their respective affiliates as a group beneficially own approximately 22.6% of our outstanding Class A Common Stock and Class V Common Stock. As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of us or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.
We are a “smaller reporting company” under the U.S. federal securities laws, and the reduced reporting requirements applicable to smaller reporting companies could make our common stock less attractive to investors.
We are a “smaller reporting company” under U.S. federal securities laws. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Investors may not find our common stock attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
We do not expect to declare any dividends in the foreseeable future.
We do not anticipate declaring any cash dividends to holders of Class A Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.
Our Certificate of Incorporation designates specific courts as the exclusive forum for certain stockholder litigation matters, which could limit the ability of our stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.
Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers or other employees for breach of fiduciary duty, other similar actions, any other action as to which the Delaware General Corporation Law (the “DGCL”) confers jurisdiction to the Court of Chancery of the State of Delaware and any action or proceeding concerning the validity of our Certificate of Incorporation or our Bylaws may be brought only in the Court of Chancery in the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, any state court located in the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), unless we consent in writing to the selection of an alternative forum. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors, officers and other employees. Furthermore, our stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.
In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable. In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it. If a court were to find the exclusive forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, prospects, financial condition and operating results.

Sale of a substantial number of our shares in the public market could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock. We are unable to predict the effect that sales may have on the prevailing market price of our Class A Common Stock and the public warrants originally issued in the initial public offering of Silver Spike (the “Public Warrants”).
To the extent the Public Warrants or other exercisable securities are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to the holders of our Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales, or the potential sales, of substantial numbers of shares in the public market by the selling security holders could increase the volatility of the market price of our Class A Common Stock or adversely affect the market price of our Class A Common Stock.
We may issue additional shares of Class A Common Stock or preferred stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.
We may issue a substantial number of additional shares of Class A Common Stock or preferred stock, including under our equity incentive plan. Any such issuances of additional shares of Class A Common Stock or preferred stock:
•	may significantly dilute the equity interests of our investors;
•	may subordinate the rights of holders of Class A Common Stock if preferred stock is issued with rights senior to those afforded our Class A Common Stock;
•
could cause a change in control if a substantial number of shares of our Class A Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our Class A Common Stock and/or Warrants.
The trading price of our Class A Common Stock and the Public Warrants have been, and may continue to be, volatile, and the value of our Class A Common Stock and Warrants may decline.
The market price of our Class A Common Stock and the Public Warrants have been and may continue to be subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including:
•	actual or anticipated fluctuations in our financial condition and operating results;
•	changes in projected operational and financial results;
•	the development, effects and enforcement of and changes to laws and regulations, including with respect to the cannabis industry;
•	the commencement or conclusion of legal proceedings that involve us;
•	actual or anticipated changes in our growth rate relative to our competitors;
•	announcements of new products or services by us or our competitors;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, or joint ventures;
•	capital-raising activities or commitments;
•	issuance of new or updated research or reports by securities analysts;
•	the use by investors or analysts of third-party data regarding our business that may not reflect our financial performance;
•	fluctuations in the valuation of companies perceived by investors to be comparable to us;
•	sales of our securities, including short selling of our securities;
•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	general economic and market conditions; and
•	other events or factors, including those resulting from civil unrest, war, foreign invasions, terrorism, or public health crises, or responses to such events.
Furthermore, the stock markets frequently experience extreme price and volume fluctuations that affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, elections, interest rate changes, or international currency fluctuations, may negatively impact the market price of our Class A Common Stock and the Public Warrants. As a result of such fluctuations, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation or derivative litigation. For example, stockholders have filed or threatened to file derivative lawsuits, purportedly on our behalf, in the past and may do so in the future. Such litigation could result in substantial costs and divert our management’s attention from other business concerns.
General Risk Factors
The impact of global, regional or local economic and market conditions may adversely affect our business, operating results and financial condition.
Our performance is subject to global economic conditions and economic conditions in one or more of our key markets, which impact spending by our clients and consumers. A majority of our clients are small and medium-sized businesses that operate one or two retail locations, and their access to capital, liquidity and other financial resources is constrained due to the regulatory restrictions applicable to cannabis businesses. As a result, these clients have been and may be further disproportionately affected by economic downturns.
Clients may choose to allocate their spending to items other than our platform, especially during economic downturns. Economic conditions may also adversely impact retail sales of cannabis. Declining retail sales of cannabis could result in our clients going out of business or deciding to stop using our platform to conserve financial resources. Negative economic conditions may also affect third parties with whom we have entered into relationships and upon whom we depend in order to grow our business.
Furthermore, economic downturns could also lead to limitations on our ability to obtain debt or equity financing on favorable terms or at all, reduced liquidity, decreases in the market price of our securities, decreases in the fair market value of our financial or other assets, and write-downs of and increased credit and collectability risk on our trade receivables, any of which could have a material adverse effect on our business, operating results or financial condition.
Catastrophic events may disrupt our business and impair our ability to provide our platform to clients and consumers, resulting in costs for remediation, client and consumer dissatisfaction and other business or financial losses.
Our operations depend, in part, on our ability to protect our facilities against damage or interruption from natural disasters, power or telecommunications failures, criminal acts and similar events. Despite precautions taken at our facilities, the occurrence of a natural disaster, an act of terrorism, vandalism or sabotage, spikes in usage volume or other unanticipated problems at a facility could result in lengthy interruptions in the availability of our platform. Even with current and planned disaster recovery arrangements, our business could be harmed. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce revenue, subject us to liability and lead to decreased usage of our platform and decrease sales of our advertising placements, any of which could harm our business.
We have incurred increased costs and administrative burden as a result of operating as a public company, and our management will continue to devote substantial time to new compliance initiatives.
As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. As a public company, we are subject to the requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”), as well as rules adopted, and to be adopted, by the SEC and the Nasdaq Stock Market. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss or reduce our net income. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, our recent identification of material weaknesses in our internal controls over financial reporting and any additional material weaknesses or significant deficiency in the internal control over financial reporting that we or our independent registered public accounting firm may identify in the future), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. We cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
Our employees and independent contractors may engage in misconduct or other improper activities, which could have an adverse effect on our business, prospects, financial condition and operating results.
We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our business, prospects, financial condition and operating results.
Certain securities and industry analysts may not publish, have in the past ceased publishing, or may in the future cease publishing research or reports about us, our business or our market, or may adversely change their recommendations regarding our Class A Common Stock, which could cause the price and trading volume of our Class A Common Stock to decline.
The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock would likely decline. If any analyst who may cover us were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.
We have agreed to indemnify our officers and directors to the fullest extent permitted by law. Accordingly, any indemnification provided will be able to be satisfied by us only if we have sufficient funds. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

USE OF PROCEEDS
All of the Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
Our Class A Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “MAPS” and “MAPSW”, respectively. As of August 26, 2024, there were 97,376,026 shares of Class A Common Stock issued and outstanding and 55,486,361 shares of our Class V common stock (the “Class V Common Stock”) issued and outstanding. No market exists for the Class V Common Stock.
Holders of Record
As of August 26, 2024, there were 115 holders of record of our Class A Common Stock, 12 holders of record of our Class V Common Stock and 2 holders of record of our Public Warrants.
Dividend Policy
We have not paid any cash dividends on the Class A Common Stock or Class V Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant and will be within the discretion of our board of directors at such time. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of Common Stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes to those statements included in this prospectus. Certain information contained in the discussion and analysis set forth below contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus.
Second Quarter 2024 Financial Highlights
•	Net revenues were $45.9 million as compared to $48.4 million in the prior year.
•	Average monthly paying clients was 5,045, as compared to 5,609 in the prior year.
•	Average monthly net revenues per paying client was $3,033, as compared to $2,878 in the prior year.
•	Net income was $1.2 million as compared to $2.0 million in the prior year.
•	Adjusted EBITDA was $10.1 million as compared to $10.2 million in the prior year.
Fiscal Year 2023 Financial Highlights
•	Net Revenue was $188.0 million as compared to $215.5 million in the prior year.
•	Average monthly paying clients was 5,419, as compared to 5,457 in the prior year.
•	Average monthly net revenue per paying client was $2,891, as compared to $3,291 in the prior year.
•	Net loss was $15.7 million as compared to $82.7 million in the prior year.
•	Adjusted EBITDA was $36.9 million.
•	Cash totaled $34.4 million as of December 31, 2023, with no long-term debt.
For further information about how we calculate EBITDA and Adjusted EBITDA as well as limitations of its use and a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), see “Net Income (Loss) to EBITDA and Adjusted EBITDA” under the heading Non-GAAP Financial Measures below.
Overview
Founded in 2008, and headquartered in Irvine, California, WM Technology, Inc. operates a leading online cannabis marketplace for consumers together with a comprehensive set of eCommerce and compliance software solutions for cannabis businesses, which are sold to both storefront locations and delivery operators (“retailers”) and brands in the legalized cannabis markets in states and territories of the United States. Our comprehensive business-to-consumer and business-to-business suite of products afford cannabis retailers and brands of all sizes integrated tools to compliantly run their businesses and to reach, convert, and retain consumers.
Our business primarily consists of our commerce-driven marketplace (“Weedmaps”), and our fully integrated suite of end-to-end Software-as-a-Service (“SaaS”) solutions software offering (“Weedmaps for Business”). The Weedmaps marketplace is a premier destination for cannabis consumers to discover and browse information regarding cannabis and cannabis products with 5,045 average monthly paying clients during the three months ended June 30, 2024 on the supply-side of our marketplace. These paying clients include retailers, brands and other client types (such as doctors). Further, these clients, who can choose to purchase multiple listings solutions for each business, had purchased approximately 8,000 listing pages as of June 30, 2024.
We sell our Weedmaps for Business suite in the United States and have a limited number of non-monetized listings in several other countries including Austria, Canada, Germany, the Netherlands, Spain and Switzerland. We operate in the United States, Canada and other foreign jurisdictions where medical and/or adult cannabis use is legal under state or national law. As of June 30, 2024, we actively operated in over 35 U.S. states and territories that have adult-use and/or medical-use regulations in place. Substantially all of our revenue was generated in the United States during the periods presented. We define actively operated markets as those U.S. states or territories with greater than $1,000 monthly revenue.

Our mission is to power a transparent and inclusive global cannabis economy. Our technology addresses the challenges facing both consumers seeking to understand cannabis products and businesses who serve cannabis users in a legally compliant fashion. Since our founding in 2008, Weedmaps has become a premier destination for cannabis consumers to discover and browse information regarding cannabis and cannabis products, permitting product discovery and order-ahead for pickup or delivery by participating retailers. Weedmaps for Business is a set of eCommerce-enablement tools designed to help retailers and brands get the best out of the Weedmaps’ consumer experience, create labor efficiencies and manage compliance needs.
As we continue to expand the presence and increase the number of consumers on the Weedmaps marketplace and broaden our offerings, we generate more value for our business clients. As we continue to expand the presence and increase the number of cannabis businesses listed on weedmaps.com, we become a more compelling marketplace for consumers. To capitalize on the growth opportunities of our two-sided marketplace and solutions, we plan to continue making investments in raising brand awareness, increasing penetration within existing markets and expanding to new markets, as well as continuing to develop and monetize new solutions to extend the functionality of our platform. These investments serve to deepen the consumer experience with our platform and continue to provide a high level of support to our business clients.
Key Operating and Financial Metrics
We monitor the following key financial and operational metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
The following tables summarize our financial performance for the three and six months ended June 30, 2024 compared with the same period in 2023 and for the year ended December 31, 2023 compared to our financial performance for the years ended December 31, 2022 and 2021. For a detailed discussion of our results of operations, see “Results of Operations for the Three and Six Months Ended June 30, 2024 and 2023” and “Results of Operations for the Years Ended December 31, 2023, 2022 and 2021” below.
For the Three and Six Months Ended June 30, 2024 and 2023
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(dollars in thousands, except for net revenues per paying client)
Net revenues(1)	$45,903	$48,423	$90,292	$94,839
Net income (loss)	$1,194	$1,983	$3,153	$(1,986)
EBITDA(2)	$4,383	$4,826	$9,277	$4,024
Adjusted EBITDA(2)	$10,090	$10,227	$19,689	$17,357
Average monthly net revenues per paying client(1)(3)	$3,033	$2,878	$3,015	$2,810
Average monthly paying clients(4)	5,045	5,609	4,991	5,625
(1)
For the three and six ended June 30, 2023, net revenues has been retrospectively adjusted to reflect the restatement of previously reported revenue. See Note 2, “Summary of Significant Accounting Policies,” to our unaudited condensed consolidated financial statements included in this prospectus for further information.

(2)
For further information about how we calculate EBITDA and Adjusted EBITDA as well as limitations of its use and a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), see “Net Income (Loss) to EBITDA and Adjusted EBITDA” below.

(3)
Average monthly net revenues per paying client is defined as the average monthly net revenues for any particular period divided by the average monthly paying clients in the same respective period. Average monthly net revenues per paying client is calculated in the same manner as our previously-reported “average monthly revenue per paying client,” and the description of the metric is being updated solely to clarify that it is calculated using net revenues.

(4)	Average monthly paying clients are defined as the average of the number of paying clients billed in a month across a particular period (and for which services were provided).

For the Years Ended December 31, 2023, 2022 and 2021
	Years Ended December 31,
	2023	2022	2021
	(dollars in thousands, except for revenue per paying client)
Net revenues	$187,993	$215,531	$193,146
Net income (loss)	$(15,727)	$(82,651)	$152,218
EBITDA(1)	$(3,534)	$107,924	$156,042
Adjusted EBITDA(1)	$36,907	$(9,633)	$31,698
Average monthly net revenue per paying client(2)	$2,891	$3,291	$3,711
Average monthly paying clients(3)	5,419	5,457	4,337
(1)
For further information about how we calculate EBITDA and Adjusted EBITDA as well as limitations of its use and a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), see “Net Income (Loss) to EBITDA and Adjusted EBITDA” under the heading “Non-GAAP Financial Measures” below.

(2)
Average monthly net revenues per paying client is defined as the average monthly net revenues for any particular period divided by the average monthly paying clients in the same respective period. Average monthly net revenues per paying client is calculated in the same manner as our previously-reported “average monthly revenue per paying client,” and the description of the metric is being updated solely to clarify that it is calculated using net revenues.

(3)	Average monthly paying clients are defined as the average of the number of paying clients billed in a month across a particular period (and for which services were provided).
Non-GAAP Financial Measures
Net Income (Loss) to EBITDA and Adjusted EBITDA
Our financial statements, including net income (loss), are prepared in accordance with GAAP. For more information regarding the components within our net income (loss), see “Components of Our Results of Operations” below.
Net income for the three months ended June 30, 2024 and 2023 was $1.2 million and $2.0 million, respectively. The change in net income was primarily due to a decrease in revenue of $2.5 million, partially offset by change in fair value of warrant liability of $1.5 million, change in tax receivable agreement (“TRA”) liability of $0.1 million and a decrease in other expense, net of $0.2 million.
Net income for the six months ended June 30, 2024 was $3.2 million compared with a net loss for the six months ended June 30, 2023 of $2.0 million. The increase in net income was primarily due to a decrease in total costs and expenses of $9.9 million, partially offset by a decrease in revenue of $4.5 million and change in tax receivable agreement (“TRA”) liability of $0.3 million.
Net loss for the year ended December 31, 2023 was $15.7 million compared to a net loss of $82.7 million for the year ended December 31, 2022. The decrease in net loss of $66.9 million was primarily due to a decrease in revenue of $27.5 million, a decrease in comparatively favorable change in fair value of warrant liability of $23.9 million, a decrease in income from the change in tax receivables agreement liability of $143.6 million resulting from the remeasurement of the TRA liability, a decrease in total costs and expenses of $78.7 million, a decrease in provision from income taxes of $179.0 million resulting from the full valuation recorded against our deferred tax assets during the year ended December 31, 2022 and an increase in other expense of $4.2 million.
To provide investors with additional information regarding our financial results, we have disclosed EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures that we calculate as net income (loss) before interest, taxes and depreciation and amortization expense in the case of EBITDA and further adjusted to exclude stock-based compensation, change in fair value of warrant liability, transaction related bonus, legal settlements and other legal costs, discharge of holdback obligation related to prior acquisition, reduction in force, asset impairment charges, transaction costs, change in TRA liability and other non-cash, unusual and/or infrequent costs in the case of Adjusted EBITDA. Below we have provided a reconciliation of net income (loss) (the most directly comparable GAAP financial measure) to EBITDA; and from EBITDA to Adjusted EBITDA.
We present EBITDA and Adjusted EBITDA because these metrics are a key measure used by our management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Each of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and you should not consider any of these non-GAAP financial measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
•	EBITDA and Adjusted EBITDA do not reflect tax payments that may represent a reduction in cash available to us.
Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net income (loss) and our other GAAP results.
A reconciliation of net income (loss) to non-GAAP EBITDA and Adjusted EBITDA is as follows:
For the Three and Six Months Ended June 30, 2024 and 2023
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Net income (loss)	$1,194	$1,983	$3,153	$(1,986)
Provision for income taxes	42	—	51	—
Depreciation and amortization expenses	3,187	2,855	6,124	6,022
Interest income	(40)	(12)	(51)	(12)
EBITDA	4,383	4,826	9,277	4,024
Stock-based compensation	2,752	3,709	5,571	8,092
Change in fair value of warrant liability	(460)	1,045	390	320
Transaction related bonus (recovery) expense	—	(275)	—	2,567
Legal settlements and other legal costs	3,020	666	3,513	1,533
Reduction in force (recovery) expense	—	(264)	—	201
Change in tax receivable agreement liability	395	520	938	620
Adjusted EBITDA	$10,090	$10,227	$19,689	$17,357
For the Years Ended December 31, 2023, 2022 and 2021
	Years Ended December 31,
	2023	2022	2021
	(in thousands)
Net income (loss)	$(15,727)	$(82,651)	$152,218
Provision for (benefit from) income taxes	93	179,077	(601)
Depreciation and amortization expenses	12,133	11,498	4,425
Interest income	(33)	—	—
EBITDA	(3,534)	107,924	156,042
Stock-based compensation	13,515	23,493	29,324
Change in fair value of warrant liability	(1,505)	(25,370)	(166,518)
Warrant transaction costs	—	—	5,547
Asset impairment charges	24,403	4,317	2,372
Transaction related bonus expense	3,089	10,119	2,200
Transaction costs	—	251	2,583
Legal settlements and other legal costs	3,194	3,909	148
Discharge of holdback obligation related to prior acquisition	(3,705)	—	—
Change in tax receivable agreement liability	1,256	(142,352)	—
Reduction in force (recovery) expense	194	8,076	—
Adjusted EBITDA	$36,907	$(9,633)	$31,698

Average Monthly Net Revenues Per Paying Client
Average monthly net revenues per paying client measures how much clients, for the period of measurement, are willing to pay us for our subscription and additional offerings and the efficiency of the bid-auction process for our featured listings placements. We calculate this metric by dividing the average monthly net revenues for any particular period by the average monthly number of paying clients in the same respective period. The increase in our average monthly net revenues per paying client was due to sunset of certain products, which had lower average monthly spending clients, in the fourth quarter of 2023.
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Average monthly net revenues per paying client	$3,033	$2,878	$3,015	$2,810
The decline in our average monthly net revenue per paying client for the year ended December 31, 2023, as compared to the prior year, was due to spend declines in established markets. We expected these pressures given the continued liquidity challenges that clients are facing.
Average Monthly Paying Clients
We define average monthly paying clients as the monthly average of clients billed each month over a particular period (and for which services were provided). Our paying clients include both individual cannabis businesses as well as retail websites or businesses within a larger organization that have independent relationships with us, many of whom are owned by holding companies where decision-making is decentralized such that purchasing decisions are made, and relationships with us are located, at a lower organizational level. In addition, any client may choose to purchase multiple listing solutions for each of their retail websites or businesses.
Average monthly paying clients for the three months ended June 30, 2024 decreased 10% to 5,045 average monthly paying clients from 5,609 average monthly paying clients in the same period in 2023. Average monthly paying clients for the six months ended June 30, 2024 decreased 11% to 4,991 average monthly paying clients from 5,625 average monthly paying clients in the same period in 2023. The decrease in average monthly paying clients compared to the same periods in 2023 was primarily due to the removal of paying clients from our platform who have become delinquent, the impact on client count related to the sunset of certain products in December 2023, as well as expected client churn due to continued industry challenges, such as price deflation and ongoing consolidation.
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Average monthly paying clients	5,045	5,609	4,991	5,625
Average monthly paying clients for the year ended December 31, 2023 decreased by approximately 1% to 5,419 average monthly paying clients from 5,457 average monthly paying clients in the same period in 2022. The decrease in average monthly paying clients in 2023 as compared to the same period in 2022 was primarily due to elevated churn as a result of the cannabis industry facing price deflation in 2023.
Factors Affecting Our Performance
Growth of Our Two-Sided Weedmaps Marketplace
We have historically grown through and intend to focus on continuing to grow through the expansion of our two-sided marketplace, which occurs through growth of the number and type of businesses and consumers that we attract to our platform. We believe that expansion of the number and types of cannabis businesses that choose to list on our platform will continue to make our platform more compelling for consumers and drive traffic and consumer engagement, which in turn will make our platform more valuable to cannabis businesses.
Growth and Retention of Our Paying Clients
Our revenue grows primarily through acquiring and retaining paying clients and increasing the revenue per paying client over time. We have a history of attracting new paying clients and increasing their annual spend with us over time, primarily due to the value they receive once they are onboarded and able to take advantage of the benefits of participating in our two-sided marketplace and leveraging our software solutions.

Prices of certain commodity products, including gas prices, are historically volatile and subject to fluctuations arising from changes in domestic and international supply and demand, labor costs, competition, market speculation, government regulations, trade restrictions and tariffs, inflation, the military conflict between Russia and Ukraine and the recent state of war between Israel and Hamas and the related risk of a larger regional conflict. Increasing prices in the component materials for the goods or services of our clients may impact their ability to maintain or increase their spend with us and their ability to pay their invoices on time. Rapid and significant changes in commodity prices may negatively affect our revenue if our clients are unable to mitigate inflationary increases through various customer pricing actions and cost reduction initiatives. This could also negatively impact our net dollar retention and our collections on accounts receivable.
Regulation and Maturation of Cannabis Markets
We believe that we will have significant opportunities for greater growth as more jurisdictions legalize cannabis for medical and/or adult-use and the regulatory environment continues to develop. Currently, thirty-nine states, the District of Columbia, Puerto Rico, the Virgin Islands, Guam and the Northern Mariana have legalized some form of cannabis use for certain medical purposes. Twenty-four of those states, the District of Columbia, Guam and Northern Mariana have legalized cannabis for adults for non-medical purposes as well (sometimes referred to as adult or recreational use). Eight additional states have legalized forms of low-potency cannabis, for select medical conditions. Only three states continue to prohibit cannabis entirely. We intend to explore new expansion opportunities as additional jurisdictions legalize cannabis for medical or adult use and leverage our business model informed by our 15-year operating history to enter new markets.
We also have a significant opportunity to monetize transactions originating from users engaging with a retailer on the Weedmaps marketplace or tracked via one of our Weedmaps for Business solutions. Given U.S. federal prohibitions on plant-touching businesses and our current policy not to participate in the chain of commerce associated with the sale of cannabis products, we do not charge take-rates or payment fees for transactions originating from users who engage with a retailer on the Weedmaps platform or tracked via one of our Weedmaps for Business solutions. A change in U.S. federal regulations could result in our ability to engage in such monetization efforts without adverse consequences to our business. A change in U.S. federal regulations could also increase access to capital and remove limitations of Section 280E of the Internal Revenue Code of 1986, as amended, thus allowing deduction or credit for certain expenses of cannabis business to increase our cash flow and liquidity, as well as those of many industry participants.
Our long-term growth depends on our ability to successfully capitalize on new and existing cannabis markets. Each market must reach a critical mass of both cannabis businesses and consumers for listing subscriptions, advertising placements and other solutions to have meaningful appeal to potential clients. As regulated markets mature and as we incur expenses to attract paying clients and convert non-paying clients to paying clients, we may generate losses in new markets for an extended period.
Furthermore, we compete with cannabis-focused and general two-sided marketplaces, internet search engines and various other newspaper, television and media companies and other software providers. We expect competition to intensify in the future as the regulatory regime for cannabis becomes more settled and the legal market for cannabis becomes more accepted, which may encourage new participants to enter the market, including established companies with substantially greater financial, technical and other resources than existing market participants. Our current and future competitors may also enjoy other competitive advantages, such as greater name recognition, more offerings and larger marketing budgets.
Brand Recognition and Reputation
We believe that maintaining and enhancing our brand identity and our reputation is critical to maintaining and growing our relationships with clients and consumers and to our ability to attract new clients and consumers. Historically, a substantial majority of our marketing spending was on out-of-home advertising on billboards, buses and other non-digital outlets. Starting in 2019, consistent with the overall shift in perceptions regarding cannabis, a number of demand-side digital advertising platforms allowed us to advertise online. We also invested in growing our internal digital performance advertising team. We believe there is an opportunity to improve market efficiency through digital channels and expect to shift our marketing spending accordingly. Over the longer term, we expect to shift and accelerate our marketing spend to additional online and traditional channels, such as broadcast television or radio, as they become available to us. Further, we have begun reinvesting in our own on-the-ground and field marketing presence and are increasing the types and cadence of client events. These events and in-store activations allow Weedmaps to engage with consumers at the point of purchase and also afford Weedmaps with the opportunity to engage directly with our clients, understand their needs and challenges and foster goodwill.
Negative publicity, whether or not justified, relating to events or activities attributed to us, our employees, clients or others associated with any of these parties, may tarnish our reputation and reduce the value of our brand. Given our high visibility and relatively long operating history compared to many of our competitors, we may be more susceptible to the risk of negative publicity. Damage to our reputation and loss of brand equity may reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time consuming, and such efforts may not ultimately be successful.
We also believe that the importance of our brand recognition and reputation will continue to increase as competition in our market continues to develop. If our brand promotion activities are not successful, our operating results and growth may be adversely impacted.
Investments in Growth
We intend to continue to make focused organic and inorganic investments to grow our revenue and scale operations to support that growth.
Given our long operating history in the United States and the strength of our network, often businesses will initially list on our platform without targeted sales or marketing efforts by us. However, we plan to accelerate our investments in marketing to maintain and increase our brand awareness through both online and offline channels. We also plan to invest in expanding our business listings thereby enhancing our client and consumer experience, and improving the depth and quality of information provided on our platform. We also intend to continue to invest in several areas to continue enhancing the functionality of our Weedmaps for Business offering. We expect significant near-term investments to enhance our data assets and evolve our current listings and software offerings to our brand clients, among other areas. We anticipate undertaking such investments in order to be positioned to capitalize on the rapidly expanding cannabis market.
As operating expenses and capital expenditures fluctuate over time, we may accordingly experience short-term, negative impacts to our operating results and cash flows.
Components of Our Results of Operations
Net revenues
Our revenues are derived primarily from monthly subscriptions to Weedmaps for Business, featured and deal listings, other ad solutions and WM Dispatch. Our Weedmaps for Business subscriptions generally have one-month terms that automatically renew unless notice of cancellation is provided in advance. Featured and deal listings and other ad solutions are offered as add-on products to the Weedmaps for Business subscriptions. Featured and deal listings provide customers with premium placement ad solutions and discount and promotion pricing tools. Other ad solutions include banner ads and promotion tiles on the Company’s marketplace ad as well as other advertising products on and off the Weedmaps marketplace. We have a fixed inventory of featured listing and display advertising in each market, and price is generally determined through a competitive auction process that reflects local market demand. Revenues for these arrangements are recognized over-time, generally during a month-to-month subscription period as the products are provided. We rarely need to allocate the transaction price to separate performance obligations. In the rare case that allocation of the transaction price is needed, we recognize revenue in proportion to the standalone selling prices of the underlying services at contract inception.
Costs and Expenses
Our cost structure has two components: cost of revenues and operating expenses. Our operating expenses include costs related to selling and marketing, product development, general and administrative functions and depreciation and amortization. Certain of our costs and expenses, including those associated with the operation of our technical infrastructure as well as components of our operating expenses, are generally less variable in nature and may not correlate to changes in revenue.

Cost of Revenues (Exclusive of Depreciation and Amortization)
Cost of revenues excludes depreciation and amortization expense and primarily consists of web hosting, internet service and credit card processing costs. Cost of revenues is primarily driven by fluctuations in revenue leading to increases or decreases in credit card processing and web hosting cost. We expect our cost of revenue to continue to increase on an absolute basis and remain relatively flat as a percentage of revenue as we scale our business and inventory costs related to multi-media offerings.
Selling and Marketing Expenses
Selling and marketing expenses consist of salaries and benefits, stock-based compensation expense, travel expense and incentive compensation for our sales and marketing employees. In addition, sales and marketing expenses include customer acquisition marketing, events cost and branding and advertising costs. Over the longer term, we expect sales and marketing expense to increase in a manner consistent with revenue growth, however, we may experience fluctuations in some periods as we enter and develop new markets or have large one-time marketing projects.
Product Development Expenses
Product development costs consist of salaries and benefits and stock-based compensation expense for employees, including engineering and technical teams who are responsible for building new products, as well as maintaining and improving existing products. Product development costs that do not meet the criteria for capitalization are expensed as incurred. Amortization expense related to capitalized software development cost is included in depreciation, amortization and asset impairment expense in the consolidated statements of operations. We believe that continued investment in our platform is important for our growth and expect our product development expenses will increase in a manner consistent with revenue growth as our operations grow.
General and Administrative Expenses
General and administrative expenses consist primarily of payroll, benefit costs and stock-based compensation expense for our employees involved in general corporate functions including our senior leadership team as well as costs associated with the use by these functions of software and facilities and equipment, such as rent, insurance and other occupancy expenses. General and administrative expenses also include provision for credit losses and professional and outside services related to legal and other consulting services. General and administrative expenses are primarily driven by headcount required to support our business and meet our obligations as a public company. We expect general and administrative expenses to decline as percentage of revenue as we scale our business and leverage investments in these areas.
Depreciation and Amortization Expenses
Depreciation and amortization expenses primarily consist of depreciation on computer equipment, furniture and fixtures, leasehold improvements, capitalized software development costs and amortization of intangibles. We expect depreciation and amortization expenses to increase on an absolute basis for the foreseeable future as we scale our business.
Other Income (Expense), Net
Other income (expense), net consists primarily of change in fair value of warrant liability, TRA liability remeasurement, interest income and other tax related expenses.
Provision for Income Taxes
We account for income taxes pursuant to the asset and liability method which requires the recognition of deferred income tax assets and liabilities related to the expected future tax consequences arising from temporary differences between the carrying amounts and tax bases of assets and liabilities based on enacted statutory tax rates applicable to the periods in which the temporary differences are expected to reverse. Any effects of changes in income tax rates or laws are included in income tax expense in the period of enactment. A valuation allowance is recognized if we determine it is more-likely-than-not that all or a portion of a deferred tax asset will not be recognized. In making such determination, we consider all available evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent and expected future results of operation. See Note 2, “Summary of Significant Accounting Policies” to our unaudited condensed consolidated financial statements included in this prospectus for further information.

Results of Operations for the Three and Six Months Ended June 30, 2024 and 2023
The following tables set forth our results of operations for the periods presented and express the relationship of certain line items as a percentage of net sales for those periods. The period-to-period comparison of financial results is not necessarily indicative of future results.
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023 As Restated[1]	2024	2023 As Restated[1]
	(in thousands)
Net revenues	$45,903	$48,423	$90,292	$94,839
Costs and expenses
Cost of revenues (exclusive of depreciation and amortization)	2,245	3,239	4,547	6,733
Sales and marketing	11,069	12,567	20,703	24,627
Product development	9,642	9,200	18,871	20,134
General and administrative	18,529	16,779	35,055	37,688
Depreciation and amortization	3,187	2,855	6,124	6,022
Total costs and expenses	44,672	44,640	85,300	95,204
Operating income (loss)	1,231	3,783	4,992	(365)
Other income (expense), net:
Change in fair value of warrant liability	460	(1,045)	(390)	(320)
Change in tax receivable agreement liability	(395)	(520)	(938)	(620)
Other income (expense)	(60)	(235)	(460)	(681)
Income (loss) before income taxes	1,236	1,983	3,204	(1,986)
Provision for income taxes	42	—	51	—
Net income (loss)	1,194	1,983	3,153	(1,986)
Net income (loss) attributable to noncontrolling interests	478	757	1,197	(737)
Net income (loss) attributable to WM Technology, Inc.	$716	$1,226	$1,956	$(1,249)
1.
For the three and six months ended June 30, 2023, net revenues and general and administrative expenses have been retrospectively adjusted to reflect the restatement of previously reported revenue and credit losses. See Note 2, “Summary of Significant Accounting Policies,” to our unaudited condensed consolidated financial statements included in this prospectus for further information.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023 As Restated[1]	2024	2023 As Restated[1]
Net revenues	100%	100%	100%	100%
Costs and expenses
Cost of revenues (exclusive of depreciation and amortization)	5%	7%	5%	7%
Sales and marketing	24%	26%	23%	26%
Product development	21%	19%	21%	21%
General and administrative	40%	35%	39%	40%
Depreciation and amortization	7%	6%	7%	6%
Total costs and expenses	97%	92%	94%	100%
Operating income (loss)	3%	8%	6%	0%
Other income (expense), net:
Change in fair value of warrant liability	1%	(2)%	0%	0%
Change in tax receivable agreement liability	(1)%	(1)%	(1)%	(1)%
Other income (expense)	0%	0%	(1)%	(1)%
Income (loss) before income taxes	3%	4%	4%	(2)%
Provision for income taxes	0%	0%	0%	0%

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023 As Restated[1]	2024	2023 As Restated[1]
Net income (loss)	3%	4%	3%	(2)%
Net income (loss) attributable to noncontrolling interests	1%	2%	1%	(1)%
Net income (loss) attributable to WM Technology, Inc.	2%	3%	2%	(1)%
1.
For the three and six months ended June 30, 2023, net revenues and general and administrative expenses have been retrospectively adjusted to reflect the restatement of previously reported revenue and credit losses. See Note 2, “Summary of Significant Accounting Policies,” to our unaudited condensed consolidated financial statements included in this prospectus for further information.

Comparison of Three Months Ended June 30, 2024 and 2023
Net Revenues
	Three Months Ended June 30,		Change
	2024	2023 As Restated[1]	($)	(%)
	(dollars in thousands)
Net revenues	$45,903	$48,423	$(2,520)	(5)%
1.
For the three months ended June 30, 2023, net revenues has been retrospectively adjusted to reflect the restatement of previously reported revenue. See Note 2, “Summary of Significant Accounting Policies,” to our unaudited condensed consolidated financial statements included in this prospectus for further information.

Net revenues decreased by $2.5 million or 5% for the three months ended June 30, 2024 compared to the same period in 2023. The decrease was primarily due to a decrease in net revenues from our Featured Listing and WM Deal products of $4.6 million driven by our clients continuing to face constrained marketing budgets, the ongoing consolidation of our industry, partially offset by an increase in net revenues from our Weedmaps for Business and other SaaS solutions of $2.1 million driven by favorable pricing changes partially offset by a loss in revenue from products that were sunset in December 2023.
For the three months ended June 30, 2024, Featured Listing and WM Deal products, Weedmaps for Business and other ad solutions represented approximately 62%, 29% and 9% of our total net revenues, respectively.
Costs and Expenses
The following table shows our total costs and expenses:
	Three Months Ended June 30,		Change
	2024	2023 As Restated[1]	($)	(%)
	(dollars in thousands)
Cost of revenues	2,245	3,239	(994)	(31)%
Sales and marketing	11,069	12,567	(1,498)	(12)%
Product development	9,642	9,200	442	5%
General and administrative	18,529	16,779	1,750	10%
Depreciation and amortization	3,187	2,855	332	12%
Total costs and expenses	44,672	44,640	32	(16)%
1.
For the three months ended June 30, 2023, general and administrative expenses have been retrospectively adjusted to reflect the restatement of previously reported credit losses. See Note 2, “Summary of Significant Accounting Policies,” to our unaudited condensed consolidated financial statements included in this prospectus for further information.

Cost of Revenues
The decrease in cost of revenues was primarily related to a decrease of $0.7 million for cost of revenues associated with multi-channel marketing and cloud communication platforms, primarily due to the sunset in December 2023 of WM CRM, WM Screens and WM AdSuite and a decrease of $0.2 million in server costs.

Sales and Marketing Expenses
The decrease in sales and marketing expenses was primarily related to decreases in personnel-related costs of $1.5 million and outside services expense of $0.3 million partially offset by increases in advertising of $0.3 million. The decrease in personnel-related costs was primarily driven by lower headcount resulting in decreases in salaries and wages of $1.0 million, stock-based compensation expense of $0.3 million, bonus and commission expense of $0.1 million and payroll tax expense of $0.1 million.
Product Development Expenses
The increase in product development expenses was primarily due to an increase in contracted outside services expense of $0.7 million, partially offset by a decrease in personnel-related costs of $0.4 million. The decrease in personnel-related costs was primarily driven by lower headcount resulting in decreases in salaries and wages of $0.6 million and stock-based compensation expense of $0.1 million, partially offset by an increase in bonus and commission expense of $0.3 million.
General and Administrative Expenses
The increase in general and administrative expenses was primarily due to a charge recorded in the second quarter of 2024 related to the potential settlement of an SEC matter of $1.5 million, increases in professional legal and audit services of $1.4 million, provision for credit losses of $0.8 million, outside service expense of $0.3 million, bonus expense of 0.2 million, partially offset by decreases in salaries and wages of $0.4 million, stock-based compensation expense of $0.5 million, severance expense of $0.5 million, insurance expense of $0.6 million, facilities expense of $0.4 million and rent expense of 0.2 million. See Note 4, “Commitments and Contingencies” to our unaudited condensed consolidated financial statements included in this prospectus for additional information related to the potential settlement of an SEC matter.
Depreciation and Amortization Expenses
The increase in depreciation and amortization expense was primarily due to an increase in capitalized software amortization, partially offset by a decrease in amortization of intangible assets.
Other Income (Expense), net
	Three Months Ended June 30,		Change
	2024	2023	($)	(%)
	(dollars in thousands)
Change in fair value of warrant liability	$460	$(1,045)	$1,505	(144)%
Change in tax receivable agreement liability	(395)	(520)	125	(24)%
Other income (expense)	(60)	(235)	175	74%
Other income (expense), net	$5	$(1,800)	$1,805	(100)%
The decrease in other income (expense) net was primarily due to favorable changes in fair value of warrant liability of $1.5 million, a decrease in TRA liability of $0.1 million and a decrease in other expense of $0.2 million.
Provision for Income Taxes
	Three Months Ended June 30,		Change
	2024	2023	($)	(%)
	(dollars in thousands)
Provision for income taxes	$42	$—	$42	N/M
N/M - Not meaningful
For the three months ended June 30, 2024, we recorded forty-two in income tax provisions due to the impact of the full valuation allowance on its net deferred assets. See Note 2, “Summary of Significant Accounting Policies,” to our unaudited condensed consolidated financial statements included in this prospectus for further information.

Comparison of Six Months Ended June 30, 2024 and 2023
Net Revenues
	Six Months Ended June 30,		Change
	2024	2023 As Restated[1]	($)	(%)
	(dollars in thousands)
Net revenues	$90,292	$94,839	$(4,547)	(5)%
1.
For the six months ended June 30, 2023, net revenues has been retrospectively adjusted to reflect the restatement of previously reported revenue. See Note 2, “Summary of Significant Accounting Policies,” to our unaudited condensed consolidated financial statements included in this prospectus for further information.

Net revenues decreased by $4.5 million, or 5%, for the six months ended June 30, 2024 compared to the same period in 2023. The decrease was primarily due to a decrease in net revenues from our Featured Listing and WM Deal products of $8.3 million driven by our clients continuing to face constrained marketing budgets, the ongoing consolidation of our industry, partially offset by an increase in net revenues from our Weedmaps for Business and other SaaS solutions of $3.7 million driven by favorable pricing changes partially offset by a loss in revenue from products that were sunset in December 2023.
For six months ended June 30, 2024, Featured Listing and WM Deal products, Weedmaps for Business and other ad solutions represented approximately 63%, 29% and 8% of our total net revenues, respectively.
Costs and Expenses
The following table shows our total costs and expenses:
	Six Months Ended June 30,		Change
	2024	2023 As Restated[1]	($)	(%)
	(dollars in thousands)
Cost of revenues	$4,547	$6,733	(2,186)	(32)%
Sales and marketing	20,703	24,627	(3,924)	(16)%
Product development	18,871	20,134	(1,263)	(6)%
General and administrative	35,055	37,688	(2,633)	(7)%
Depreciation and amortization	6,124	6,022	102	2%
Total costs and expenses	$85,300	$95,204	(9,904)	(59)%
1.
For the six months ended June 30, 2023, general and administrative expenses have been retrospectively adjusted to reflect the restatement of previously reported credit losses. See Note 2, “Summary of Significant Accounting Policies,” to our unaudited condensed consolidated financial statements included in this prospectus for further information.

Cost of Revenues
The decrease in cost of revenue was primarily related to a decrease of $1.6 million for cost of revenues associated with multi-channel marketing and cloud communication platforms primarily due to the sunset in December 2023 of WM CRM, WM Screens and WM AdSuite and a decrease of $0.5 million in server costs.
Sales and Marketing Expenses
The decrease in sales and marketing expenses was primarily due to a decrease in personnel-related costs of $5.1 million, a decrease in outside services of $0.5 million and a decrease in branding, advertising and endorsement expense of $2.0 million, partially offset by an increase in event expense of $0.5 million, an increase in print and products expense of $0.8 million and an increase in web advertising of $2.5 million. The decrease in personnel-related costs was primarily driven by lower headcount resulting in decreases in salaries and wages of $2.0 million, bonus expense of $2.1 million, payroll taxes of $0.2 million and $0.8 million in stock-based compensation expense.

Product Development Expenses
The decrease in product development expenses was due to a decrease in personnel-related costs of $2.2 million, partially offset by an increase in outside service expense of $1.1 million. The decrease in personnel-related costs was primarily due to decreases in salaries and wages of $1.5 million, bonus expense of $0.2 million and stock-based compensation expense of $0.4 million.
General and Administrative Expenses
The decrease in general and administrative expenses was primarily due to a decrease in personnel-related costs of $2.7 million, a decrease in facilities expense of $0.6 million, a decrease in insurance expense of $1.1 million, a decrease in rent expense of $0.3 million, a decrease in software expense of $0.7 million and a decrease in provision for credit losses of $0.2 million, partially offset by $1.5 million charge recorded in the second quarter of 2024 related to potential settlement of an SEC matter, increases in professional legal and audit services of $0.8 million and an increase in outside service expense of $0.5 million. The decrease in personnel-related costs was primarily driven by lower headcount resulting into a decrease in salaries and wages of $1.0 million, a decrease in severance costs of $0.6 million, a decrease in stock-based compensation expense of $1.2 million, a decrease in employee benefit expense of $0.2 million, partially offset by an increase in bonus expense of $0.3 million. See Note 4, “Commitments and Contingencies” to our unaudited condensed consolidated financial statements included in this prospectus for additional information related to the potential settlement of an SEC matter.
Depreciation and Amortization Expenses
The decrease in depreciation and amortization expense was primarily due to an increase in capitalized software amortization, partially offset by a decrease in amortization of intangible assets.
Other Income (Expense), net
	Six Months Ended June 30,		Change
	2024	2023	($)	(%)
	(dollars in thousands)
Change in fair value of warrant liability	$(390)	$(320)	(70)	22%
Change in tax receivable agreement liability	(938)	(620)	(318)	51%
Other income (expense)	(460)	(681)	221	(32)%
Other (expense) income, net	$(1,788)	$(1,621)	$(167)	10%
The decrease in other income (expense) net was primarily due to unfavorable changes in fair value of warrant liability of $0.1 million and an increase in change in TRA liability of $0.3 million, partially offset by a decrease in other expense of $0.2 million.
Provision for Income Taxes
	Six Months Ended June 30,		Change
	2024	2023	($)	(%)
	(dollars in thousands)
Provision for income taxes	$51	$—	$51	N/M
N/M - Not meaningful
For the six months ended June 30, 2024, we recorded fifty-one in income tax provisions due to the impact of the full valuation allowance on its net deferred assets. See Note 2, “Summary of Significant Accounting Policies,” to our unaudited condensed consolidated financial statements included in this prospectus for further information.
Seasonality
The cannabis industry has certain industry holidays that in recent years have resulted in increased purchases by cannabis consumers. Such “holidays” include, but are not limited to 420, July 10th and the Wednesday before Thanksgiving (“Green Wednesday”). Likewise, our clients will typically increase their spend heading into these events. We also typically invest in marketing spend around these holidays which can create some seasonality in our sales and market expenses from quarter to quarter. While seasonality has not had a significant impact on our results in the past, our clients may experience seasonality in their businesses which in turn can impact the revenue generated from them. Our business may become more seasonal in the future and historical patterns in our business may not be a reliable indicator of future performance.
Liquidity and Capital Resources
The following tables show our cash, accounts receivable and working capital as of the dates indicated:
	June 30, 2024	December 31, 2023
	(dollars in thousands)
Cash	$41,292	$34,350
Accounts receivable, net	$7,000	$11,158
Working capital	$23,506	$17,771
As of June 30, 2024 and December 31, 2023, we had cash of $41.3 million and $34.4 million, respectively. Our funds are being used for funding our current operations and potential strategic acquisitions in the future. We also intend to increase our capital expenditures to support the organic growth in our business and operations. We expect to fund our liquidity requirements from cash and working capital on hand at June 30, 2024, as well as from cash provided by operating activities. We believe that our existing cash and cash generated from operations will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, our liquidity assumptions may prove to be incorrect, and we could exhaust our available financial resources sooner than we currently expect. We may seek to raise additional funds at any time through equity, equity-linked or debt financing arrangements. Our future capital requirements and the adequacy of available funds will depend on many factors. We may not be able to secure additional financing to meet our operating requirements on acceptable terms, or at all.
Cash Flows
	Six Months Ended June 30,
	2024	2023
	(dollars in thousands)
Net cash provided by operating activities	$20,054	$4,092
Net cash used in investing activities	$(7,140)	$(5,806)
Net cash used in financing activities	$(5,972)	$(2,266)
Net Cash Provided by Operating Activities
Cash from operating activities consists primarily of net income (loss) adjusted for certain non-cash items, including depreciation and amortization, change in fair value of warrant liability, change in TRA liability, amortization of right-of-use lease assets, stock-based compensation, gain on lease termination, provision (benefit) for credit losses, net of recoveries and the effect of changes in working capital.
Net cash provided by operating activities for the six months ended June 30, 2024 was $20.1 million, which resulted from a net income of $3.2 million, together with net cash inflows of $2.2 million from changes in operating assets and liabilities, and non-cash items of $14.7 million, consisting of depreciation and amortization of $6.1 million, fair value of warrant liability of $0.4 million, change in TRA of $0.9 million, amortization of right-of-use lease assets of $2.4 million, stock-based compensation of $5.6 million, partially offset by gain on lease termination of $0.1 million and provision (benefit) for credit losses, net of recoveries of $0.6 million. Net cash inflows from changes in operating assets and liabilities was primarily due to a decrease in accounts receivable of $4.8 million, a decrease in prepaid expenses and other current assets of $0.3 million, a decrease in other assets of $0.1 million and an increase in accounts payable and accrued expenses of $0.6 million, partially offset by a decrease in deferred revenue of $0.1 million and a decrease in operating lease liabilities of $3.5 million. The changes in operating assets and liabilities are mostly due to fluctuations in timing of cash receipts and payments.
Net cash provided by operating activities for the six months ended June 30, 2023 was $4.1 million, which resulted from net loss of $2.0 million, together with net cash outflows of $11.0 million from changes in operating assets and liabilities, and non-cash items of $17.1 million, consisting of depreciation and amortization of $6.0 million, fair value of warrant liability of $0.3 million, change in TRA of $0.6 million, amortization of right-of-use lease assets of $2.4 million and stock-based compensation of $8.1 million, partially offset by provision (benefit) for credit losses, net of recoveries of $0.4 million. Net cash outflows from changes in operating assets and liabilities were primarily due to a decrease in accounts payables and accrued expenses of $12.9 million and a decrease in operating lease liabilities of $3.1 million, partially offset by a decrease in accounts receivables of $2.9 million, a decrease in prepaid expenses and other current assets of $1.6 million and an increase in deferred revenue of $0.4 million. The changes in operating assets and liabilities are mostly due to fluctuations in timing of cash receipts and payments.
Net Cash Used in Investing Activities
Net cash used in investing activities for the six months ended June 30, 2024 was $7.1 million, which resulted from $7.1 million cash paid for capital expenditures which includes purchases of property and equipment, including certain capitalized software development cost.
Net cash used in investing activities for the six months ended June 30, 2023 was $5.8 million, which resulted from $5.8 million cash paid for capital expenditures which includes purchases of property and equipment, including certain capitalized software development cost.
Net Cash Used in Financing Activities
Net cash outflows from financing activities for the six months ended June 30, 2024 was $6.0 million, which primarily consists of $6.0 million in distributions payments to members of WMH LLC, $0.1 million in TRA payments and $0.1 million in proceeds from collection of related party note receivable.
Net cash outflows from financing activities for six months ended June 30, 2023 was $2.3 million, which primarily consists of $1.5 million in repayments of insurance premium financing and $1.0 million in distributions payments to members of WMH LLC and $0.2 million in proceeds from collection of related party note receivable.
Results of Operations for the Years Ended December 31, 2023 and 2022
The following table sets forth our results of operations for the periods presented and expresses the relationship of certain line items as a percentage of net revenues for those periods. The period-to-period comparison of financial results is not necessarily indicative of future results.
	Years Ended December 31,
	2023		2022
	Amount	% Revenue	Amount	% Revenue
	(in thousands, except percentages)
Net revenues	$187,993	100.0%	$215,531	100.0%
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization)	12,527	6.7%	15,407	7.1%
Sales and marketing	47,073	25.0%	82,624	38.3%
Product development	36,001	19.2%	50,520	23.4%
General and administrative	74,313	39.5%	120,787	56.0%
Depreciation and amortization	12,133	6.5%	11,498	5.3%
Asset impairment charges	24,403	13.0%	4,317	2.0%
Total costs and expenses	206,450	109.8%	285,153	132.3%
Operating loss	(18,457)	(9.8)%	(69,622)	(32.3)%
Other income (expense), net:
Change in fair value of warrant liability	1,505	0.8%	25,370	11.8%
Change in tax receivable agreement liability	(1,256)	(0.7)%	142,352	66.0%
Other income (expense)	2,574	1.4%	(1,674)	(0.8)%
Income (loss) before income taxes	(15,634)	(8.3)%	96,426	44.7%

	Years Ended December 31,
	2023		2022
	Amount	% Revenue	Amount	% Revenue
	(in thousands, except percentages)
Provision for (benefit from) income taxes	93	—%	179,077	83.1%
Net loss	(15,727)	(8.4)%	(82,651)	(38.3)%
Net (loss) income attributable to noncontrolling interests	(5,829)	(3.1)%	33,338	15.5%
Net loss attributable to WM Technology, Inc.	$(9,898)	(5.3)%	$(115,989)	(53.8)%
Comparison of Years Ended December 31, 2023 and 2022
Net Revenues
The following table summarizes our disaggregated net revenue information:
	Years Ended December 31,		Change
	2023	2022	($)	(%)
	(dollars in thousands)
Net Revenues	$187,993	$215,531	$(27,538)	(13)%
Net revenues decreased by $27.5 million, or 13%, for the year ended December 31, 2023 compared to the same period in 2022. The decrease was primarily driven by a decrease in average monthly net revenue per paying client primarily as a result of a decrease in revenue from our Featured Listings and WM Deal products of $23.1 million, Weedmaps for Business of $3.9 million and other WM Ad solutions of $0.5 million.
For the year ended December 31, 2023, featured and deal listings, Weedmaps for Business and other ad solutions represented 67%, 25% and 8% of our total net revenues, respectively.
Costs and Expenses
During the year ended December 31, 2022, we approved plans to reduce our workforce as part of certain cost-reduction initiatives intended to reduce operating expenses and sharpen our focus on key growth priorities. The decreases in our sales and marketing expenses, product development expenses and general and administrative expenses are primarily driven by the reduction in employee headcount. As of December 31, 2023, we had 440 full-time employees and 19 temporary employees, including 196 in engineering, product and design, 181 in sales and marketing and 82 in general and administrative. As of December 31, 2022, we had 580 full-time employees and 3 temporary employees, including 224 in engineering, product and design, 245 in sales and marketing and 114 in general and administrative. Of these employees, 573 are located in the United States and 10 are located in Canada. The following table shows our total costs and expenses:
	Years Ended December 31,		Change
	2023	2022	($)	(%)
	(dollars in thousands)
Cost of revenues	$12,527	$15,407	$(2,880)	(19)%
Sales and marketing	47,073	82,624	(35,551)	(43)%
Product development	36,001	50,520	(14,519)	(29)%
General and administrative	74,313	120,787	(46,474)	(38)%
Depreciation and amortization	12,133	11,498	635	6%
Asset impairment charges	24,403	4,317	20,086	465%
Total costs and expenses	$206,450	$285,153	$(78,703)	(28)%
Cost of Revenues
The decrease in cost of revenues in 2023 compared with 2022 was primarily related to a decrease of $3.7 million in cost of revenues associated with outside services expense for WM CRM, WM Screens and WM AdSuite which were sunset in December 2023, partially offset by an increase of $0.9 million for server costs.

Sales and Marketing Expenses
The decrease in sales and marketing expenses was primarily related to a decrease in personnel-related costs of $27.0 million, a decrease in outside service of $5.7 million, a decrease in web advertising expense of $2.3 million, a decrease in travel expense of $0.4 million, a decrease in print and products expense of $0.4 million and a decrease in events expense of $0.4 million, partially offset by an increase in branding and advertising expense of $0.4 million. The decrease in personnel-related costs of $27.0 million were primarily due to decreased headcount of approximately 26% in 2023 compared to prior year and includes decrease in salaries and wages of $12.1 million, bonus expense of $5.5 million, stock-based compensation expense of $3.7 million and payroll tax expense of $0.7 million and a decrease in transaction related bonuses of $4.9 million.
Product Development Expenses
The decrease in product development expenses was primarily due to decreases in personnel-related costs of $11.7 million, outside services expense of $2.6 million and travel expense of $0.1 million. The decrease in personnel-related costs was primarily due to a decline in headcount of approximately 13% in 2023 compared to prior year and includes decreases in salaries and wages of $6.4 million, bonus expense of $3.8 million, stock-based compensation expense of $1.1 million and payroll tax expense of $0.4 million.
General and Administrative Expenses
The decrease in general and administrative expenses was primarily due to decreases in provision for credit losses of $15.7 million, severance expense of $5.8 million, stock-based compensation expense of $5.3 million, salaries and wages of $5.2 million, insurance costs of $5.1 million, professional fees of $3.1 million, software expense of $1.9 million, employee benefits expense of $1.9 million, facilities expense of $0.6 million, bonus expense of $0.6 million, outside service expense of $0.6 million, donation expense of $0.5 million and payroll tax expense of $0.5 million. The decrease in compensation expense were due to decreased headcount of approximately 28% in 2023 compared to the prior year.
Depreciation and Amortization
The increase in depreciation and amortization expense was primarily due to an increase in capitalized software amortization of $2.2 million, partially offset by a decrease in depreciation expense related to other assets of $1.6 million.
Asset Impairment Charges
The increase in asset impairment charges was primarily due to $10.9 million in impairment of operating lease ROU asset and $1.3 million in impairment of leasehold improvement associated with our second headquarter space in Los Angeles, California, $8.7 million in impairment of intangible assets, capitalized software and property and equipment associated with the sunset of certain product offerings in December 2023 and $3.5 million related to the impairment of an equity investment. See Note 2, “Summary of Significant Accounting Policies” and Note 4, “Leases,” to our audited consolidated financial statements included in this prospectus for additional information.
Other Income (Expense), net
	Years Ended December 31,		Change
	2023	2022	($)	(%)
	(dollars in thousands)
Change in fair value of warrant liability	$1,505	$25,370	$(23,865)	(94)%
Change in tax receivable agreement liability	(1,256)	142,352	(143,608)	(101)%
Other income (expense)	2,574	(1,674)	4,248	(254)%
Other income (expense), net	$2,823	$166,048	$(163,225)	(98)%
Other income (expense), net decreased by $163.2 million for the year ended December 31, 2023 compared to the same period in 2022. The decrease was primarily due to changes in TRA liability of $143.6 million and comparatively favorable changes in fair value of warrant liability of $23.9 million partially offset by an increase of $4.2 million related to a non-cash gain of $3.7 million associated with the discharge of a holdback obligation related to a prior acquisition and a decrease in political contribution expense of $0.5 million.

Provision for (Benefit from) Income Taxes
	Years Ended December 31,		Change
	2023	2022	($)	(%)
	(dollars in thousands)
Provision for (benefit from) income taxes	$93	$179,077	$(178,984)	(100)%
Provision for income taxes decreased by $179.0 million for the year ended December 31, 2023 compared to the same period in 2022. The decrease was primarily due to a full valuation allowance that was recorded against our deferred tax assets during the year ended December 31, 2022. See Note 16, “Income Taxes,” to our audited consolidated financial statements included in this prospectus.
Liquidity and Capital Resources
The following tables show our cash, accounts receivable and working capital as of the dates indicated:
	As of December 31,
	2023	2022
	(in thousands)
Cash	$34,350	$28,583
Accounts receivable, net	$11,158	$17,438
Working capital	$17,771	$8,660
As of December 31, 2023 and December 31, 2022, we had cash of $34.4 million and $28.6 million, respectively. Our funds are being used for funding our current operations and potential strategic acquisitions in the future. We also intend to increase our capital expenditures to support the organic growth in our business and operations. We expect to fund our liquidity requirements from cash and working capital on hand at December 31, 2023, as well as from cash provided by operating activities. We believe that our existing cash and cash generated from operations will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, our liquidity assumptions may prove to be incorrect, and we could exhaust our available financial resources sooner than we currently expect. We may seek to raise additional funds at any time through equity, equity-linked or debt financing arrangements. Our future capital requirements and the adequacy of available funds will depend on many factors. We may not be able to secure additional financing to meet our operating requirements on acceptable terms, or at all.
Cash Flows
	Years Ended December 31,
	2023	2022	2021
	(in thousands)
Net cash provided by (used in) operating activities	$22,928	$(11,621)	$30,190
Net cash used in investing activities	$(11,871)	$(17,768)	$(30,435)
Net cash provided by (used in) financing activities	$(5,290)	$(9,805)	$48,103
Net Cash Provided by (Used In) Operating Activities
Cash from operating activities consists primarily of net income (loss) adjusted for certain non-cash items, including depreciation, amortization and asset impairments, change in fair value of warrant liability, change in TRA liability, stock-based compensation, deferred taxes, impairment loss, provision for doubtful accounts and the effect of changes in working capital.
Net cash provided by operating activities is also impacted by the effects of changes in operating assets and liabilities such as: accounts receivable which is impacted by the timing of customer billings and related collections from our customers; accounts payable and accrued expenses due to timing of payments; accrued personnel costs which are impacted by employee performance targets and the timing of payments related to employee bonus incentives.
Net cash provided by operating activities for the year ended December 31, 2023 was $22.9 million, which resulted from net loss of $15.7 million, non-cash items of $52.8 million, consisting of asset impairment charges of $24.4 million, stock-based compensation expense of $13.5 million, depreciation and amortization of $12.1 million, amortization of right of use lease assets of $4.9 million, provision for credit losses of $1.8 million, TRA remeasurement of $1.3 million, partially offset by a gain from the discharge of a holdback obligation related to a prior acquisition of $3.7 million, and the change in fair value of warrant liability of $1.5 million. The increase in net cash provided by operating activities was also impacted by net cash outflows of $14.2 million from changes in operating assets and liabilities. The net cash outflows from changes in operating assets and liabilities were primarily due to a decrease in accounts payable and accrued expenses of $15.3 million, a decrease in operating lease liabilities of $6.3 million and a decrease in deferred revenue of $0.3 million, partially offset by a decrease in accounts receivable of $4.5 million and a decrease in prepaid expenses and other assets of $3.3 million. The changes in operating assets and liabilities are mostly due to fluctuations in timing of cash receipts and payments.
Net cash used in operating activities for the year ended December 31, 2022 was $11.6 million, which resulted from net loss of $82.7 million, together with net cash outflows of $1.5 million from changes in operating assets and liabilities and non-cash items of $72.5 million, consisting of depreciation and amortization of $11.5 million, fair value of warrant liability of $25.4 million, asset impairment charges of $4.3 million, stock-based compensation expense of $23.5 million, TRA remeasurement of $142.4 million, amortization of right of use lease assets of $4.7 million, changes in deferred tax assets of $179.1 million and provision for doubtful accounts of $17.2 million. The net cash outflows from changes in operating assets and liabilities were primarily due to an increase in accounts receivables of $16.3 million, a decrease in deferred revenue of $1.9 million, a decrease in operating lease liabilities of $5.5 million, partially offset by a decrease in prepaid expenses and other current assets of $7.2 million and an increase in accounts payable and accrued expenses of $14.9 million. The changes in operating assets and liabilities are mostly due to fluctuations in timing of cash receipts and payments.
Net Cash Used in Investing Activities
Net cash used in investing activities for the year ended December 31, 2023 was $11.9 million, which resulted from $11.9 million cash paid for purchases of property and equipment, including certain capitalized software development cost.
Net cash used in investing activities for the year ended December 31, 2022 was $17.8 million, which resulted from $16.1 million cash paid for purchases of property and equipment, including certain capitalized software development cost, $1.0 million cash paid for other investments and $0.7 million net cash paid for acquisitions.
Net Cash Provided by (Used in) Financing Activities
Net Cash used in financing activities for the year ended December 31, 2023 was $5.3 million, which resulted from $7.2 million of distribution payments to members of WMH LLC, $1.5 million for repayment of insurance premium financing and $0.4 million in proceeds from collection of related party note receivable.
Net cash from financing activities for the year ended December 31, 2022 was $9.8 million, which resulted from $7.3 million for repayment of insurance premium financing and $2.4 million of distribution payments to members of WMH LLC.
Sources of Liquidity
We primarily finance our operations and capital expenditures through cash flows generated by operations. To the extent existing cash and investments and cash from operations are not sufficient to fund future activities, we may need to raise additional funds. We may seek to raise additional funds through equity, equity-linked or debt financings. If we raise additional funds through the incurrence of indebtedness, such indebtedness may have rights that are senior to holders of our equity securities and could contain covenants that restrict operations. Any additional equity financing may be dilutive to stockholders. We may enter into investment or acquisition transactions in the future, which could require us to seek additional equity financing, incur indebtedness, or use cash resources.
Contractual Obligations and Commitments
We have non-cancellable contractual agreements primarily related to leases and other purchase obligations. As of December 31, 2023, future payments on our operating leases were $45.0 million. See Note 4, “Leases,” to our audited consolidated financial statements included in this prospectus. We also have minimum outstanding purchase obligations of $7.1 million in 2024, $7.3 million in 2025 and $7.5 million in 2026, due under software license agreements, of which the majority relates to our three-year AWS Enterprise agreement.

As of December 31, 2023 and 2022, our TRA liability was $1.8 million and $0.5 million, respectively. We expect that the payments we will be required to make under the TRA will not be substantial, and therefore, in conjunction with the recording of a full valuation allowance on the related TRA deferred tax assets, we have also adjusted the TRA liabilities as of December 31, 2023.
We will continue to evaluate the realization of the TRA tax attributes, and in the future, we may conclude that the TRA liability is probable of payment, and if the TRA is reinstated, the payments would be substantial. Assuming a reinstatement of the TRA liability, there are several assumptions that would be relevant such as, no material changes in relevant tax law, that there are no future redemptions or exchanges of Class A Units and that we earn sufficient taxable income to realize all tax benefits that are subject to the TRA, the tax savings associated with acquisitions of common units in the Business Combination would aggregate to approximately $166.3 million, as of December 31, 2023, over 15 years from Closing Date. Under this scenario, we would be required to pay to the Class A Unit holders approximately 85% of such amount, or $141.3 million, as of December 31, 2023, over the 15-year period from the Closing Date. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will be deemed to realize, and the TRA payments made by us, will be calculated based in part on the market value of the Class A Common Stock at the time of each redemption or exchange under the Exchange Agreement and the prevailing applicable tax rates applicable to us over the life of the TRA and will depend on us generating sufficient taxable income to realize the tax benefits that are subject to the TRA. Payments under the TRA are not conditioned on the Class A Unit holders’ continued ownership of us. See Note 16, “Income Taxes,” to our audited consolidated financial statements included in this prospectus.
Critical Accounting Policies and Estimates
Our condensed consolidated financial statements and our consolidated financial statements are prepared in accordance with GAAP. The preparation of these condensed consolidated financial statements and consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.
We believe that the assumptions and estimates associated with revenue recognition, income taxes, stock-based compensation, capitalized software development costs, provision for doubtful accounts, goodwill and intangible assets and fair value measurements to have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. For further information on all of our significant accounting policies, see Note 2, “Summary of Significant Accounting Policies,” to our audited consolidated financial statements included in this prospectus.
Revenue Recognition
We recognize revenue when the fundamental criteria for revenue recognition are met. We recognize revenue by applying the following five steps: the contract with the customer is identified; the performance obligations in the contract are identified; the transaction price is determined; the transaction price is allocated to the performance obligations in the contract; and revenue is recognized when (or as) we satisfy these performance obligations in an amount that reflects the consideration it expects to be entitled to in exchange for those services. We exclude sales taxes and other similar taxes from the measurement of the transaction price. The transaction price reflects the amount we expect to receive for such goods, net of discounts. Discounts issued are primarily related to our Together for Equity Access and Legislation, (“WM Teal”), program, through which we provide discounts including free software, advertising, educational materials and training programs to applicants or licenses under social equity licensing programs. We provide a discount to license holders who were awarded special status by the state based on owner qualifications. These are typically given in new markets to add more diversity and inclusion in the cannabis space. We validate a license’s social equity status on the applicable state’s website. For the years ended December 31, 2023, 2022 and 2021, total discounts issued were $4.2 million, $4.5 million and $2.6 million, respectively. For clients that pay in advance for listing and other services, we record deferred revenue and recognize revenue over the applicable subscription term.
Our revenues are derived primarily from monthly subscriptions to Weedmaps for Business, featured and deal listings and other WM Ad solutions. Our Weedmaps for Business subscriptions generally have one-month terms that automatically renew unless notice of cancellation is provided in advance. Featured and deal listings and other WM

Ad solutions are offered as add-on products to the Weedmaps for Business subscriptions. Featured and deal listings provide customers with premium placement ad solutions and discount and promotion pricing tools. Other WM Ad solutions include banner ads and promotion tiles on our marketplace ad as well as other advertising products on and off the Weedmaps marketplace. We have a fixed inventory of featured listing and display advertising in each market, and price is generally determined through a competitive auction process that reflects local market demand. Revenues for these arrangements are recognized over-time, generally during a month-to-month subscription period as the products are provided. We rarely need to allocate the transaction price to separate performance obligations. In the rare case that allocation of the transaction price is needed, We recognize revenue in proportion to the standalone selling prices of the underlying services at contract inception. The determination of the performance obligations and the timing of satisfaction of such obligations either over time or at a point-in-time requires us to make significant judgment and estimates.
When a customer is identified to be a significant collection risk, the Company fully reserves for all outstanding accounts receivable and records a credit loss for these receivables. Revenue for any new service provided to the customer is not probable of collection until the Company has collected or reached a settlement on the customers old outstanding accounts receivable balances. The Company applies all payments received against the customers oldest invoices and does not recognize revenue for any new services provided until the company has collected or reached a settlement on all prior outstanding accounts receivable. Collectability is reassessed when there is a significant change in facts or circumstances. The assessment of collectability considers whether the Company may limit its exposure to credit risk through its right to stop transferring additional service in the event the customer is delinquent. See “Restatement of Previously Reported 2023 Quarterly Revenue and Credit Losses” of Note 2, “Summary of Significant Accounting Policies and Note 3, “Revenue from Contracts with Customers,” to our unaudited condensed consolidated financial statements included in this prospectus for further discussion.
Critical Accounting Estimates
Income Taxes
As a result of the Business Combination, WM Technology, Inc. became the sole managing member of WMH LLC, which is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, WMH LLC is not subject to U.S. federal and certain state and local income taxes. Accordingly, no provision for U.S. federal and state income taxes has been recorded in the financial statements for the period of January 1 to June 16, 2021 as this period was prior to the Business Combination. Any taxable income or loss generated by WMH LLC is passed through to and included in the taxable income or loss of its members, including WM Technology, Inc. following the Business Combination, on a pro rata basis. WM Technology, Inc. is subject to U.S. federal income taxes, in addition to state and local income taxes with respect to its allocable share of any taxable income of WMH LLC following the Business Combination. We are also subject to taxes in foreign jurisdictions. Tax laws and regulations are complex and periodically changing and the determination of our provision for income taxes, including our taxable income, deferred tax assets and TRA liability, requires us to make significant judgment, assumptions and estimates.
In connection with the Business Combination, we entered into a TRA with continuing members that provides for a payment to the continuing members of 85% of the amount of tax benefits, if any, that WM Technology, Inc. realizes, or is deemed to realize, as a result of redemptions or exchanges of WMH Units. In connection with such potential future tax benefits resulting from the Business Combination and subsequent redemptions or exchanges of WMH Units, we have established a deferred tax asset for the additional tax basis and a corresponding TRA liability of 85% of the expected benefit. The remaining 15% is recorded within paid-in capital. Our calculation of the TRA asset and liability requires estimates of its future qualified taxable income over the term of the TRA as a basis to determine if the related tax benefits are expected to be realized. As of December 31, 2023 and 2022, TRA liability were $1.8 million and $0.5 million.
Based on the weight of all available evidence, both positive and negative, we determined during the three months ended December 31, 2022 that a full valuation allowance was required against our net deferred tax assets. We continued the remeasurement of the valuation allowance during the year ended December 31, 2023 and determined that a full valuation allowance was required as of December 31, 2023. See Note 16, “Income Taxes,” to our audited consolidated financial statements included in this prospectus.

Stock-based Compensation
We measure fair value of employee stock-based compensation awards on the date of grant and allocate the related expense over the requisite service period. The fair value of restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”) is equal to the market price of our Class A common stock on the date of grant. The fair value of the Class P Units is measured using the Black-Scholes-Merton valuation model. When awards include a performance condition that impacts the vesting of the award, we record compensation cost when it becomes probable that the performance condition will be met. The level of achievement of such goals in the performance-based restricted stock awards may cause the actual number of units that ultimately vest to range from 0% to 200% of the original units granted. Forfeitures of stock-based awards are recognized as they occur. For the years ended December 31, 2023 and 2022, we recognized stock-based compensation expense of $13.5 million and $23.5 million, respectively. See Note 14, “Stock-based Compensation,” to our audited consolidated financial statements included in this prospectus.
Capitalized Software Development Costs
We capitalize certain costs related to the development and enhancement of the Weedmaps platform and SaaS solutions. In accordance with authoritative guidance, we capitalize these costs when the preliminary development project stage is completed, management has authorized further funding for the completion of the project, and it is probable that the project will be completed and performed as intended. Such costs are amortized when placed in service, on a straight-line basis over the estimated useful life of the related asset, generally estimated to be three years. Costs incurred prior to meeting these criteria together with costs incurred for training and maintenance are expensed as incurred and recorded in product development expenses on our consolidated statements of operations. Costs incurred for enhancements that were expected to result in additional features or functionality are capitalized and expensed over the estimated useful life of the enhancements, generally three years. The accounting for website and internal-use software costs requires us to make significant judgment, assumptions and estimates related to the timing and amount of recognized capitalized software development costs. For the years ended December 31, 2023 and 2022, we capitalized $13.1 million and $15.5 million of costs related to the development of software applications.
Accounts Receivable
We measure credit losses on our trade accounts receivable using the current expected credit loss model under Accounting Standards Codification 326 Financial Instruments – Credit Losses, which is based on the expected losses rather than incurred losses. Under the credit loss model, lifetime expected credit losses are measured and recognized at each reporting date based on historical, current and forecast information.
We calculate the expected credit losses on a pool basis for those trade receivables that have similar risk characteristics. For those trade receivables that do not share similar risk characteristics, the allowance for expected credit losses is calculated on an individual basis. Risk characteristics relevant to our accounts receivable include balance of customer account and aging status. The allowance for credit losses was $8.7 million and $12.2 million as of December 31, 2023 and December 31, 2022, respectively. See Note 2, “Summary of Significant Accounting Policies,” to our audited consolidated financial statements included in this prospectus for additional information.
Goodwill and Intangible Assets
Assets and liabilities acquired from acquisitions are recorded at their estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired, including identifiable intangible assets, is recorded as goodwill. The accounting for goodwill and intangible assets requires us to make significant judgement, estimates and assumptions. Significant estimates and assumptions in valuing acquired intangible assets and liabilities include projected cash flows attributable to the assets or liabilities, asset useful lives and discount rates.
Goodwill is not amortized and is subject to annual impairment testing, or between annual tests if an event or change in circumstance occurs that would more likely than not reduce the fair value of a reporting unit below its carrying value. Intangible assets deemed to have finite lives are amortized on a straight-line basis over their estimated useful lives, where the useful life is the period over which the asset is expected to contribute directly, or indirectly, to our future cash flows. Intangible assets are reviewed for impairment on an interim basis when certain events or circumstances exist. For amortizable intangible assets, impairment exists when the carrying amount of the intangible asset exceeds its fair value. At least annually, the remaining useful life is evaluated. We recorded an impairment charge of $6.1 million for the year ended December 31, 2023 related to intangible assets associated with certain product offerings that were sunset in December 2023, which is included in asset impairment charges in the consolidated statements of operations. No intangible asset impairment charges have been recorded for the years ended December 31, 2022 and 2021. See Note 2, “Summary of Significant Accounting Policies,” and Note 9, “Goodwill and Intangible Assets,” to our audited consolidated financial statements included in this prospectus for additional information.
Other Long-Lived Assets
We assess potential impairments to our long-lived assets, which includes property and equipment and operating lease assets, at least annually or whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. As of December 31, 2023 and 2022, our operating leases had a weighted average remaining lease term of 6.3 years and 6.8 years and a weighted-average discount rate of 9.8%. Our lease agreements do not provide an implicit rate and as a result, we used an estimated incremental borrowing rate, which was derived from third-party information available at the time we adopted ASC 842 in determining the present value of future lease payments. The rate used is for a secured borrowing of a similar term as the right of use asset. The fair value was estimated using an income approach based on management’s forecast of future cash flows expected to be derived based on current sublease market rent.
We assess impairment of ROU assets when an event and change in circumstance indicates that the carrying value of such ROU assets may not be recoverable. If an event and a change in circumstance indicates that the carrying value of an ROU asset may not be recoverable and the estimated fair value attributable to the ROU asset is less than its carrying value, an impairment loss equals to the excess of the ROU asset’s carrying value over its fair value is recognized.
The fair values of ROU assets were estimated using an income approach based on management’s forecast of future cash flows expected to be derived based on the sublease market rent. First, we test the asset group for recoverability by comparing the undiscounted cash flows of the asset group, which include expected future lease payments related to the lease agreement offset by expected sublease income, to the carrying amount of the asset group. If the first step of the long-lived asset impairment test concludes that the carrying amount of the asset group is not recoverable, we perform the second step of the long-lived asset impairment test by comparing the fair value of the asset group to its carrying amount and recognizing a lease impairment charge for the amount by which the carrying amount exceeds the fair value. To estimate the fair value of the asset group, we rely on a discounted cash flow approach using market participant assumptions of the expected cash flows.
In 2023, we recognized a ROU asset impairment charge of $10.9 million driven by updated sublease assumptions for our second headquarter space in Los Angeles, California, pursuant to an operating lease that expires in 2031. In addition, we recognized ROU asset impairment charges of $0.6 million and $2.4 million during the years ended December 31, 2022 and 2021, respectively, related to certain ROU assets reducing the carrying values of the lease assets to their estimated fair values based on the discounted cash flows of estimated net rental income for the office spaces subleased. The ROU impairment charges are included in general and administrative expenses in the consolidated statements of operations.
We assess impairment of property and equipment when an event and change in circumstance indicates that the carrying value of such assets may not be recoverable. If an event and a change in circumstance indicates that the carrying amount of an asset (or asset group) may not be recoverable and the expected undiscounted cash flows attributable to the asset are less than its carrying value, an impairment loss equals to the excess of the asset’s carrying value over its fair value is recognized. For the year ended December 31, 2023, we recorded impairment charges of $3.9 million of which $2.7 million related to property and equipment associated with certain product offerings that were sunset in December 2023 and $1.3 million related to leasehold improvements associated with the impairment of a ROU asset both of which are included in asset impairment charges in the consolidated statements of operations. No impairments to property and equipment were recorded during the years ended December 31, 2022 and 2021.
Fair Value Measurements
In connection with the Business Combination, we assumed 12,499,993 Public Warrants and 7,000,000 Private Placement Warrants. As of December 31, 2023, 12,499,973 of the Public Warrant and all of the Private Placement Warrants remained outstanding. The warrants are measured at fair value under ASC 820 - Fair Value Measurements. The fair value of the Public Warrants is classified as Level 1 financial instruments and is based on the publicly listed trading price of our Public Warrants. The fair value of the Private Warrants is determined with Level 3 inputs using the Black-Scholes model. The fair value of the Private Placement Warrants may change significantly as additional data is obtained. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value, and such changes could materially impact our results of operations in future periods. As of December 31, 2023 and December 31, 2022, warrant liability was $0.6 million and $2.1 million, respectively. See Note 6, “Fair Value Measurements,” to our audited consolidated financial statements included in this prospectus.
Recent Accounting Pronouncements
We currently have no material recent accounting pronouncements yet to be adopted.
Quantitative and Qualitative Disclosures About Market Risk
We have operations both within the United States and in foreign jurisdictions, and we are exposed to market risks in the ordinary course of our business, including the effects of foreign currency fluctuations, interest rate changes and inflation. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.
Foreign Currency
Assets and liabilities denominated in a foreign currency are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Revenue and expense accounts are translated at the average exchange rates during the periods. The impact of exchange rate fluctuations from translation of assets and liabilities is insignificant for the years ended December 31, 2023, 2022 and 2021. For all periods presented, we believe the exposure to foreign currency fluctuation from operating expenses is immaterial as the related costs do not constitute a significant portion of our total expenses.
Interest Rate Fluctuation Risk
We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2023, we did not have any cash equivalents.
The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Because we only hold cash, our portfolio’s fair value is insensitive to interest rate changes. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives. A hypothetical 100 basis point increase or decrease in interest rates would not have a material effect on our financial results.
Concentrations of Credit Risk
Our financial instruments are potentially subject to concentrations of credit risk. We place our cash with high quality credit institutions. From time to time, we maintain cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit. As of December 31, 2023, we had cash balances that exceeded the deposit insurance limit with five financial institutions. Management believes that the risk of loss is not significant and has not experienced any losses in such accounts.
Inflation
Other than as set forth in the note above titled “Growth and Retention of Our Paying Clients”, we do not believe that inflation has had a material effect on our business, financial condition or results of operations. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations. We do not believe that inflation has had a material effect on our business, financial condition or results of operations during the years ended December 31, 2023, 2022 and 2021.

BUSINESS
Our Company
Founded in 2008, and headquartered in Irvine, California, WM Technology, Inc. operates a leading online cannabis marketplace for consumers together with a comprehensive set of eCommerce and compliance software solutions for cannabis businesses, which are sold to both storefront locations and delivery operators (“retailers”) and brands in the legalized cannabis markets in states and territories of the United States. Our comprehensive business-to-consumer and business-to-business suite of products afford cannabis retailers and brands of all sizes integrated tools to compliantly run their businesses and to reach, convert, and retain consumers.
WM Technology, Inc. was initially incorporated in the Cayman Islands on June 7, 2019 under the name “Silver Spike Acquisition Corp” (“Silver Spike”). Silver Spike was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On June 16, 2021 (the “Closing Date”), Silver Spike consummated the business combination (the “Business Combination”), pursuant to that certain Agreement and Plan of Merger, dated December 10, 2020, by and among Silver Spike, Silver Spike Merger Sub LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Silver Spike Acquisition Corp., WM Holding Company, LLC, a Delaware limited liability company (when referred to in its pre-Business Combination capacity, “Legacy WMH” and following the Business Combination, “WMH LLC”), and Ghost Media Group, LLC, a Nevada limited liability company. On the Closing Date, and in connection with the closing of the Business Combination, Silver Spike was domesticated and continues as a Delaware corporation, and changed its name to WM Technology, Inc.
Our business primarily consists of our commerce-driven marketplace (“Weedmaps”), and our fully integrated suite of end-to-end Software-as-a-Service (“SaaS”) solutions software offering (“Weedmaps for Business”). The Weedmaps marketplace provides cannabis consumers with information regarding cannabis retailers and brands. In addition, the Weedmaps marketplace aggregates data from a variety of sources, including retailer point-of-sale (“POS”) solutions, to provide consumers with the ability to browse by strain, price, cannabinoids and other information regarding locally available cannabis products, through our website and mobile apps. The marketplace provides consumers with product discovery, access to deals and discounts, and reservation of products for pickup by consumers or delivery to consumers by participating retailers (retailers complete orders and process payments outside of the Weedmaps marketplace as Weedmaps serves only as a portal, passing a consumer’s inquiry to the dispensary). The marketplace also provides education and learning information to help newer consumers learn about the types of products to purchase. We believe the size, loyalty and engagement of our user base and the frequency of consumption of cannabis by our user base makes the Weedmaps marketplace highly valuable to our clients.
Weedmaps for Business, our SaaS offering, is a comprehensive set of eCommerce and compliance software solutions catered towards cannabis retailers, delivery services and brands that streamline front and back-end operations and help manage compliance needs. These tools support cannabis businesses at every stage in the consumer funnel, enabling them to:
•	Strategically reach prospective cannabis consumers.
•	Manage pickup, delivery and inventory in compliance with local regulations.
•	Help improve the customer experience by creating online browsing and ordering functionality on a brand or retailer (including delivery) operator’s website.
•	Foster customer loyalty and re-engage with segments of consumers.
•	Leverage the Weedmaps for Business products in conjunction with any other preferred software solutions via integrations and application programming interfaces (“APIs”).
•	Make informed marketing and merchandising decisions using performance analytics and consumer and brand insights to promote products to specific consumer groups.
We offer this functionality through a packaged software solution that includes (based on availability within any given market and state-level regulations) (i) a listing page with product menu on weedmaps.com, our iOS Weedmaps mobile application and our Android Weedmaps mobile application, which allows clients to disclose their license information, hours of operation, contact information, discount policies and other information that may be required under applicable state law, (ii) the ability to reserve products for pickup by consumers or delivery to consumers (either through weedmaps.com, on a white labeled WM Store website or third-party websites through our orders and menu embed product), (iii) customizable menus for brands, retailers and delivery operators to embed on their website, (iv) access to our APIs, including real-time connectivity between Weedmaps for Business to a POS to streamline workflows and promote compliance through accuracy and (v) analytics dashboards. We also offer add-on and a la carte products and services for additional fees, as discussed below.
The state-legal cannabis industry in the United States has grown consistently in recent years and was estimated to be between approximately $27-$28 billion in 2023, according to Wall Street analyst estimates, and is expected by some estimates to grow to $40 billion by 2027, assuming a continued pace of new state legalization, with 70%2 of U.S. adults since 2020 in support of having legal access to cannabis. Currently, thirty-nine states, the District of Columbia, Puerto Rico, the Virgin Islands, Guam and the Northern Mariana have legalized some form of cannabis use for certain medical purposes. Twenty-four of those states, the District of Columbia, Guam and Northern Mariana have legalized cannabis for adults for non-medical purposes as well (sometimes referred to as adult or recreational use). Eight additional states have legalized forms of low-potency cannabis, for select medical conditions. Only three states continue to prohibit cannabis entirely. Despite expectations of growth, the regulated cannabis market in the United States is still nascent and fragmented, with significant challenges facing both consumers seeking to understand cannabis and find the right products for them and businesses seeking to operate compliantly and to effectively reach and market to cannabis consumers. Within the U.S., cannabis users (defined as adults, aged 21 and older, who have consumed cannabis in the past year) represent less than 22% of the total U.S. adult, aged 21 and older, population today (and less than 16% for those that consumed in the past month)3. On the client side, as of December 31, 2023, there were approximately 11,900 retail licenses across the United States with medical and/or adult-use regulations in place, which is an effective retail density of approximately one retail license per 21,570 residents across these markets in the aggregate, based on data available from individual governmental cannabis license databases and the U.S. Census Bureau estimates for both licenses and population.
In addition to these nascent consumer and business dynamics, cannabis itself is a highly complex, regulated and diverse, non-shelf stable consumer good that spans hundreds of strains and a growing set of form factors available for consumption, including flower, pre-rolls, vapes, edibles, tinctures and concentrates. Despite these complexities, consumers still expect the same product information, discovery and comparison options across multiple channels from cannabis businesses that they expect from other retailers or brands. These consumer expectations, coupled with the lack of normalized product information in the industry, in addition to the unique attributes of cannabis as a nascent and highly regulated consumer product, create significant challenges for retailers and brands who serve cannabis consumers. Retailers and brands must meet these consumer expectations and provide omni-channel engagement opportunities with the same (i) level of service, (ii) richness of product information, (iii) ability to compare prices, and (iv) ease of product and brand discovery that consumers would receive when researching other consumer product categories. Further, brands are limited in their ability to market and sell directly and need to find ways to communicate to consumers. At the same time, these businesses must comply with a rapidly evolving legal and regulatory landscape that differs by state and across cities and counties within each state, creating challenges in the ability to scale in a capital-efficient way.
[2]	news.gallup.com - Grassroots Support for Legalizing Marijuana Hits Record 70%
[3]	Numbers of users aged 21 and older are from the 2022 National Survey on Drug Use and Health, number of adults in the United States aged 21 and older are from U.S. Census data

Our Product and Solution Ecosystem

Our solutions are designed to address the challenges facing cannabis consumers and businesses. The Weedmaps marketplace allows cannabis consumers to search for and browse cannabis products from retailers and brands, and ultimately reserve products from certain local retailers, in a manner similar to other technology platforms with breadth and depth of product, brand and retailer selection. With the development of Weedmaps for Business, we offer an end-to-end platform for licensed cannabis retailers to comply with state law. We sell a monthly subscription offering to retailer and brand clients as well as upsell and add-on offerings to licensed clients.
Our current Weedmaps for Business monthly subscription package includes:
•
WM Listings: A listing page with product menu for a retailer or brand on the Weedmaps marketplace, enabling our clients to be discovered by the marketplace’s users. This also allows clients to disclose their license information, hours of operation, contact information, discount policies and other information that may be required under applicable state law.

•
WM Orders: Software for retailers to receive pickup and delivery orders directly from a Weedmaps listing and connect orders directly with a client’s POS system (for certain POS systems). The marketplace also enables brands to route customer purchase interest to a retailer that carries the brand’s product. After a dispensary receives the order request from the consumer, the dispensary and the consumer can continue to communicate, adjust items in the request, and handle any stock issues, prior to and while the dispensary processes and fulfills the order.

•
WM Store: Customizable order and menus embed which allows retailers and brands to import their Weedmaps listing menu or product reservation functionality to their own white-labeled WM Store website or separately owned website. WM Store facilitates customer pickup or delivery orders and enables retailers to reach more customers by bringing the breadth of the Weedmaps marketplace to a client’s own website.

•
WM Connectors: A centralized integration platform, including API tools, for easier menu management, automatic inventory updates and streamlined order fulfillment to enable clients to save time and more easily integrate into the WM Technology ecosystem and integrate with disparate software systems. This creates business efficiencies and improves the accuracy and timeliness of information across Weedmaps, creating a more positive experience for consumers and businesses.

•
WM Insights: An insights and analytics platform for clients leveraging data across the Weedmaps marketplace and software solutions. WM Insights provides data and analytics on user engagement and traffic trends to a client’s listing page. For Brand clients, WM Insights allows them to monitor their brand and product rankings, identify retailers not carrying products and keep track of top brands and products by category and state.

We also offer other add-on products for additional fees, including:
•	WM Ads: Ad solutions on the Weedmaps marketplace designed for clients to amplify their businesses and reach more highly engaged cannabis consumers throughout their buying journey including:
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Featured Listings: Premium placement ad solutions on high visibility locations on the Weedmaps marketplace (desktop and mobile) to amplify our clients’ businesses and maximize clients’ listings and deal presence.

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WM Deals: Discount and promotion pricing tools that let clients strategically reach prospective price-conscious cannabis customers with deals or discounts to drive conversion. In some jurisdictions, it is required by applicable law to showcase discounts.

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Other WM Ads solutions: Includes banner ads and promotion tiles on our marketplace as well as banner ads that can be tied to keyword searches. These products provide clients with targeted ad solutions in highly visible slots across our digital surfaces.

•
WM Dispatch: Compliant, automated and optimized logistics and fulfillment last-mile delivery software (including driver apps) that helps clients manage their delivery fleets. This product streamlines the delivery experience from in-store to front-door.

In December 2023, we completed the sunset of WM AdSuite, WM CRM and WM Screens product offerings as we continue to focus our efforts on other Weedmaps for Business products that support the Weedmaps marketplace and improve the eCommerce experience for our clients and users.
We sell our Weedmaps for Business suite in the United States and have a limited number of non-monetized listings in several other countries including Austria, Canada, Germany, the Netherlands, Spain and Switzerland. We operate in the United States, Canada and other foreign jurisdictions where medical and/or adult cannabis use is legal under state or national law. As of June 30, 2024, we actively operated in over 35 U.S. states and territories that have adult-use and/or medical-use regulations in place. We define actively operated markets as those U.S. states or territories with greater than $1,000 monthly revenue. Substantially all of our revenue was generated in the United States.
Our mission is to power a transparent and inclusive global cannabis economy. Our technology addresses the challenges facing both consumers seeking to understand cannabis products and businesses who serve cannabis users in a legally compliant fashion. Since our founding in 2008, Weedmaps has become a premier destination for cannabis consumers to discover and browse information regarding cannabis and cannabis products, permitting product discovery and order-ahead for pickup or delivery by participating retailers. Weedmaps for Business is a set of eCommerce-enablement tools designed to help retailers and brands get the best out of the Weedmaps’ consumer experience, create labor efficiencies and manage compliance needs.
We hold a strong belief in the importance of enabling safe, legal access to cannabis for consumers worldwide. We believe we offer the only comprehensive software platform that allows cannabis retailers to reach their target audience, quickly and cost effectively, addressing a wide range of needs. We are committed to building the software solutions that power cannabis businesses compliantly in the industry, to advocating for legalization, licensing and social equity of cannabis and to facilitating further learning through partnership with subject matter experts to provide detailed, accurate information about cannabis.
As we continue to expand the presence and increase the number of consumers on the Weedmaps marketplace and broaden our offerings, we generate more value for our business clients. As we continue to expand the presence and increase the number of cannabis businesses listed on weedmaps.com, we become a more compelling marketplace for consumers. To capitalize on the growth opportunities of our two-sided marketplace and solutions, we plan to continue making investments in raising brand awareness, increasing penetration within existing markets and expanding to new markets, as well as continuing to develop and monetize new solutions to extend the functionality of our platform. These investments serve to deepen the consumer experience with our platform and continue to provide a high level of support to our business clients.

While the cannabis industry is still in the early innings of what could be decades of growth, we have established a leading position and a recognized brand given our 15-year operating history. Over the coming years, we plan to continue expanding our solutions and service offerings.
Challenges in Our End-Markets
Despite cannabis being a large and growing sector in the United States, we believe that cannabis is unlike many other consumer goods and retail categories for a number of reasons:
•	Cannabis as a regulated industry is still in a nascent stage of development.
•
Cannabis users (defined as adults, aged 21 and older, who have consumed cannabis in the past year) represent less than 22% of the total U.S. adult, aged 21 and older, population today[4] (and less than 16% for those that consumed in the past month)[3] without a “typical” user profile[5].

•	Regulations governing cannabis are complex and vary state-by-state and by city and county within states.
•	Cannabis has wide variance in characteristics that make it complex for consumers to make an informed purchase decision.
•	Cannabis is a perishable good with a lack of product homogeneity.
•	Brands are only in the early stages of establishing a consumer presence.
•	Competition with the illicit market is still an issue, particularly in states like California.
•	The industry has experienced periods of price deflation, including over the past two years, impacting the financial performance of businesses across the value chain.
•
Limited access to capital (relative to other industries) and limitations under Section 280E of the Internal Revenue Code of 1986, as amended (the “Code”) on deduction or credit for certain expenses of cannabis business can reduce the cash flow and liquidity of many industry participants.

Our Competitive Strengths
Since our founding in 2008, we have grown to become a leading provider of technology solutions to the cannabis industry by leveraging our competitive strengths, including:
•
Long History as a Technology Leader Serving the Cannabis Industry. Founded in 2008, we have a long history and established relationships with cannabis businesses and consumers across the United States. This long history has given us several competitive advantages, such as scale, attractive operating margins and local insights into emerging consumer and business trends across many markets. Our policy expertise allows us to anticipate and react quickly to changes in cannabis regulations and informs all aspects of our business, including our product ideation, development and go-to-market strategies.

•
Largest Two-Sided Platform for Cannabis Businesses and Consumers. With $45.9 million in revenue and 5,045 average monthly paying clients for the three months ended June 30, 2024, we believe we are the largest two-sided platform for cannabis businesses and consumers in the United States. As we increase the number of users on our platform, we generate more engagements and can more easily persuade our business clients to consolidate their service providers by switching to our value-priced Weedmaps for Business bundled solution. As we continue to increase the number of businesses on our marketplace, we in turn become a more compelling platform for users. As more businesses and users join the platform, we gain a richer trove of industry data to perform market research and assist in product development and improvement. The result is a self-reinforcing, mutually beneficial, two-sided network effect, which we believe is difficult to replicate.

•
A Fully-Integrated Business-in-a-Box SaaS Solution Specific to the Cannabis Industry. We believe our Weedmaps for Business is the industry’s only comprehensive business-in-a-box solution and incorporates embedded compliance functionality so that our clients comply with state law through integrated software

[4]	Numbers of users 21 and above are from the 2022 National Survey on Drug Use and Health, number of 21 and above adults in the United States are from U.S. Census data
[5]	Per 2022 National Survey of Drug Use and Health and U.S. Census data solutions ranging from live menus, logistics and fulfillment, POS integrations, inventory management and data and analytics. We also believe we are the only platform servicing cannabis that combines both a scaled marketplace and software - most other technology providers offer software solutions without the marketplace or a marketplace without software. We also believe we offer the most comprehensive software platform that allows cannabis retailers to reach their target audience, quickly and cost effectively, addressing a wide range of needs. Our platform features self-service administrative functionality that enables clients to manage their listings page, including adding images, adjusting their menus, editing product information and responding to reviews as well as analyzing traffic trends.
•
Unique and Growing Data Asset. As a result our established presence, scale and the breadth of product offerings that provide us with a high volume of retail-level information and user insights, we have a growing and unique first-party data asset. Currently, the cannabis industry has few reliable sources of fulsome datasets. Our data gives us insights on local market trends and the shape of the consumer journey from exploration and discovery to point of direct interaction with retailers across multiple retailers, brands and products. As our network of clients and consumers continues to grow, our data set will become deeper and richer, increasing its value and our potential monetization opportunities.

•
Ability to Innovate Rapidly and Launch New Products Efficiently at Scale. We have an agile product innovation and deployment process. Our sales team frequently engages with our paid clients about the products they use, as well as their business objectives and performance. We constantly strive to generate product ideas through this deep engagement with our clients, as well as empirical research. During the initial development phases, we test a proposed offering with relevant areas of our business such as sales, compliance, legal, marketing and technology, and use the resulting cross-functional input to develop a clear business rationale and explicit articulation of the goals, client problems that need to be solved, compliance features that need to be incorporated, and potential product-market fit prior to the investment of developer time and company resources. We leverage reusable microservices architecture and modular technology that can be redeployed across multiple new offerings for quicker development cycles. This streamlined approach yields smaller initiatives requiring less investment, enabling us to deliver cost-effective product innovation at a rapid pace.

•
Capital-Efficient Business Model with Historical Track Record of Positive Cash Flows. We operate a cloud-based platform, and unlike other cannabis-related businesses, we require minimal physical footprint and are not directly exposed to fluctuations in product input costs. We do not require real estate or other significant capital outlays to enter new markets. Our offerings can be efficiently customized to new markets to facilitate expansion, which provides significant flexibility to scale and enter new markets with minimal investment. The capital-efficiency of our business model is evidenced by our historical robust margin profile and, prior to 2022, our track record of positive Adjusted EBITDA and cash flows from operating activities,

•
Operationally-Focused Management Team with Deep Experience. Our executive leadership team has extensive and relevant professional experience spanning the technology, consumer, retail, legal and financial services industries, with a track record of operational execution and driving growth. Our Executive Chair and Principal Executive Officer, Douglas Francis is a co-founder of WM Technology and, prior to 2019, had served as its Chief Executive Officer. We believe our deep knowledge of our end-markets and broad-based operational expertise spanning several industry sectors provides a key competitive advantage in executing against our growth strategy.

Our Growth Strategy
As a leading marketplace and software platform, our goal is not only to grow our market share but to grow the entire market by promoting wider access to licensed cannabis, educating consumers on how to shop for cannabis and providing licensed operators with the tools they need to access users and grow their businesses. We believe we are well-positioned to capitalize on underlying growth across our end-markets by executing against our strategy as follows:
•
Grow Our Two-Sided Marketplace. Our goal is to be the center of commerce for consumers seeking cannabis. To support this goal, we intend to continue growing the number of consumers on our platform through original content that educates, entertains, facilitates discovery of new products, increases awareness of our platform and encourages repeat usage. As we grow our users and user engagements, we will continue to engage with our clients to demonstrate the value we believe they receive on our platform and can convince more businesses to increase adoption of our Weedmaps for Business services through our Weedmaps for Business subscription offering and additional add-ons.
•
Expand Our Existing Markets and Enter New Markets. We have a significant opportunity to grow our client base both within existing markets that are continuing to grow and new markets as they become open to regulated cannabis. We believe we are a nationally-recognized brand in the cannabis industry, and we are monetizing our platform in over 35 U.S. states and territories, as of December 31, 2023. Based on our internal research, we believe the minimum level of acceptable retail density to have a healthy and functioning licensed market is one licensed retailer per 10,000 residents. Many of the U.S. states where we operate today are still under-penetrated with low levels of licensed retail density. We believe that there are tremendous growth opportunities for us within our existing markets as retail licenses continue to be issued, and states move towards, and eventually beyond, the one retail license per 10,000 people ratio. As of December 31, 2023, there were approximately 11,900 existing retail and delivery licenses across the United States. Assuming no cap on the number of licenses issued or other restrictions on the number of licenses issued, if these same markets were to issue enough licenses to match a ratio of one retail license per 10,000 residents, approximately 22,000 new retail licenses would be issued. This may require continued liberalization of license restrictions across cities and counties within certain states where we do business today. In addition, we believe that legalization by additional states and eventually the U.S. government is inevitable. Assuming no other restrictions on the number of licenses issued, if the entire United States reached a minimum level of density of one retail license per 10,000 residents, the total universe of retail licenses would reach approximately 34,000, which is approximately 2.8 times the current count of retail licenses in the United States. If our assumptions and projections are correct, this represents a significant growth opportunity for us as every new retail license issued is an opportunity to onboard a new client onto our platform and increase their monthly spend as they leverage more of our services, solutions and upsell / add-on products.

•
Expand Our Weedmaps for Business Solutions and Monetize Gross Merchandise Value (“GMV”) Consistent with Federal and State Laws. We intend to continue expanding our suite of valuable advertising and software solutions and the functionality of our Weedmaps for Business solutions through additional offerings of premium analytics and loyalty tools, among other solutions, which we intend to monetize through additional higher priced tiers within our subscription offering. We will continue to expand the availability of our POS integrations across additional states. We also are continuously improving the base-level functionality across our Weedmaps for Business solutions. We believe these initiatives will result in a more engaged client who utilizes more of our services across our platform and is more ripe for monetization opportunities over time. While we do not believe GMV is a driver of our revenue currently, GMV could represent significant monetization potential over time when and if U.S. federal regulations allow us to monetize our clients’ currently off-platform transaction activity through take-rates or payment fees.

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Pursue Strategic Acquisitions. We take a measured approach to acquisition-related growth. We intend to continue selectively pursuing opportunities to invest in and acquire technology offerings that either complement our existing products and services or allow us to accelerate our growth.

Competition
Our direct competitors for individual components or parts of our platform include cannabis-focused, technology companies like Leafly, Dutchie and Jane Technologies and a variety of cannabis-focused marketing and advertising technology solutions. In addition, for our retail listing pages, our platform may also compete with current or potential products and solutions offered by internet search engines and advertising networks like Google, Yelp, various other newspaper, television and media companies, as well as outdoor billboard advertising. We believe that the principal competitive factors in our market include the scale of our network, comprehensiveness of offerings, ease of adoption and use, ability to facilitate compliance with the complex, disparate regulations applicable to businesses operating in the cannabis industry and the breadth and trustworthiness of information available to consumers and brand. We believe we compete favorably based on these factors. On May 16, 2024, President Biden announced that the U.S. Attorney General initiated proceedings to transfer cannabis from Schedule I to Schedule III, through a Notice of Proposed Rulemaking (“NPRM”) published on May 21, 2024 This decision is expected to have far reaching implications that are not yet fully understood. For example, rescheduling may increase competitors in this space if non-cannabis technology companies who have previously avoided the space now decide to enter the market.

For additional information about the risks to our business related to competition, see the section entitled “Risk Factors-Risks Related to our Business and Industry—We currently face intense competition in the market and we expect competition to further intensify as the cannabis industry continues to evolve.”
Sales and Marketing
Sales
Our sales team is primarily based out of our Irvine, California headquarters. Members of our sales team are knowledgeable about the products and add-ons that we offer and assist new and existing clients with our platform.
We generate many leads for new listing pages through the applicable state cannabis regulators’ lists of licensees. Other leads are created from inbound requests by applicants for cannabis licenses to begin establishing their business’ presence on our platform pending an expected cannabis license.
Marketing
We believe the quality and strength of our platform is our most valuable marketing asset. Our marketing strategy, across both business-to-consumer and business-to-business commerce, consists of user acquisition, brand marketing, communications and field marketing.
Our key marketing efforts consist of driving awareness of the marketplace, new user acquisition, and increasing platform engagement with existing users. To drive awareness, we apply a range of strategies from broad integrated marketing campaigns, such as our work each year on April 20th (“420”), to local, on-the ground events in partnership with brands and retailers like Jack in the Box. While many traditional paid channels are still not available to cannabis industry brands (Google search and some social platforms for example) we have an evolving playbook of tactics to acquire new users that includes a combination of targeted out-of-home, programmatic display, and affiliate marketing campaigns. We augment our paid efforts with social media and SEO tactics to drive organic traffic. To engage and retain existing users, we apply lifecycle tactics, leveraging our first party data to personalize touch points based on user interests.
In 2023, our marketing function continued to focus on ways to drive greater adoption of our platform through new and innovative tactics such as in-app promotions and shopping tools, and self-help chat bots. Given the strength of our brand, we have continued to see strength in the performance of our marketing tactics in what can be a crowded market, easing the acquisition or upsell process for our sales team.
Social Impact
To support the growth of an inclusive cannabis industry, we participate in policy panels and organize educational sessions to educate attendees about the importance of social equity programs and other policy initiatives that are designed to ensure the ability of people of color and those impacted by the war on drugs to participate in the legal cannabis markets that are opening (i.e. social equity licensing programs). We have drafted white papers and mock legislative provisions that were designed to support the enactment of social equity licensing programs and have advocated for state and local governments to enact social equity licensing programs. We have established a program, WM Teal, which stands for “Together for Equity Access and Legislation,” through which we provide free software, advertising, educational materials and training programs to applicants or licenses under social equity licensing programs.
Product Development
Our product development efforts focus on adding new features and solutions to our platform, as well as increasing the functionality and enhancing the ease of use of our platform. While we expect product development costs to increase as we continue to increase the functionality of our platform, we expect the percentage of total revenues represented by such costs to remain unchanged.
Intellectual Property
Our intellectual property and proprietary rights are valuable assets that are important to our business. In our efforts to safeguard our intellectual property, including copyrights, trade secrets, trademarks, patents and other forms of intellectual property rights, we rely on a combination of federal, state, common law and international rights in the jurisdictions in which we operate.

We have an ongoing trademark and service mark registration program pursuant to which we register our brand names, taglines and logos in the United States, Canada, the European Union and other jurisdictions to the extent we determine they are appropriate and cost-effective.
As of June 30, 2024, we hold a variety of trademark registrations in the United States, Canada, Japan, the European Union, the United Kingdom, Mexico and Australia.
In addition to our numerous trademark applications and registrations, we have United States copyright registrations for our weedmaps.com website, “Grow One,” and two versions of our Lab API documentation. Further, we own several domain names, including: weedmaps.com, marijuana.com, cannabis.com, wmpolicy.com, themuseumofweed.com, wm-retail.com, wmforbusiness.com and WM.store. Our trademarks and domain names are material to our business and brand identity.
We also rely on non-disclosure agreements, invention assignment agreements, intellectual property assignment agreements, or license agreements with employees, independent contractors, consumers, software providers and other third parties, which protect and limit access to and use of our proprietary intellectual property.
Though we rely, in part, upon these legal and contractual protections, we believe that factors such as the skills and ingenuity of our employees, as well as the functionality and frequent enhancements to our platform are larger contributors to our success in the marketplace.
Circumstances outside our control could pose a threat to our intellectual property rights. For more information, see the section entitled “Risk Factors—Risks Related to our Business and Industry.”
Seasonality
The cannabis industry has certain industry holidays that in recent years have resulted in increased purchases by cannabis consumers. Such “holidays” include, but are not limited to 420, July 10th and the Wednesday before Thanksgiving. Likewise, our clients will typically increase spend heading into these events. We also typically invest in marketing spend around these holidays which can create some seasonality in our sales and market expenses from quarter to quarter. While seasonality has not had a significant impact on our results in the past, our clients may experience seasonality in their businesses which in turn can impact the revenue generated from them. Our business may become more seasonal in the future and historical patterns in our business may not be a reliable indicator of future performance.
People Operations and Human Capital Resources
As of June 30, 2024, we had 422 full-time employees, 1 part-time employee and 13 temporary employees, including 185 in engineering, product and design, 171 in sales and marketing and 80 in general and administrative. Of these employees, 428 are located in the United States and 8 are located in Canada.
We believe that being able to attract and retain top talent is both a strategic advantage for us and necessary to realize our mission of powering a transparent and inclusive global cannabis economy. Our position as a leading technology provider to the cannabis industry helps us attract high caliber candidates who are technically skilled and passionate about our mission and products. We devote substantial resources to this task. Our dedicated, best-in-class Talent Acquisition team is focused on finding and attracting diverse and capable talent, and our People & Workplace team is focused on making us a world class employer of choice for that talent once they get here. None of our employees are represented by a labor union or covered by collective bargaining agreements and we have not experienced any work stoppages.
Government Regulation
Numerous countries and territories have moved in recent years to regulate and tax cannabis, particularly medical cannabis. Most of these jurisdictions present complex regulatory regimes that require licensed operators to comply with substantial reporting, testing, packaging, distribution and security requirements.
United States and Territories
Notwithstanding the trend toward further state legalization, the U.S. government continues to categorize cannabis as a prohibited controlled substance, and accordingly the cultivation, processing, distribution, sale, advertisement of sale and possession by our customers violate federal law, as discussed further in the sections entitled “Risk Factors—Risks Related to our Business and Industry.”

On January 4, 2018, then U.S. Attorney General Jeff Sessions issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) rescinding certain past DOJ memoranda on cannabis law enforcement, including the Cole Memo. Describing the criminal enforcement of federal cannabis prohibitions against those complying with state cannabis regulatory systems as an inefficient use of federal investigative and prosecutorial resources, the Cole Memo gave federal prosecutors discretion not to prosecute state law compliant cannabis companies in states that were regulating cannabis, unless one or more of eight federal priorities were implicated, including use of cannabis by minors, violence, or the use of federal lands for cultivation. The Sessions Memo, which remains in effect, states that each U.S. Attorney’s Office should follow established principles that govern all federal prosecutions when deciding which cannabis activities to prosecute.
Since 2014, versions of the U.S. omnibus spending bill have included a provision prohibiting the DOJ, which includes the Drug Enforcement Administration (“DEA”), from using appropriated funds to prevent states from implementing their medical-use cannabis laws. Federal courts have held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws.
Despite the Sessions Memo, the U.S. government has not prioritized the enforcement of those laws against cannabis companies complying with state law and their vendors, and has not since 2014. No reversal of that policy of prosecutorial discretion is expected under a Biden administration given his actions on cannabis to date, and the statements of Attorney General Merrick Garland on the subject, although prosecutions against state-legal entities cannot be ruled out entirely at this time. During his campaign, President Biden promised federal reform on cannabis, including decriminalization generally and has made history in several impactful ways. First, in 2022, President Biden signed into law the “Medical Marijuana and Cannabidiol Research Expansion Act,” a bill aimed at easing restrictions on cannabis research — bipartisan legislation which is the first standalone cannabis reform bill to pass both the House and Senate. Additionally, on October 6, 2022, President Biden issued a presidential proclamation pardoning federal convictions for simple marijuana possession offenses, encouraging state governors to do the same on the state level where permissible, and requesting that the Secretary of Health and Human Services and the Attorney General initiate an administrative process to review cannabis’s Schedule I classification under the CSA. On August 29, 2023, HHS issued a letter to the DEA recommending that cannabis be reclassified as a Schedule III controlled substance under the CSA. On May 16, 2024, President Joe Biden announced that his administration is officially moving to reclassify cannabis from a Schedule I to a Schedule III controlled substance under the CSA. There will then be a 60-day public comment period before the rule is potentially finalized. If this move is confirmed, it would be a momentous change whose full implications are currently unknown. The DEA’s decision to reclassify cannabis would neither legalize nor likely eliminate current state cannabis program. If placed under Schedule III, cannabis will cannabis will remain a controlled substance and state-legal programs will continue to operate outside of federally legal channels in their distribution of the substance particularly because no state operator holds a DEA registration to possess or distribute cannabis. One notable impact for our clients is that rescheduling cannabis to Schedule III would remove the various tax-related hindrances tied to IRS code section 280E, and cannabis-related businesses (whether involved in medical or adult-use cannabis) would finally be able to take advantage of all applicable deductions and credits on their business taxes that other businesses enjoy. However, some fear that the DEA or FDA may impose additional requirements or begin to target enforcement on state cannabis programs. In the unlikely event that the federal government were to reverse its long-standing hands-off approach to the state legal cannabis markets and start more broadly enforcing federal law regarding cannabis, we would likely be unable to execute our business plan, and our business and financial results would be adversely affected.
U.S. Attorney General, Merrick Garland, is expected to not interfere with cannabis businesses operating in compliance with states’ laws. During his confirmation hearing before the U.S. Senate, Judge Garland testified that prosecuting state-legal cannabis companies would not be a “useful use of limited resources.” In April, 2022, Attorney General Garland reiterated that prosecuting the possession of cannabis is “not an efficient use” of federal resources, especially “given the ongoing opioid and methamphetamine epidemic[s]” facing the nation. On March 1, 2023, Attorney General Garland confirmed that his Department is continuing work on a new cannabis enforcement guidance, which he states would be “very close to what was done in the Cole memorandum.” Although any such guidance issued would not have the force of law, and could not be enforced by the courts, such a guidance would likely mean that the status quo of federal non-enforcement is likely to continue for the foreseeable future.
Members of the U.S. Congress from both parties have introduced bills to end the federal cannabis prohibition, by de-scheduling cannabis completely and regulating it. In addition to broader reforms, this session has seen additional incremental reform bills that aim to increase research, cement medical cannabis patients’ rights, or facilitate state-legal cannabis. While the timing of federal reform remains unknown, it is expected that federal policy on cannabis will continue becoming more, rather than less, permissive and legislative efforts to legalize cannabis or cannabis banking at the national level are likely to progress in 2024.
Some of our retail clients sell products with hemp-derived cannabinoids, including CBD. In December 2018, the U.S. government removed hemp and extracts of hemp from the CSA schedules through the Agriculture Improvement Act of 2018, Pub. L. 115-334. Accordingly, the production, sale and possession of hemp or extracts of hemp, including certain CBD products, no longer violate the CSA. The states have implemented a patchwork of different laws on hemp and its extracts. Additionally, the Food & Drug Administration (“FDA”) claims that the Food, Drugs & Cosmetics Act significantly limits the legality of certain hemp-derived CBD products. In January 2023, FDA affirmed that the agency will not compromise—or create new standards—in evaluating or permitting cannabis or cannabinoid compounds and products, and particularly cannabidiol (“CBD”), indicating that Congress must take action to end the stalemate between federal and state laws and the purgatory of FDA selective enforcement. While enforcement regarding hemp-derived products has generally been limited, changes in enforcement priorities or further federal regulations could negatively impact our clients that sell such products, which could adversely impact our business, operating results, financial condition, brand and reputation.
We have been neither a defendant in a criminal action nor the subject of a civil or regulatory enforcement proceeding, prosecuted by a U.S. governmental authority based on our provision of products and solutions to the cannabis industry. Furthermore, we believe that Section 230 provides immunity from civil and state criminal liability to internet service provider intermediaries in the United States, such as us, for content provided on their platforms that they did not create or develop. We do not create or develop the information that appears on our clients’ listing pages and other advertising placements, although our moderation teams may take down a client’s information if it breaches our listing restrictions or admonish consumers who post reviews that violate our community terms of use (which, for example, prohibit profanity and racism). We do author and edit certain original content that appears in other sections of our website, such as WM News and WM Learn. All of these sections are general news and information, and none of these sections are advertisements for, or listing pages of, cannabis businesses. For additional information about Section 230, see the sections entitled “Business—Overview” and “Risk Factors—Risks Related to our Business and Industry.”
Our clients are subject to licensing and related requirements under applicable laws and regulations, and our own compliance policies, and some of our clients currently and in the future may not be in compliance with all such requirements. Currently, we require all cannabis retailers on Weedmaps to display a valid, unexpired state-issued license number on their listing. We have a dedicated Policy & Compliance Operations team that reviews license information, both on submission and on an ongoing basis, to ensure validity and accuracy. For certain Weedmaps products or services, we may request additional verification and documentation. Additionally, we require contractual representations and warranties from our clients that they are complying with state law. If, despite our policies to verify state-licensure, unlicensed or noncompliant businesses are able to access our products, it could subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation.
Canada
Medical cannabis has been legal in Canada since 1999 through various regulatory regimes. On October 17, 2018, the Cannabis Act (Canada) came into force. The Cannabis Act governs both the medical and the regulated adult-use markets in Canada. Prior to October 17, 2018, legal access to and use of medical cannabis in Canada was regulated under the Controlled Drugs and Substances Act and the associated Access to Cannabis for Medical Purposes Regulations (“ACMPR”). Under the Cannabis Act, holders of licenses to cultivate and/or process cannabis are also permitted to supply cannabis under their existing licenses obtained pursuant to the ACMPR to the regulated adult-use market.
Rest of the World
Legalized cannabis is expanding in other parts of the world with countries adopting varying degrees of legalization or decriminalization. We do not yet regard these countries as viable marketplaces for our products, though we have ongoing tests of a small number of listings in several markets where listings are legally permissible.
Legal Proceedings
The information set forth under “Commitments and Contingencies—Litigation” in Note 4 of the notes to the unaudited condensed consolidated financial statements included in this prospectus are incorporated by reference.

As previously disclosed, in the second quarter of 2022, our board of directors received an internal complaint regarding the calculation, definition and reporting of our monthly active users (“MAUs”) metric. In response, our board of directors formed a special committee of independent directors to conduct an internal investigation with the assistance of outside counsel. As a result of the findings of that internal investigation, we provided certain additional information regarding the growth and nature of our previously-reported MAUs in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 9, 2022. This investigation found no impact on our financial results under accounting principles generally accepted in the United States of America (“GAAP”) or the reporting or disclosure of any currently disclosed non-GAAP financial metric. As also previously reported, in the third quarter of 2022, we determined not to report MAUs going forward. In August 2022, our board of directors determined to voluntarily report the internal complaint and subsequent internal investigation to the SEC, following which the SEC’s Division of Enforcement commenced an investigation. We have been fully cooperating with that investigation.
As also previously reported in the Current Report on Form 8-K filed on July 25, 2024, on July 22, 2024, we reached an agreement in principle with the SEC staff to resolve the SEC staff’s investigation with respect to the Company. Under the terms of the settlement, we would consent, without admitting or denying the SEC’s findings, to the entry of an administrative cease-and-desist order finding violations of Sections 17(a)(2) and (3) of the Securities Act of 1933, as amended, Sections 13(a), and 14(a) of the Securities Exchange Act of 1934, as amended, and Rules 12b-20, 13a-1, 13a-11, 13a-13, and 14a-9 thereunder, and would pay a civil money penalty of $1.5 million. This agreement is subject to mutual agreement on the language of the settlement documents and then approval by the SEC. Accordingly, there can be no assurance that the settlement will be consummated or approved on the terms set forth above or at all.
Additionally, from time to time, we are involved in legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of legal proceedings and claims cannot be predicted with certainty, to our knowledge we are not currently party to any legal proceedings which, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition. We also pursue litigation to protect our legal rights and additional litigation may be necessary in the future to enforce our intellectual property and our contractual rights, to protect our confidential information or to determine the validity and scope of the proprietary rights of others.
Available Information
Our Internet address is www.weedmaps.com. Our investor relations website is located at https://ir.weedmaps.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and our Proxy Statements and any amendments to these reports, are available through our investor relations website, free of charge, after we file them with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules.
The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding our company that we file electronically with the SEC. The contents of our websites are not incorporated by reference into this prospectus or in any other report or document we file with the SEC, and any references to our websites are intended to be inactive textual references only.

MANAGEMENT
Executive Officers and Directors
The following table sets forth certain information with respect to our executive officers and directors as of August 26, 2024.
Name	Age	Position
Executive Officers
Douglas Francis	46	Executive Chair
Susan Echard	60	Interim Chief Financial Officer
Brian Camire	45	General Counsel and Secretary

Directors*
Scott Gordon	63	Director
Fiona Tan	53	Director
Anthony Bay	68	Director
Tony Aquila	59	Director
Brenda Freeman	60	Director
Olga Gonzalez	58	Director
*
On August 2, 2024, Fiona Tan notified us of her decision to resign as a member of our Board, the Nominating and Corporate Governance Committee of the Board and the Technology Committee of the Board, of which she was the Chairperson, effective September 30, 2024. Ms. Tan’s decision was not based on any disagreement with the Company or on any matter relating to the Company’s operations, policies or practices.

Executive Officers
Douglas Francis. Mr. Francis, age 46, has served as a member of the Board since June 2021, and as Executive Chair since August 2022. Mr. Francis is a co-founder of WM Holding Company, LLC (when referred to in its pre-Business Combination capacity, “Legacy WMH”), and served as Chairperson of Legacy WMH’s board of managers from March 2019 to June 2021 and as a member of Legacy WMH’s board of managers prior to that. Mr. Francis previously served as Legacy WMH’s Chief Executive Officer from February 2016 until March 2019 and as Legacy WMH’s President from January 2009 to February 2016. Mr. Francis has served in management positions in each of Legacy WMH’s current subsidiaries. Mr. Francis holds a B.S. in Business Administration and Management from Chapman University.
Susan Echard. Ms. Echard, age 60, has served as Interim Chief Financial Officer since February 2024. Since February 2021 Ms. Echard has been a Partner of SeatonHill Partners, LP (“SeatonHill”) a leading national CFO services firm that also offers project based financial leadership. While serving as a partner at SeatonHill, Ms. Echard served from June 2021 to June 2023 as CFO for Direct Digital Holdings, an online solutions provider in digital marketing & advertising. Prior to that, from April 2019 to February 2021, Ms. Echard served as CFO for Trinity Capital Investment, a venture debt and equipment financing provider to growth-stage companies, and, in such capacity, was responsible for all aspects of the firm’s financial matters, investor relations, legal and human resource management. Prior to joining Trinity, Ms. Echard served as the Chief Financial Officer at CUBEX LLC, a medical, dental and veterinary inventory management company, from January 2017 to February 2019. Ms. Echard is an accomplished executive with over 35 years’ experience, both domestic and international, within Big Four and CFO roles. Ms. Echard has a Bachelor of Business Administration degree in accounting from the University of Michigan-Flint.
Brian Camire. Mr. Camire, age 45, has served as our General Counsel and Secretary since June 2021. Mr. Camire served as Legacy WMH’s General Counsel from May 2019 to June 2021. Prior to joining Legacy WMH, Mr. Camire served as Associate General Counsel of Snap Inc. from May 2016 until April 2019 and as Corporate Counsel from March 2015 to May 2016. From January 2011 to February 2015, Mr. Camire worked as an associate attorney at Cooley LLP. Mr. Camire holds a B.A. in Mathematics from Northwestern University and a J.D. from the University of Michigan Law School.
Directors
Scott Gordon. Mr. Gordon, age 63, has served as a member of the Board since June 2021. Mr. Gordon has held the dual roles of Chief Executive Officer and Chairperson of the board of directors of Silver Spike Investment Corp. since its founding. Similarly, he served in the same capacities for Silver Spike Acquisition Corp. from its inception until June 2021.Mr. Gordon is the co-founder and since 2016 has been the Chairperson of Egg Rock Holdings, parent company of the Papa & Barkley family of cannabis products with related subsidiary assets in manufacturing, processing, and logistics. Egg Rock Holdings also is the parent company of Papa & Barkley Essentials, a hemp-derived CBD business based in Colorado. From 2016 to 2018, Mr. Gordon was also President of Fintech Advisory Inc., investment manager for a multibillion dollar family office fund focused on long-term and opportunistic investments in emerging markets. From 2013 to 2016, Mr. Gordon served as a Portfolio Manager at Taconic Capital Advisors, a multi-strategy investment firm. Prior to joining Taconic, Mr. Gordon was a Partner and Portfolio Manager at Caxton Associates from 2009 to 2012. He was also a Senior Managing Director and Head of Emerging Markets at Marathon Asset Management from 2007 to 2009. Earlier in his career, Mr. Gordon also held leadership positions at Bank of America and ING Capital. Mr. Gordon was a founding member of the Emerging Markets business at JP Morgan where he worked upon graduating from Bowdoin College in 1983.
Fiona Tan. Ms. Tan, age 53, has served as a member of the Board since June 2021. Since March 2022, Ms. Tan has served as Chief Technology Officer for Wayfair LLC, where she previously served as the Global Head of Customer and Supplier Technology from September 2020 to March 2022. She has held various leadership positions at Walmart Inc., including Head of Technology for Walmart US from March 2019 to September 2020, Senior Vice President of Engineering and Customer Technology for Walmart Labs from January 2017 to March 2019 and Vice President of Engineering and International Markets for Walmart Labs Strategy and Operations from April 2014 to January 2017. Additionally, Ms. Tan was Vice President of Engineering for Ariba, Inc. from January 2012 to April 2014 and held the same role at TIBCO Software, Inc. from January 1995 to October 2011, and worked as a Senior Technical Staff Member role at Oracle Corporation from January 1993 to May 1995. Ms. Tan holds an M.S. in Computer Science from Stanford University and a B.S. in Computer Science and Engineering from the Massachusetts Institute of Technology.
Anthony Bay. Mr. Bay, age 68, has served as a member of the Board since March 2022. Prior to joining the Board, Mr. Bay served on three public boards, including two as Chairman as well as numerous private boards. Since September 2019, Mr. Bay has served as the Founder and Chief Executive Officer of Techquity, a technology advisory firm helping innovative companies leverage software and cloud operations to scale faster with less risk. From 2013 to 2016, he served as Chief Executive Officer of Rdio, a leading global music subscription streaming service with over 70 million registered users and 14 million active users. In November 2015, Rdio filed for Chapter 11 bankruptcy relief as a condition of its sale to Pandora. Prior to Rdio, Mr. Bay served as a Vice President and Global head for Digital Video for Amazon from 2011 to 2013, responsible for all aspects of the company’s Digital Video and streaming business globally. During his eight year tenure at Microsoft, Mr. Bay was Corporate Vice President and General Manager of Microsoft’s Digital Media Division and a member of Microsoft’s executive staff. Prior to that, Mr. Bay was General Manager of Microsoft’s Commercial Systems Division, responsible for developing core components of Microsoft’s Internet services platform, including ISP/carrier infrastructure, website development and eCommerce. Mr. Bay joined Microsoft as part of the MSN management team in 1994, eventually overseeing all MSN development and production systems. From 1986 to 1994, Mr. Bay also worked at Apple Computer in various product leadership roles, including three years at Apple’s European headquarters in Paris. Mr. Bay holds an MBA from San Jose State University and undergraduate degree in Economics from the University of California, Los Angeles.
Tony Aquila. Mr. Aquila, age 59, has served as a member of the Board since June 2021. Since April 2021, Mr. Aquila has served as the Chief Executive Officer of Canoo, Inc., a mobility technology company, and as the Executive Chairman of the Board of Canoo since December 2020. In June 2019, Mr. Aquila founded AFV Partners, an affirmative low-leverage capital vehicle that invests in long-term mission critical software, data and technology businesses and has served as its Chairperson and Chief Executive Officer since its founding. In 2005, Mr. Aquila founded Solera Holdings Inc., and led it as Chairperson and Chief Executive Officer to a $1 billion initial public offering in 2007, and in the following years sourced and executed over 50 acquisitions significantly expanding Solera’s total addressable market. Mr. Aquila oversaw Solera’s $6.5 billion transaction from a public-to-private business in 2016. Mr. Aquila has also served as a member of the Arkansas Council on Future Mobility since February 2022 and as a member of the board of directors of The Lost Explorer Mezcal Company, a sustainable producer and distributor of handcrafted mezcal, since May 2021. Furthermore, Mr. Aquila currently serves as the Chairperson for Aircraft Performance Group, LLC, a global provider of mission critical flight operations software, since January 2020, RocketRoute Limited, a global aviation services company, since March 2020, and APG Avionics LLC, an aviation data and software company for the general aviation market, since September 2020. From

November 2018 to July 2020, Mr. Aquila served as the Global Chairperson of Sportradar Group, a sports data and content company. Mr. Aquila has also served as a director of Guardianship Services Inc., a nonprofit organization providing guardianship and support services to at-risk adults in Tarrant County, Texas since October 2020.
Brenda Freeman. Ms. Freeman, age 60, has served as a member of the Board since June 2021. Ms. Freeman founded and has served as President of Joyeux Advisory Group LLC, a firm providing advisory services to early-stage startups and Fortune 500 companies, since January 2018. Since April 2021 Ms. Freeman has also served as a partner of Debut Capital. Ms. Freeman previously served as Chief Brand Officer of Wunderkind Corporation, a company that creates personalized marketing solutions, from April 2020 through March 2023. Prior to that, Ms. Freeman served as Chief Executive Officer for Arteza, Inc., a direct-to-consumer arts and crafts manufacturing and supply company from February 2020 to February 2021. From March 2016 to December 2018, Ms. Freeman was Chief Marketing Officer of Magic Leap, Inc., a virtual reality technology company, and from December 2018 to April 2019 was Senior Advisor to the Chief Executive Officer. From March 2015 to March 2016, Ms. Freeman served as Chief Marketing Officer of National Geographic Channel, a television network and channel. Prior to that, Ms. Freeman served as Chief Marketing Officer at Turner Broadcasting Systems, Inc. and was Vice President, television marketing at DreamWorks Animation SKG Inc. Ms. Freeman has been a member of the boards of directors of Blue Apron Holdings, Inc. since October 2020 (which became privately owned in November 2023), of Caleres, Inc. since April 2017 and of Avnet, Inc. since November 2018. Ms. Freeman previously served on the board of directors of Herman Miller, Inc. from January 2016 to June 2019 and on the board of directors of RTW Retailwinds, Inc. from April 2019 to April 2020. Ms. Freeman holds a B.S. degree in chemical engineering and an M.B.A degree from the University of Maryland.
Olga Gonzalez. Ms. Gonzalez, age 58, has served as a member of the Board since June 2021. Since April 2023, Ms. Gonzalez has served as CEO and President of Wild Fork USA. Prior to that, from April 2022 to April 2023 and January 2021 to April 2022, Ms. Gonzalez served as Global COO and Global Business Leader, respectively, for Wild Fork Foods, an online specialty food service. Prior to that, Ms. Gonzalez held various leadership positions at Walmart Inc., including Senior Vice President and Chief Financial Officer at Walmart México y Centroamérica from July 2017 to April 2020, Vice President Commercial & Operations Finance at Walmart México y Centroamérica from October 2014 to June 2017, Chief Financial Officer at Walmart Chile from 2011 to 2014, and Vice President, Internal Audit Services Latin America at Walmart US from 2010 to 2011. Previously, Ms. Gonzalez had served as Director, Internal Audit at General Motors Company from 2006 to 2010 and from 1996 to 2004, Vice President, Enterprise Risk and Assurance Services at the American Express Company from 2004 to 2006, and Internal Audit at Banco Santander from 1989 to 1996. Ms. Gonzalez holds a Bachelor of Business Administration degree from Pontificia Universidad Católica de Puerto Rico and an M.B.A. from Florida International University.
Director Independence
As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Compensation Committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member. Additionally, Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee of the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Messrs. Aquila, Bay and Gordon and Mses. Freeman, Gonzalez and Tan. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
In making those independence determinations, the Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions” that occurred during any 12-month period within the last three fiscal years.
Board Leadership Structure
The Board is currently chaired by the Executive Chair of the Company, Mr. Francis, who has an active role in leading the Company as our principal executive officer and member of the Board. Ms. Freeman currently serves as our lead independent director.
The Company believes that during this transformational period, it is valuable to have Mr. Francis in the combined positions of principal executive officer and Board chair because of his extensive history with and knowledge of the Company, and this arrangement provides a single, clear chain of command to rapidly execute the Company’s strategic initiatives and business plans. In addition, the Company believes that this combined role better positions Mr. Francis to act as a bridge between management and the Board, facilitating the regular flow of information.
The Board appointed Ms. Freeman as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined principal executive officer and Executive Chair: the lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular Board meetings, preside over Board meetings in the absence of the Executive Chair, preside over and establish the agendas for meetings of the independent directors, act as liaison between the Executive Chair and the independent directors, approve information sent to the Board, preside over any portions of Board meetings at which the evaluation or compensation of the principal executive officer is presented or discussed and, as appropriate upon request, act as a liaison to our stockholders. In addition, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Executive Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.
Role of the Board in Risk Oversight
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, cybersecurity, legal and compliance, and reputational. We have designed and implemented processes to manage these risks. Management is responsible for the day-to-day implementation, oversight and management of risks and risk processes our company faces, while the Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
The Board administers this oversight function directly through the Board as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight. The Board believes that open communication between management and the Board is essential for effective risk management and oversight. Consistent with this approach, the Board, with the assistance of its committees, regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at each of its regular meetings. Directors also have access to management outside of its regular meetings and are free to ask questions and receive information necessary to perform their duties as a director.
In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company, and for coordinating with management on decisions relating to any matters that carry potential enterprise-level risks. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including management’s guidelines and policies around quarterly reporting. The Audit Committee is also responsible for monitoring compliance with legal and regulatory requirements, including our Related Person Transaction Policy, in addition to oversight of the performance of our internal audit function. The Audit Committee’s responsibilities also include primary responsibility to help the Board oversee the Company’s enterprise risk assessment and management policies, procedures and practices (including, together with assistance from the Technology Committee, those risks related to information security, cybersecurity and data protection), as well as review and determination of material commercial relationships and mergers, acquisitions or similar transactions that may have a material impact on the Company. The Nominating and Corporate Governance Committee is responsible for monitoring the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee is responsible for assessing and monitoring whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Technology Committee is responsible for oversight of the management of risks related to the Company’s technology, data, information security and tracking, and related matters, including disclosure of the Company’s key metrics and other operational data, together with assisting the Audit Committee with oversight of those risks related to information security, cybersecurity and data protection.
Meetings of the Board of Directors
The Board met seven times during 2023. All directors attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were a director or member.
As required under applicable Nasdaq listing standards, in 2023, the Company’s independent directors met six times in regularly scheduled executive sessions at which only independent directors were present.
Information Regarding Committees of the Board of Directors
The Board established the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Technology Committee. The Board adopted a charter for each of the committees, which complies with the applicable requirements of current Nasdaq rules and can be found at our website at ir.weedmaps.com. We intend to comply with future requirements to the extent they will be applicable to us. Copies of the charters for each committee are available on the investor relations portion of our website. The following table provides membership and meeting information for the year ended December 31, 2023 for each of the standing Board committees:
Director	Audit	Compensation	Nominating and Corporate Governance	Technology
Tony Aquila		X**
Anthony Bay	X	X
Douglas Francis*				X
Brenda Freeman	X		X**
Olga Gonzalez	X**
Scott Gordon	X	X
Fiona Tan			X	X**
Total Meetings in the year ended December 31, 2023	8	9	3	4
*	Executive Chair
**	Committee Chairperson
Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Audit Committee
The Audit Committee consists of Mses. Gonzalez and Freeman and Messrs. Bay and Gordon. The Board has determined that each of the members of the Audit Committee satisfy the independence requirements of Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and Rule 10A-3 under the Exchange Act. Each member of the Audit Committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Board examined each Audit Committee member’s scope of experience and the nature of their prior and/or current employment.
We named Ms. Gonzalez as the Chairperson of the Audit Committee. The Board determined that Ms. Gonzalez and Mr. Bay qualify as audit committee financial experts within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the Board considered Ms. Gonzalez’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically will meet privately with our Audit Committee. The Audit Committee met eight times during 2023.
The functions of this committee include, among other things, to:
•	approve the hiring, discharging and compensation of our independent registered public accounting firm; oversee the work of our independent registered public accounting firm;
•	approve engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•	review the qualifications, independence and performance of the independent registered public accounting firm;
•	review our financial statements and review our critical accounting policies and estimates;
•	review and approve related party transactions;
•	review the adequacy and effectiveness of our internal controls; and
•
review and discuss with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports, and resolve disagreements that may arise from time to time between the independent registered public accounting firm and management.

Compensation Committee
The Compensation Committee consists of Messrs. Aquila, Bay and Gordon. We named Mr. Aquila as the Chairperson of the Compensation Committee. The Board has determined that each of the members of the Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of Rule 5605(d)(2) of the Nasdaq listing standards. The Compensation Committee met nine times during 2023.
The functions of the Compensation Committee include, among other things, to:
•	review and recommend policies relating to compensation and benefits of our officers and employees;
•	review and approve corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;
•	evaluate the performance of our officers in light of established goals and objectives;
•	recommend compensation of our officers based on its evaluations; and
•	administer the issuance of stock options and other awards under our stock plans.
Compensation Committee Processes and Procedures
The Compensation Committee has quarterly meetings scheduled, and meets with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with the General Counsel. The Compensation Committee meets as necessary in executive session. However, from time to time, the Compensation Committee may invite to its meetings any director, officer or employee of the

Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or performance. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the compensation and oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration factors prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration those factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Compensia, Inc. (“Compensia”) as compensation consultants.
During the year ended December 31, 2023, Compensia provided the following services:
•	Compensation, Discussion and Analysis drafting and review for the Proxy Statement for the 2023 Annual Meeting;
•	assisted the Compensation Committee in refreshing our compensation peer group;
•
provided competitive market data based on the compensation peer group for our executive officer positions, and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group and broader technology industry compensate their executives; and

•	provided guidance on other compensation topics including clawback programs, equity design and programs, burn rates and overhang levels, and ad hoc market data and practices.
Per its charter, the Compensation Committee is responsible for reviewing and approving most of the significant adjustments to annual compensation, and determines base salary, bonus and equity awards for all Named Executive Officers at one or more meetings scheduled to be held during the first quarter of its fiscal year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. The Compensation Committee recommends to the independent members of the Board for determination and approval the compensation and other terms of employment of our Chief Executive Officer and evaluates the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives. For all Named Executive Officers and non-employee directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to our executive officers in various hypothetical scenarios, executive officer and non-employee director stock ownership information, our stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and non-employee director compensation paid at other companies identified by the consultant.
The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided during 2023. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the Nasdaq rules, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee consists of Mses. Tan and Freeman. Ms. Freeman serves as the Chairperson of the Nominating and Corporate Governance Committee. The Board has determined that each of the members of the Nominating and Corporate Governance Committee satisfies the independence requirements of Nasdaq. The Nominating and Corporate Governance Committee met three times during 2023.
The functions of the Nominating and Corporate Governance Committee include, among other things, to:
•	evaluate and make recommendations regarding the organization and governance of the Board and its committees;
•	assess the performance of members of the Board and make recommendations regarding committee and chairperson assignments;
•	recommend desired qualifications for Board membership and conduct searches for potential members of the Board; and
•	review and make recommendations with regard to our corporate governance guidelines.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis and every three years, conducted with an outside consultant. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In the year ended December 31, 2023, the Nominating and Corporate Governance Committee did not pay any fees to third parties to assist in the process of identifying or evaluating director candidates.
At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Technology Committee
The Technology Committee consists of Ms. Tan and Mr. Francis. Ms. Tan serves as the Chairperson of the Technology Committee. The Technology Committee met four times during 2023.
The functions of the Technology Committee include, among other things, to:
•	evaluate and make recommendations regarding our major technology developments, technology related systems and architecture;
•
oversee the formulation, definition, tracking, retention and reporting of our key metrics, performance indicators and other operational data, and help ensure effective internal and disclosure controls related to such data;

•	provide guidance regarding significant emerging technology issues and trends that may affect our business and strategies; and
•
review and provide guidance regarding our technology risk management, including our policies and procedures with respect to technology and its uses including cybersecurity, reporting and data system management.

Stockholder Communications with the Board of Directors
Our relationship with our stockholders is an important part of our corporate governance program. Engaging with stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our webcasts for quarterly earnings releases are open to all. These webcasts are available in real time and are archived on our website for a period of time.
We have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent and therefore a formal process is not necessary.
Code of Conduct
The Board adopted a Code of Conduct (the “Code of Conduct”), applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at ir.weedmaps.com. The nominating and corporate governance committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.
Corporate Governance Guidelines
The Board has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, principal executive officer performance evaluation and succession planning, and board committees and compensation. Our Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at ir.weedmaps.com.
Hedging and Pledging Policy
As part of our insider trading policy, all our directors, officers, employees and certain designated consultants are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging our securities as collateral for a loan, trading in derivative securities, including buying or selling puts or calls on our securities, or otherwise engaging in any form of hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) involving our securities.

EXECUTIVE COMPENSATION
We are a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Exchange Act and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow us to provide less detail about our executive compensation program than companies that are not smaller reporting companies, our Compensation Committee is committed to providing the information necessary to help shareholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe our 2023 compensation program for our Named Executive Officers.
Our Named Executive Officers for the year ended December 31, 2023, are:
•	Douglas Francis, our principal executive officer and Executive Chair
•	Brian Camire, our General Counsel and Secretary
•	Duncan Grazier, our Chief Technology Officer
Relationship Between Pay and Performance
We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our Named Executive Officers and of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, we seek to ensure that a meaningful portion of our Named Executive Officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”
We emphasize variable compensation that appropriately rewards our Named Executive Officers through two separate compensation elements:
•
The Compensation Committee adopted a formal cash bonus plan for 2023 that provides our Named Executive Officers (other than Mr. Francis) with the opportunity to earn cash bonus payments if we produce short-term financial, operational, and strategic results that meet or exceed pre-established corporate performance goals and does not include the evaluation of any individual contributions in achieving those goals.

•
In addition, we grant time-based RSU awards, and have in the past granted performance-based RSU (PRSU) awards, that may be earned or vest and settled for shares of our Class A Common Stock, which in the aggregate comprise a majority of our Named Executive Officers’ target annual total direct compensation opportunities. The value of these equity awards depends entirely on the value of our Class A Common Stock, thereby incentivizing our Named Executive Officers to build sustainable long-term value for the benefit of our stockholders.

These variable pay elements ensure that, each year, a substantial portion of our Named Executive Officers’ target total direct compensation is contingent in nature, rather than fixed, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.
In 2023, approximately 33%, on average, of Mr. Camire’s and Mr. Grazier’s target total direct compensation consisted of variable, “at-risk” compensation. Mr. Francis’ 2023 compensation was solely as set forth in his offer letter of August 15, 2023, and did not include a target cash bonus opportunity or equity award. For additional information, see “—Executive Employment Arrangements” below.
We believe that this design provides balanced incentives for our Named Executive Officers to execute our operational objectives and drive long-term growth. To ensure that we remain faithful to our compensation philosophy, the Compensation Committee intends to regularly evaluate the relationship between the reported values of the equity awards granted to our Named Executive Officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our performance over this period.

Executive Compensation Policies and Practices
We endeavor to maintain sound corporate governance standards consistent with our executive compensation policies and practices. The Compensation Committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation-related policies and practices that were in effect during 2023:
WHAT WE DO	WHAT WE DON’T DO
•
Maintain Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who determine our compensation policies and practices and who have established effective means for communicating with our stockholders regarding their executive compensation views and concerns, as described in this prospectus.
•
No Executive Officer Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all our other employees. Our Named Executive Officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

•
Retain an Independent Compensation Consultant. In 2023, the Compensation Committee engaged its own compensation consultant to provide information, analysis, and other advice on compensation matters independent of management. This compensation consultant performed no other services for us during 2023.
•
Limited Executive Officer Perquisites. We generally provide benefits to our Named Executive Officers on the same basis as provided to all of our employees, including health, dental and vision insurance; accidental death and dismemberment insurance; disability insurance; and a tax-qualified Section 401(k) plan.

•
Annual Executive Compensation Review. The Compensation Committee reviews and approves our compensation strategy and policies planned to be done annually, including review and approval of the 2023 short-term incentive plan for executive officers.
•
No Tax Payments on Change-in-Control Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits that are contingent upon a change-in-control of the Company.

•
Compensation “At-Risk.” Other than the compensation for Mr. Francis, our executive compensation program is designed so that a meaningful portion of our Named Executive Officers’ target annual total direct compensation is “at-risk” based on corporate performance, as well as equity-based, to align the interests of our Named Executive Officers and stockholders.
•
No Hedging or Pledging of our Securities. As part of our insider trading policy, all our directors, officers, employees and certain designated consultants are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging our securities as collateral for a loan, trading in derivative securities, including buying or selling puts or calls on our securities, or otherwise engaging in any form of hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) involving our securities.

•
Use of “Pay-for-Performance” Philosophy. The majority of our Named Executive Officers’ target annual total direct compensation, other than for Mr. Francis, is directly linked to our financial results and our stock price performance.

•
Multi-Year Vesting Requirements. The annual equity awards granted to our Named Executive Officers are earned and/or vest over multi-year periods, consistent with current market practice and our retention objectives.

•
Maintain “Double-Trigger” Change-in-Control Arrangements. Our Named Executive Officers other than Mr. Francis are eligible to participate in the Severance and Change in Control Plan, which provides certain payments and other benefits in the event of an involuntary termination of employment in connection with a change-in-control of the Company. These “double-trigger” arrangements require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid. In addition, all such payments and benefits are subject to the execution and delivery of an effective general waiver and release of claims in favor of the Company.

•	Only Broad-Based Health and Welfare Benefits. Our Named Executive Officers participate in broad-based Company-sponsored health and welfare benefit programs on the same basis as our other employees.
•	Clawback Policy. We require compensation recoupment with respect to our executive officers pursuant to the terms of our clawback policy.
•	Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.
Executive Compensation Philosophy and Objectives
Our executive compensation program is designed to achieve our ambitious goals by attracting, motivating, and retaining talented, deeply qualified, and committed individuals who believe in our mission, while rewarding them for long-term value creation. Specifically, our compensation philosophy is as follows:
•
Attract Top Talent – Given the nature of our business and our long-term financial and strategic objectives, we must compete with other top technology companies for talent to build and grow our Company;

•
Develop and Maintain a Performance-Based Culture – To be successful in a highly competitive market for talent, we must create consistency through a compensation program that motivates exceptional performance by expanding the reach of our employees’ incentives so that they may share in the success of our business with our stockholders; and

•
Retain Exceptional Employees – To ensure that we can meet our objectives, we must foster a culture that instills a sense of commitment to the organization and each other while, at the same time, recognizing and rewarding individual contributions and impact.

A critical priority is to promote a long-term commitment to the Company by our Named Executive Officers and other key employees. We believe that there is great value to the Company in having a team of long-tenured, seasoned managers and knowledgeable, experienced employees. Our team-focused culture and management processes are designed to foster this commitment.
While we are still evolving our compensation policies and practices, we strive for a fair, competitive, transparent, and equitable approach in recognizing and rewarding our Named Executive Officers and other employees. We take a principled approach to providing fair, relevant, and competitive compensation and benefits to a dynamic workforce with diverse needs. For our Named Executive Officers, we aim to balance short-term and long-term compensation and fixed amounts of cash with variable incentive compensation.

Compensation Elements
Generally, our executive compensation program consists of three principal elements – base salary, cash bonus opportunities, and long-term incentive compensation in the form of equity awards.
Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain executives by providing a competitive fixed amount of cash compensation based on the executive’s role, prior experience, and expected contributions to the Company
Cash Bonuses	Variable	Cash
Designed to motivate our executives to achieve business objectives tied to specific Company metrics and which are aligned to our annual priorities, with the payout opportunity based on Company and individual performance

Long Term Incentive Compensation	Variable	Equity awards in the form of RSU awards that may be settled for shares of our Class A Common Stock and PRSU awards that may be earned and settled for shares of our Class A Common Stock	Designed to align the interests of our executives and our stockholders while helping to attract and retain talented leaders by paying for performance
We also provide certain post-employment compensation (severance and change-in-control) payments and benefits that are consistent with our view of competitive market practices, and other benefits, such as health and welfare programs, including a Section 401(k) retirement savings plan. In general, our executive officers participate in the standard employee health and welfare benefit programs available to our employees generally.
Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers and is a critical element of compensation intended to attract and retain highly talented individuals. Generally, the base salary for each Named Executive Officer is intended to provide a fixed amount of cash compensation that is based on the executive’s role, experience, and expected contributions to the Company. Base salary is also designed to provide our Named Executive Officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.
The annual base salaries of our Named Executive Officers for 2023 were as follows:
Named Executive Officer	2023 Base Salary ($)
Douglas Francis(1)	$1,020,000
Brian Camire	$410,000
Duncan Grazier(2)	$408,171
(1)	Mr. Francis’ base salary in 2023 of $1,020,000 became effective on August 15, 2023.
(2)	Mr. Grazier’s previous annual base salary was $402,500 and was increased to $425,000 on September 30, 2023.
Upon review, the Compensation Committee (i) awarded the annual base salary for Mr. Francis, (ii) made no adjustment to, and confirmed the annual base salary of Mr. Camire, and (iii) increased Mr. Grazier’s annual base salary as part of its annual review of our executive compensation program.
The total base salaries paid to our Named Executive Officers during 2023 are set forth in the “Summary Compensation Table” below.

Cash Bonuses
Target Bonus Opportunities
From time to time, our Compensation Committee may adjust a Named Executive Officer’s target cash bonus opportunity after taking into account the Named Executive Officer’s position, role and responsibilities, experience, prior target cash bonus opportunity, the target bonus opportunities of our other Named Executive Officers, and our compensation objectives. Our Compensation Committee also considered information about the target bonus opportunities of similarly situated executives in other companies at a similar stage of development. Upon review, the Compensation Committee (i) awarded Mr. Francis a signing bonus as part of his offer letter, (ii) increased the target cash bonus opportunity of Mr. Camire, and (iii) made no adjustments to Mr. Grazier’s target cash bonus opportunity as part of its annual review of our executive compensation program.
The target cash bonus opportunities of our Named Executive Officers for 2023, as a percentage of annual base salary, were as follows:
Named Executive Officer	2023 Base Cash Bonus Opportunity (as a percentage of base salary)	2023 Target Cash Bonus Opportunity ($)
Douglas Francis(1)	—%	$—
Brian Camire	50%	$205,000
Duncan Grazier(2)	50%	$212,500
(1)	Mr. Francis was not eligible for a target bonus opportunity in 2023 , but did receive a signing bonus of $700,000 in connection with the entry into his offer letter dated August 15, 2023.
(2)	Mr. Grazier’s approved target bonus by the Compensation Committee was based off his increased base salary of $425,000.
Evaluation of Performance
The formal cash bonus plan for 2023 adopted by the Compensation Committee for Mr. Camire and Mr. Grazier did not have an individual award component and was based on Company performance against Revenue, Adj. EBITDA, and Cash targets for fiscal year 2023 in the same manner as the core bonus plan for the rest of the employees of the Company. See “Cash Bonus Payments” for additional details regarding our cash bonus plan.
Cash Bonus Payments
In September 2023 the Compensation Committee approved the short-term incentive plan (STIP) for 2023, which was entirely based on our actual financial performance for the year. The company performance award comprised 100% of the cash bonuses available under the STIP, and was based on (i) fiscal year 2023 Revenue achievement (50% of the company performance award) and (ii) fiscal year 2023 Adj. EBITDA achievement (50% of the company performance award), with a minimum cash component measured as of December 31, 2023 which was a minimum condition to be met in order for any bonus to be paid. The Compensation Committee reviewed and provided input on our Executive Chair’s determinations as to each Named Executive Officer’s cash bonus target.
Based on our Compensation Committee’s assessment of our corporate performance during the fiscal year, our Named Executive Officers 2023 STIP bonus was achieved at 66.5% based on achievement of the 2023 Revenue and 2023 Adjusted EBITDA goals. In May 2024, upon review and consideration of executive performance for 2023, our Compensation Committee determined that a discretionary cash bonus should be paid to Mr. Camire and Mr. Grazier to account for their individual contributions, raising their cash bonus amounts to $181,425 and $188,062, respectively:
Named Executive Officer	2023 Target Cash Bonus Opportunity ($)	Actual 2023 Cash Bonus ($)(2)	Actual 2023 Cash Bonus (as a percentage of target cash bonus opportunity)
Douglas Francis(1)	$—	$—	—%
Brian Camire	$205,000	$181,425	88.5%
Duncan Grazier(2)	$212,500	$188,062	88.5%
(1)	Mr. Francis was not eligible for a bonus in 2023 other than his signing bonus disclosed in the Summary Compensation Table below.
(2)
Actual 2023 Cash Bonus for Mr. Grazier does not include a retention bonus in the amount of $200,000 paid to Mr. Grazier, as set forth in his retention bonus agreement described in the Form 8-K filed by the Company on October 6, 2023.

Going forward, we anticipate the Compensation Committee will design and adopt a similar cash bonus plan for our Named Executive Officers as part of its annual review of our executive compensation program.
The annual bonuses awarded to our Named Executive Officers for 2023 are set forth in the “Summary Compensation Table” below.
Long-Term Equity Incentive Compensation
We encounter significant competition for qualified personnel, and long-term incentive compensation plays a critical role in our ability to attract, hire, motivate, and reward qualified and experienced executives. The use of long-term incentive compensation in the form of equity awards is necessary for us to compete for qualified executives without significantly increasing cash compensation and is the most important element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our Class A Common Stock and, thereby, align their interests with the interests of our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our stockholders. Equity awards also help us retain our Named Executive Officers in a highly competitive market.
In December 2021, we granted time-based RSU awards and PRSU awards, which may be settled for shares of our Class A Common Stock, to motivate and reward our Named Executive Officers for long-term increases in the value of our Class A Common Stock. Mr. Grazier was not a Named Executive Officer at the time, and received time-based RSU awards in August 2021 and March 2022 consistent with other non-executive employees. Mr. Francis did not receive any RSU awards in 2023 in his role as our Executive Chair. We view these equity awards, whether the awards are subject to time-based vesting requirements or are to be earned based on the attainment of specific performance objectives over a multi-year performance period, as inherently variable since the grant date fair value of these awards may not necessarily be indicative of their value when, and if, the stock underlying these awards vest or are earned. Because RSU awards have value to the recipient even in the absence of stock price appreciation, we believe that we are able to incentivize and retain our Named Executive Officers using fewer shares of our Class A Common Stock than would be necessary if we used stock options to provide an equity stake in the Company. Further, since the value of RSU awards increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our Named Executive Officers that are aligned with the interests of our stockholders. We believe that PRSU awards also served as an effective source of motivation for our Named Executive Officers to drive our financial performance. In addition, PRSU awards provided a direct link between compensation and stockholder return, thereby motivating our Named Executive Officers to focus on and strive to achieve both our annual and long-term financial and strategic objectives.
The Compensation Committee reviewed and determined the size of the equity awards of our current Named Executive Officers based on a formula that took into account each eligible Named Executive Officer’s position, qualifications, experience and a competitive market analysis prepared by its compensation consultant, and awarded time-based RSU awards to Mr. Grazier and Mr. Camire in September 2023. Based upon these factors, the Compensation Committee determined the size of each equity award at levels considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
The equity awards granted to our Named Executive Officers in 2023 under the WM Technology, Inc. 2021 Equity Incentive Plan (the “2021 Equity Plan”), were as follows:
Named Executive Officer	RSU Awards (number of units) (#)	RSU Awards (grant date fair value) ($)	PRSU Awards (number of units) (#)	PRSU Awards (grant date fair value) ($)
Douglas Francis	—	$—	—	$—
Duncan Grazier	692,968	$914,718	—	$—
Brian Camire	655,468	$865,218	—	$—
RSU Awards
The RSU awards granted to Mr. Camire in 2021, and to Mr. Grazier and Mr. Camire in September 2023 each vest in equal quarterly installments over three years following the vesting commencement date, and vesting terminates upon the Named Executive Officer’s termination of continuous service with us. Each unit granted pursuant to these RSU awards represents a contingent right to receive one share of our Class A Common Stock for each unit that vests.

The RSU awards originally granted to Mr. Grazier in August 2021 and March 2022 vest in equal quarterly installments over four years commencing on the first vest date (except that 25% of Mr. Grazier’s first grant vests on a one-year cliff first vest date), and vesting terminates upon Mr. Grazier’s termination of continuous service with us. Each unit granted pursuant to these RSU awards represents a contingent right to receive one share of our Class A Common Stock for each unit that vests. The RSU awards granted to Mr. Francis in previous years in his capacity as a director of the Company, are as described in the section entitled “Director Compensation” below.
PRSU Awards
The PRSUs granted to Mr. Camire vested only if we achieved specified performance goals during the performance period beginning on January 1, 2022 and ending on December 31, 2023. The actual number of PRSUs vested was determined based upon the following calculation: (i) the sum of (A) the Revenue CAGR Percentage (as defined in the PRSU award agreement) multiplied by 0.75, plus (B) the Adjusted EBITDA Margin Percentage (as defined in the PRSU award agreement) multiplied by 0.25, then multiplied by (ii) the target Number of PRSUs granted to the Named Executive Officer, with the resulting number of PRSUs rounded down to the nearest whole unit.
The number of PRSUs that vested was determined by our Compensation Committee on May 23, 2024. Each eligible recipient must remain employed by us through the determination date for the PRSU award to vest.
Threshold achievement of the Revenue CAGR performance metric would have resulted in a 50% Revenue CAGR Percentage, target achievement of the Revenue CAGR performance metric would have resulted in a 100% Revenue CAGR Percentage, and maximum achievement of the Revenue CAGR performance metric would have resulted in a 200% Revenue CAGR Percentage, with the Revenue CAGR Percentage interpolated linearly and rounded up the nearest percentage point between these level after threshold performance was attained.
Threshold achievement of the Adjusted EBITDA Margin performance metric would have resulted in a 50% Adjusted EBITDA Margin Percentage, target achievement of the Adjusted EBITDA Margin performance metric would have resulted in a 100% Adjusted EBITDA Margin Percentage, and maximum achievement of the Adjusted EBITDA Margin performance metric would have resulted in a 200% Adjusted EBITDA Margin Percentage, with the Adjusted EBITDA Margin Percentage interpolated linearly and rounded up the nearest percentage point between these level after threshold performance is attained.
During the performance period beginning on January 1, 2022 and ending on December 31, 2023, the Company did not achieve the threshold Revenue CAGR performance metric, resulting in a 0% Revenue CAGR Percentage and reached a 100% achievement of the Adjusted EBITDA Margin performance metric, representing a 100% Adjusted EBITDA Margin Percentage. In the aggregate, this resulted in vesting of 25% of the granted units for Mr. Camire.
The equity awards vested to our Named Executive Officers during the performance period are set forth in the “Summary Compensation Table” below.
Health and Welfare Benefits
Our Named Executive Officers are generally eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all our other eligible employees. These benefits include medical, dental, and vision insurance, vacation, personal holidays, and sick days, basic life insurance and supplemental life insurance, short-term and long-term disability insurance, and a Section 401(k) retirement savings plan. In addition, our executives are eligible for life insurance and disability benefits paid for by us.
Section 401(k) Plan
We maintain a tax-qualified Section 401(k) retirement savings plan (the “Section 401(k) Plan”) that provides our employees, including our Named Executive Officers, who satisfy certain eligibility requirements, with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the Section 401(k) Plan as of the first day of the month following the day they complete three months of employment and participants are able to defer, either on a pre-tax basis or on an after-tax (Roth) basis through contributions to the Section 401(k) Plan, up to 90% of their eligible compensation, but within the limits prescribed by the Internal Revenue Code (the “Code”). All participants’ interests in their deferrals are 100% vested when contributed. Under the Section 401(k) Plan, we make matching contributions of 100% of each participant’s elective deferrals of the first 1% of such participant’s eligible compensation plus 50% of each participant’s elective deferrals of the next 2% to 6% of such participant’s eligible compensation, up to a maximum matching contribution of 3.5% of eligible compensation. The Section 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the Section 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code.
We believe these benefits are generally consistent with those offered by other companies and specifically those companies with which we compete for employees. We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our Named Executive Officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his duties, to make them more efficient and effective, and for recruitment and retention purposes. During 2023, our Named Executive Officers did not receive perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Equity Award Grant Policy
The Compensation Committee has adopted an equity award grant policy to ensure the integrity and efficiency of our equity award process. The Board has delegated to the Compensation Committee the express authority to serve as administrator of the 2021 Equity Plan, although such delegation of authority is not exclusive as the Board retains concurrent rights to grant equity awards under the 2021 Equity Plan.
The Compensation Committee has delegated to the Equity Grant Committee (which consists of our principal executive officer, General Counsel, and Chief Financial Officer) (the “EGC”) the nonexclusive authority to grant equity awards to employees who are not “officers” as defined in Rule 16a-1 of the Exchange Act. Further, the EGC may not grant any equity award to a member of the EGC, any member of the Board, or any consultant. At least annually, the EGC will provide the Compensation Committee with a report summarizing the equity awards granted by the EGC during the applicable period.
It is also our intent that no equity awards will be backdated, nor will the timing of the public release of material information or of the grant of an equity award be manipulated with the intent of benefiting an award recipient.

Summary Compensation Table
The following table shows compensation awarded or paid to, or earned by, our Named Executive Officers with respect to the years ended 2023 and 2022. The amounts in the “Stock awards” column reflect our accounting expense for these equity awards, as further described in the footnotes to the table, and do not necessarily represent the actual economic value that was realized in the stated year or may be realized by the Named Executive Officers.
For 2023, our Named Executive Officers were:
•	Douglas Francis, our principal executive officer and Executive Chair
•	Brian Camire, our General Counsel and Secretary
•	Duncan Grazier, our Chief Technology Officer
Named Executive Officer	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-equity Incentive Plan compensation ($)(4)	Change in pension value and nonqualified deferred compensation earnings ($)	All other Compensation ($)(5)	Total ($)
Douglas Francis, Executive Chair	2023	388,384	700,000	—	—	—	—	82,607	1,170,991
	2022	—	—	193,357	—	—	—	69,701	263,058
Brian Camire, General Counsel and Secretary	2023	410,000	45,100	865,218	—	136,325	—	12,111	1,468,754
	2022	410,000	—	—	—	11,531	—	13,384	434,915
Duncan Grazier, Chief Technology Officer	2023	391,779	246,750	914,718	—	141,312	—	24,658	1,719,217
	2022	394,221	162,592	299,995	—	—	—	10,504	867,312
(1)
Mr. Francis was not an employee in 2022 and began service as our principal executive officer on November 7, 2022. Mr. Francis became an employee on August 15, 2023; Mr. Grazier, formerly our Senior Vice President, Engineering, was appointed our Chief Technology Officer, effective December 5, 2022.

(2)
The amounts represent performance-based, discretionary cash bonuses including a signing bonus of $700,000 for Mr. Francis, a retention bonus of $200,000 for Mr. Grazier and additional bonuses for Mr. Camire and Mr. Grazier of $45,100 and $46,750, respectively, to account for their individual contributions, as described under “—Cash Bonuses—Cash Bonus Payments” above.

(3)
Amounts reflect the grant date fair value of all time-based restricted stock unit (“RSU”) award in accordance with ASC 718. The grant date fair value of each RSU award was measured based on the per share closing price of our Class A Common Stock on the date of grant. The amounts reported do not correspond to the economic value received by each NEO from the equity award. For additional information regarding the market value of outstanding awards, see “Outstanding Equity Awards at Fiscal Year-end” below. For information regarding assumptions underlying the value of equity awards, see Note 14 to our audited consolidated financial statements included in this prospectus.

(4)
Includes amounts paid under the short term incentive plan “STIP”). In September 2023, the Compensation Committee approved the 2023 STIP for the Named Executive Officers (other than Mr. Francis) based on performance against our Revenue (50% of the performance award), Adjusted EBITDA (50% of the performance award), and Cash (a minimum condition for any award) targets for FY23 in the same manner as the core bonus plan for the rest of the employees of the Company. There is no individual award component to the 2023 STIP. The value of the 2023 STIP could have ranged from $0 to, assuming the highest level of performance conditions were achieved, $307,500 for Mr. Camire and $318,750 for Mr. Grazier.

(5)
The amounts include (i) group term life insurance premiums in excess of the broad-based benefit level of $280, $224 and $561 for 2023 for Messrs. Francis, Camire and Grazier, respectively and $0, $216, and $540 for 2022 for Messrs. Francis, Camire and Grazier, respectively; (ii) matching contributions under our 401(k) plan of $4,708, $11,327 and $11,550 for 2023 for Messrs. Francis, Camire and Grazier, respectively and $0, $10,288, $12,844 for 2022 for Messrs. Francis, Camire and Grazier; (iii) compensation for service as a member of our Board of $68,673 for 2023 and $69,701 for 2022, respectively for Mr. Francis as further described in the section entitled Director Compensation; (iv) compensation for legal fee reimbursement of $8,946 for 2023 for Mr. Francis; and (v) parental leave benefit of $13,106 in 2023 for Mr. Grazier.

Outstanding Equity Awards at Fiscal Year-End
The following table shows certain information regarding outstanding equity awards for the Named Executive Officers as of December 31, 2023:
		Option Awards						Stock Awards
Named Executive Officer	Grant Date	Vesting Date	Number of Securities underlying unexercised options (#) exercisable	Number of Securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Douglas Francis	8/26/2021	(2)						10,094	7,271
Brian Camire	12/11/2021	(8)								52,734	37,984
	12/11/2021	(6)						58,596	42,207
	9/30/2023	(7)						600,846	432,789
	12/8/2020	(10)	185,933	61,976		10
	11/12/2019		433,840	—		8.03
Duncan Grazier	3/1/2022	(4)						29,353	21,143
	9/30/2023	(5)						635,221	457,550
	8/30/2021	(3)						35,553	25,609
	12/8/2020	(9)	46,482	15,495		10
	12/10/2019		61,977			8.03
(1)	The market value is based on the closing price of our common stock as of December 31, 2023 of $0.7203 per share.
(2)	The remaining unvested RSU award vests on June 16, 2024, subject to continued service with us.
(3)	The remaining unvested RSU award vests in seven equal quarterly installments beginning on February 15, 2024, subject to continued service with us.
(4)	The remaining unvested RSU award vests in nine equal quarterly installments beginning on February 15, 2024, subject to continued service with us.
(5)	The remaining unvested RSU award vests in eleven equal quarterly installments beginning on February 15, 2024, subject to continued service with us.
(6)	The remaining unvested RSU award vests in three equal quarterly installments beginning on February 15, 2024, subject to continued service with us.
(7)	The remaining unvested RSU award vests in eleven equal quarterly installments beginning on February 15, 2024, subject to continued service with us.
(8)
The PRSU award vests on January 1, 2024 in accordance with the performance-based vesting conditions described above under “Equity-Based Incentive Awards.” The number of shares subject to each named executive officer’s PRSU award assumes threshold achievement, with the Adjusted EBITDA Margin Percentage deemed to equal 100% and Revenue CAGR Percentage deemed to equal 0%.

(9)	The remaining unvested Class P Unit award vests in four quarterly installments beginning on January 12, 2024, subject to continued service with us.
(10)	The remaining unvested Class P Unit award vests in four quarterly installments beginning on March 8, 2024, subject to continued service with us.

Narrative to Summary Compensation Table
For 2023, the compensation programs for our Named Executive Officers consisted of base salary, cash bonuses and equity-based incentive awards. Detailed information about these compensation programs can be found above in the section Executive Compensation – Compensation Elements.
Executive Employment Arrangements
Each of our Named Executive Officers, have entered into an offer letter with Ghost Management Group, LLC, which provides for employment on an at-will basis.
Douglas Francis
Mr. Francis entered into an offer of continued employment with Ghost Management Group, LLC, dated August 15, 2023, reflecting his continued service as our Executive Chair. Pursuant to the terms of the offer letter, Mr. Francis’ annual base salary is $1,020,000, and he received a signing bonus of $700,000. Mr. Francis also is eligible to participate in the employee benefit plans generally available to our employees and maintained by us.
Duncan Grazier
Mr. Grazier previously entered into an offer letter with Ghost Management Group, LLC, dated August 20, 2019. Pursuant to the terms of the offer letter, Mr. Grazier’s annual base salary was $250,000 per year, which increased to $425,000 following his promotion to Chief Technology Officer. Mr. Grazier also was advanced a retention bonus in the amount of $200,000 pursuant to the retention bonus agreement entered into on October 2, 2023, as further described in the Form 8-K filed on October 6, 2023. Mr. Grazier also is eligible to participate in the employee benefit plans generally available to our employees and maintained by us.
Brian Camire
Mr. Camire previously entered into an offer letter with Ghost Management Group, LLC, dated April 4, 2019. Pursuant to the terms of the offer letter, Mr. Camire’s annual base salary was $350,000, which increased to $410,000 per year. Mr. Camire also is eligible to participate in the employee benefit plans generally available to our employees and maintained by us.
Potential Payments Upon Termination or Change in Control
Each of Mr. Grazier and Mr. Camire is eligible to participate in the Severance Plan, which provides certain benefits. Mr. Francis is not a participant in the Severance Plan and did not have any severance benefits as of December 31, 2023.
The Severance Plan provides for severance and change in control benefits to our Named Executive Officers upon a “change in control termination” or a “regular termination” (each, as described below). Upon a change in control termination, each of Mr. Grazier and Mr. Camire (our current Named Executive Officers eligible to participate in the Severance Plan) is entitled to (i) a lump sum payment equal to 12 months of his base salary, (ii) a lump sum payment equal to 100% of the Named Executive Officer’s annual target cash bonus, (iii) full vesting acceleration of all outstanding equity awards (with any performance-based vesting awards deemed achieved at target level), and (iv) payment of group health insurance premiums for 12 months. Upon a regular termination, each of Mr. Grazier and Mr. Camire is entitled to (i) continued payment of the Named Executive Officer’s base salary for 9 months, (ii) a lump sum payment equal to 75% of the Named Executive Officer’s annual target cash bonus, and (iii) payment of group health insurance premiums for 9 months. All benefits under the Severance Plan are subject to the Named Executive Officer’s execution of an effective release of claims against us.
For purposes of the Severance Plan, a “change in control termination” is a termination by us without “cause” (and not as a result of death or disability) or a resignation by the Named Executive Officer for “good reason” (each, as defined in the Severance Plan), that occurs during the period of time beginning three months before the closing of, and ending 12 months following the closing of, a “change in control” (as defined in our 2021 Equity Plan), which we refer to as the “change in control period.” A “regular termination” is a termination by us without cause that does not occur during a change in control period. No benefits are payable pursuant to our Severance Plan in the event of a Named Executive Officer’s retirement or voluntary resignation (other than for Good Reason, as described above).

The following table quantifies the amount of cash payments, continued health benefits, and the value of any equity acceleration our eligible Named Executive Officers would have received in connection with certain terminations of employment as if such termination of employment had occurred on December 31, 2023.
Name(1)	Triggering Event	Salary ($)	Bonus ($)	Continued Benefits ($)	Equity Acceleration ($)(2)(3)	Total ($)
Duncan Grazier	Involuntary Termination (non-CIC)	318,750	159,375	24,151	—	502,276
	Involuntary Termination during CIC period	425,000	212,500	32,202	504,301	1,174,003
Brian Camire	Involuntary Termination (non-CIC)	307,500	153,750	16,841	—	478,091
	Involuntary Termination during CIC period	410,000	205,000	22,454	474,996	1,112,450
(1)	Excludes Mr. Francis, who was not a participant in the Severance Plan as of December 31, 2023.
(2)	The market value of equity acceleration is calculated based on the closing price of our common stock as of December 31, 2023 of $0.7203 per share.
(3)	The remaining unvested RSU award vests on June 16, 2024, subject to continued service with us.
Pension Benefits
Our Named Executive Officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2023 other than the 401(k) Plan.
Clawback Policy
In 2023, we adopted our Incentive Compensation Recoupment Policy in compliance with requirements under the Dodd Frank Wall Street Reform and Consumer Protection Act and related Nasdaq listing rules.
Director Compensation
Non-Employee Director Compensation
In 2023, we compensated our non-employee directors in accordance with a Non-Employee Director Compensation Policy established by our Compensation Committee in consultation with the Board, compensation consultants, Chief Executive Officer, and other members of our senior management team. The Non-Employee Director Compensation Policy is intended to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber directors who are not our employees or officers.
The Non-Employee Director Compensation Policy was amended in 2023 with changes effective on 1/1/2023. The Non-Employee Director Compensation Policy that was effective for 2023 consisted of the following elements:
Description of Non-Employee Director Compensation	Amount ($)
Annual Retainer for Board Membership(1)(2)	50,000
New Director Grant of RSUs for New Non-Employee Directors(3)(4)	200,000
Initial Term Grants for Existing Non-Employee Directors(4)(5)	200,000
Annual RSU Grant for All Non-Employee Directors(5)(6)	200,000
Committee Additional Cash Retainer
Audit Committee Chairperson(1)(2)	20,000
Audit Committee member (other than Chairperson)(1)(2)	10,000
Compensation Committee Chairperson (1)(2)	15,000
Compensation Committee member (other than Chairperson)(1)(2)	7,500
Nominating and Corporate Governance Committee Chairperson(1)(2)	10,000
Nominating and Corporate Governance Committee member (other than Chairperson)(1)(2)	5,000
Technology Committee Chairperson(1)(2)	15,000
Technology Committee member (other than Chairperson)(1)(2)	7,500
Additional Annual Retainer for Chairperson of the Board (if a Non-Employee Director)(1)(2)	60,000
Additional Annual Retainer for Lead Independent Director(1)(2)	25,000
Additional Meeting Fees for each Director(7)	1,000
(1)	Vested upon payment and paid in arrears on the last business day of each fiscal quarter in which the Non-Employee Director’s service occurred.

(2)
If a Non-Employee Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, this annual retainer will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Non-Employee Director provides the service, and regular full quarterly payments thereafter.

(3)
Each Non-Employee Director elected or appointed to be a Non-Employee Director for the first time will receive an initial one-time RSU grant (the “New Director Grant”) with an aggregate value of approximately (i) $200,000 multiplied by the ratio of (A) the number of calendar months between their commencement date and the first anniversary of the date of our most recent annual meeting of our stockholders, rounded up to the nearest whole number, and (B) 12, plus (ii) $200,000 multiplied by the number of whole calendar years remaining on their initial term. The portion of the grant described in clause (i) of the prior sentence will vest on the date of the next annual meeting of our stockholders (the “First Meeting Date”) and the portion of the grant described in clause (ii) of the prior sentence, if any, will vest in equal annual installments on the date of each annual meeting of our stockholders (an “Annual Meeting Date”) following the First Meeting Date that is part of their initial term.

(4)
All vesting is subject to the Non-Employee Director’s Continuous Service (as defined in the 2021 Equity Plan) through the applicable vesting date. In the event of a change of control (as defined in the 2021 Equity Plan), any unvested portion of an equity award granted to our Non-Employee Directors pursuant to the Non-Employee Director Compensation Policy shall vest as follows: (i) the portion of each New Director Grant held by such Non-Employee Director that, if the change in control had not occurred, would have vested at each of the next two Annual Meeting Dates following the closing date will, immediately prior to the closing, accelerate and become vested; (ii) the portion of each Initial Term Grant held by such Non-Employee Director that, if the change in control had not occurred, would have vested at the next Annual Meeting Date following the closing date will, immediately prior to the closing, accelerate and become vested; and (iii) the portion of each Renewal Term Grant held by such Non-Employee Director that, if the change in control had not occurred, would have vested at the next Annual Meeting Date following the closing date will, immediately prior to the closing, accelerate and become vested.

(5)
On October 1, 2023, each Non-Employee Director who was then in office automatically received a one-time grant of restricted stock units (each, an “Initial Term Grant”) with an aggregate value of approximately $200,000 multiplied by the number of whole calendar years remaining on the Non-Employee Director’s term. Each Initial Term Grant will vest in equal annual installments on the date of each remaining Annual Meeting Date following the First Meeting Date subsequent to the effectiveness of the Initial Term Grant that is part of the Non-Employee Directors current term. The Initial Term Grant may only be granted once to any Non-Employee Director.

(6)
At the close of business on the date of each annual meeting of our stockholders, each Non-Employee Director who will continue as a member of the Board following the date of such annual meeting of our stockholders will receive an RSU grant (the “Renewal Term Grant”) with an aggregate value of approximately $600,000, that vests in three equal annual installments over the next three Annual Meeting Dates.

(7)
Any Outside Director who attends more than eight (8) meetings of (i) the Board plus (ii) any ad hoc or special committee meetings not named in I.(b) above during any calendar year will receive an additional $1,000 for each meeting attended in the calendar year in excess of eight (8). Any Outside Director who attends more than eight (8) meetings of any Committee named in I.(b) above on which that Outside Director serves during any calendar year will receive $1,000 for each meeting of that Committee attended in the calendar year in excess of eight (8).

The following table shows certain information with respect to the compensation of all non-employee directors of the Company in 2023. These amounts reflect our accounting expense for these RSUs, as further described in the footnotes to the table, and do not represent the actual economic value that was realized in 2023 or may be realized upon vesting by the non-employee director.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All Other compensation ($)(4)	Total ($)
Tony Aquila	65,000	600,364	—	—	—	35,297	700,661
Anthony Bay	122,500	394,114	—	—	—	—	516,614
Douglas Francis(5)	37,768	—	—	—	—	30,905	68,673
Brenda Freeman	183,000	500,363	—	—	—	26,775	710,138
Olga Gonzalez	120,000	500,363	—	—	—	27,073	647,436
Scott Gordon	97,500	187,864	—	—	—	37,964	323,328
Justin Hartfield(3)	35,000	—	—	—	—	33,684	68,684
Fiona Tan	122,000	394,114	—	—	—	36,550	552,664
(1)	The following table shows, for each named individual, the aggregate shares under stock awards and the aggregate shares underlying option awards held by that individual as of December 31, 2023.
(2)
Amounts reflect the grant date fair value of all service-vesting RSU awards in accordance with ASC 718, rather than amounts paid to or realized by the named individual. The grant date fair value of each RSU award was measured based on the closing price of our shares of our Class A Common Stock on the date of grant. The amounts reported do not correspond to the economic value received by each non-employee director from the equity award. For information regarding assumptions underlying the value of equity awards, see Note 14 to our audited consolidated financial statements included in this prospectus.

(3)	Mr. Hartfield resigned as a member of the Board and forfeited $187,864 of stock awards on August 9, 2023.
(4)	Amounts include payments made to non-employee directors due to unanticipated tax obligations owed in connection with their 2022 service.
(5)	Mr. Francis was a Non-Employee Director until he was named an executive officer on April 26, 2023.
Name	Aggregate Stock Awards Outstanding as of December 31, 2023
Tony Aquila	548,582
Anthony Bay	432,743
Douglas Francis(2)	10,094
Brenda Freeman	472,824
Olga Gonzalez	472,824
Scott Gordon	236,082
Justin Hartfield(1)	—
Fiona Tan	392,332
(1)	Mr. Hartfield resigned as a member of the Board on August 9, 2023.
(2)	Mr. Francis was a Non-Employee Director until he was named an executive officer on April 26, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions since January 1, 2023, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, managers, promoters, beneficial holders of more than 5% of our membership interests, or any associates or affiliates thereof had or will have a direct or indirect material interest, other than compensation arrangements which are described in the section entitled “Executive Compensation.”
Amended Operating Company Agreement
Concurrently with the Closing, the WMH LLC operating agreement was further amended and restated in its entirety to become the Fourth Amended and Restated Operating Agreement (the “Amended Operating Agreement”). Messrs. Camire, Grazier, Francis and Hartfield and Ghost Media Group, LLC all own Paired Interests and Class P Units as described in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”
Rights of the Units
Pursuant to the Amended Operating Agreement, the Units are entitled to share in the profits and losses of WMH LLC and to receive distributions as and if declared by the managing member of WMH LLC and have no voting rights. The Amended Operating Agreement generally establishes the rights and vesting conditions of the LTIP Units and the Class P Units, which are treated as profits interests in WMH LLC, and may be offered to directors, employees, officers, consultants or other service providers. LTIP Units and Class P Units have all the rights, privileges, preferences, and obligations as are specifically provided for in the Amended Operating Agreement, and as may otherwise be generally applicable to all classes of Units, however, LTIP Units and Class P Units are not entitled to vote on any matter subject to a vote of the members, except as otherwise required by law.
Management
We, as the managing member of WMH LLC, have the sole vote on all matters that require a vote of members under the Amended Operating Agreement or applicable law. The business, property and affairs of WMH LLC are managed solely by the managing member, and the managing member cannot be removed or replaced except by the incumbent managing member.
Distributions
We, as managing member of WMH LLC may, in our sole discretion, authorize distributions to the WMH LLC members (to the extent of available cash, as defined in the amended operating agreement). Subject to provisions in the Amended Operating Agreement governing tax distributions and the treatment of Class P Units and LTIP Units (as defined in the Amended Operating Agreement), all such distributions will be made pro rata in accordance each member’s number of Class P Units.
The holders of Class P Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of WMH LLC. Net profits and net losses of WMH LLC will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of Units. The Amended Operating Agreement provides for pro rata cash distributions to the holders of Units for purposes of funding their tax obligations in respect of the taxable income of WMH LLC that is allocated to them. Generally, these tax distributions will be computed based on WMH LLC’s estimate of the net taxable income of WMH LLC allocable to each holder of Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of California or New York, New York (taking into account the non-deductibility of certain expenses, the character of our income, and the deductibility of state and local income taxes, to the extent applicable, but not taking into account any deduction under Section 199A of the Code). As a result of (i) potential differences in the amount of net taxable income allocable to us and the other Unit holders, (ii) the lower tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate in calculating WMH LLC’s distribution obligations, we may receive tax distributions significantly in excess of its tax liabilities and obligations to make payments under the Tax Receivable Agreement.
Upon the liquidation or winding up of WMH LLC, subject to the treatment of Class P Units and LTIP Units (as defined in the Amended Operating Agreement) and tax distributions, all net proceeds thereof will be distributed in accordance with each member’s number of Units.

Transfer Restrictions
The Amended Operating Agreement contains restrictions on transfers of units and requires the prior consent of the managing member for such transfers, except in specified cases, including (i) certain transfers to permitted transferees under certain conditions and (ii) exchanges of Units for shares of Class A Common Stock or cash pursuant to the exchange agreement.
Exchange Agreement
Concurrently with the Closing, we, WMH LLC and the Unit holders, including Messrs. Camire, Grazier, Francis, Hartfield and Ghost Media Group, LLC, as described in the section entitled “Security Ownership of Certain Beneficial Owners and Management,” entered into an exchange agreement (the “Exchange Agreement”). The terms of the Exchange Agreement provide the Unit holders (or certain permitted transferees thereof) with the right from time to time at and after 180 days following the Business Combination to exchange their vested Paired Interests for shares of Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, and to exchange their vested Class P Units for shares of Class A Common Stock with a value equal to the value of such Class P Units less their participation threshold, or, in each case, at the Company’s election, the cash equivalent of such shares of Class A Common Stock. By default, each exchange will take the form of a redemption by us of the WMH Units in exchange for Class A Common Stock or cash, as applicable, unless we elect to effect such exchange directly with the applicable Unit holder. The shares of Class V Common Stock surrendered in any exchange will be immediately cancelled.
The Exchange Agreement provides that, as a general matter, a Unit holder does not have the right to exchange Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us and our subsidiaries to which the Unit holder may be subject, including the Amended Operating Agreement and the Exchange Agreement. Additionally, the Exchange Agreement contains restrictions on redemptions and exchanges intended to prevent WMH LLC from being treated as a “publicly traded partnership” for U.S. federal income tax purposes. These restrictions are modeled on certain safe harbors provided for under applicable U.S. federal income tax law. We may impose additional restrictions on exchanges that it determines to be necessary or advisable so that WMH LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.
Tax Receivable Agreement
Concurrently with the Closing, we, the Holder Representative and the Class A Unit holders, including Mr. Francis, Mr. Hartfield and Ghost Media Group, LLC, as described in the section entitled “Security Ownership of Certain Beneficial Owners and Management,” entered into the tax receivable agreement, (the “Tax Receivable Agreement”), pursuant to which we are required to pay to holders of Class A Units, in the aggregate, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realizes as a result of (i) increases to the tax basis of WMH LLC’s assets resulting from our acquisition of common units for cash in the Business Combination and taxable redemptions or exchanges of Class A Units for shares of Class A Common Stock or cash pursuant to the Exchange Agreement, (ii) tax benefits related to imputed interest or (iii) tax attributes resulting from payments made under Tax Receivable Agreement. The payment obligations under Tax Receivable Agreement are our obligations and not obligations of WMH LLC.
The payments we will be required to make under the Tax Receivable Agreement may be substantial. Assuming no material changes in relevant tax law, that there are no future redemptions or exchanges of Class A Units and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, the tax savings associated with acquisitions of common units in the Business Combination would aggregate to approximately $151.3 million over 15 years from the Closing Date. Under this scenario, we would be required to pay to the Class A Unit holders approximately 85% of such amount, or $128.6 million, over the 15-year period from the Closing Date. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will be deemed to realize, and the Tax Receivable Agreement payments made by us, will be calculated based in part on the market value of the Class A Common Stock at the time of each redemption or exchange under the exchange agreement and the prevailing applicable tax rates applicable to us over the life of the Tax Receivable Agreement and will depend on us generating sufficient taxable income to realize the tax benefits that are subject to the Tax Receivable Agreement. Payments under the Tax Receivable Agreement are not conditioned on the Class A Unit holders’ continued ownership of WMH LLC.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions we determine, and the IRS or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the Tax Receivable Agreement, and a court could sustain such challenge. The parties to the Tax Receivable Agreement will not reimburse us for any payments previously made if such tax basis or other tax benefits are subsequently disallowed, except that any excess payments made to a party under the Tax Receivable Agreement will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after the determination of such excess.
In addition, the Tax Receivable Agreement provides that if (1) we breach any of our material obligations under the Tax Receivable Agreement (including in the event that we are more than three months late making a payment that is due under the Tax Receivable Agreement, except in the case of certain liquidity exceptions), (2) we are subject to certain bankruptcy, insolvency or similar proceedings, or (3) at any time, we elect an early termination of the Tax Receivable Agreement, our obligations under the Tax Receivable Agreement (with respect to all Class A Units, whether or not such units have been exchanged or redeemed before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the Tax Receivable Agreement. The Tax Receivable Agreement also provides that, upon certain mergers, asset sales or other forms of business combination, or certain other changes of control, (A) our obligations under the Tax Receivable Agreement with respect to Class A Units that have been exchanged or redeemed prior to or in connection with such change of control transaction would accelerate and become payable in a lump sum as described above and (B) with respect to Class A Units that have not been exchanged as of such change of control transaction, our or our successor’s obligations under the Tax Receivable Agreement would be based on certain assumptions, including that our or our successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. As a result, upon any acceleration of our obligations under the Tax Receivable Agreement (including upon a change of control), we could be required to make payments under the Tax Receivable Agreement that are greater than 85% of our actual cash tax savings, which could negatively impact its liquidity. The change of control provisions in the Tax Receivable Agreement may also result in situations where the Class A Unit holders have interests that differ from or are in addition to those of the Class A stockholders.
Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement depends on our ability to make distributions to us. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.
Amended and Restated Registration Rights Agreement
Concurrently with the Closing, Silver Spike Sponsor, LLC (“Silver Spike Sponsor”) and certain Unit holders, including Messrs. Camire, Grazier, Francis, Silver Spike Sponsor, LLC and Ghost Media Group, LLC, as described in the section entitled “Security Ownership of Certain Beneficial Owners and Management,” entered into the Amended and Restated Registration Rights Agreement, dated June 16, 2021, among us and certain of our stockholders (the “Amended and Restated Registration Rights Agreement”). As a result, Silver Spike Sponsor, LLC and such certain Unit holders are able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to a maximum of three such demand registrations for Silver Spike Sponsor, LLC and three such demand registrations for such certain Unit holders thereto, in each case so long as such demand includes a number of registrable securities with a total offering price in excess of $10.0 million. Any such demand may be in the form of an underwritten offering, it being understood that we will not be able to conduct more than two underwritten offerings where the expected aggregate proceeds are less than $25.0 million but in excess of $10.0 million in any 12-month period. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by us. We have filed a resale shelf registration statement covering the resale of all registrable securities within 45 days of the Closing.
Silver Spike Related Transactions and Agreements
In connection with the closing of Silver Spike’s Initial Public Offering (“IPO”), Silver Spike Sponsor granted sponsor LLC equity interests to Silver Spike’s independent directors that collectively comprised approximately 1% of the outstanding equity interests in Silver Spike Sponsor.
Silver Spike Sponsor purchased an aggregate of 7,000,000 Private Placement Warrants for a purchase price of $1.00 per warrant in a private placement simultaneously with the closing of Silver Spike’s IPO. Each Private

Placement Warrant may be exercised for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as provided herein. The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the Business Combination.
In connection with the Business Combination, we paid $1.1 million in certain transaction costs reimbursable by Silver Spike Sponsor, an affiliate to a member of the Board. On March 16, 2023, Silver Spike Holdings, an affiliate of Silver Spike Sponsor, entered into a promissory note with us and agreed to pay the principal amount in 12 equal quarterly installments commencing on March 31, 2023. The promissory note will bear interest at a rate of 5% per annum commencing on March 31, 2023. In an event of default, the outstanding principal amount shall bear interest for the entire period during which the principal balance is unpaid at a rate which is equal to 10% per annum. As of December 31, 2023, the remaining balance of the promissory note receivable was $0.7 million. We received a total of $383,724 in 2023 for principal and interest related to the promissory note receivable.
During the fourth quarter of 2023, we reimbursed $0.4 million to Silver Spike Holdings, an affiliate to a member of the board of directors in connection with responding to a subpoena received from the SEC’s Division of Enforcement in connection the SEC investigation described in the section entitled “Business—Legal Proceedings.”
Legacy WMH Transactions and Agreements
Certain Other Enterprises
Shield Management Group, LLC is a business in which currently Mr. Francis indirectly owns a majority interest, and Mr. Hartfield indirectly owns a minority interest. In 2023, Shield Management Group, LLC used our listing products and participated in other brand promotion opportunities. Shield Management Group, LLC paid us a total of $427,797 in 2023 for such products and services. Glasir Group, LLC is a business owned by Mr. Francis and his spouse. During the second quarter of 2022, we entered into a sublease agreement with Glasir Group, LLC of our offices located at 43 Discovery, Irvine, California 92618. The sublease commenced on June 1, 2022, and the term is for the remainder of the original lease and will expire on February 28, 2025, or sooner in the event that the original lease is cancelled prior to the expiration date. The monthly base rent, after the rent abatement period for the first four months, is $69,000. Glasir Group, LLC paid us a total of $169,095 in 2023 for rent under the sublease.
Other Transactions
We have entered into employment and other agreements with certain of our executive officers. For a description of agreements with our Named Executive Officers, see the sections entitled “Executive Compensation - Executive Employment Arrangements” and “-Outstanding Equity Awards at December 31, 2023.”
We have granted equity awards to certain of our executive officers. For a description of equity awards granted to our Named Executive Officers, see the section entitled “Executive Compensation.”
We entered into indemnification agreements with substantially all of our directors and executive officers, other than our Interim Chief Financial Officer, Susan Echard, who is not an employee. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
Related Person Transactions Policy
The Board has adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of related-person transactions. For purposes of our policy, a related-person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any related person are, were or will be participants, in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related-person transactions under this policy.
Under the policy, a related person is any executive officer, director, nominee to become a director or a security holder known by us to beneficially own more than 5% of any class of our voting securities (a “significant stockholder”), including any of their immediate family members and affiliates, including entities controlled by such persons or such person has a 5% or greater beneficial ownership interest.

Each director and executive officer shall identify, and we shall request each significant stockholder to identify, any related-person transaction involving such director, executive officer or significant stockholder or his, her or its immediate family members and inform our Audit Committee pursuant to this policy before such related person may engage in the transaction.
In considering related-person transactions, our Audit Committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:
•	the risk, cost and benefits to us:
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated:
•	the terms of the transaction: and
•	the availability of other sources for comparable services or products.
Our Audit Committee shall approve only those related-party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and our stockholders, as our Audit Committee determines in the good faith exercise of its discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of August 26, 2024, by
•	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A Common Stock and Class V Common Stock;
•	each of our current Named Executive Officers and directors; and
•	all of our current executive officers and directors, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provides that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership percentages set forth in the table below are based on 152,862,387 shares of our Class A Common Stock and Class V Common Stock issued and outstanding as of August 26, 2024 and do not take into account the issuance of any shares of Class A Common Stock upon (i) the exercise of 19,499,973 Warrants to purchase an aggregate of 19,499,973 shares of Class A Common Stock or (ii) the exchange of 14,679,507 Class P Units for up to 14,679,507 shares of Class A Common Stock. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Class A Common Stock.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned shares of our Common Stock.
Name of Beneficial Owner(1)	Number of Shares of Class A Common Stock Beneficially Owned	% of Class A Common Stock	Number of Shares of Class V Common Stock Beneficially Owned(2)	% of Class V Common Stock	Combined % of Total Voting Power(3)
Directors and Named Executive Officers:
Tony Aquila(5)	5,297,761	5.4%	—	—%	3.5%
Douglas Francis(6)	4,792,347	4.9%	22,970,182	41.4%	18.2%
Scott Gordon	258,221	0.3%	—	—%	0.2%
Fiona Tan	153,063	0.2%	—	—%	0.1%
Olga Gonzalez	182,691	0.2%	—	—%	0.1%
Brenda Freeman	182,693	0.2%	—	—%	0.1%
Anthony Bay	223,528	0.2%	—	—%	0.1%
Brian Camire	220,026	0.2%	—	—%	0.1%
Susan Echard	—	—%	—	—%	—%
All Directors and Executive Officers of the Company as a Group (10 Individuals)(8)	11,310,330	11.6%	22,970,182	41.4%	22.4%
Five Percent Holders:
Ghost Media Group, LLC(6)(7)	—	—	8,469,191	15.3%	5.5%
Morgan Stanley(9)	6,016,658	6.2%	—	—%	3.9%
Christopher Beals(4)	428,773	0.4%	6,166,819	11.1%	4.3%
Justin Hartfield(7)	61,679	0.1%	29,318,217	52.8%	19.2%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 41 Discovery, Irvine, California 92618.
(2)
Holders of Class A Common Stock and Class V Common Stock are entitled to one vote for each share of Class A Common Stock or Class V Common Stock, as the case may be, held by them. Each share of Class V Common Stock, together with a corresponding limited liability company interest in WMH LLC (as defined below) (together, a “Paired Interest”) is exchangeable for shares of Class A Common Stock on a one-for-one basis from time to time, unless we determine to pay cash consideration for such Paired Interests.

(3)	Represents percentage of voting power of the holders of Class A Common Stock and Class V Common Stock voting together as a single class.

(4)
Beneficial ownership information for the Company’s former executive officer, Mr. Beals is as of November 7, 2022, which is the date on which he ceased to be an employee of the Company and is the most recent date for which information is available.

(5)
Includes 3,750,000 shares in the aggregate of shares of Class A Common Stock held by AFV Partners SPV-5 (WM) LLC (“AFV 5”), AFV Partners SPV-6 (WM) LLC (“AFV 6”) and three family trusts (the “Trusts”) upon the completion of the business combination pursuant to the PIPE subscription financing. Mr. Aquila is the Chairman and CEO of AFV Management Advisors LLC, which exercises ultimate voting and investment power with respect to the shares held by AFV 5and AFV 6 and a co-trustee of each of the Trusts and as such may be deemed to hold voting and dispositive power with respect to the shares held in the aggregate by such Trusts. It includes 1.547.761 shares of Class A Common Stock that Mr. Aquila personally holds. The business address of the reporting person is 2126 Hamilton Road Suite 260, Argyle, TX 76226.

(6)
The number of Class V Common Stock beneficially owned includes 12,431,818 shares of Class V Common Stock held by Mr. Francis, 8,469,191 shares of Class V Common Stock held by Ghost Media Group, LLC, 600,618 shares of Class V Common Stock held by Genco Incentives, LLC and 1,468,555 shares of Class V Common Stock held by WM Founders Legacy I, LLC. Ghost Media Group, LLC is controlled by Messrs. Francis and Hartfield and WM Founders Legacy I, LLC and Genco Incentives, LLC are controlled by Mr. Francis. Accordingly, Mr. Francis may be deemed to be a beneficial owner of the Class A Units held by Ghost Media Group, LLC, Genco Incentives, LLC and WM Founders Legacy I, LLC.

(7)
Includes 19,278,067 shares of Class V Common Stock held by Mr. Hartfield, 8,469,191 shares of Class V Common Stock held by Ghost Media Group, LLC and 1,570,959 shares of Class V Common Stock held by WM Founders Legacy II, LLC. Ghost Media Group, LLC is controlled by Messrs. Hartfield and Francis and WM Founders Legacy II, LLC is controlled by Mr. Hartfield. Accordingly, Mr. Hartfield may be deemed to be a beneficial owner of the shares held by Ghost Media Group, LLC and WM Founders Legacy II, LLC.

(8)	Class A Common shares consist of 11,310,330 shares held of record by our current executive officers and directors.
(9)
Based solely on information obtained from a Schedule 13G filed by Morgan Stanley on February 9, 2024, includes 6,016,658 shares of Class A Common stock. The business address of the reporting person is 1585 Broadway, New York, NY 10036.

SELLING SECURITYHOLDERS
The Selling Securityholders acquired 1,938,798 shares of Class A Common Stock (the “Shares”), consisting of (i) 1,244,258 shares of Class A Common Stock issued pursuant to the Asset Purchase Agreement and (ii) 694,540 shares of Class A Common Stock issued pursuant to the Equity Interest Purchase Agreement. We agreed to file a registration statement with the SEC for the purposes of registering for resale such shares of Class A Common Stock. The shares of Class A Common Stock were issued to the Selling Securityholders in reliance on the exemption from registration in Section 4(a)(2) under the Securities Act.
The shares of Class A Common Stock to be offered by the Selling Securityholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Securityholders the opportunity to sell these shares publicly. The registration of the Shares does not require that any of the shares be offered or sold by the Selling Securityholders. Subject to these resale restrictions, the Selling Securityholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the Nasdaq Global Select Market or any other market on which our common stock may subsequently be listed.
The Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best effort basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offering will be set forth in a prospectus supplement. See the section of this prospectus entitled “Plan of Distribution”. The Selling Securityholders and any agents or broker-dealers that participate with the Selling Securityholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.
No estimate can be given as to the amount or percentage of Class A Common Stock that will be held by the Selling Securityholders after any sales made pursuant to this prospectus because the Selling Securityholders are not required to sell any of the Shares being registered under this prospectus. The following table assumes that the Selling Securityholders will sell all of the Shares listed in this prospectus.
Unless otherwise indicated in the footnotes below, no Selling Stockholder has had any material relationship with us or any of our affiliates within the past three years other than as a security holder.
Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of November 24, 2021 regarding the beneficial ownership of our Class A Common Stock by the Selling Securityholders and the shares of Class A Common Stock being offered by the Selling Securityholders (“Registrable Securities”). The applicable percentage ownership of Class A Common Stock is based on 88,836,328 shares of our Class A Common Stock issued and outstanding as of June 30, 2022. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Class A Common Stock.
Information with respect to shares of Class A Common Stock owned beneficially after the offering assumes the sale of all of the Shares offered and no other purchases or sales of our Class A Common Stock. The Selling Securityholders may offer and sell some, all or none of their shares of Class A Common Stock, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Class A Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.
Name of Selling Securityholder	Shares of ClassA Common Stock Beneficially Owned Prior to the Offering		Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offering
	Number	Percent		Number	Percent
Andrew & Ellen Astrove(1)	10,423	*	10,423	—	—
Ashwin Surajbali(2)	197,843	*	197,843	—	—
Bradley Nathan Albert(3)	32,974	*	32,974	—	—
Diane Roskind(4)	14,184	*	14,184	—	—
DJK Morris Investments, LLC(5)	395,760	*	395,760	—	—
Farzin Arsanjani(6)	7,092	*	7,092	—	—
Ian Cohen(7)	3,331	*	3,331	—	—
Jennifer Goldman-Brisman(8)	1,665	*	1,665	—	—
LCP Group, L.P.(9)	14,184	*	14,184	—	—
LeRoy Robinson(10)	3,175	*	1,665	1,510	*
M&S Investment Group, LLC(11)	7,092	*	7,092	—	—
MembersRSVP, LLC(12)	1,244,258	1.4%	1,244,258	—	—
Michael Schlaefer(13)	1,665	*	1,665	—	—
Yael Morris(14)	6,662	*	6,662	—	—
*	Denotes less than one percent.
(1)	Each of Andrew Astrove and Ellen Astrove is deemed to have power to vote or dispose of the Registrable Securities.
(2)	Ashwin Surajbali is deemed to have power to vote or dispose of the Registrable Securities.
(3)	Bradley Nathan Albert is deemed to have power to vote or dispose of the Registrable Securities.
(4)	Diane Roskind is deemed to have power to vote or dispose of the Registrable Securities.
(5)	Keith E. Morris is deemed to have power to vote or dispose of the Registrable Securities. Keith E. Morris is our Vice President.
(6)	Farzin Arsanjani is deemed to have power to vote or dispose of the Registrable Securities.
(7)	Ian Cohen is deemed to have power to vote or dispose of the Registrable Securities.
(8)	Jennifer Goldman-Brisman is deemed to have power to vote or dispose of the Registrable Securities.
(9)	E. Robert Roskind, in his capacity as Founder and Chairman of LCP Group, L.P., is deemed to have investment discretion and voting power over the Registrable Securities held by LCP Group, L.P.
(10)	LeRoy Robinson is deemed to have power to vote or dispose of the Registrable Securities.
(11)
Mehran Aliakbar serves as the managing member of M&S Investment Group, LLC. By virtue of this relationship, Mehran Aliakbar may be deemed to have voting and dispositive power with respect to the Registrable Securities held by M&S Investment Group, LLC.

(12)
Jaret Christopher serves as the Chief Executive Officer of MembersRSVP, LLC. By virtue of this relationship, Jaret Christopher may be deemed to have voting and dispositive power with respect to the Registrable Securities held by MembersRSVP, LLC. Jaret Christopher is our Vice President and General Manager of Customer Relationship Management.

(13)	Michael Schlaefer is deemed to have power to vote or dispose of the Registrable Securities.
(14)	Yael Morris is deemed to have power to vote or dispose of the Registrable Securities.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Certificate of Incorporation, our Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Our Certificate of Incorporation authorizes the issuance of 2,075,000,000 shares of capital stock, consisting of (x) 1,500,000,000 shares of Class A Common Stock, par value $0.0001 per share, (y) 500,000,000 shares of Class V Common Stock, par value $0.0001 per share and 75,000,000 shares of preferred stock, par value $0.0001 per share. All of our issued and outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable. As of August 26, 2024, there were (1) 97,376,026 shares of Class A Common Stock, (2) 55,486,361 shares of Class V Common Stock and no shares of preferred stock outstanding.
Class A Common Stock
Voting Rights
Each holder of the shares of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of the shares of Class A Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, the holders of the outstanding shares of Class A Common Stock are entitled to vote separately upon any amendment to our Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of common stock in a manner that is disproportionately adverse as compared to the Class V Common Stock.
Dividend Rights
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.
Rights upon Liquidation, Dissolution and Winding-Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of the shares of Class A Common Stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of Class A Common Stock, then outstanding, if any.
Preemptive or Other Rights
The holders of shares of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of Class A Common Stock. The rights, preferences and privileges of holders of shares of Class A Common Stock will be subject to those of the holders of any shares of the preferred stock that we may issue in the future.
Class V Common Stock
Voting Rights
Each holder of the shares of Class V Common Stock is entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of shares of Class V Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, the holders of the outstanding shares of Class V Common Stock are entitled to vote separately upon any amendment to our Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of common stock in a manner that is disproportionately adverse as compared to the Class A Common Stock.
Dividend Rights
The holders of the Class V Common Stock will not participate in any dividends declared by our board of directors.
Rights upon Liquidation, Dissolution and Winding-Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class V Common Stock are not entitled to receive any of our assets.
Preemptive or Other Rights
The holders of shares of Class V Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class V Common Stock.
Issuance and Retirement of Class V Common Stock
In the event that any outstanding share of Class V Common Stock ceases to be held directly or indirectly by a holder of Class A Units, such share will automatically be transferred to us for no consideration and thereupon will be retired. We will not issue additional shares of Class V Common Stock other than in connection with the valid issuance or transfer of Class P Units or Class A Units in accordance with the governing documents of WMH LLC.
Preferred Stock
There are no shares of preferred stock outstanding. Our Certificate of Incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of the common stock. Shares of preferred stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of preferred stock authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of preferred stock from time to time adopted by our board of directors pursuant to authority so to do which is expressly vested in the board of directors. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by our stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the shares of Class A Common Stock, diluting the voting power of the shares of Class A Common Stock and the shares of Class V Common Stock or subordinating the liquidation rights of the shares of Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the shares of Class A Common Stock. At present, we have no plans to issue any preferred stock.
Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, provided that we have an effective registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder (or we permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement). A holder of Public Warrants may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Public Warrant may be exercised at a given time by a holder of Public Warrants. The Public Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares of Class A Common Stock to holders of Public Warrants seeking to exercise their Public Warrants, unless the issuance of the shares of Class A Common Stock upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the shares of Class A Common Stock underlying such unit.
We filed with the SEC and have an effective registration statement for covering the issuance, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if the shares of Class A Common Stock are, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elects, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
We may redeem the Public Warrants for redemption:
•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;
•	upon not less than 30 days’ prior written notice of redemption to each holder of Public Warrants; and
•
if, and only if, the reported last sales price of the shares of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the holders of Public Warrants.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each holder of Public Warrants will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 Public Warrant exercise price after the redemption notice is issued.
If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require any holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon exercise of the Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the

Public Warrants by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrant. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. If we calls the Public Warrants for redemption and our management does not take advantage of this option, Silver Spike Sponsor and its permitted transferees would still be entitled to exercise their warrants originally issued in a private placement (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”) for cash or on a cashless basis using the same formula described above that other holders of Public Warrants would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of Public Warrants may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.
If the number of issued and outstanding shares of Class A Common Stock is increased by a capitalization or share dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the issued and outstanding shares of Class A Common Stock. A rights offering to holders of shares of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (1) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (2) one minus the quotient of (x) the price per shares of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of issued and outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of the shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant.
The Public Warrants are issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of then issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A Common Stock. After the issuance of the shares of Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of shares of Class A Common Stock.
As of August 26, 2024, there were 12,499,973 Public Warrants outstanding.
Private Placement Warrants
The Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the Closing, subject to certain exceptions and they will not be redeemable by Silver Spike so long as they are held by Silver Spike Sponsor or its permitted transferees. Silver Spike Sponsor, as well as its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and will have certain registration rights related to such Private Placement Warrants. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than Silver Spike Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.
As of August 26, 2024, there were 7,000,000 Private Placement Warrants outstanding.

Dividends
We have not paid any cash dividends on the Class A Ordinary Shares, Class A Common Stock or Class V Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant and will be within the discretion of our board of directors at such time. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of Common Stock in the foreseeable future.
Certain Anti-Takeover Provisions of Delaware Law
Special Meetings of Stockholders
Our Certificate of Incorporation provides that special meetings of our stockholders may be called by such persons as provided in the Bylaws. The Bylaws provide that special meetings of our stockholders may be called only, for any purpose as is a proper matter for stockholder action under Delaware, by (i) our Chairperson of the Board of Directors, (ii) our Chief Executive Officer or the President if the Chairperson of the Board of Directors is unavailable, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under the Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the secretary no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the latter of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our Certificate of Incorporation and the Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Authorized but Unissued Shares
Our authorized but unissued Class A Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Selection
Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers and employees for breach of fiduciary duty, other similar actions, any other action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware and any action or proceeding concerning the validity of our Certificate of Incorporation or the Bylaws may be brought only in the Court of Chancery in the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, any state court located in the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware). Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors and officers. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Certificate of Incorporation provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable. In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable.
Section 203 of the Delaware General Corporation Law
We do not opt out of Section 203 of the DGCL under our Certificate of Incorporation.
Limitation on Liability and Indemnification of Directors and Officers
Our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•	for any transaction from which the director derives an improper personal benefit;
•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	for any unlawful payment of dividends or redemption of shares; or
•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our Certificate of Incorporation and Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 144
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
Upon the Closing, we ceased to be a shell company.
When, and if, Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Class A Common Stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our Class A Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	one percent (1%) of the total number of shares of Class A Common Stock then outstanding; or
•	the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Transfer Agent, Warrant Agent and Registrar
The transfer agent, warrant agent and registrar for our Class A Common Stock, Class V Common Stock and Warrants is Continental Stock Transfer & Trust Company.
Listing of Securities
Our Class A Common Stock and Public Warrants are listed on Nasdaq under the symbols “MAPS” and “MAPW,” respectively.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Class A Common Stock. The Class A Common Stock is referred to herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities.
This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our securities. This summary is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our securities. We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any other U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies, real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.
In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders
Taxation of Distributions
If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “Tax Considerations Applicable to U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.
Dividends we pay to a U.S. Holder that is a taxable corporation will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock
A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost for such Class A Common Stock (or, in the case of Class A Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Class A Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Class A Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be subject to U.S. federal income tax at ordinary income tax rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding.
In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Class A Common Stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Tax Considerations Applicable to Non-U.S. Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Tax Considerations Applicable to Non-U.S. Holders—Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Tax Considerations Applicable to Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section entitled “Tax Considerations Applicable to Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock
A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock, unless:
•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Common Stock and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the non-U.S. Holder is disposing of our Class A Common Stock and has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded or not regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.
Foreign Account Tax Compliance Act
Provisions of the Code and U.S. Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial foreign entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, proposed U.S. Treasury Regulations have been released that, if finalized in their proposed form, would eliminate the obligation under FATCA to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, the preamble states that taxpayers generally may rely on them until final U.S. Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.
Information Reporting and Backup Withholding.
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Class A Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION
We are registering the resale by the Selling Securityholders or their permitted transferees from time to time of up to 1,938,798 shares of Class A Common Stock. We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Securityholders will pay any underwriting discounts, selling commissions or transfer taxes incurred in disposing of the Shares and the expenses of any attorney or other advisor they decide to employ. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus. These may include, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws and the fees and disbursements of our counsel and of our independent accountants and reasonable fees.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The shares of Class A Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.
The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of Nasdaq;
•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;
•	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;
•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;
•	by pledge to secured debts and other obligations;
•	delayed delivery arrangements;
•	to or through underwriters or broker-dealers;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;
•	in options transactions;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 or another exemption from registration under the Securities Act or other such exemption may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS
The validity of any securities offered by this prospectus herein has been passed upon for us by Cooley LLP.
EXPERTS
The consolidated financial statements of WM Technology, Inc. as of and for the year ended December 31, 2023 included in this prospectus have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement of previously reported 2023 quarterly revenue and credit losses), which is included herein. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The consolidated financial statements of the Company as of December 31, 2022 and for the year ended December 31, 2022 have been audited by Baker Tilly US, LLP (“Baker Tilly US, LLP”), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
Our website address is www.weedmaps.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

Item 1.	Financial Statements
WM TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except for share data)
	June 30, 2024	December 31, 2023
Assets
Current assets
Cash	$41,292	$34,350
Accounts receivable, net	7,000	11,158
Prepaid expenses and other current assets	5,547	5,978
Total current assets	53,839	51,486
Property and equipment, net	25,909	24,255
Goodwill	68,368	68,368
Intangible assets, net	2,230	2,507
Right-of-use assets	13,064	15,629
Other assets	4,553	4,776
Total assets	$167,963	$167,021
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$18,563	$21,182
Deferred revenue	5,844	5,918
Operating lease liabilities, current	4,471	6,493
Tax receivable agreement liability, current	1,455	122
Total current liabilities	30,333	33,715
Operating lease liabilities, non-current	24,632	26,550
Tax receivable agreement liability, non-current	1,123	1,634
Warrant liability	975	585
Other long-term liabilities	1,714	1,386
Total liabilities	58,777	63,870
Commitments and contingencies
Stockholders’ equity
Preferred Stock - $0.0001 par value; 75,000,000 shares authorized; no shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Class A Common Stock - $0.0001 par value; 1,500,000,000 shares authorized; 96,948,250 shares issued and outstanding at June 30, 2024 and 94,383,053 shares issued and outstanding at December 31, 2023	10	9
Class V Common Stock - $0.0001 par value; 500,000,000 shares authorized, 55,486,361 shares issued and outstanding at June 30, 2024 and December 31, 2023	5	5
Additional paid-in capital	87,005	80,884
Accumulated deficit	(62,562)	(64,518)
Total WM Technology, Inc. stockholders’ equity	24,458	16,380
Noncontrolling interests	84,728	86,771
Total stockholders’ equity	109,186	103,151
Total liabilities and stockholders’ equity	$167,963	$167,021
The accompanying notes are an integral part of these condensed consolidated financial statements.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except for share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023 As Restated[1]	2024	2023 As Restated[1]
Net revenues	$45,903	$48,423	$90,292	$94,839
Costs and expenses
Cost of revenues (exclusive of depreciation and amortization shown separately below)	2,245	3,239	4,547	6,733
Sales and marketing	11,069	12,567	20,703	24,627
Product development	9,642	9,200	18,871	20,134
General and administrative	18,529	16,779	35,055	37,688
Depreciation and amortization	3,187	2,855	6,124	6,022
Total costs and expenses	44,672	44,640	85,300	95,204
Operating income (loss)	1,231	3,783	4,992	(365)
Other income (expenses), net
Change in fair value of warrant liability	460	(1,045)	(390)	(320)
Change in tax receivable agreement liability	(395)	(520)	(938)	(620)
Other income (expense)	(60)	(235)	(460)	(681)
Income (loss) before income taxes	1,236	1,983	3,204	(1,986)
Provision for income taxes	42	—	51	—
Net income (loss)	1,194	1,983	3,153	(1,986)
Net income (loss) attributable to noncontrolling interests	478	757	1,197	(737)
Net income (loss) attributable to WM Technology, Inc.	$716	$1,226	$1,956	$(1,249)
Class A Common Stock:
Basic income (loss) per share	$0.01	$0.01	$0.02	$(0.01)
Diluted income (loss) per share	$0.01	$0.01	$0.02	$(0.01)
Class A Common Stock:
Weighted average basic shares outstanding	95,342,596	92,851,349	95,023,380	92,589,011
Weighted average diluted shares outstanding	97,275,700	93,622,582	96,647,173	92,589,011
1.
For the three and six months ended June 30, 2023, net revenues and general and administrative expenses have been retrospectively adjusted to reflect the restatement of previously reported revenue and credit losses. See Note 2, “Summary of Significant Accounting Policies,” for further information.

The accompanying notes are an integral part of these condensed consolidated financial statements.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY
(Unaudited)
(In thousands, except for share data)
	Three and Six Months Ended June 30, 2024
	Common Stock Class A		Common Stock Class V		Additional Paid-in Capital	Accumulated Deficit	Total WM Technology, Inc. Stockholders’ Equity	Non- controlling Interests	Total Equity
	Shares	Par Value	Shares	Par Value
As of December 31, 2023	94,383,053	$9	55,486,361	$5	$80,884	$(64,518)	$16,380	$86,771	$103,151
Stock-based compensation	—	—	—	—	3,115	—	3,115	60	3,175
Issuance of common stock - vesting of restricted stock units, net of shares withheld for taxes	628,941	—	—	—	(2)	—	(2)	—	(2)
Distributions	—	—	—	—	—	—	—	(1,455)	(1,455)
Issuance of common stock - Class P Unit exchange	39,741	—	—	—	59	—	59	(59)	—
Net income	—	—	—	—	—	1,240	1,240	719	1,959
As of March 31, 2024	95,051,735	$9	55,486,361	$5	$84,056	$(63,278)	$20,792	$86,036	$106,828
Stock-based compensation		—	—	—	2,950	—	2,950	59	3,009
Issuance of common stock - vesting of restricted stock units, net of shares withheld for taxes	1,896,515	1	—	—	(1)	—	—	—	—
Distributions	—	—	—	—	—	—	—	(1,845)	(1,845)
Net income	—	—	—	—	—	716	716	478	1,194
As of June 30, 2024	96,948,250	$10	55,486,361	$5	$87,005	$(62,562)	$24,458	$84,728	$109,186
	Three and Six Months Ended June 30, 2023
	Common Stock Class A		Common Stock Class V		Additional Paid-in Capital	Retained Earnings	Total WM Technology, Inc. Stockholders’ Equity	Non- controlling Interests	Total Equity
	Shares	Par Value	Shares	Par Value
As of December 31, 2022	92,062,468	$9	55,486,361	$5	$67,986	$(54,620)	$13,380	$101,397	$114,777
Stock-based compensation	—	—	—	—	4,396	—	4,396	285	4,681
Issuance of common stock - vesting of restricted stock units, net of shares withheld for taxes	475,510	—	—	—	—	—	—	—	—
Distributions	—	—	—	—	—	—	—	(250)	(250)
Issuance of common stock - Class P Unit exchange	35,488	—	—	—	62	—	62	(62)	—
Net loss	—	—	—	—	—	(2,475)	(2,475)	(1,494)	(3,969)
As of March 31, 2023	92,573,466	$9	55,486,361	$5	$72,444	$(57,095)	$15,363	$99,876	$115,239
Stock-based compensation	—	—	—	—	3,908	—	3,908	97	4,005
Issuance of common stock - vesting of restricted stock units, net of shares withheld for taxes	842,178	—	—	—	(1)	—	(1)	—	(1)
Distributions	—	—	—	—	—	—	—	(752)	(752)
Net Income	—	—	—	—	—	1,226	1,226	757	1,983
As of June 30, 2023	93,415,644	$9	55,486,361	$5	$76,351	$(55,869)	$20,496	$99,978	$120,474
The accompanying notes are an integral part of these condensed consolidated financial statements.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)
	Six Months Ended June 30,
	2024	2023 As Restated[1]
Cash flows from operating activities
Net income (loss)	$3,153	$(1,986)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,124	6,022
Change in fair value of warrant liability	390	320
Change in tax receivable agreement liability	938	620
Amortization of right-of-use lease assets	2,385	2,423
Stock-based compensation	5,571	8,092
Gain on lease termination	(109)	—
Provision (benefit) for credit losses	(616)	(415)
Changes in operating assets and liabilities:
Accounts receivable	4,774	2,882
Prepaid expenses and other current assets	328	1,623
Other assets	123	41
Accounts payable and accrued expenses	610	(12,880)
Deferred revenue	(74)	406
Operating lease liabilities	(3,543)	(3,056)
Net cash provided by operating activities	20,054	4,092

Cash flows from investing activities
Capitalized software and expenditures	(7,140)	(5,806)
Net cash used in investing activities	(7,140)	(5,806)

Cash flows from financing activities
Repayments of insurance premium financing	—	(1,450)
Distributions	(5,950)	(1,002)
Proceeds from repayment of related party note	96	187
Tax receivable agreement payment	(116)	—
Taxes paid related to net share settlement of equity awards	(2)	(1)
Net cash used in financing activities	(5,972)	(2,266)

Net increase (decrease) in cash	6,942	(3,980)
Cash – beginning of period	34,350	28,583
Cash – end of period	$41,292	$24,603

Supplemental disclosures of noncash investing and financing activities
Stock-based compensation capitalized for software development	$613	$594
Capitalized assets included in accounts payable and accrued expenses	$789	$704
1.
For the six months ended June 30, 2023, provision (benefit) for credit losses and change in accounts receivable have been retrospectively adjusted to reflect the restatement of previously reported revenue and credit losses. See Note 2, “Summary of Significant Accounting Policies,” for further information.

The accompanying notes are an integral part of these condensed consolidated financial statements.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1.	Business and Organization
Founded in 2008, and headquartered in Irvine, California, WM Technology, Inc. (the “Company”) operates a leading online cannabis marketplace for consumers together with a comprehensive set of eCommerce and compliance software solutions for cannabis businesses, which are sold to both storefront locations and delivery operators (“retailers”) and brands in the U.S. states and U.S. territories legalized cannabis markets. The Company’s comprehensive two-sided marketplace of business-to-consumer and business-to-business suite of products afford cannabis retailers and brands of all sizes integrated tools to compliantly run their businesses and to reach, convert, and retain consumers.
The Company’s business primarily consists of its commerce-driven marketplace (“Weedmaps”), and its fully integrated suite of end-to-end Software-as-a-Service (“SaaS”) solutions software offering (“Weedmaps for Business”). The Weedmaps marketplace provides cannabis consumers with information regarding cannabis retailers and brands. In addition, the Weedmaps marketplace aggregates data from a variety of sources, including retailer point-of-sale solutions (“POS”), to provide consumers with the ability to browse by strain, price, cannabinoids and other information regarding locally available cannabis products, through the Company’s website and mobile apps. The marketplace provides consumers with product discovery, access to deals and discounts, and reservation of products for pickup by consumers or delivery to consumers by participating retailers (retailers complete orders and process payments outside of the Weedmaps marketplace as Weedmaps serves only as a portal, passing a consumer’s inquiry to the dispensary). The marketplace also provides education and learning information to help newer consumers learn about the types of products to purchase. The Company believes the size, loyalty and engagement of its user base and the frequency of consumption of cannabis by its user base makes the Weedmaps marketplace highly valuable to its clients.
Weedmaps for Business, the Company’s SaaS offering, is a comprehensive set of eCommerce and compliance software solutions catered towards cannabis retailers, delivery services and brands that streamline front and back-end operations and help manage compliance needs. With the development of Weedmaps for Business, the Company offers an end-to-end platform for licensed cannabis retailers to comply with state laws. The Company sells a monthly subscription offering to storefront, delivery and brand clients as well as upsell and add-on offerings to licensed clients. The Company also offers other ad solutions and WM Dispatch for additional fees.
WM Technology, Inc. was initially incorporated in the Cayman Islands on June 7, 2019 under the name “Silver Spike Acquisition Corp” (“Silver Spike”). Silver Spike was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On June 16, 2021 (the “Closing Date”), Silver Spike consummated the business combination (the “Business Combination”), pursuant to that certain Agreement and Plan of Merger, dated December 10, 2020, by and among Silver Spike, Silver Spike Merger Sub LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Silver Spike Acquisition Corp., WM Holding Company, LLC, a Delaware limited liability company (when referred to in its pre-Business Combination capacity, “Legacy WMH” and following the Business Combination, “WMH LLC”), and Ghost Media Group, LLC, a Nevada limited liability company. On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), Silver Spike was domesticated and continues as a Delaware corporation, changing its name to WM Technology, Inc.
Legacy WHM was reorganized into an Up-C structure, in which substantially all of the assets and business of Legacy WHM are held by WMH LLC and continue to operate through WMH LLC and its subsidiaries, and WM Technology, Inc.’s material assets are the equity interests of WMH LLC indirectly held by it. Legacy WMH was determined to be the accounting acquirer in the Business Combination, which was accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
As of June 30, 2024, the Company had an accumulated deficit of $62.6 million. The Company has funded its operations primarily with customer payments for its services and proceeds from the issuance of common stock in connection with its initial public offering and follow-on offering. As of June 30, 2024, the Company had cash of $41.3 million. The Company believes that its existing sources of liquidity will satisfy its working capital and capital requirements for at least the next twelve months.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
2.	Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with GAAP and the rules and regulations of the Securities and Exchange Commission (“SEC”) for quarterly reports on Form 10-Q and Article 10-1 of Regulation S-X. Accordingly, certain information and footnotes required by GAAP in annual financial statements have been omitted or condensed and these interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on May 24, 2024. The condensed consolidated financial statements of the Company include all adjustments of a normal recurring nature which, in the opinion of management, are necessary for a fair statement of the Company’s financial position as of June 30, 2024, and results of its operations and its cash flows for the interim periods presented. Certain prior period amounts have been reclassified to conform to the current period presentation. The results of operations for the three and six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the entire year. There have been no significant changes in the Company’s accounting policies from those described in the Company’s audited consolidated financial statements and the related notes to those statements.
Principles of Consolidation
The condensed consolidated financial statements include the accounts of WM Technology, Inc. and WMH LLC, including their wholly and majority owned subsidiaries. In conformity with GAAP, all significant intercompany accounts and transactions have been eliminated.
Restatement of Previously Reported 2023 Quarterly Revenue and Credit Losses
In connection with the preparation of the Company's Consolidated Financial Statements as of and for the fiscal year ended December 31, 2023, the Company discovered that in 2023, it had an inadequate policy associated with its revenue recognition related to the cash collection of a certain subset of its customers that had been placed on cash basis in 2023. For these customers, because the determination had been made that there was significant collection risk and the Company had no ability to estimate the collectability of the consideration it was entitled to, revenue recognition was prohibited under Accounting Standards Codification, (“ASC”), Topic 606, “Revenue from Contracts with Customers” until cash was collected for the services that were provided. The Company refers to the customers in this situation as customers that have been placed on cash basis. As further discussed below, in 2023 the Company misapplied this policy in each of the first three quarters of 2023 by failing to apply (in certain cases) cash receipts to prior accounts receivable (via a credit loss recovery) and instead recognized additional revenue for the cash receipt.
The Company recognizes revenue from contracts with customers under ASC 606. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. Once the Company believes that it is no longer probable of collecting substantially all of the consideration to which it will be entitled in exchange for the goods or services transferred to the customer and as such is prohibited from recognizing revenue until it is probable that it will be entitled to all of the consideration. As such, when a customer with significant collection risk is identified, the Company fully reserves for all outstanding accounts receivable and records a credit loss for these receivables.
Initially, revenue for contracts that the Company assesses are not probable of collection is not recognized until the customer has paid or settled all outstanding accounts receivable balances. Collectability is reassessed when there is a significant change in facts or circumstances. The assessment of collectability considers whether the Company may limit its exposure to credit risk through its right to stop transferring additional service in the event the customer is delinquent. When services are still provided to customers that have been identified with significant collection risk, the Company initially applies all payments received against the customers oldest invoices. However, if the Company continues to provide services to these customers for a significant period of time, cash collections have stabilized and other factors indicate it is appropriate, cash collections are assessed to determine if any of the on-going cash receipts should be accounted for as variable consideration under ASC 606 for on-going services instead of recovery of credit

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
losses. To date, no material variable consideration has been recognized and after applying the corrections shown in the table below, all cash collections for these customers are reflected as recovery of credit losses.
Due to the inconsistency of the cash application related to the cash basis customers, and the prohibition on recognizing revenue when the Company does not believe it will receive the consideration it is entitled to, the Company had determined that it had improperly recognized revenue for these customers and should have instead recognized a credit loss recovery related to these cash receipts.
All periods presented below have been retrospectively restated to reflect the effects of the change to revenues and operating expenses. There was no impact to operating income (loss), net income (loss), net income (loss) per share, net cash provided by operating activities and adjusted EBITDA for any periods presented. The consolidated statement of equity is not affected by this restatement.
The Company has restated its unaudited condensed consolidated statements of operations for the period ended June 30, 2023 as follows (in thousands):

	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023
	Previously Reported	Adjustment	As Restated	Previously Reported	Adjustment	As Restated
Net revenues	$50,852	$(2,429)	$48,423	$98,859	$(4,020)	$94,839
General and administrative expenses	$19,208	$(2,429)	$16,779	$41,708	$(4,020)	$37,688
Total costs and expenses	$47,069	$(2,429)	$44,640	$99,224	$(4,020)	$95,204
The Company has restated its unaudited condensed consolidated Statements of Cash Flows for period ended June 30, 2023 as follows (in thousands):

	Six Months Ended June 30, 2023
	Previously Reported	Adjustment	As Restated
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Provision for credit losses	$3,605	$(4,020)	$(415)
Changes in operating assets and liabilities:
Accounts receivable	$(1,138)	$4,020	$2,882
Foreign Currency
Assets and liabilities denominated in a foreign currency are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Revenue and expense accounts are translated at the average exchange rates during the periods. The impact of exchange rate fluctuations from translation of assets and liabilities is insignificant for the three and six months ended June 30, 2024 and 2023.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Significant estimates made by management include, the allowance for credit losses, the useful lives of long-lived assets, income taxes, website and internal-use software development costs, leases, valuation of goodwill and other intangible assets, valuation of warrant liability, deferred tax assets and the related valuation allowance, tax receivable agreement (“TRA”) liability, revenue recognition, performance and stock-based compensation and the recognition and disclosure of contingent liabilities.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Risks and Uncertainties
The Company operates in a relatively new industry where laws and regulations vary significantly by jurisdiction. Currently, thirty-nine states, the District of Columbia, Puerto Rico, the Virgin Islands, and Guam have legalized some form of cannabis use for certain medical purposes. Twenty-four of those states, the District of Columbia, Guam, and Northern Mariana have legalized cannabis for adults for non-medical purposes as well (sometimes referred to as adult or recreational use). Eight additional states have legalized forms of low-potency cannabis, for select medical conditions. Only three states continue to prohibit cannabis entirely. Additionally, while a number of U.S. legislators have introduced various bills to legalize cannabis at the federal level, none of these bills has become law. Currently, under federal law, cannabis, other than hemp (defined by the U.S. government as Cannabis sativa L. with a THC concentration of not more than 0.3% on a dry weight basis), is still a Schedule I controlled substance under the Controlled Substances Act (“CSA”). Even in states or territories that have legalized cannabis to some extent, the cultivation, possession, and sale of cannabis all violate the CSA and are punishable by imprisonment, substantial fines, and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating the CSA, or conspire with another to violate the law, and violating the CSA can be a predicate for certain other crimes, including money laundering laws and the Racketeer Influenced and Corrupt Organizations Act. If any state that permits use of cannabis was to change their laws or the federal government was to actively enforce the CSA or other laws related to the federal prohibition on cannabis, the Company’s business could be adversely affected.
In addition, the Company’s ability to grow and meet its operating objectives depends largely on the continued legalization and regulation of cannabis on a widespread basis. There can be no assurance that such legalization will occur on a timely basis, or at all.
The geographic concentration of the Company’s clients makes the Company vulnerable to a downturn in the local market area. Historically, the Company’s business operations have been located primarily in the State of California. See Note 3, “Revenue from Contracts with Customers,” to these condensed consolidated financial statements for additional information.
Fair Value Measurements
The Company follows the guidance in ASC 820 – Fair Value Measurements for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period. See Note 5, “Fair Value Measurements” to these condensed consolidated financial statements for additional information.
Accounts Receivable, Net
A receivable is recorded when an unconditional right to invoice and receive payment exists. Accounts receivable primarily include amounts related to receivables from customers. Receivables are shown net of allowance for credit losses which is maintained at a level that management believes to be sufficient to absorb estimated losses in the accounts receivable portfolio. The Company measures credit losses on its trade accounts receivable using the current expected credit loss model under ASC 326 – Financial Instruments – Credit Losses.
The Company calculates the expected credit losses on a pool basis for trade receivables that have similar risk characteristics. For trade receivables that do not share similar risk characteristics, the allowance for credit losses is calculated on an individual basis. Risk characteristics relevant to the Company’s accounts receivable include balance of customer account and aging status.
Account balances are written off against the allowance when it is determined that it is probable that the receivable will not be recovered. The Company had allowance for credit losses of $2.8 million and $8.7 million as of June 30, 2024 and December 31, 2023, respectively.
As of June 30, 2024 and December 31, 2023, no customer accounted for more than 10% of the total gross accounts receivable outstanding.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
The following table summarizes the changes in the allowance for credit losses:

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Allowance, beginning of period	$6,596	$11,822	$8,748	$12,232
Provision (benefit) for credit losses	42	(775)	(616)	(415)
Write-offs	(3,882)	(845)	(5,376)	(1,615)
Allowance, end of period	$2,756	$10,202	$2,756	$10,202

1
The Provision (benefit) for credit losses for the three and six months ended June 30, 2023 and related allowance at the end of the period June 30, 2023, has been retrospectively adjusted to reflect the restatement of previously reported credit losses. See Restatement of Previously Reported 2023 Quarterly Revenue and Credit Losses above for further information.

Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation, and consist of internally developed software, computer equipment, furniture and fixtures and leasehold improvements. Depreciation is computed using the straight-line method over the estimated useful lives of the assets and generally over three years for computer equipment and seven years for furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the remaining term of the related lease. Maintenance and repairs are expensed as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the Company’s condensed consolidated statements of operations.
The Company assesses impairment of property and equipment when an event and change in circumstance indicates that the carrying value of such assets may not be recoverable. If an event and a change in circumstance indicates that the carrying amount of an asset (or asset group) may not be recoverable and the expected undiscounted cash flows attributable to the asset are less than its carrying value, an impairment loss equals to the excess of the asset’s carrying value over its fair value is recognized. No impairments to property and equipment were recorded during the three and six months ended June 30, 2024 and 2023.
Capitalized Software
Capitalized website and internal-use software development costs are included in property and equipment in the accompanying condensed consolidated balance sheets. The Company capitalizes certain costs related to the development and enhancement of the Weedmaps platform and SaaS solutions. The Company began to capitalize these costs when preliminary development efforts were successfully completed, management has authorized and committed project funding, and it was probable that the project would be completed and the software would be used as intended. Capitalization ceases upon completion of all substantial testing. Maintenance and training costs are expensed as incurred. Such costs are amortized when placed in service, on a straight-line basis over the estimated useful life of the related asset, generally estimated to be three years. Costs incurred for enhancements that were expected to result in additional features or functionality are capitalized and expensed over the estimated useful life of the enhancements, generally three years. Product development costs include salaries and benefits for employees, including engineering and technical teams who are responsible for building new products, as well as maintaining and improving existing products. Product development costs that do not meet the criteria for capitalization are expensed as incurred.
As of June 30, 2024 and December 31, 2023, the Company has $24.4 million and $23.1 million in capitalized software costs, net, respectively which are recorded within property and equipment, net on the Company’s condensed consolidated balance sheets. During the three months ended June 30, 2024 and 2023, the Company amortized $2.8 million and $1.7 million, respectively. During the six months ended June 30, 2024 and 2023, the Company amortized $5.3 million and $3.2 million, respectively. Amortization of internal-use software development costs is included in depreciation and amortization expense in the accompanying condensed consolidated statements of operations.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Goodwill and Intangible Assets
Goodwill consists of the excess of the purchase price over the fair value of identifiable net assets of businesses acquired. Goodwill is reviewed for impairment each year using a qualitative or quantitative process that is performed at least annually as of December 31, such as changes in the business climate, poor indicators of operating performance or the sale or disposition of a significant portion of a reporting unit. As of June 30, 2024 and December 31, 2023, the Company has $68.4 million in goodwill.
In testing for goodwill impairment, the Company may elect to utilize a qualitative assessment to evaluate whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value. If it is determined that it is unlikely that the carrying value exceeds the fair value, the Company is not required to complete the quantitative goodwill impairment evaluation. If it is determined that the carrying value may exceed fair value when considering qualitative factors, a quantitative goodwill impairment evaluation is performed. When performing the quantitative evaluation, if the carrying value of the reporting unit exceeds its fair value, an impairment loss equal to the difference will be recorded. No goodwill or intangible asset impairment charges were recorded for the three and six months ended June 30, 2024 and 2023.
Intangible assets are recorded at cost less accumulated amortization. Intangible assets are reviewed for impairment whenever events or changes in circumstances may affect the recoverability of the net assets. Such reviews may include an analysis of current results and take into consideration the undiscounted value of projected operating cash flows. See Note 6, “Intangible Assets,” to these condensed consolidated financial statements for additional information.
Leases
The Company’s operating leases consist of office space located in the United States. The Company does not have any leases classified as financing leases. The Company classifies arrangements meeting the definition of a lease as operating or financing leases, and leases are recorded on the condensed consolidated balance sheets as both a right-of-use asset (“ROU”) and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right-of-use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset result in straight-line rent expense over the lease term. Operating lease assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. For finance leases, interest on the lease liability and the amortization of the right-of-use asset results in front-loaded expense over the lease term. Variable lease expenses are recorded when incurred.
In calculating the right-of-use asset and lease liability, the Company elects to combine lease and non-lease components for all classes of assets. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election, and instead recognizes rent expense on a straight-line basis over the lease term.
The Company assesses impairment of ROU assets when an event and change in circumstance indicates that the carrying value of such ROU assets may not be recoverable. If an event and a change in circumstance indicates that the carrying value of an ROU asset may not be recoverable and the estimated fair value attributable to the ROU asset is less than its carrying value, an impairment loss equals to the excess of the ROU asset’s carrying value over its fair value is recognized.
The fair values of ROU assets were estimated using an income approach based on management’s forecast of future cash flows expected to be derived based on the sublease market rent. First, the Company tests the asset group for recoverability by comparing the undiscounted cash flows of the asset group, which include expected future lease payments related to the lease agreement offset by expected sublease income, to the carrying amount of the asset group. If the first step of the long-lived asset impairment test concludes that the carrying amount of the asset group is not recoverable, the Company performs the second step of the long-lived asset impairment test by comparing the fair value of the asset group to its carrying amount and recognizing a lease impairment charge for the amount by which the carrying amount exceeds the fair value. To estimate the fair value of the asset group, the Company relies

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
on a discounted cash flow approach using market participant assumptions of the expected cash flows. During the three and six months ended June 30, 2024 and 2023, the Company recognized no impairment charge related to ROU assets.
Net rent expense for the three months ended June 30, 2024 and 2023 was $2.0 million and $2.2 million, respectively. Net rent expense for the six months ended June 30, 2024 and 2023 was $4.2 million and $4.4 million, respectively. Rent expense is included in general and administrative expense in the accompanying condensed consolidated statements of operations.
In 2022, the Company entered into a sublease agreement with an affiliate of the Executive Chair. The sublease commenced on June 1, 2022, and the term is for the remainder of the original lease and will expire on February 28, 2025, or sooner in the event that the original lease is cancelled prior to the expiration date. See Note 13, “Related Party Transactions,” to these condensed consolidated financial statements for additional information.
During the three months ended June 30, 2024, the Company paid $0.1 million to terminate a lease agreement for one of the offices. In conjunction with the early lease termination, the Company reported a gain of $0.1 million which is recognized as a reduction to the related lease expense. The Company also de-recognized a ROU asset of $0.2 million and a lease liability of $0.4 million on the condensed consolidated balance sheet related to early lease termination.
Sublease rental income is recognized as a reduction to the related lease expense on a straight-line basis over the sublease term. For the three months ended June 30, 2024 and 2023, the Company recorded rent income related to sublease of $0.5 million and $0.5 million, respectively. For the six months ended June 30, 2024 and 2023, the Company recorded rent income related to sublease of $1.1 million and $1.1 million, respectively.
Warrant Liability
The Company assumed public warrants originally issued in the initial public offering of Silver Spike (the “Public Warrants”) and private placement warrants that were originally issued in a private placement by Silver Spike (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) upon the Closing, all of which were issued in connection with Silver Spike’s initial public offering. The Company evaluated the Warrants under ASC 815-40 - Derivatives and Hedging - Contracts in Entity’s Own Equity, and concluded they do not meet the criteria to be classified in stockholders’ equity. See Note 9, “Warrant Liability,” to these condensed consolidated financial statements for additional information.
Tax Receivable Agreement
In connection with the Business Combination, the Company entered into a TRA with continuing members that provides for a payment to the continuing Class A Unit holders of 85% of the amount of tax benefits, if any, that the Company realizes, or is deemed to realize, as a result of redemptions or exchanges of Units. In connection with such potential future tax benefits resulting from the Business Combination, the Company has established a deferred tax asset for the additional tax basis and a corresponding TRA liability of 85% of the expected benefit. The remaining 15% is recorded to additional paid-in capital.
The TRA liability is subject to remeasurement each reporting period, due to various factors, including changes in federal and state income tax rates and assessment of the probability of payment. As these remeasurement changes are subsequent to the initial measurement, the impact of the remeasurement is recorded in other income (loss), net on the condensed consolidated statements of operations. As of June 30, 2024 and December 31, 2023, the TRA liability was $2.6 million and $1.8 million, respectively. During the three and six months ended June 30, 2024, the Company recognized a loss of $0.4 million and $0.9 million, respectively, related to the remeasurement of its TRA liability. During the three and six months ended June 30, 2023, the Company recognized a loss of $0.5 million and $0.6 million, respectively, related to the remeasurement of its TRA liability. See Income Taxes below for information related to the Company’s allowance against its net deferred tax assets.
Revenue Recognition
The Company recognizes revenue when the fundamental criteria for revenue recognition are met. In accordance with ASC 606 - Revenue from Contracts with Customers, the Company recognizes revenue by applying the following

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
five steps: the contract with the customer is identified; the performance obligations in the contract are identified; the transaction price is determined; the transaction price is allocated to the performance obligations in the contract; and revenue is recognized when (or as) the Company satisfies these performance obligations in an amount that reflects the consideration it expects to be entitled to in exchange for those services. The Company excludes sales taxes and other similar taxes from the measurement of the transaction price. The transaction price reflects the amount the Company expects to receive for such goods, net of discounts. Discounts issued are primarily related to the Company’s WM Teal program, which stands for “Together for Equity Access and Legislation”, through which the Company provides discounts including free software, advertising, educational materials and training programs to applicants or licenses under social equity licensing programs. The Company provides a discount to license holders who were awarded special status by the state based on owner qualifications. These are typically given in new markets to add more diversity and inclusion in the cannabis space. A license’s social equity status is validated by the Company on the applicable state’s website. For clients that pay in advance for listing and other services, the Company records deferred revenue and recognizes revenue over the applicable subscription term.
The Company’s revenues are derived primarily from monthly subscriptions to Weedmaps for Business, featured and deal listings and other ad solutions. The Company’s Weedmaps for Business subscriptions generally have one-month terms that automatically renew unless notice of cancellation is provided in advance. Featured and deal listings and other ad solutions are offered as add-on products to the Weedmaps for Business subscriptions. Featured and deal listings provide customers with premium placement ad solutions and discount and promotion pricing tools. Other ad solutions include banner ads and promotion tiles on the Company’s marketplace ad as well as other advertising products on and off the Weedmaps marketplace. The Company has a fixed inventory of featured listing and display advertising in each market, and price is generally determined through a competitive auction process that reflects local market demand. Revenues for these arrangements are recognized over-time, generally during a month-to-month subscription period as the services are provided. The Company rarely needs to allocate the transaction price to separate performance obligations. In the rare case that allocation of the transaction price is needed, the Company recognizes revenue in proportion to the standalone selling prices of the underlying services at contract inception.
Revenue for service contracts that the Company assesses are not probable of collection is not recognized until the contract is completed and payment is received. Collectability is reassessed when there is a significant change in facts or circumstances. The assessment of collectability considers whether the Company may limit its exposure to credit risk through its right to stop transferring additional service in the event the customer is delinquent. See Note 3, “Revenue from Contracts with Customers,” to these condensed consolidated financial statements for additional information.
Cost of Revenues (Exclusive of Depreciation and Amortization)
The Company’s cost of revenue primarily consists of web hosting, internet service costs, credit card processing costs and other third party services.
Advertising
The Company expenses the cost of advertising in the period incurred. Advertising expense totaled $3.8 million and $3.5 million for the three months ended June 30, 2024 and 2023, respectively, and $6.3 million and $4.6 million for the six months ended June 30, 2024 and 2023, respectively, and are included in sales and marketing expense in the accompanying condensed consolidated statements of operations.
Stock-Based Compensation
The Company measures fair value of employee stock-based compensation awards on the date of grant and allocates the related expense over the requisite service period. The fair value of restricted stock units and performance-based restricted stock units is equal to the market price of the Company’s common stock on the date of grant. The fair value of the Class P Units is measured using the Black-Scholes-Merton valuation model. The expected volatility is based on the historical volatility and implied volatilities for comparable companies, the expected life of the award is based on the simplified method. When awards include a performance condition that impacts the vesting of the award, the

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Company records compensation cost when it becomes probable that the performance condition will be met and the expense will be attributed over the performance period. See Note 11, “Stock-based Compensation,” to these condensed consolidated financial statements for additional information.
Employee Benefit Plan
The Company’s 401(k) saving plan is a tax-qualified deferred compensation arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating U.S. employees may contribute a portion of their eligible earnings, subject to applicable U.S. Internal Revenue Service and plan limits. The Company matches up to 3.5% of the employee’s eligible compensation, vested upon two years of service. For the three months ended June 30, 2024 and 2023, the Company recognized an expense of $0.5 million and $0.4 million, respectively, and for the six months ended June 30, 2024 and 2023, the Company recognized an expense of $0.9 million and $0.9 million, respectively, related to employer contributions for the Company’s 401(k) plan.
Other Income (Expense), net
Other income (expense), net consists primarily of change in fair value of warrant liability, TRA liability remeasurement and other tax related expenses.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes under ASC 740 - Income Taxes. Under the guidance, deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities and (ii) operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are based on enacted tax rates applicable to the future period when those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period the rate change is enacted.
The Company assesses whether it is “more-likely-than-not” that it will realize its deferred tax assets. The Company establishes a valuation allowance when available evidence indicates that it is more-likely-than-not that the deferred tax asset will not be realized. In assessing the need for a valuation allowance, the Company considers the amounts and timing of expected future deductions or carry forwards and sources of taxable income that may enable utilization. This includes an analysis of the Company’s current financial position, results of operations for the current and prior years and all currently available information about future years. This assessment and estimates require significant management judgment. The Company maintains an existing valuation allowance until enough positive evidence exists to support its reversal. Change in the amount or timing of expected future deductions or taxable income may have a material impact on the level of income tax valuation allowances.
For six months ended June 30, 2024 and for the year ending December 31, 2023, the Company conducted similar analyses, and determined that a full valuation allowance was still required. As of June 30, 2024 and December 31, 2023, the TRA liability was $2.6 million and $1.8 million, respectively.
The tax provision for interim periods is determined using an estimate of the Company's annual effective tax rate, adjusted for discrete items, if any, that arise during the period. Each quarter, the Company updates its estimate of its annual effective tax rate, and if the estimated annual effective tax rate changes, the Company makes a cumulative adjustment in such period. The quarterly tax provision, and estimate of the Company's annual effective tax rate, is subject to variation due to several factors, including variability in pre-tax income (or loss), revaluations of the warrant liability, changes in flow-through income not subject to tax, valuation allowances and tax law developments.
As a result of the Business Combination, WM Technology, Inc. became the sole managing member of WMH LLC, which is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, WMH LLC is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by WMH LLC is passed through to and included in the taxable income or loss of its members, including WM Technology, Inc. on a pro rata basis. WM Technology, Inc. is subject to U.S. federal income taxes, in addition to state and local income taxes with respect to its allocable share of any taxable income of WMH LLC following the Business Combination. The Company is also subject to taxes in foreign jurisdictions.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
WMH LLC will generally be required from time to time to make pro rata distributions in cash to the Company and the other holders of WMH Units at certain assumed tax rates in amounts that are intended to be sufficient to cover the taxes on the Company’s and the other WMH equity holders’ respective allocable shares of the taxable income of WMH LLC.
For the three and six ended June 30, 2024, the Company recorded $0.04 million and $0.05 million, respectively, in income tax provisions due to the impact of the full valuation allowance on its net deferred assets. For the three and six months ended June 30, 2023, the Company recorded zero in income tax provisions due to the impact of the full valuation allowance on its net deferred assets. The effective tax rates differ from the federal statutory rate of 21% primarily due to the impact of valuation allowances, warrant valuations, non-controlling interests represented by the portion of the flow-through income not subject to tax, permanent stock-based compensation and state taxes.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company does not believe it has any uncertain income tax positions that are more-likely-than-not to materially affect its condensed consolidated financial statements.
Segment Reporting
The Company has identified one business segment which management also considers to be one reporting unit as the Company’s Executive Chair and Interim Chief Financial Officer allocate resources, assess performance and manage the businesses as one segment.
Earnings (Loss) Per Share
Basic income (loss) per share is computed by dividing net income (loss) attributable to WM Technology, Inc. by the weighted-average number of shares of Class A Common Stock outstanding during the period.
Diluted income (loss) per share is computed giving effect to all potential weighted-average dilutive shares for the period. The dilutive effect of outstanding awards or financial instruments, if any, is reflected in diluted income (loss) per share by application of the treasury stock method or if-converted method, as applicable. Potential common shares are excluded from the calculation of diluted EPS in the event they are antidilutive or subject to performance conditions for which the necessary conditions have not been satisfied by the end of the reporting period. See Note 12, “Earnings Per Share,” for additional information on dilutive securities.
Concentrations of Credit Risk
The Company’s financial instruments are potentially subject to concentrations of credit risk. The Company places its cash with high quality credit institutions and the Company’s cash balances at these institutions typically exceed the Federal Deposit Insurance Corporation limit. As of June 30, 2024, the Company had cash balances that exceeded the FDIC limit with four financial institutions. Management believes that the risk of loss is not significant and has not experienced any losses in such accounts.
Recently Adopted Accounting Pronouncements
The Company reviewed the accounting pronouncements that became effective for fiscal year 2024 and determined that either they were not applicable, or they did not have a material impact on the consolidated financial statements.
Recently Issued Accounting Pronouncements
In December 2023, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes - Improvements to Income Tax Disclosures” requiring enhancements and further transparency to certain income tax disclosures, most notably the tax rate reconciliation and income taxes paid. This ASU is effective for fiscal years beginning after December 15, 2024 on a prospective basis and retrospective application is permitted. We are currently evaluating the impact of the adoption of this standard.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
The Company also reviewed other recently issued accounting pronouncements to be adopted in future periods and determined that they are not expected to have a material impact on the consolidated financial statements.
3.	Revenue from Contracts with Customers
The Company sells a monthly subscription offering to retailer and brand clients as well as upsell and add-on offerings to licensed clients. The Company’s current Weedmaps for Business monthly subscription package includes:
•
WM Listings: A listing page with product menu for a retailer or brand on the Weedmaps marketplace, enabling the Company’s clients to be discovered by the marketplace’s users. This also allows clients to disclose their license information, hours of operation, contact information, discount policies and other information that may be required under applicable state law.

•
WM Orders: Software for retailers to receive pickup and delivery orders directly from a Weedmaps listing and connect orders directly with a client’s POS system (for certain POS systems). The marketplace also enables brands to route customer purchase interest to a retailer that carries the brand’s product. After a dispensary receives the order request from the consumer, the dispensary and the consumer can continue to communicate, adjust items in the request, and handle any stock issues, prior to and while the dispensary processes and fulfills the order.

•
WM Store: Customizable order and menus embed which allows retailers and brands to import their Weedmaps listing menu or product reservation functionality to their own white-labeled WM Store website or separately owned website. WM Store facilitates customer pickup or delivery orders and enables retailers to reach more customers by bringing the breadth of the Weedmaps marketplace to a client’s own website.

•
WM Connectors: A centralized integration platform, including API tools, for easier menu management, automatic inventory updates and streamlined order fulfillment to enable clients to save time and more easily integrate into the WM Technology ecosystem and integrate with disparate software systems. This creates business efficiencies and improves the accuracy and timeliness of information across Weedmaps, creating a more positive experience for consumers and businesses.

•
WM Insights: An insights and analytics platform for clients leveraging data across the Weedmaps marketplace and software solutions. WM Insights provides data and analytics on user engagement and traffic trends to a client’s listing page. For Brand clients, WM Insights allows them to monitor their brand and product rankings, identify retailers not carrying products and keep track of top brands and products by category and state.

The Company also offers other add-on products for additional fees, including:
•
WM Ads, which includes, featured and deal listings and other ad solutions on the Weedmaps marketplace designed for clients to amplify their businesses and reach more highly engaged cannabis consumers throughout their buying journey including:

○
Featured Listings: Premium placement ad solutions on high visibility locations on the Weedmaps marketplace (desktop and mobile) to amplify our clients’ businesses and maximize clients’ listings and deal presence.

○
WM Deals: Discount and promotion pricing tools that let clients strategically reach prospective price-conscious cannabis customers with deals or discounts to drive conversion. In some jurisdictions, it is required by applicable law to showcase discounts.

○
Other ad solutions: Includes banner ads and promotion tiles on our marketplace as well as banner ads that can be tied to keyword searches. These products provide clients with targeted ad solutions in highly visible slots across our digital surfaces.

•
WM Dispatch: Compliant, automated and optimized logistics and fulfillment last-mile delivery software (including driver apps) that helps clients manage their delivery fleets. This product streamlines the delivery experience from in-store to front-door.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
In December 2023, we completed the sunset of WM AdSuite, WM CRM and WM Screens product offerings as we continue to focus our efforts on other Weedmaps for Business products that support the Weedmaps marketplace and improve the eCommerce experience for our clients and users.
Disaggregation of revenue
The following table summarizes the Company’s disaggregated net revenues information (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023 As Restated[1]	2024	2023 As Restated[1]
Revenues:
Weedmaps for Business and other SaaS solutions	$13,420	$11,286	$26,702	$22,970
Featured and deal listings	28,415	32,972	56,581	64,875
Subtotal	41,835	44,258	83,283	87,845
Other ad solutions	4,068	4,165	7,009	6,994
Total net revenues[2]	$45,903	$48,423	$90,292	$94,839

1
For the three and six months ended June 30, 2023, net revenues have been retrospectively adjusted to reflect the restatement of previously reported 2023 revenue. See Note 2, “Summary of Significant Accounting Policies,” for further information.

2
Net revenues are net of discounts of $0.3 million and $1.1 million, respectively, for the three months ended June 30, 2024 and 2023 and $0.5 million and $2.2 million, respectively, for the six months ended June 30, 2024 and 2023.

Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from subscription offerings, as described above, and is recognized as the revenue recognition criteria are met. Deferred revenue balance as of June 30, 2024 and December 31, 2023 were $5.8 million and $5.9 million, respectively, and the balance is expected to be fully recognized within the next twelve months. The Company generally invoices customers and receives payment on an upfront basis and payments do not include significant financing components or variable consideration and there are generally no rights of return or refunds after the subscription period has passed.
Substantially all of the Company’s revenue has been generated in the United States for the three and six months ended June 30, 2024 and 2023. For the three and six ended June 30, 2024, approximately 53% of the Company’s net revenues originated in California. For the three and six ended June 30, 2023, approximately 52% of the Company’s net revenues originated in California.
4.	Commitments and Contingencies
Litigation
During the ordinary course of the Company’s business, it is subject to various claims and litigation. Management believes that the outcome of such claims or litigation will not have a material adverse effect on the Company’s financial position, results of operations or cash flow.
SEC Matter
As previously disclosed, in the second quarter of 2022, the Company’s board of directors received an internal complaint regarding the calculation, definition and reporting of the Company’s monthly active users (“MAUs”) metric. In response, the Company’s board of directors formed a special committee of independent directors to conduct an internal investigation with the assistance of outside counsel. As a result of the findings of that internal investigation, the Company provided certain additional information regarding the growth and nature of the Company’s previously-reported MAUs in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 9, 2022. This investigation found no impact on the Company’s financial results under GAAP or the reporting or disclosure of any currently disclosed non-GAAP financial metric. As also previously reported, in the third quarter of 2022, the Company determined not to report MAUs going forward. In

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
August 2022, the Company’s board of directors determined to voluntarily report the internal complaint and subsequent internal investigation to the SEC, following which the SEC’s Division of Enforcement commenced an investigation. The Company has been fully cooperating with the SEC’s investigation.
As also previously reported in the Current Report on Form 8-K filed on July 25, 2024, on July 22, 2024 the Company reached an agreement in principle with the SEC staff to resolve the SEC’s investigation with respect to the Company. Under the terms of the settlement, the Company would consent, without admitting or denying the SEC’s findings, to the entry of an administrative cease-and-desist order finding violations of Sections 17(a)(2) and (3) of the Securities Act of 1933, as amended, Sections 13(a) and 14(a) of the Securities Exchange Act of 1934, as amended, and Rules 12b-20, 13a-1, 13a-11, 13a-13, and 14a-9 thereunder, and would pay a civil money penalty of $1.5 million. This agreement is subject to mutual agreement on the language of the settlement documents and then approval by the SEC. Accordingly, there can be no assurance that the settlement will be consummated or approved on the terms set forth above or at all.
As of June 30, 2024, the Company recorded a liability of $1.5 million for the potential SEC settlement which is included in general and administrative expenses and accounts payable and accrued expenses in the condensed consolidated financial statements.
Purchase Obligations
The Company has minimum outstanding purchase obligations of $3.6 million for the remaining six months in 2024, $7.3 million in 2025 and $7.5 million in 2026, due under software license agreements, of which the majority relates to the Company’s three-year AWS Enterprise agreement.
5.	Fair Value Measurements
The Company follows the guidance in ASC 820 – Fair Value Measurements for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
•
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs based on the Company assessment of the assumptions that market participants would use in pricing the asset or liability.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at June 30, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value (in thousands):

	Level	June 30, 2024	December 31, 2023
Liabilities:
Warrant liability – Public Warrants	1	$625	$375
Warrant liability – Private Placement Warrants	3	350	210
Total warrant liability		$975	$585
The following tables summarize the changes in the fair value of the warrant liabilities (in thousands):

	Three Months Ended June 30, 2024			Six Months Ended June 30, 2024
	Public Warrants	Private Placement Warrants	Warrant Liabilities	Public Warrants	Warrant Liabilities	Private Warrants
Fair value, beginning of period	$875	$560	$1,435	$375	$210	$585
Change in valuation inputs or other assumptions	(250)	(210)	(460)	250	140	390
Fair value, end of period	$625	$350	$975	$625	$350	$975

	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023
	Public Warrants	Private Placement Warrants	Warrant Liabilities	Public Warrants	Warrant Liabilities	Private Warrants
Fair value, beginning of period	$875	$490	$1,365	$1,250	$840	2,090
Change in valuation inputs or other assumptions	625	420	1,045	250	70	320
Fair value, end of period	$1,500	$910	$2,410	$1,500	$910	$2,410
Public Warrants
The Company determined the fair value of the Public Warrants, based on the publicly listed trading price of such warrants as of the valuation date. Accordingly, the Public Warrants are classified as Level 1 financial instruments. The fair value of the Public Warrants was $0.6 million and $0.4 million as of June 30, 2024 and December 31, 2023, respectively.
Private Placement Warrants
The estimated fair value of the Private Placement Warrants is determined with Level 3 inputs using the Black-Scholes model. The significant inputs and assumptions in this method are the stock price, exercise price, volatility, risk-free rate, and term or maturity. The underlying stock price input is the closing stock price as of each valuation date and the exercise price is the price as stated in the warrant agreement. The volatility input was determined using the historical volatility of comparable publicly traded companies which operate in a similar industry or compete directly against the Company. Volatility for each comparable publicly traded company is calculated as the annualized standard deviation of daily continuously compounded returns. The Black-Scholes analysis is performed in a risk-neutral framework, which requires a risk-free rate assumption based upon constant-maturity treasury yields, which are interpolated based on the remaining term of the Private Placement Warrants as of each valuation date. The term/maturity is the duration between each valuation date and the maturity date, which is five years following the date the Business Combination closed, or June 16, 2026.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	June 30, 2024	December 31, 2023
Exercise price	$11.50	$11.50
Stock price	$1.04	$0.72
Volatility	93.0%	87.5%
Term (years)	1.96	2.46
Risk-free interest rate	4.72%	4.13%
Significant changes in the volatility would result in a significant lower or higher fair value measurement, respectively.
The fair value of the Private Placement Warrants was $0.4 million and $0.2 million as of June 30, 2024 and December 31, 2023, respectively. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.
6.	Intangible Assets
Intangible assets consisted of the following as of June 30, 2024 and December 31, 2023 (in thousands):

	June 30, 2024
	Weighted Average Amortization Period (Years)	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Trade and domain names	15.0	$7,256	$(5,249)	$2,007
Software technology	5.0	249	(137)	112
Customer relationships	8.0	170	(59)	111
Total intangible assets	14.5	$7,675	$(5,445)	$2,230

	December 31, 2023
	Weighted Average Amortization Period (Years)	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Trade and domain names	15.0	$7,256	$(5,008)	$2,248
Software technology	5.0	249	(112)	137
Customer relationships	8.0	170	(48)	122
Total intangible assets	14.5	$7,675	$(5,168)	$2,507
Amortization expense for intangible assets was $0.1 million and $0.5 million during the three months ended June 30, 2024 and 2023, respectively. Amortization expense for intangible assets was $0.3 million and $1.1 million during the six months ended June 30, 2024 and 2023, respectively.
The estimated future amortization expense of intangible assets as of June 30, 2024 is as follows (in thousands):

Remaining period in 2024 (six months)	$278
Year ended December 31, 2025	555
Year ended December 31, 2026	543
Year ended December 31, 2027	505
Year ended December 31, 2028	222
Thereafter	127
Total	$2,230

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
7.	Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets as of June 30, 2024 and December 31, 2023 consisted of the following (in thousands):

	June 30, 2024	December 31, 2023
Prepaid insurance	$422	$1,530
Prepaid marketing	354	387
Prepaid software	2,233	2,406
Other prepaid expenses and other current assets	2,538	1,655
Total	$5,547	$5,978
The Company capitalizes implementation costs incurred in cloud computing arrangements that are service contracts if they meet certain requirements. Those requirements are similar to the requirements for capitalizing implementation costs incurred to develop internal-use software. Amortization is computed using the straight-line method over the term of the associated hosting arrangement. These implementation costs are classified on the balance sheet in prepaid and other current assets, and the related cash flows are presented as cash outflows from operations. Impairment is recognized and measured when it is no longer probable that the computer software project will be completed and placed in service.
8.	Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses as of June 30, 2024 and December 31, 2023 consisted of the following (in thousands):

	June 30, 2024	December 31, 2023
Accounts payable and other accrued liabilities	$8,159	$7,323
Accrued employee expenses	10,404	13,859
Total	$18,563	$21,182
Accrued employee expenses include accrued bonuses and commission of $4.2 million and $7.4 million as of June 30, 2024 and December 31, 2023, respectively. Accounts payable and other accrued liabilities as of June 30, 2024 include $1.5 million in potential SEC settlement. See Note 4, “Commitments and Contingencies” to these condensed consolidated financial statements for further information.
9.	Warrant Liability
At June 30, 2024, there were 12,499,973 Public Warrants outstanding and 7,000,000 Private Placement Warrants outstanding.
The Public Warrants entitle the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustments. The Public Warrants may be exercised only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of the warrants. The Public Warrants will expire at 5:00 p.m. New York City time on June 16, 2026, or earlier upon redemption or liquidation. The Public Warrants are listed on the NYSE under the symbol “MAPSW.”
The Company may redeem the Public Warrants starting July 16, 2021, in whole and not in part, at a price of $0.01 per Public Warrant, upon not less than 30 days’ prior written notice of redemption to each holder of Public Warrants, and if, and only if, the reported last sales price of the Company’s Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalization and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the holders of Public Warrants.
Each Private Placement Warrant is exercisable for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. The Private Placement Warrants (including the shares of Class A Common Stock issuable upon

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination, subject to certain exceptions, and they are nonredeemable as long as they are held by Silver Spike Sponsor or its permitted transferees. Silver Spike Sponsor, as well as its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and will have certain registration rights related to such Private Placement Warrants. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than Silver Spike Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
The Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants.
The Company concluded the Public Warrants and Private Placement Warrants, or the Warrants, meet the definition of a derivative under ASC 815- Derivatives and Hedging and are recorded as liabilities. Upon the Closing, the fair value of the Warrants was recorded on the balance sheet. The fair value of the Warrants are remeasured as of each balance sheet date, which resulted in a non-cash gain of $0.5 million and non-cash loss $0.4 million in the condensed consolidated statements of operations for the three and six months ended June 30, 2024, respectively, and a non-cash loss of $1.0 million and $0.3 million in the condensed consolidated statements of operations for the three and six months ended June 30, 2023, respectively. See Note 5, “Fair Value Measurements” to these condensed consolidated financial statements for additional information.
10.	Equity
Class A Common Stock
Voting Rights
Each holder of the shares of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of the shares of Class A Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, the holders of the outstanding shares of Class A Common Stock are entitled to vote separately upon any amendment to the Company’s certificate of incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of common stock in a manner that is disproportionately adverse as compared to the Class V Common Stock.
Dividend Rights
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company’s board of directors out of funds legally available therefor.
Rights upon Liquidation, Dissolution and Winding-Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of the shares of Class A Common Stock are entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of Class A Common Stock, then outstanding, if any.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Preemptive or Other Rights
The holders of shares of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of Class A Common Stock. The rights, preferences and privileges of holders of shares of Class A Common Stock will be subject to those of the holders of any shares of the preferred stock that the Company may issue in the future.
Class V Common Stock
Voting Rights
Each holder of the shares of Class V Common Stock is entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of shares of Class V Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, the holders of the outstanding shares of Class V Common Stock are entitled to vote separately upon any amendment to the Company’s certificate of incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of common stock in a manner that is disproportionately adverse as compared to the Class A Common Stock.
Dividend Rights
The holders of the Class V Common Stock will not participate in any dividends declared by the Company’s board of directors.
Rights upon Liquidation, Dissolution and Winding-Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class V Common Stock are not entitled to receive any of the Company’s assets.
Preemptive or Other Rights
The holders of shares of Class V Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class V Common Stock.
Issuance and Retirement of Class V Common Stock
In the event that any outstanding share of Class V Common Stock ceases to be held directly or indirectly by a holder of Class A Units, such share will automatically be transferred to us for no consideration and thereupon will be retired. The Company will not issue additional shares of Class V Common Stock other than in connection with the valid issuance or transfer of Units in accordance with the governing documents of WMH LLC.
Preferred Stock
Pursuant to the amended and restated certificate of incorporation in effect as of June 15, 2021, the Company was authorized to issue 75,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2024, there were no shares of preferred stock issued or outstanding.
Noncontrolling Interests
The noncontrolling interest represents the Units held by holders other than the Company. As of June 30, 2024, the noncontrolling interests owned 37.3% of the Units outstanding. The noncontrolling interests’ ownership percentage can fluctuate over time, including as the WMH LLC equity holders elect to exchange Units for Class A Common Stock. The Company has consolidated the financial position and results of operations of WMH LLC and reflected the proportionate interest held by the WMH LLC Unit equity holders as noncontrolling interests.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
11.	Stock-based Compensation
WM Holding Company, LLC Equity Incentive Plan
The Company has accounted for the issuance of Class A-3 and Class B Units issued under WM Holding Company, LLC’s Equity Incentive Plan in accordance with ASC 718 – Stock Based Compensation. The Company considers the limitation on the exercisability of the Class A-3 and Class B Units to be a performance condition and records compensation cost when it becomes probable that the performance condition will be met.
In connection with the Business Combination, each of the Class A-3 Units outstanding prior to the Business Combination were cancelled, and the holder thereof received a number of Class A units representing limited liability company interests of WMH LLC (the “Class A Units”) and an equivalent number of shares of Class V Common Stock, par value $0.0001 per share (together with the Class A Units, the “Paired Interests”), and each of the Class B Units outstanding prior to the Business Combination were cancelled and holders thereof received a number of Class P units representing limited liability company interests of WMH LLC (the “Class P Units” and together with the Class A Units, the “Units”), each in accordance with the Merger Agreement.
Concurrently with the closing of the Business Combination, the Unit holders entered into an exchange agreement (the “Exchange Agreement”). The terms of the Exchange Agreement, among other things, provide the Unit holders (or certain permitted transferees thereof) with the right from time to time at and after 180 days following the Business Combination to exchange their vested Paired Interests for shares of Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, or Class P Units for shares of Class A Common Stock with a value equal to the value of such Class P Units less their participation threshold, or in each case, at the Company’s election, the cash equivalent of such shares of Class A Common Stock.
A summary of the Class P Unit activity for the six months ended June 30, 2024 is as follows:

Number of Units
Outstanding Class P Units, December 31, 2023	14,804,507
Cancellations	—
Exchanged for Class A Common Stock	(125,000)
Outstanding, Class P Units, June 30, 2024	14,679,507
Vested, June 30, 2024	14,639,221
As of June 30, 2024, unrecognized stock-based compensation expense for non-vested Class P Units was $0.1 million which is expected to be recognized over a weighted-average period of 0.4 years. For the three months ended June 30, 2024 and 2023, the Company recorded stock-based compensation expense for the Class P Units of $0.1 million and $0.1 million, respectively. For the six months ended June 30, 2024 and 2023, the Company recorded stock-based compensation expense for the Class P Units of $0.1 million and $0.4 million, respectively.
WM Technology, Inc. Equity Incentive Plan
In connection with the Business Combination, the Company adopted the WM Technology, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan permits the granting of incentive stock options to employees and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors and consultants. As of June 30, 2024, 33,146,412 shares of Class A Common Stock were authorized for issuance pursuant to awards under the 2021 Plan. The number of shares of Class A Common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to five percent (5%) of the total number of shares of the Company’s capital stock outstanding on December 31 of the preceding year; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. As of June 30, 2024, 20,415,013 shares of Class A Common Stock were available for future issuance.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
A summary of the restricted stock unit (“RSU”) activity for the six months ended June 30, 2024 is as follows:

	Number of RSUs	Weighted-average Grant Date Fair Value
Non-vested at December 31, 2023	7,683,598	$2.96
Granted	340,195	$1.12
Vested	(2,468,762)	$2.66
Forfeited	(1,049,381)	$2.91
Non-vested at June 30, 2024	4,505,650	$2.99
As of June 30, 2024, unrecognized stock-based compensation expense for non-vested RSUs was $11.9 million, which is expected to be recognized over a weighted-average period of 1.4 years. For the three months ended June 30, 2024 and 2023, the Company recorded stock-based compensation expense for the RSUs of $2.7 million and $3.4 million, respectively. For the six months ended June 30, 2024 and 2023, the Company recorded stock-based compensation expense for the RSUs of $5.4 million and $7.4 million, respectively.
The Company grants performance-based restricted stock units (“PRSUs”) with performance and service-based vesting conditions. The level of achievement of such goals may cause the actual number of units that ultimately vest to range from 0% to 200% of the original units granted. The Company recognizes expense ratably over the vesting period for the PRSUs when it is probable that the performance criteria specified will be achieved. The fair value is equal to the market price of the Company’s common stock on the date of grant.

	Number of PRSUs	Weighted-average Grant Date Fair Value
Non-vested at December 31, 2023	234,375	$6.40
Granted	0	$—
Vested	(58,594)	$6.40
Forfeited	(175,781)	$6.40
Non-vested at June 30, 2024	—	$—
As of June 30, 2024, the Company has no outstanding grants for PRSUs. For the three months ended June 30, 2024 and 2023, the Company recorded stock-based compensation expense for the PRSUs of $0.04 million and $0.2 million, respectively. For the six months ended June 30, 2024 and 2023, the Company recorded stock-based compensation expense for the PRSUs of $0.1 million and $0.3 million, respectively.
The Company recorded stock-based compensation cost related to the Class P Units, RSUs and PRSUs in the following expense categories on the accompanying condensed consolidated statements of operations (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Sales and marketing	$385	$696	$765	$1,593
Product development	971	1,114	1,826	2,282
General and administrative	1,396	1,899	2,980	4,217
Total stock-based compensation expense	2,752	3,709	5,571	8,092
Amount capitalized to software development	257	296	613	594
Total stock-based compensation cost	$3,009	$4,005	$6,184	$8,686
12.	Earnings Per Share
Basic income (loss) per share of Class A Common Stock is computed by dividing net earnings (loss) attributable to WM Technology, Inc. by the weighted-average number of shares of Class A Common Stock outstanding during the

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
period. Diluted income (loss) per share of Class A Common Stock adjusts basic net income (loss) per share of Class A Common Stock for the potentially dilutive impact of securities. For warrants that are liability-classified, during periods when the impact is dilutive, the Company assumes share settlement of the instruments as of the beginning of the reporting period and adjusts the numerator to remove the change in fair value of the warrant liability, net of the portion attributable to non-controlling interests, and adjusts the denominator to include the dilutive shares calculated using the treasury stock method.
The computation of income (loss) per share attributable to WM Technology, Inc. and weighted-average shares of the Company’s Class A Common Stock outstanding are as follows for the three and six months ending June 30, 2024 and 2023 (in thousands, except for share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Numerator:
Net income (loss)	$1,194	$1,983	$3,153	$(1,986)
Less: net income (loss) attributable to noncontrolling interests	478	757	1,197	(737)
Net income (loss) attributable to WM Technology, Inc. Class A Common Stock – basic and diluted	$716	$1,226	$1,956	$(1,249)
Denominator:
Weighted average of shares of Class A Common Stock outstanding – basic	95,342,596	92,851,349	95,023,380	92,589,011
Weighted average effect of dilutive securities:
Acquisition holdback shares	—	677,847	—	—
Restricted stock units[1]	1,916,690	93,386	1,614,946	—
Performance-based restricted stock units	16,414	—	8,847	—
Weighted average of shares of Class A Common Stock outstanding – diluted	97,275,700	93,622,582	96,647,173	92,589,011
Net income (loss) per share of Class A Common Stock – basic	$0.01	$0.01	$0.02	$(0.01)
Net income (loss) per share of Class A Common Stock – diluted	$0.01	$0.01	$0.02	$(0.01)

¹	Calculated using the treasury stock method.
Shares of the Class V Common Stock do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings per share of Class V Common Stock under the two-class method has not been presented. However, shares of the Class V Common Stock outstanding for the period are considered potentially dilutive shares of Class A common stock under application of the if-converted method and are included in the computation of diluted earnings (loss) per share, except when the effect would be anti-dilutive.
The Company excluded the following securities from its computation of diluted shares outstanding for the periods presented, as their effect would have been anti-dilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Class V Units	55,486,361	55,486,361	55,486,361	55,486,361
Class P Units	14,679,507	14,986,127	14,679,507	14,986,127
RSUs	4,505,650	—	4,505,650	6,977,020
PRSUs	—	859,375	—	859,375
Public Warrants	12,499,973	12,499,973	12,499,973	12,499,973
Private Placement Warrants	7,000,000	7,000,000	7,000,000	7,000,000
Acquisition holdback shares	—	—	—	677,847

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
13.	Related Party Transactions
During the second quarter of 2022, the Company entered into a sublease agreement with an affiliate of the Executive Chair. The sublease commenced on June 1, 2022, and the term is for the remainder of the original lease and will expire on February 28, 2025, or sooner in the event that the original lease is cancelled prior to the expiration date. The monthly base rent, after the rent abatement period for the first four months, is $69,000. As of June 30, 2024 and December 31, 2023, rent receivable was $0.0 million and $0.7 million, respectively, and these amounts are included in prepaid expenses and other current assets on the accompanying condensed balance sheets. Rent receivable of $0.7 million from December 31, 2023 was subsequently collected in April 2024. For the three and six months ended June 30, 2024, income on the sublease with a related party was $0.2 million and $0.4 million, respectively. For the three and six months ended June 30, 2023, income on the sublease with a related party was $0.2 million and $0.4 million, respectively. The income on sublease is netted with rent expense and included in general and administrative expenses on the condensed consolidated statements of operations.
In connection with the Business Combination, the Company paid $1.1 million in certain transaction costs reimbursable by Silver Spike’s sponsor (“Silver Spike Sponsor”), an affiliate to a member of the board of directors. On March 16, 2023, Silver Spike Holdings, an affiliate of Silver Spike Sponsor, entered into a promissory note with the Company and agreed to pay the principal amount of $1.1 million in 12 equal quarterly installments commencing on March 31, 2023. The promissory note bears interest at a rate of 5% per annum commencing on March 31, 2023. In an event of default, the outstanding principal amount shall bear interest for the entire period during which the principal balance is unpaid at a rate which is equal to 10% per annum. As of June 30, 2024, the remaining balance of the promissory note receivable was the $0.6 million of which $0.4 million was included in prepaid expenses and other current assets and $0.2 million was included in other assets on the condensed consolidated balance sheets. As of December 31, 2023, the remaining balance of the promissory note receivable was $0.7 million of which $0.4 million was included in prepaid expenses and other current assets and $0.3 million was included in other assets on the consolidated balance sheets. For the three and six ended June 30, 2024 and 2023, interest income on the promissory note was less than $0.1 million, which is included in other income (expense), net on the accompanying condensed consolidated statements of operations.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
WM Technology, Inc.
Opinions on the Financial Statements
We have audited the accompanying consolidated balance sheet of WM Technology, Inc. (the “Company”) as of December 31, 2023, the related consolidated statements of operations, equity and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”).
In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023, and the consolidated results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 24, 2024 expressed an adverse opinion on the Company’s internal control over financial reporting due to material weaknesses.
Restatement of Financial Statements
As discussed in Note 2 to the consolidated financial statements, certain quarterly financial statements for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023 have been restated to correct a misstatement.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.
Allowance for Credit Losses on Accounts Receivable
As described in Note 2 to the consolidated financial statements, the Company maintains an allowance for credit losses that management believes to be sufficient to absorb estimated losses in the accounts receivable portfolio. As of December 31, 2023, the allowance for credit losses was $8.7 million. We identified the Company’s assessment of expected credit losses on its trade accounts receivable, as a critical audit matter. The determination of the allowance for credit losses involves significant judgment by management in assessing the likelihood of collection of a customer’s accounts receivable including assessment of various factors such as communications from the customer, historical collections, and the number of days accounts receivables have been outstanding. Auditing the significant assumptions and judgements used by management involved a high degree of auditor judgment and increased extent of effort when performing audit procedures and evaluating the results of those procedures. Additionally, as described in the “Basis for Opinions” section, a material weakness was identified in relation to this matter.
The primary procedures we performed to address this critical audit matter included:
•	Obtaining an understanding of management's processes and assumptions for developing the allowance for credit losses.
•	Evaluating the methods and significant assumptions used by management including:
○
For customers that share similar risk characteristics, we evaluated the underlying assumptions in the determination of the allowance for credit losses including the historical credit loss rates and their application to a provisional matrix based on days outstanding;

○
For customers that lack similar risk characteristics, we evaluated the rationale for establishing a specific customer allowance for credit losses and assessed the reasonable of management’s estimate of the specific customer allowance by evaluating historical credit loss rates for these specific customers, historical and current collection trends, and the number of days accounts receivables have been outstanding.

•	Testing the completeness and accuracy of the underlying data and evaluating the relevance and reliability of the sources of the data used by management.
•
Evaluating subsequent collections and write-offs occurring after the balance sheet date for select customers and considering the impact of potential subsequent events on the estimate of the specific customer allowance.

Revenue Recognition
As described in Note 2 to the consolidated financial statements, the Company has a certain subset of customers for whom management determined it was no longer probable that the Company will collect the consideration to which it will be entitled resulting in revenue not being recognized until the contract is completed and payment is received in accordance with ASC 606. The Company refers to customers in this situation as customers that have been placed on “cash basis”. We identified the Company’s evaluation of when a customer is placed on “cash basis” as a critical audit matter because of the significant judgment required by management in both making that determination as well as the timing of such determination. Management’s evaluation is based on the best information available to the Company and takes into consideration industry-specific circumstances, current discussions with the customers, as well as historical and current collection trends. This, in turn, led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to the Company’s “cash basis” determination. Additionally, as described in the “Basis for Opinions” section, a material weakness was identified in relation to this matter.
The primary procedures we performed to address this critical audit matter included:
•
Obtaining an understanding of management’s process for evaluating whether it is probable the Company will collect the consideration to which it will be entitled for purposes of determining whether a contract exists under ASC 606.

•
Evaluating the judgments made by management in determining whether to place a customer on a “cash basis” because it was no longer probable that the Company will collect the consideration to which it will be entitled.

•
Evaluating the reasonableness of the date at which management determined that it was no longer probable that the Company would collect the consideration to which it will be entitled. This included evaluating management’s assertions regarding collectability of outstanding accounts receivable for these customers.

•
Evaluating whether the population of customers placed on a “cash basis” was complete as of December 31, 2023. This included comparing actual cash collections and write-offs to the assumptions made as of the determination date in order to evaluate the reasonableness of management’s estimate.

•	Testing the completeness and accuracy of the underlying data used in management’s analysis.
/s/ Moss Adams LLP
Irvine, California
May 24, 2024
We have served as the Company’s auditor since 2023.

Report of Independent Registered Public Accounting Firm
To the stockholders and board of directors of WM Technology, Inc.:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of WM Technology, Inc. (the “Company”) as of December 31, 2022, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinions.
Emphasis of Matter Related to the Company’s Operations
The Company is an organization that provides online directory services to legalized cannabis companies. As discussed in Note 2, the Company operates in an industry where laws and regulations vary significantly by jurisdiction. Currently, several states permit medicinal or recreational use of cannabis; however, the use of cannabis is prohibited on a federal level in the United States. If any of the states that permit use of cannabis were to change their laws or the federal government was to actively enforce such prohibition, the Company’s business could be adversely affected.
/s/ Baker Tilly US, LLP
We served as the Company's auditor from 2014 to 2023.
Irvine, California
March 16, 2023

WM TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share data)
	December 31,
	2023	2022
Assets
Current assets
Cash	$34,350	$28,583
Accounts receivable, net	11,158	17,438
Prepaid expenses and other current assets	5,978	8,962
Total current assets	51,486	54,983
Property and equipment, net	24,255	24,928
Goodwill	68,368	68,368
Intangible assets, net	2,507	10,339
Right-of-use assets	15,629	31,447
Other assets	4,776	8,970
Total assets	$167,021	$199,035
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$21,182	$33,635
Deferred revenue	5,918	6,256
Operating lease liabilities, current	6,493	6,334
Tax receivable agreement liability, current	122	—
Other current liabilities	—	98
Total current liabilities	33,715	46,323
Operating lease liabilities, non-current	26,550	33,043
Tax receivable agreement liability, non-current	1,634	500
Warrant liability	585	2,090
Other long-term liabilities	1,386	2,302
Total liabilities	63,870	84,258
Commitments and contingencies (Note 5)
Stockholders’ equity
Preferred Stock - $0.0001 par value; 75,000,000 shares authorized; no shares issued and outstanding at December 31, 2023 and December 31, 2022	—	—
Class A Common Stock - $0.0001 par value; 1,500,000,000 shares authorized; 94,383,053 shares issued and outstanding at December 31, 2023 and 92,062,468 shares issued and outstanding at December 31, 2022	9	9
Class V Common Stock - $0.0001 par value; 500,000,000 shares authorized, 55,486,361 shares issued and outstanding at December 31, 2023 and December 31, 2022	5	5
Additional paid-in capital	80,884	67,986
Accumulated deficit	(64,518)	(54,620)
Total WM Technology, Inc. stockholders’ equity	16,380	13,380
Noncontrolling interests	86,771	101,397
Total stockholders’ equity	103,151	114,777
Total liabilities and stockholders’ equity	$167,021	$199,035
The accompanying notes are an integral part of these consolidated financial statements.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for share data)
	Years Ended December 31,
	2023	2022	2021
Net revenues	$187,993	$215,531	$193,146
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	12,527	15,407	7,938
Sales and marketing	47,073	82,624	56,119
Product development	36,001	50,520	35,395
General and administrative	74,313	120,787	95,075
Depreciation and amortization	12,133	11,498	4,425
Asset impairment charges	24,403	4,317	2,372
Total costs and expenses	206,450	285,153	201,324
Operating loss	(18,457)	(69,622)	(8,178)
Other income (expenses), net
Change in fair value of warrant liability	1,505	25,370	166,518
Change in tax receivable agreement liability	(1,256)	142,352	—
Other income (expense)	2,574	(1,674)	(6,723)
Income (loss) before income taxes	(15,634)	96,426	151,617
Provision for (benefit from) income taxes	93	179,077	(601)
Net income (loss)	(15,727)	(82,651)	152,218
Net income (loss) attributable to noncontrolling interests	(5,829)	33,338	91,835
Net income (loss) attributable to WM Technology, Inc.	$(9,898)	$(115,989)	$60,383

Class A Common Stock:
Basic income (loss) per share	$(0.11)	$(1.36)	$0.93
Diluted income (loss) per share	$(0.11)	$(1.36)	$(0.18)

Class A Common Stock:
Weighted average basic shares outstanding	93,244,911	85,027,120	65,013,517
Weighted average diluted shares outstanding	93,244,911	85,027,120	66,813,417
The accompanying notes are an integral part of these consolidated financial statements.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands, except for share data)
	Common Stock Class A		Common Stock Class V		Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Total WM Technology, Inc. Stockholders' Equity	Non- controlling Interests	Members’ Equity	Total Equity
	Shares	Par Value	Shares	Par Value
As of December 31, 2020	—	$—	—	$—	$—	$—	$—	$—	$29,271	$29,271
Stock-based compensation	—	—	—	—	9,570	—	9,570	20,853	—	30,423
Distributions	—	—	—	—	—	—	—	(888)	(18,110)	(18,998)
Repurchase of Class B Units	—	—	—	—	—	—	—	—	(5,565)	(5,565)
Proceeds and shares issued in the Business Combination	63,738,563	6	65,502,347	7	(20,118)	986	(19,119)	(44,928)	(20,674)	(84,721)
Issuance of common stock for acquisitions	1,938,798	1	—	—	12,721	—	12,722	16,590	—	29,312
Net income	—	—	—	—	—	60,383	60,383	76,757	15,078	152,218
As of December 31, 2021	65,677,361	$7	65,502,347	$7	$2,173	$61,369	$63,556	$68,384	$—	$131,940
Stock-based compensation	—	—	—	—	22,862	—	22,862	2,298	—	25,160
Distributions	—	—	—	—	—	—	—	(2,448)	—	(2,448)
Issuance of common stock - vesting of restricted stock units, net of shares withheld for employee taxes	3,447,946	—	—	—	(6)	—	(6)	(7)	—	(13)
Issuance of common stock for acquisitions	4,721,706	—	—	—	12,836	—	12,836	15,889	—	28,725
Issuance of common stock - warrants exercised	20	—	—	—	—	—	—	—	—	—
Class A Common shares issued - Class A Unit exchange	10,015,986	2	(10,015,986)	(2)	8,993	—	8,993	(8,993)	—	—
Class A Common shares issued - Class P Unit exchange	8,199,449	—	—	—	7,064	—	7,064	(7,064)	—	—
Impact of tax receivable agreement due to exchanges of Class A Units	—	—	—	—	14,064	—	14,064	—	—	14,064
Net income (loss)	—	—	—	—	—	(115,989)	(115,989)	33,338	—	(82,651)
As of December 31, 2022	92,062,468	$9	55,486,361	$5	$67,986	$(54,620)	$13,380	$101,397	$—	$114,777
Stock-based compensation	—	—	—	—	14,385	—	14,385	516	—	14,901
Distributions	—	—	—	—	—	—	—	(7,187)	—	(7,187)
Issuance of common stock - vesting of restricted stock units, net of shares withheld for employee taxes	2,242,930	—	—	—	(6)	—	(6)	—	—	(6)
Discharge of holdback obligation related to prior acquisition	—	—	—	—	(1,612)	—	(1,612)	(1,995)	—	(3,607)
Class A Common shares issued - Class P Unit exchange	77,655	—	—	—	131	—	131	(131)	—	—
Net income (loss)	—	—	—	—	—	(9,898)	(9,898)	(5,829)	—	(15,727)
As of December 31, 2023	94,383,053	$9	55,486,361	$5	$80,884	$(64,518)	$16,380	$86,771	$—	$103,151
The accompanying notes are an integral part of these consolidated financial statements.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Years Ended December 31,
	2023	2022	2021
Cash flows from operating activities
Net income (loss)	$(15,727)	$(82,651)	$152,218
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	12,133	11,498	4,425
Change in fair value of warrant liability	(1,505)	(25,370)	(166,518)
Change in tax receivable agreement liability	1,256	(142,352)	—
Amortization of right-of -use lease assets	4,930	4,655	4,402
Asset impairment charges	24,403	4,317	2,372
Stock-based compensation	13,515	23,493	29,324
Deferred tax asset	—	179,077	(842)
Discharge of holdback obligation related to prior acquisition	(3,705)	—	—
Provision for credit losses	1,792	17,216	5,487
Changes in operating assets and liabilities:
Accounts receivable	4,488	(16,270)	(13,609)
Operating lease right-of-use assets	—	—	(43,323)
Prepaid expenses and other current assets	3,335	7,461	8,235
Other assets	(40)	(229)	(313)
Accounts payable and accrued expenses	(15,275)	14,892	699
Deferred revenue	(338)	(1,895)	2,793
Operating lease liabilities	(6,334)	(5,463)	44,840
Net cash provided by (used in) operating activities	22,928	(11,621)	30,190

Cash flows from investing activities
Capitalized software and expenditures	(11,871)	(16,055)	(7,935)
Cash paid for acquisitions, net of cash acquired	—	(713)	(16,000)
Cash paid for acquisition holdback release	—	(1,000)	—
Cash paid for other investments	—	—	(6,500)
Net cash used in investing activities	(11,871)	(17,768)	(30,435)

Cash flows from financing activities
Distributions	(4,218)	(2,448)	(18,998)
Repayment of insurance premium financing	(1,450)	(7,344)	(7,098)
Taxes paid related to net share settlement of equity awards	(6)	(13)	—
Proceeds from collection of related party note receivable	384	—	—
Proceeds from business combination	—	—	79,969
Payment of note payable	—	—	(205)
Repurchase of Class B Units	—	—	(5,565)
Net cash (used in) provided by financing activities	(5,290)	(9,805)	48,103
Net increase (decrease) in cash	5,767	(39,194)	47,858
Cash – beginning of year	28,583	67,777	19,919
Cash – end of year	$34,350	$28,583	$67,777
The accompanying notes are an integral part of these consolidated financial statements.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Continued)
	Years Ended December 31,
	2023	2022	2021
Supplemental disclosure of cash flow information
Cash (refunded from) paid for income taxes	$38	$(94)	$242

Supplemental disclosures of noncash investing and financing activities
Issuance of equity for acquisitions	$—	$28,725	$29,312
Insurance premium financing	$—	$4,598	$11,205
Accrued liabilities assumed in connection with acquisition	$—	$2,236	$100
Stock-based compensation capitalized for software development	$1,386	$1,667	$1,099
Capitalized assets included in accounts payable and accrued expenses	$1,041	$654	$781
Holdback liability recognized in connection with acquisition	$—	$98	$1,000
Warranty liability assumed from the Business Combination	$—	$—	$193,978
Tax receivable agreement liability recognized in connection with the Business Combination	$—	$—	$128,567
Deferred tax assets recognized in connection with the Business Combination	$—	$—	$151,255
Other assets assumed from the Business Combination	$—	$—	$1,053
The accompanying notes are an integral part of these consolidated financial statements.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.	Business and Organization
Founded in 2008, and headquartered in Irvine, California, WM Technology, Inc. (the “Company”) operates a leading online cannabis marketplace for consumers together with a comprehensive set of eCommerce and compliance software solutions for cannabis businesses, which are sold to both storefront locations and delivery operators (“retailers”) and brands in the U.S. states and U.S. territories legalized cannabis markets. The Company’s comprehensive business-to-consumer and business-to-business suite of products afford cannabis retailers and brands of all sizes integrated tools to compliantly run their businesses and to reach, convert, and retain consumers.
The Company’s business primarily consists of its commerce-driven marketplace (“Weedmaps”), and its fully integrated suite of end-to-end Software-as-a-Service (“SaaS”) solutions software offering (“Weedmaps for Business”). The Weedmaps marketplace provides cannabis consumers with information regarding cannabis retailers and brands. In addition, the Weedmaps marketplace aggregates data from a variety of sources, including retailer point-of-sale solutions (“POS”), to provide consumers with the ability to browse by strain, price, cannabinoids and other information regarding locally available cannabis products, through the Company’s website and mobile apps. The marketplace provides consumers with product discovery, access to deals and discounts, and reservation of products for pickup by consumers or delivery to consumers by participating retailers (retailers complete orders and process payments outside of the Weedmaps marketplace as Weedmaps serves only as a portal, passing a consumer’s inquiry to the dispensary). The marketplace also provides education and learning information to help newer consumers learn about the types of products to purchase.
Weedmaps for Business, the Company’s SaaS offering, is a comprehensive set of eCommerce and compliance software solutions catered towards cannabis retailers, delivery services and brands that streamline front and back-end operations and help manage compliance needs. With the development of Weedmaps for Business, the Company offers an end-to-end platform for licensed cannabis retailers to comply with state law. The Company sells a monthly subscription offering to storefront, delivery and brand clients as well as upsell and add-on offerings to licensed clients. The Company also offers other add-on products for additional fees.
WM Technology, Inc. was initially incorporated in the Cayman Islands on June 7, 2019 under the name “Silver Spike Acquisition Corp” (“Silver Spike”). Silver Spike was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On June 16, 2021 (the “Closing Date”), Silver Spike consummated the business combination (the “Business Combination”), pursuant to that certain Agreement and Plan of Merger, dated December 10, 2020 (the “Merger Agreement”), by and among Silver Spike, Silver Spike Merger Sub LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Silver Spike Acquisition Corp., WM Holding Company, LLC, a Delaware limited liability company (when referred to in its pre-Business Combination capacity, “Legacy WMH” and following the Business Combination, “WMH LLC”), and Ghost Media Group, LLC, a Nevada limited liability company, solely in its capacity as the initial holder representative (the “Holder Representative”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), Silver Spike was domesticated and continues as a Delaware corporation, changing its name to WM Technology, Inc.
Legacy WMH was reorganized into an Up-C structure, in which substantially all of the assets and business of Legacy WMH are held by WMH LLC and continue to operate through WMH LLC and its subsidiaries, and WM Technology, Inc.’s material assets are the equity interests of WMH LLC indirectly held by it. Legacy WMH was determined to be the accounting acquirer in the Business Combination, which was accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
As of December 31, 2023, the Company had an accumulated deficit of $64.5 million. The Company has funded its operations primarily with customer payments for its services and proceeds from the issuance of common stock in connection with its initial public offering (IPO) and follow-on offering. As of December 31, 2023, the Company had cash of $34.4 million. The Company believes that its existing sources of liquidity will satisfy its working capital and capital requirements for at least the next twelve months.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.	Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements of the Company have been prepared in accordance with GAAP and the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements reflect all adjustments considered necessary for a fair presentation of the consolidated results of operations and financial position for the fiscal years presented. All such adjustments are of a normal recurring nature. Certain prior year amounts have been reclassified to conform to the current year presentation.
Principles of Consolidation
The consolidated financial statements include the accounts of WM Technology, Inc. and WMH LLC, including their wholly and majority owned subsidiaries. In conformity with GAAP, all significant intercompany accounts and transactions have been eliminated.
Restatement of Previously Reported 2023 Quarterly Revenue and Credit Losses
In connection with the preparation of the Company's Consolidated Financial Statements as of and for the fiscal year ended December 31, 2023, the Company discovered that in 2023, it had an inadequate policy associated with its revenue recognition related to the cash collection of a certain subset of its customers that had been placed on cash basis in 2023. For these customers, because the determination had been made that there was significant collection risk and the Company had no ability to estimate the collectability of the consideration it was entitled to, revenue recognition was prohibited under Accounting Standards Codification, (“ASC”), Topic 606, “Revenue from Contracts with Customers” until cash was collected for the services that were provided. The Company refers to the customers in this situation as customers that have been placed on cash basis. As further discussed below, the Company misapplied this policy in each of the first three quarters of 2023 by failing to apply (in certain cases) cash receipts to prior accounts receivable (via a credit loss recovery) and instead recognized additional revenue for the cash receipt.
The Company recognizes revenue from contracts with customers under ASC 606. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. Once the Company believes that it is no longer probable of collecting substantially all of the consideration to which it will be entitled in exchange for the goods or services transferred to the customer and as such is prohibited from recognizing revenue until it is probable that it will be entitled to all of the consideration. As such, when a customer with significant collection risk is identified, the Company fully reserves for all outstanding accounts receivable and records a credit loss for these receivables.
Initially, revenue for contracts that the Company assesses are not probable of collection is not recognized until the customer has paid or settled all outstanding accounts receivable balances. Collectability is reassessed when there is a significant change in facts or circumstances. The assessment of collectability considers whether the Company may limit its exposure to credit risk through its right to stop transferring additional service in the event the customer is delinquent. When services are still provided to customers that have been identified with significant collection risk, the Company initially applies all payments received against the customers oldest invoices. However, if the Company continues to provide services to these customers for a significant period of time, cash collections have stabilized and other factors indicate it is appropriate, cash collections are assessed to determine if any of the on-going cash receipts should be accounted for as variable consideration under ASC 606 for on-going services instead of recovery of credit losses. To date, no material variable consideration has been recognized and after applying the corrections shown in the table below, all cash collections for these customers are reflected as recovery of credit losses.
Due to the inconsistency of the cash application related to the cash basis customers, and the prohibition on recognizing revenue when the Company does not believe it will receive the consideration it is entitled to, the Company had determined that it had improperly recognized revenue for these customers and should have instead recognized a credit loss recovery related to these cash receipts.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
All periods presented below have been retrospectively restated to reflect the effects of the change to revenues and operating expenses. There was no impact to operating income (loss), net income (loss), net income (loss) per share, net cash provided by operating activities and adjusted EBITDA for any periods presented. The consolidated statement of equity is not affected by this restatement.
The Company has restated its unaudited condensed consolidated statements of operations for the periods ended March 31, 2023, June 30, 2023 and September 30, 2023, as follows (in thousands):

	Three Months Ended March 31, 2023
	Previously Reported	Adjustment	As Restated
Net revenues	$48,007	$(1,591)	$46,416
General and administrative expenses	$22,500	$(1,591)	$20,909
Total costs and expenses	$52,155	$(1,591)	$50,564

	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023
	Previously Reported	Adjustment	As Restated	Previously Reported	Adjustment	As Restated
Net revenues	$50,852	$(2,429)	$48,423	$98,859	$(4,020)	$94,839
General and administrative expenses	$19,208	$(2,429)	$16,779	$41,708	$(4,020)	$37,688
Total costs and expenses	$47,069	$(2,429)	$44,640	$99,224	$(4,020)	$95,204

	Three Months Ended September 30, 2023			Nine Months Ended September 30, 2023
	Previously Reported	Adjustment	As Restated	Previously Reported	Adjustment	As Restated
Net revenues	$47,725	$(1,038)	$46,687	$146,584	$(5,058)	$141,526
General and administrative expenses	$19,189	$(1,038)	$18,151	$60,897	$(5,058)	$55,839
Total costs and expenses	$53,273	$(1,038)	$52,235	$152,497	$(5,058)	$147,439
The Company has restated its unaudited condensed consolidated Statements of Cash Flows for the periods ended March 31, 2023, June 30, 2023 and September 30, 2023, as follows (in thousands):

	Three Months Ended March 31, 2023
	Previously Reported	Adjustment	As Restated
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Provision for credit losses	$1,951	$(1,591)	$360
Changes in operating assets and liabilities:
Accounts receivable	$86	$1,591	$1,677

	Six Months Ended June 30, 2023
	Previously Reported	Adjustment	As Restated
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Provision for credit losses	$3,605	$(4,020)	$(415)
Changes in operating assets and liabilities:
Accounts receivable	$(1,138)	$4,020	$2,882

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
	Nine Months Ended September 30, 2023
	Previously Reported	Adjustment	As Restated
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Provision for credit losses	$4,862	$(5,058)	$(196)
Changes in operating assets and liabilities:
Accounts receivable	$262	$5,058	$5,320
Foreign Currency
Assets and liabilities denominated in a foreign currency are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Revenue and expense accounts are translated at the average exchange rates during the periods. The impact of exchange rate fluctuations from translation of assets and liabilities is insignificant for the years ended December 31, 2023, 2022 and 2021.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Significant estimates made by management include, among others, the allowance for credit losses, the useful lives of long-lived assets, income taxes, website and internal-use software development costs, leases, valuation of goodwill and other intangible assets, valuation of warrant liability, deferred tax assets and the related valuation allowance, tax receivable agreement (“TRA”) liability, revenue recognition, performance and stock-based compensation and the recognition and disclosure of contingent liabilities.
Risks and Uncertainties
The Company operates in a relatively new industry where laws and regulations vary significantly by jurisdiction. Currently, thirty-nine states, the District of Columbia, Puerto Rico, the Virgin Islands, and Guam have legalized some form of cannabis use for certain medical purposes. Twenty-four of those states, the District of Columbia, Guam, and Northern Mariana have legalized cannabis for adults for non-medical purposes as well (sometimes referred to as adult or recreational use). Eight additional states have legalized forms of low-potency cannabis, for select medical conditions. Only three states continue to prohibit cannabis entirely. Additionally, while a number of U.S. legislators have introduced various bills to legalize cannabis at the federal level, none of these bills has become law. Currently, under federal law, cannabis, other than hemp (defined by the U.S. government as Cannabis sativa L. with a THC concentration of not more than 0.3% on a dry weight basis), is still a Schedule I controlled substance under the Controlled Substances Act (“CSA”). Even in states or territories that have legalized cannabis to some extent, the cultivation, possession, and sale of cannabis all violate the CSA and are punishable by imprisonment, substantial fines, and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating the CSA, or conspire with another to violate the law, and violating the CSA can be a predicate for certain other crimes, including money laundering laws and the Racketeer Influenced and Corrupt Organizations Act. If any of the states that permit use of cannabis were to change their laws or the federal government was to actively enforce the CSA or other laws related to the federal prohibition on cannabis, the Company’s business could be adversely affected.
In addition, the Company’s ability to grow and meet its operating objectives depends largely on the continued legalization and regulation of cannabis on a widespread basis. There can be no assurance that such legalization will occur on a timely basis, or at all.
The geographic concentration of the Company’s clients makes the Company vulnerable to a downturn in the local markets. Historically, the Company’s business operations have been located primarily in the State of California. See Note 3, “Revenue from Contracts with Customers,” to these consolidated financial statements for additional information.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Accounts Receivable, Net
A receivable is recorded when an unconditional right to invoice and receive payment exists. Accounts receivable primarily include amounts related to receivables from customers. Receivables are shown net of allowance for credit losses which is maintained at a level that management believes to be sufficient to absorb estimated losses in the accounts receivable portfolio. The Company measures credit losses on its trade accounts receivable using the current expected credit loss model under ASC 326 Financial Instruments – Credit Losses.
The Company calculates the expected credit losses on a pool basis for trade receivables that have similar risk characteristics. For trade receivables that do not share similar risk characteristics, the allowance for credit losses is calculated on an individual basis. Risk characteristics relevant to the Company’s accounts receivable include balance of customer account and aging status.
Account balances are written off against the allowance when it is determined that it is probable that the receivable will not be recovered. The Company had allowance for credit losses of $8.7 million as of December 31, 2023 and $12.2 million of as of December 31, 2022, respectively.
As of December 31, 2023, no customer accounted for more than 10% of the total gross accounts receivable outstanding. As of December 31, 2022, a receivable due from one customer accounted for approximately 11% of the total gross accounts receivable outstanding.
The following table summarizes the changes in the allowance for credit losses:

	Years Ended December 31,
	2023	2022	2021
Allowance, beginning of year	$12,232	$5,169	$857
Provision (benefit) for credit losses	1,792	17,216	5,487
Write-off, net of recoveries	(5,276)	(10,153)	(1,175)
Allowance, end of year	$8,748	$12,232	$5,169
Investments in Equity Securities
Investments in equity securities that do not have a readily determinable fair value and qualify for the measurement alternative for equity investments provided in ASC 321, Investments – Equity Securities are accounted for at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer. As of December 31, 2022, the carrying value of the Company’s investments in equity securities without a readily determinable fair value was $3.5 million, which is recorded within other assets on the Company’s consolidated balance sheets.
The Company performs a qualitative assessment at each reporting date to evaluate whether the investments in equity securities are impaired. When a qualitative assessment indicates that an investment is impaired, the investment is written down to its fair value. For the years ended December 31, 2023 and 2022, the Company recorded $3.5 million, $3.0 million, respectively, in impairment charges related to investments in equity securities. These impairment charges are included in asset impairment charges in the accompanying consolidated statements of operations. The Company did not have any impairment charges related to investments in equity securities. in 2021.
Property and Equipment
Property and equipment are carried at cost, less accumulated depreciation, amortization and asset impairment charges, and consist of internally developed software, computer equipment, furniture and fixtures and leasehold improvements. Depreciation is computed using the straight-line method over the estimated useful lives of the assets and generally over three years for computer equipment, seven years for furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the remaining term of the related lease. Maintenance and repairs are expensed as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the Company’s results of operations.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company assesses impairment of property and equipment when an event and change in circumstance indicates that the carrying value of such assets may not be recoverable. If an event and a change in circumstance indicates that the carrying amount of an asset (or asset group) may not be recoverable and the expected undiscounted cash flows attributable to the asset are less than its carrying value, an impairment loss equals to the excess of the asset’s carrying value over its fair value is recognized. For the year ended December 31, 2023, the Company recorded impairment charges of $3.9 million of which $2.7 million related to property and equipment associated with certain product offerings that were sunset in December 2023 and $1.3 million related to leasehold improvements associated with the impairment of a ROU asset both of which are included in asset impairment charges in the consolidated statements of operations. No impairments to property and equipment were recorded during the years ended December 31, 2022 and 2021.
Capitalized Software
Capitalized website and internal-use software development costs are included in property and equipment in the accompanying balance sheets. The Company capitalizes certain costs related to the development and enhancement of the Weedmaps platform and SaaS solutions when (i) the preliminary development project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and performed as intended. These capitalized costs include personnel and related expenses for employees and costs of third-party contractors who are directly associated with and who devote time to internal-use software projects. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Maintenance and training costs are expensed as incurred. Such costs are amortized when placed in service, on a straight-line basis over the estimated useful life of the related asset, generally estimated to be three years. Costs incurred for enhancements that were expected to result in additional features or functionality are capitalized and expensed over the estimated useful life of the enhancements, generally three years. Product development costs include salaries and benefits for employees, including engineering and technical teams who are responsible for building new products, as well as maintaining and improving existing products. Product development costs that do not meet the criteria for capitalization are expensed as incurred.
During the years ended December 31, 2023, 2022, and 2021, the Company amortized $7.7 million, $5.1 million and $0.1 million, respectively, of internal-use software development costs to subscription and support cost of revenues. For the years ended December 31, 2023 and 2022, the Company capitalized $13.1 million and $15.5 million of costs related to the development of software applications. At December 31, 2023 and 2022, the accumulated amortization of capitalized internal-use software development costs was $12.9 million and $5.1 million, respectively.
Goodwill and Intangible Assets
Goodwill consists of the excess of the purchase price over the fair value of identifiable net assets of businesses acquired. Goodwill is reviewed for impairment each year using a qualitative or quantitative process that is performed at least annually as of December 31 or whenever events or circumstances indicate a likely reduction in the fair value of a reporting unit below its carrying amount such as changes in the business climate, poor indicators of operating performance or the sale or disposition of a significant portion of a reporting unit.
In testing for goodwill impairment, the Company may elect to utilize a qualitative assessment to evaluate whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value. If it is determined that it is unlikely that the carrying value exceeds the fair value, the Company is not required to complete the quantitative goodwill impairment evaluation. If it is determined that the carrying value may exceed fair value when considering qualitative factors, a quantitative goodwill impairment evaluation is performed. When performing the quantitative evaluation, if the carrying value of the reporting unit exceeds its fair value, an impairment loss equal to the difference will be recorded.
Intangible assets are recorded at cost less accumulated amortization. Intangible assets are reviewed for impairment whenever events or changes in circumstances may affect the recoverability of the net assets. Such reviews may include an analysis of current results and take into consideration the undiscounted value of projected operating cash flows. The Company recorded an impairment charge of $6.1 million for the year ended December 31, 2023 related to intangible assets associated with certain product offerings that were sunset in December 2023, which is included in asset impairment charges in the consolidated statements of operations. No intangible asset impairment charges have been recorded for the years ended December 31, 2022 and 2021. See Note 9, “Goodwill and Intangible Assets,” to these consolidated financial statements for additional information.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Leases
The Company’s operating leases consist of office space located primarily in the United States. The Company does not have any leases classified as financing leases. The Company classifies arrangements meeting the definition of a lease as operating or financing leases, and leases are recorded on the consolidated balance sheets as both a right-of-use asset (“ROU”) and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right-of-use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset result in straight-line rent expense over the lease term. Operating lease assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. For finance leases, interest on the lease liability and the amortization of the right-of-use asset results in front-loaded expense over the lease term. Variable lease expenses are recorded when incurred.
In calculating the right-of-use asset and lease liability, the Company elects to combine lease and non-lease components for all classes of assets. The Company excludes short-term leases having initial terms of 12 months or less as an accounting policy election, and instead recognizes rent expense on a straight-line basis over the lease term.
The Company assesses impairment of ROU assets when an event and change in circumstance indicates that the carrying value of such ROU assets may not be recoverable. If an event and a change in circumstance indicates that the carrying value of an ROU asset may not be recoverable and the estimated fair value attributable to the ROU asset is less than its carrying value, an impairment loss equals to the excess of the ROU asset’s carrying value over its fair value is recognized.
The fair values of ROU assets were estimated using an income approach based on management’s forecast of future cash flows expected to be derived based on the sublease market rent. First, the Company tests the asset group for recoverability by comparing the undiscounted cash flows of the asset group, which include expected future lease payments related to the lease agreement offset by expected sublease income, to the carrying amount of the asset group. If the first step of the long-lived asset impairment test concludes that the carrying amount of the asset group is not recoverable, the Company performs the second step of the long-lived asset impairment test by comparing the fair value of the asset group to its carrying amount and recognizing a lease impairment charge for the amount by which the carrying amount exceeds the fair value. To estimate the fair value of the asset group, the Company relies on a discounted cash flow approach using market participant assumptions of the expected cash flows.
In 2023, the Company recognized $10.9 million of ROU asset impairment charges driven by updated sublease assumptions for our second headquarter space in Los Angeles, California, pursuant to an operating lease that expires in 2031. In addition, the Company recognized ROU asset impairment charges of $0.6 million and $2.4 million during the years ended December 31, 2022 and 2021, respectively, related to certain ROU assets reducing the carrying values of the lease assets to their estimated fair values based on the discounted cash flows of estimated net rental income for the office spaces subleased.
The impairment charges of ROU assets are included in asset impairment charges in the consolidated statements of operations. See Note 4, “Leases,” to these consolidated financial statements for additional information.
Warrant Liability
The Company assumed 12,499,993 Public Warrants originally issued in the initial public offering of Silver Spike (the “Public Warrants”) and 7,000,000 Private Placement Warrants that were originally issued in a private placement by Silver Spike (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”) upon the Closing, all of which were issued in connection with Silver Spike’s initial public offering and entitle the holder to purchase one share of Class A Common Stock at an exercise price of at $11.50 per share. As of December 31, 2023, 12,499,973 Public Warrants and 7,000,000 Private Placement Warrants remained outstanding. The Public Warrants are publicly traded and are exercisable for cash unless certain conditions occur, such as the failure to have an effective registration statement related to the shares issuable upon exercise or redemption by the Company under certain conditions, at which time the warrants may be cashless exercised. The Private Placement Warrants are transferable, assignable or salable in certain limited exceptions. The Private Placement Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will cease to be Private Placement Warrants, and become Public Warrants and be redeemable by the Company and exercisable by such holders on the same basis as the other Public Warrants.
The Company evaluated the Warrants under ASC 815-40 - Derivatives and Hedging - Contracts in Entity’s Own Equity, and concluded they do not meet the criteria to be classified in stockholders’ equity. Specifically, the exercise of the Warrants may be settled in cash upon the occurrence of a tender offer or exchange that involves 50% or more of our Class A equity holders. Because not all of the voting stockholders need to participate in such tender offer or exchange to trigger the potential cash settlement and the Company does not control the occurrence of such an event, the Company concluded that the Warrants do not meet the conditions to be classified in equity. Since the Warrants meet the definition of a derivative under ASC 815, the Company recorded these warrants as liabilities on the consolidated balance sheets at fair value, with subsequent changes in their respective fair values recognized in change in fair value of warrant liabilities within the consolidated statements of operations at each reporting date. See Note 12, “Warrant Liability,” to these consolidated financial statements for additional information.
Tax Receivable Agreement
In connection with the Business Combination, the Company entered into a tax receivable agreement (the “TRA”) with continuing members that provides for a payment to the continuing Class A Unit holders of 85% of the amount of tax benefits, if any, that the Company realizes, or is deemed to realize, as a result of redemptions or exchanges of Units (as defined below). In connection with such potential future tax benefits resulting from the Business Combination, and such subsequent redemptions and exchanges, the Company has established a deferred tax asset for the additional tax basis and a corresponding TRA liability of 85% of the expected benefit. The remaining 15% is recorded to additional paid-in capital.
The TRA liability is subject to remeasurement each reporting period, due to various factors, including changes in federal and state income tax rates and assessment of the probability of payment. As these remeasurement changes are subsequent to the initial measurement, the impact of the remeasurement is recorded in other income (expense), net on the consolidated statements of operations. See Note 16, “Income Taxes,” to these consolidated financial statements for additional information.
Revenue Recognition
The Company recognizes revenue when the fundamental criteria for revenue recognition are met. In accordance with ASC Topic 606, “Revenue from Contracts with Customers,” the Company recognizes revenue by applying the following five steps: the contract with the customer is identified; the performance obligations in the contract are identified; the transaction price is determined; the transaction price is allocated to the performance obligations in the contract; and revenue is recognized when (or as) the Company satisfies these performance obligations in an amount that reflects the consideration it expects to be entitled to in exchange for those services. The Company excludes sales taxes and other similar taxes from the measurement of the transaction price. The transaction price reflects the amount the Company expects to receive for such goods, net of discounts. Discounts issued are primarily related to the Company’s WM Teal program, which stands for “Together for Equity Access and Legislation”, through which the Company provides discounts including free software, advertising, educational materials and training programs to applicants or licenses under social equity licensing programs. The Company provides a discount to license holders who were awarded special status by the state based on owner qualifications. These are typically given in new markets to add more diversity and inclusion in the cannabis space. A license’s social equity status is validated by the Company on the applicable state’s website. For the years ended December 31, 2023, 2022 and 2021, total discounts issued was $4.2 million, $4.5 million and $2.6 million, respectively. For clients that pay in advance for listing and other services, the Company records deferred revenue and recognizes revenue over the applicable subscription term.
The Company’s revenues are derived primarily from monthly subscriptions to Weedmaps for Business, featured and deal listings and other WM Ad solutions. The Company’s Weedmaps for Business subscriptions generally have one-month terms that automatically renew unless notice of cancellation is provided in advance. Featured and deal listings and other WM Ad solutions are offered as add-on products to the Weedmaps for Business subscriptions. Featured and deal listings provide customers with premium placement ad solutions and discount and promotion

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
pricing tools. Other WM Ad solutions include banner ads and promotion tiles on the Company’s marketplace ad as well as other advertising products on and off the Weedmaps marketplace. The Company has a fixed inventory of featured listing and display advertising in each market, and price is generally determined through a competitive auction process that reflects local market demand. Revenues for these arrangements are recognized over-time, generally during a month-to-month subscription period as the services are provided. The Company rarely needs to allocate the transaction price to separate performance obligations. In the rare case that allocation of the transaction price is needed, the Company recognizes revenue in proportion to the standalone selling prices of the underlying services at contract inception.
Revenue for service contracts that the Company assesses are not probable of collection is not recognized until the contract is completed and payment is received. Collectability is reassessed when there is a significant change in facts or circumstances. The assessment of collectability considers whether the Company may limit its exposure to credit risk through its right to stop transferring additional service in the event the customer is delinquent. See Note 3, “Revenue from Contracts with Customers,” to these consolidated financial statements for additional information.
Cost of Revenues (Exclusive of Depreciation and Amortization)
The Company’s cost of revenue primarily consists of web hosting, internet service costs, credit card processing costs and other third party services.
Advertising
The Company expenses the cost of advertising in the period incurred. Advertising expense totaled $11.8 million, $14.4 million and $17.7 million for the years ended December 31, 2023, 2022 and 2021, respectively, and are included in sales and marketing expense in the accompanying consolidated statements of operations.
Stock-Based Compensation
The Company measures fair value of employee stock-based compensation awards on the date of grant and allocates the related expense over the requisite service period. The fair value of restricted stock units and performance-based restricted stock units is equal to the market price of the Company’s common stock on the date of grant. The fair value of the Class P Units is measured using the Black-Scholes-Merton valuation model. The expected volatility is based on the historical volatility and implied volatilities for comparable companies, the expected life of the award is based on the simplified method. When awards include a performance condition that impacts the vesting of the award, the Company records compensation cost when it becomes probable that the performance condition will be met and the expense will be attributed over the performance period. See Note 14, “Stock-based Compensation,” to these consolidated financial statements for additional information.
Employee Benefit Plan
The Company’s 401(k) saving plan is a tax-qualified deferred compensation arrangement under Section 401(k) of the Internal Revenue Code. Under the Company’s 401(k) plan, participating U.S. employees may contribute a portion of their eligible earnings, subject to applicable U.S. Internal Revenue Service and plan limits. The Company matches up to 3.5% of the employee’s eligible compensation, vested upon two years of service. For the years ended December 31, 2023, 2022 and 2021, the Company recognized $2.3 million, $2.4 million and $1.5 million, respectively, of expenses related to employer contributions for the Company’s 401(k) plan.
Other Income (Expense), net
Other income (expense), net consists primarily of gain resulting from the discharge of a holdback obligation related to a prior acquisition, change in fair value of warrant liability and TRA liability remeasurement, political contributions, interest income, interest expense, financing fees and other tax related expenses. The Company recorded a non-cash gain of $3.7 million during the year ended December 31, 2023 resulting from the discharge of a holdback obligation related to a prior acquisition.
Income Taxes
The Company accounts for income taxes pursuant to the asset and liability method which requires the recognition of deferred income tax assets and liabilities related to the expected future tax consequences arising from temporary differences between the carrying amounts and tax bases of assets and liabilities based on enacted statutory tax rates

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
applicable to the periods in which the temporary differences are expected to reverse. Any effects of changes in income tax rates or laws are included in income tax expense in the period of enactment. A valuation allowance is recognized if the Company determines it is more-likely-than-not that all or a portion of a deferred tax asset will not be recognized. In making such determination, the Company considers all available evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent and expected future results of operation. See Note 16, “Income Taxes,” to these consolidated financial statements for additional information.
Segment Reporting
The Company has identified one business segment which management also considers to be one reporting unit as the Company’s Executive Chair and Interim Chief Financial Officer allocate resources, assess performance and manage the businesses as one segment.
Earnings (Loss) Per Share
Basic income (loss) per share is computed by dividing net income (loss) attributable to WM Technology, Inc. by the weighted-average number of shares of Class A Common Stock outstanding during the period.
Diluted income (loss) per share is computed giving effect to all potential weighted-average dilutive shares for the period. The dilutive effect of outstanding awards or financial instruments, if any, is reflected in diluted income (loss) per share by application of the treasury stock method or if-converted method, as applicable. Potential common shares are excluded from the calculation of diluted EPS in the event they are antidilutive or subject to performance conditions for which the necessary conditions have not been satisfied by the end of the reporting period. See Note 15, “Earnings Per Share,” for additional information on dilutive securities.
Concentrations of Credit Risk
The Company’s financial instruments are potentially subject to concentrations of credit risk. The Company places its cash with high quality credit institutions and the Company’s cash balances at these institutions typically exceed the Federal Deposit Insurance Corporation limit. As of December 31, 2023, the Company had cash balances that exceeded the deposit insurance limit with five financial institutions. As of December 31, 2022, the Company had cash balances that exceeded the deposit insurance limit with four financial institutions. Management believes that the risk of loss is not significant and has not experienced any losses in such accounts.
Recently Adopted Accounting Pronouncements
The Company reviewed the accounting pronouncements that became effective for fiscal year 2023 and determined that either they were not applicable, or they did not have a material impact on the consolidated financial statements.
Recently Issued Accounting Pronouncements
In December 2023, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes - Improvements to Income Tax Disclosures” requiring enhancements and further transparency to certain income tax disclosures, most notably the tax rate reconciliation and income taxes paid. This ASU is effective for fiscal years beginning after December 15, 2024 on a prospective basis and retrospective application is permitted. We are currently evaluating the impact of the adoption of this standard.
The Company also reviewed other recently issued accounting pronouncements to be adopted in future periods and determined that they are not expected to have a material impact on the consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3.	Revenue from Contracts with Customers
The Company sells a monthly subscription offering to retailer and brand clients as well as upsell and add-on offerings to licensed clients. The Company’s current Weedmaps for Business monthly subscription package includes:
•
WM Listings: A listing page with product menu for a retailer or brand on the Weedmaps marketplace, enabling the Company’s clients to be discovered by the marketplace’s users. This also allows clients to disclose their license information, hours of operation, contact information, discount policies and other information that may be required under applicable state law.

•
WM Orders: Software for retailers to receive pickup and delivery orders directly from a Weedmaps listing and connect orders directly with a client’s POS system (for certain POS systems). The marketplace also enables brands to route customer purchase interest to a retailer that carries the brand’s product. After a dispensary receives the order request from the consumer, the dispensary and the consumer can continue to communicate, adjust items in the request, and handle any stock issues, prior to and while the dispensary processes and fulfills the order.

•
WM Store: Customizable order and menus embed which allows retailers and brands to import their Weedmaps listing menu or product reservation functionality to their own white-labeled WM Store website or separately owned website. WM Store facilitates customer pickup or delivery orders and enables retailers to reach more customers by bringing the breadth of the Weedmaps marketplace to a client’s own website.

•
WM Connectors: A centralized integration platform, including API tools, for easier menu management, automatic inventory updates and streamlined order fulfillment to enable clients to save time and more easily integrate into the WM Technology ecosystem and integrate with disparate software systems. This creates business efficiencies and improves the accuracy and timeliness of information across Weedmaps, creating a more positive experience for consumers and businesses.

•
WM Insights: An insights and analytics platform for clients leveraging data across the Weedmaps marketplace and software solutions. WM Insights provides data and analytics on user engagement and traffic trends to a client’s listing page. For Brand clients, WM Insights allows them to monitor their brand and product rankings, identify retailers not carrying products and keep track of top brands and products by category and state.

The Company also offers other add-on products for additional fees, including:
•	WM Ads: Ad solutions on the Weedmaps marketplace designed for clients to amplify their businesses and reach more highly engaged cannabis consumers throughout their buying journey including:
○
Featured Listings: Premium placement ad solutions on high visibility locations on the Weedmaps marketplace (desktop and mobile) to amplify our clients’ businesses and maximize clients’ listings and deal presence.

○
WM Deals: Discount and promotion pricing tools that let clients strategically reach prospective price-conscious cannabis customers with deals or discounts to drive conversion. In some jurisdictions, it is required by applicable law to showcase discounts.

○
Other WM Ads solutions: Includes banner ads and promotion tiles on our marketplace as well as banner ads that can be tied to keyword searches. These products provide clients with targeted ad solutions in highly visible slots across our digital surfaces.

•
WM Dispatch: Compliant, automated and optimized logistics and fulfillment last-mile delivery software (including driver apps) that helps clients manage their delivery fleets. This product streamlines the delivery experience from in-store to front-door.

In December 2023, we completed the sunset of WM AdSuite, WM CRM and WM Screens product offerings as we continue to focus our efforts on other Weedmaps for Business products that support the Weedmaps marketplace and improve the eCommerce experience for our clients and users.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Disaggregation of revenue
The following table summarizes the Company’s disaggregated net revenue information (in thousands):

	Years Ended December 31,
	2023	2022	2021
Net revenues:
Featured and deal listings	$126,546	$149,621	$138,480
Weedmaps for Business	46,730	50,662	42,611
Subtotal	173,276	200,283	181,091
Other ad solutions	14,717	15,248	12,055
Total net revenues[1]	$187,993	$215,531	$193,146

1
Net revenues are net of discounts of $4.2 million in 2023, $4.5 million in 2022 and $2.6 million in 2021, primary related to the Company’s Teal program. See “Revenue Recognition” of Note 2, “Summary of Significant Accounting Policies” to the consolidated financial statements for further discussion.

Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from subscription offerings, as described above, and is recognized as the revenue recognition criteria are met. The deferred revenue balance as of December 31, 2023 was $5.9 million and is expected to be fully recognized within the next twelve months. The deferred revenue balances as of December 31, 2022 and 2021 were $6.3 million and $8.1 million, respectively, and were fully recognized in the first quarter of the following fiscal year. The Company generally invoices customers and receives payment on an upfront basis and payments do not include significant financing components or variable consideration and there are generally no rights of return or refunds after the subscription period has passed.
Substantially all of the Company’s revenue has been generated in the United States for the years ended December 31, 2023, 2022 and 2021. For the year ended December 31, 2023, approximately 52% of the Company’s net revenue originated in California compared with 56% for the year ended December 31, 2022 and 61% for the year ended December 31, 2021.
4.	Leases
Effective January 1, 2021, the Company adopted ASC 842 - Leases using the modified retrospective transition approach for recording ROU assets and operating lease liabilities for its operating leases. The Company’s operating leases consist of office space located primarily in the United States. The Company does not have any leases classified as financing leases.
The components of lease related costs, net for the years ended December 31, 2023, 2022 and 2021 are as follows (in thousands):

	Years Ended December 31,
	2023	2022	2021
Operating lease cost	$7,208	$7,537	$9,229
Variable lease cost	1,549	1,525	2,217
Operating lease cost	8,757	9,062	11,446
Short-term lease cost	89	12	88
Total lease cost, net	$8,846	$9,074	$11,534
Net rent expense is included in general and administrative expense in the accompanying consolidated statements of operations. During the years ended December 31, 2023, 2022 and 2021, the Company made cash payments of $9.9 million, $9.6 million and $8.2 million respectively, on its operating leases, all of which were included in cash flows from operating activities within the consolidated statements of cash flows.
Sublease rental income is recognized as a reduction to the related lease expense on a straight-line basis over the sublease term. For the years ended December 31, 2023, 2022 and 2021, the Company recorded rent income related

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
to a sublease of $2.2 million, $1.9 million and $0.2 million, respectively. In 2022, the Company entered into a sublease agreement with an affiliate of the Executive Chair. The sublease commenced on June 1, 2022, and the term is for the remainder of the original lease and will expire on February 28, 2025, or sooner in the event that the original lease is cancelled prior to the expiration date. See Note 17, “Related Party Transactions,” to these consolidated financial statements for additional information.
As of December 31, 2023, future minimum payments for the next five years and thereafter are as follows (in thousands):

Operating Leases
Years Ending December 31,
2024	$9,405
2025	5,830
2026	5,408
2027	5,570
2028	5,737
Thereafter	13,016
Total	$44,966
Less present value discount	(11,923)
Operating lease liabilities	$33,043
As of December 31, 2023 and 2022, the Company’s operating leases had a weighted average remaining lease term of 6.3 years and 6.8 years and a weighted-average discount rate of 9.8%. The Company’s lease agreements do not provide an implicit rate and as a result, the Company used an estimated incremental borrowing rate, which was derived from third-party information available at the time the Company adopted ASC 842 in determining the present value of future lease payments. The rate used is for a secured borrowing of a similar term as the right of use asset. The fair value was estimated using an income approach based on management’s forecast of future cash flows expected to be derived based on current sublease market rent.
The Company assesses impairment of ROU assets when an event and change in circumstance indicates that the carrying value of such ROU assets may not be recoverable. If an event and a change in circumstance indicates that the carrying value of an ROU asset may not be recoverable and the estimated fair value attributable to the ROU asset is less than its carrying value, an impairment loss equals to the excess of the ROU asset’s carrying value over its fair value is recognized.
The fair values of ROU assets were estimated using an income approach based on management’s forecast of future cash flows expected to be derived based on the sublease market rent. First, the Company tests the asset group for recoverability by comparing the undiscounted cash flows of the asset group, which include expected future lease payments related to the lease agreement offset by expected sublease income, to the carrying amount of the asset group. If the first step of the long-lived asset impairment test concludes that the carrying amount of the asset group is not recoverable, the Company performs the second step of the long-lived asset impairment test by comparing the fair value of the asset group to its carrying amount and recognizing a lease impairment charge for the amount by which the carrying amount exceeds the fair value. To estimate the fair value of the asset group, the Company relies on a discounted cash flow approach using market participant assumptions of the expected cash flows.
In 2023, the Company recognized a ROU asset impairment charge of $10.9 million and impairment of related leasehold improvements of $1.3 million, driven by updated sublease assumptions for our second headquarter space in Los Angeles, California, pursuant to an operating lease that expires in 2031. In addition, the Company recognized ROU asset impairment charges of $0.6 million and $2.4 million during the years ended December 31, 2022 and 2021, respectively, related to certain ROU assets reducing the carrying values of the lease assets to their estimated fair values based on the discounted cash flows of estimated net rental income for the office spaces subleased. The ROU impairment charges are included in asset impairment charges in the consolidated statements of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5.	Commitments and Contingencies
Litigation
During the ordinary course of the Company’s business, it is subject to various claims and litigation. Management believes that the outcome of such claims or litigation will not have a material adverse effect on the Company’s financial position, results of operations or cash flow.
Purchase Obligations
The Company has minimum outstanding purchase obligations of $7.1 million in 2024, $7.3 million in 2025 and $7.5 million in 2026, due under software license agreements, of which the majority relates to the Company’s three-year AWS Enterprise agreement.
Employee Termination Costs
During the year ended December 31, 2022, Company approved plans to reduce the workforce based on cost-reduction initiatives intended to reduce operating expenses and sharpen the Company’s focus on key growth priorities. The Company also incurred termination costs related to the departures of the Company’s former executives.
The following table provides a roll forward of employee termination costs:

Employee Termination Costs
Unpaid employee termination costs, January 1, 2022	$—
Employee termination costs - severance and other cash costs	8,076
Total paid	(4,430)
Unpaid employee termination costs, December 31, 2022	$3,646
Employee termination costs - severance and other cash costs	194
Total paid	(3,840)
Unpaid employee termination costs, December 31, 2023	$—

Employee termination costs are included in general and administrative expenses on the consolidated statements of operations.
6.	Fair Value Measurements
Fair Value Measurements
The Company follows the guidance in ASC 820 - Fair Value Measurements for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
•
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs based on the Company assessment of the assumptions that market participants would use in pricing the asset or liability.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2023 and 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value (in thousands):

	Level	December 31, 2023	December 31, 2022
Liabilities:
Warrant liability – Public Warrants	1	$375	$1,250
Warrant liability – Private Placement Warrants	3	210	840
Total warrant liability		$585	$2,090
The following tables summarize the changes in the fair value of the warrant liabilities (in thousands):

	Year Ended December 31, 2023
	Public Warrants	Private Placement Warrants	Warrant Liabilities
Fair value, beginning of period	$1,250	$840	$2,090
Change in valuation inputs or other assumptions	(875)	(630)	(1,505)
Fair value, end of period	$375	$210	$585

	Year Ended December 31, 2022
	Public Warrants	Private Placement Warrants	Warrant Liabilities
Fair value, beginning of period	$16,750	$10,710	$27,460
Change in valuation inputs or other assumptions	(15,500)	(9,870)	(25,370)
Fair value, end of period	$1,250	$840	$2,090
Public Warrants
The Company determined the fair value of the Public Warrants, based on the publicly listed trading price of such warrants as of the valuation date. Accordingly, the Public Warrants are classified as Level 1 financial instruments.
Private Placement Warrants
The estimated fair value of the Private Placement Warrants is determined with Level 3 inputs using the Black-Scholes model. The significant inputs and assumptions in this method are the stock price, exercise price, volatility, risk-free rate and term or maturity. The underlying stock price input is the closing stock price as of each valuation date and the exercise price is the price as stated in the warrant agreement. The volatility input was determined using the historical volatility of comparable publicly traded companies which operate in a similar industry or compete directly against the Company. Volatility for each comparable publicly traded company is calculated as the annualized standard deviation of daily continuously compounded returns. The Black-Scholes analysis is performed in a risk-neutral framework, which requires a risk-free rate assumption based upon constant-maturity treasury yields, which are interpolated based on the remaining term of the Private Placement Warrants as of each valuation date. The term/maturity is the duration between each valuation date and the maturity date, which is five years following the date the Business Combination closed, or June 16, 2026.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	December 31, 2023	December 31, 2022
Exercise price	$11.50	$11.50
Stock price	$0.72	$1.01
Volatility	87.5%	82.3%
Term (years)	2.46	3.46
Risk-free interest rate	4.13%	4.17%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Significant changes in the volatility would result in a significant lower or higher fair value measurement, respectively.
There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.
7.	Business Combination
Pursuant to the Merger Agreement, the Business Combination was accounted for as a reverse recapitalization in accordance with GAAP (the “Reverse Recapitalization”). Under this method of accounting, Silver Spike was treated as the acquired company and Legacy WMH was treated as the acquirer for financial statement reporting purposes.
Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Legacy WMH issuing stock for the net assets of Silver Spike, accompanied by a recapitalization.
Legacy WMH was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•	Legacy WMH Class A Unit holders, through their ownership of the Class V Common Stock, had the greatest voting interest in the Company with over 50% of the voting interest;
•	Legacy WMH selected the majority of the new board of directors of the Company;
•	Legacy WMH senior management was the senior management of the Company; and
•	Legacy WMH was the larger entity based on historical operating activity and had the larger employee base.
Thus, the financial statements included in this annual report reflect (i) the historical operating results of Legacy WMH prior to the Business Combination; (ii) the combined results of the WMH LLC and Silver Spike following the Business Combination; and (iii) the acquired assets and liabilities of Silver Spike stated at historical cost, with no goodwill or other intangible assets recorded.
In connection with the Closing, the following occurred:
•	Silver Spike was domesticated and continues as a Delaware corporation, changing its name to “WM Technology, Inc.”
•
The Company was reorganized into an Up-C structure, in which substantially all of the assets and business of the Company are held by WMH LLC and continue to operate through WMH LLC and its subsidiaries, and WM Technology, Inc.’s material assets are the equity interests of WMH LLC indirectly held by it.

•
The Company consummated the sale of 32,500,000 shares of Class A Common Stock for a purchase price of $10.00 per share (together, the “PIPE Financing”) pursuant to certain subscription agreements dated as of December 10, 2020, for an aggregate price of $325.0 million.

•
The Company contributed approximately $80.3 million of cash to WMH LLC, representing (a) the net amount held in the Company’s trust account following the redemption of 10,012 shares of Class A Common Stock originally sold in the Silver Spike’s initial public offering, less (b) cash consideration of $455.2 million paid to Legacy WMH Class A equity holders, plus (c) $325.0 million in aggregate proceeds from the PIPE Financing, less (d) the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement.

•	The Company transferred $455.2 million to the Legacy WMH equity holders as cash consideration.
•	The Legacy WMH equity holders retained an aggregate of 65,502,347 Class A Units and 25,896,042 Class P Units.
•	The Company issued 65,502,347 shares of Class V Common Stock to Class A Unit holders, representing the same number of Class A Units retained by the Legacy WMH equity holders.
•
The Company, the Holder Representative and the Class A Unit holders entered into the TRA, pursuant to which WM Technology, Inc. will pay to WMH LLC Class A equity holders 85% of the net income tax savings that WM Technology, Inc. actually realizes as a result of increases in the tax basis of WMH LLC’s

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
assets as a result of the exchange of Units for cash in the Business Combination and future exchanges of the Class A Units for shares of Class A Common Stock or cash pursuant to the Exchange Agreement, and certain other tax attributes of WMH LLC and tax benefits related to the TRA, including tax benefits attributable to payments under the TRA.
Concurrently with the closing of the Business Combination, the Unit holders entered into the Exchange Agreement. The terms of the Exchange Agreement, among other things, provide the Unit holders (or certain permitted transferees thereof) with the right from time to time at and after 180 days following the Business Combination to exchange their vested Paired Interests (as defined in Note 14, “Stock-based Compensation” to our consolidated financial statements included herein),for shares of Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, or Class P Units for shares of Class A Common Stock with a value equal to the value of such Class P Units less their participation threshold, or in each case, at the Company’s election, the cash equivalent of such shares of Class A Common Stock.
The following table reconciles the elements of the Business Combination to the consolidated statements of cash flows and the consolidated statements of equity for the year ended December 31, 2021 (in thousands):

Business Combination
Cash - Silver Spike trust and cash, net of redemptions	$254,203
Cash - PIPE Financing	325,000
Less: cash consideration paid to Legacy WMH equity holders	(455,182)
Less: transaction costs and advisory fees	(44,052)
Net proceeds from the Business Combination	79,969
Less: initial fair value of warrant liability recognized in the Business Combination	(193,978)
Add: transaction costs allocated to Warrants	5,547
Add: non-cash assets assumed from Silver Spike	1,053
Add: deferred tax asset	151,255
Less: tax receivable agreement liability	(128,567)
Net adjustment to total equity from the Business Combination	$(84,721)
The number of shares of common stock issued immediately following the Closing:

Number of Shares
Common stock, outstanding prior to the Business Combination	24,998,575
Less: redemption of shares of Silver Spike’s Class A common stock	10,012
Shares of Silver Spike’s Class A common stock	24,988,563
Shares of Class A Common Stock held by Silver Spike’s Sponsor	6,250,000
Shares of Class A Common Stock issued in the PIPE Financing	32,500,000
Shares of Class A Common Stock issued in the Business Combination	63,738,563
Shares of Class V Common Stock issued to Legacy WMH equity holders	65,502,347
Total shares of common stock issued in the Business Combination	129,240,910
Net income for the period from June 16, 2021 (Closing Date) to December 31, 2021 was $137.1 million, which includes change in fair value of warrant liability of $166.5 million, stock-based compensation expense of $29.3 million and transaction costs related to the warrant liability of $5.5 million. The transaction costs related to the warrant liability is included in other expense, net on the consolidated statements of operations.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8.	Acquisitions
Eyechronic
On January 14, 2022, the Company acquired all the equity interests of Eyechronic LLC (“Eyechronic”) d/b/a Enlighten and rebranded as WM Screens, a Delaware limited liability company and a provider of software, digital signage services and multi-media offerings to dispensaries and brands, for total consideration of approximately $29.4 million. The Company accounted for the Eyechronic acquisition as an acquisition of a business under ASC 805, Business Combinations (“ASC 805”). The acquired assets and liabilities of Eyechronic were recorded at their acquisition date fair values.
The following table summarizes the components of consideration and the estimated fair value of assets acquired (in thousands):

Consideration Transferred:
Cash consideration(1)	$697
Share consideration(2)	28,725
Total consideration	$29,422

(1)
Includes $0.2 million settlement of pre-existing accounts payable with Eyechronic and holdback of $0.1 million recorded within other current liabilities on the Company’s accompanying consolidated balance sheets.

(2)
The fair value of share consideration was calculated based on 5,399,553 shares of Class A common stock multiplied by the share price on the closing date of $5.32. This includes 677,847 of holdback shares to be issued subject to customary indemnification obligations.

Estimated Assets Acquired and Liabilities Assumed:
Assets acquired:
Cash	$118
Accounts receivable	835
Other current assets	37
Fixed assets	2,826
Software technology	825
Trade name	103
Customer relationships	3,631
Order Backlog	210
Goodwill	23,073
Total assets acquired	$31,658
Liabilities assumed:
Accounts payable	$(460)
Other current liabilities	(8)
Deferred revenue	(96)
Other liabilities	(22)
Long-term liabilities	(1,650)
Total liabilities assumed	$(2,236)
Total net assets acquired	$29,422
During the fourth quarter of 2022, the Company made an adjustment to the purchase price allocation of Eyechronic related to certain pre-acquisition deferred tax and other sales tax liabilities that resulted in an increase of long-term liabilities of $1.7 million.
During the year ended December 31, 2022, the Company incurred transaction expenses associated with the Eyechronic acquisition of $0.1 million, which is included in general and administrative expenses in the accompanying consolidated statements of operations.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The revenue and operating loss from Eyechronic included the Company’s consolidated statements of operations for the year ended December 31, 2022 were not material. Pro forma revenue and earnings amounts on a combined basis have not been presented as they are not material to the Company’s historical pre-acquisition financial statements.
For acquisitions, the excess of the purchase price over the estimated fair values of the net assets acquired, including identifiable intangible assets, is recorded as goodwill. Goodwill is primarily attributable to the expected synergies from combining operations. Goodwill recognized was allocated to the Company’s one operating segment and is generally deductible for tax purposes.
The fair values of the trade name and software technology intangible assets are determined using an “income approach”, specifically, the relief-from royalty approach, which is a commonly accepted valuation approach. This approach is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of these assets. Owning these intangible assets means that the underlying entity wouldn’t have to pay for the privilege of deploying those assets. Therefore, a portion of the acquired entity’s earnings, equal to the after-tax royalty that would have been paid for the use of the assets, can be attributed to the firm’s ownership. The fair values of the customer relationships and customer backlog assets were also determined using an “income approach”, specifically a multi-period excess earnings approach, which is a commonly accepted valuation approach. Under this approach, the net earnings attributable to the asset or liability being measured are isolated using the discounted projected net cash flows. These projected cash flows are isolated from the projected cash flows of the combined asset group over the remaining economic life of the intangible asset or liability being measured. Both the amount and the duration of the cash flows are considered from a market participant perspective. Where appropriate, the net cash flows were adjusted to reflect the potential attrition of existing customers in the future, as existing customers are a “wasting” asset and are expected to decline over time.
In December 31, 2023, the Company completed the sunset of certain product offerings including WM Screens, a product offering associated with our acquisition of Eyechronic, as the Company continues to focus the efforts on other Weedmaps for Business products that support the Weedmaps marketplace and improve the eCommerce experience for the Company’s clients and users. For the year ended December 31, 2023 the Company recorded impairment charges of $3.8 million related to intangible assets and $2.6 million related to property and equipment associated with the sunset of WM Screens, which is included in asset impairment charges in the consolidated statements of operations.
Transport Logistics Holding
On September 29, 2021, the Company acquired all of the equity interests of Transport Logistics Holding Company, LLC (“TLH”), a logistics platform that enables the compliant delivery of cannabis, for total consideration of approximately $15.1 million. The Company accounted for the TLH acquisition as an acquisition of a business under ASC 805.
The following table summarizes the components of consideration and the fair value of assets acquired (in thousands):

Consideration Transferred:
Cash consideration(1)	$5,000
Share consideration(2)	10,126
Total consideration	$15,126

Assets Acquired:
Software technology	$249
Trade name	59
Customer relationships	170
Goodwill	14,648
Total asset acquired	$15,126

(1)	Includes holdback of $1.0 million, which was paid during the second quarter of 2022.
(2)
The fair value of share consideration issued in connection with the TLH acquisition was calculated based on 694,540 shares of Class A common stock issued multiplied by the share price on the closing date of $14.58.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Goodwill is primarily attributable to the expected synergies from combining operations. Goodwill recognized was allocated to the Company’s one operating segment and is generally deductible for tax purposes.
The fair values of the trade name intangible assets were determined using an “income approach”, specifically, the relief-from royalty approach, as described above. The fair value of the software technology intangible asset was also determined using an “income approach”, specifically a multi-period excess earnings approach, as described above. The fair value of the customer relationships was determined using an “income approach”, as described above.
Sprout
On September 3, 2021, the Company acquired certain assets of the Sprout business (“Sprout”), a leading, cloud-based customer relationship management (“CRM”) and marketing platform for the cannabis industry, for total consideration of approximately $31.2 million. The Company accounted for the Sprout acquisition as an acquisition of a business under ASC 805.
The following table summarizes the components of consideration and the fair value of assets acquired (in thousands):

Consideration Transferred:
Cash consideration	$12,000
Share consideration(1)	19,186
Total consideration	$31,186

Assets Acquired and Liabilities Assumed:
Asset acquired:
Software technology	$2,973
Trade name	217
Customer relationships	1,410
Goodwill	26,686
Total assets acquired	31,286
Liabilities assumed:
Other current liabilities	(100)
Total net assets acquired	$31,186

(1)
The fair value of share consideration issued in connection with the Spout acquisition was calculated based on 1,244,258 shares of Class A common stock issued multiplied by the share price on the closing date of $15.42.

Goodwill is primarily attributable to the expected synergies from combining operations. Goodwill recognized was allocated to the Company’s one operating segment and is generally deductible for tax purposes.
The fair values of the trade name intangible assets were determined using an “income approach”, specifically, the relief-from royalty approach, as described above. The fair value of the software technology intangible asset was also determined using an “income approach”, specifically a multi-period excess earnings approach, as described above. The fair value of the customer relationships was determined using an “income approach”, specifically, the With-and-Without method, which is a commonly accepted valuation approach. This method estimates the value of customer-related assets by quantifying the impact on cash flows under a scenario in which the customer-related assets must be replaced and assuming all of the existing assets are in place except the customer-related assets. Essentially, it estimates the intangible asset’s value by calculating the difference between the two discounted cash-flow models. One that represents the status quo for the business enterprise with the asset in place and the second that represents the business enterprise with everything in place besides the customer-related asset. The projected cash flow period is the time-period it takes to build back up to that status quo. The difference between the two cash flows represents the calculated value of the customer-related asset.
In December 31, 2023, the Company completed the sunset of certain product offerings including WM CRM, a product offering associated with the acquisition of Sprout, as the Company continues to focus the efforts on other

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Weedmaps for Business products that support the Weedmaps marketplace and improve the eCommerce experience for the Company’s clients and users. For the year ended December 31, 2023 the Company recorded an impairment charge of $2.3 million related to intangible assets and $0.1 million related to property and equipment associated with WM CRM, which is included in asset impairment charges in the consolidated statements of operations.
Pro Forma Results and Acquisition-Related Costs
The consolidated financial statements for the years ended December 31, 2023, 2022 and 2021 include the financial results of the above acquisitions from the date of the acquisitions. Pro forma financial results have not been presented since these acquisitions were not material to our financial results.
9.	Goodwill and Intangible Assets
Goodwill
Goodwill totaled $68.4 million as of December 31, 2023 and 2022. No goodwill impairment charges were recorded for the years ended December 31, 2023, 2022 and 2021.
Intangible Assets
Intangible assets consisted of the following for the periods presented below (in thousands):

	December 31, 2023
	Weighted Average Amortization Period (Years)	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Trade and domain names	15.0	$7,256	$(5,008)	$2,248
Software technology	5.0	249	(112)	137
Customer relationships	8.0	170	(48)	122
Total intangible assets	14.5	$7,675	$(5,168)	$2,507

	December 31, 2022
	Weighted Average Amortization Period (Years)	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Trade and domain names	14.4	$7,635	$(4,699)	$2,936
Software technology	6.9	7,516	(4,413)	3,103
Customer relationships	11.5	5,211	(921)	4,290
Order Backlog	1.0	$210	$(200)	$10
Total intangible assets	10.8	$20,572	$(10,233)	$10,339
Amortization expense for intangible assets was $7.8 million, $2.7 million and $1.3 million for the years ended December 31, 2023, 2022 and 2021, respectively. The Company recorded an impairment charge of $6.1 million for the year ended December 31, 2023 related to intangible assets associated with certain product offerings that were sunset in December 2023, which is included in asset impairment charges in the consolidated statements of operations. No intangible asset impairment charges have been recorded for the years ended December 31, 2022 and 2021.
The estimated future amortization expense of intangible assets as of December 31, 2023 is as follows (in thousands):

Amortization
Years ended December 31,
2024	$555
2025	555
2026	543
2027	505
2028	222
Thereafter	127
$2,507

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10.	Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets as of December 31, 2023 and 2022 consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Prepaid insurance	$1,530	$2,869
Prepaid marketing	387	2,321
Prepaid software	2,406	2,762
Other prepaid expenses and other current assets	1,655	1,010
	$5,978	$8,962
The Company capitalizes implementation costs incurred in cloud computing arrangements that are service contracts if they meet certain requirements. Those requirements are similar to the requirements for capitalizing implementation costs incurred to develop internal-use software. Amortization is computed using the straight-line method over the term of the associated hosting arrangement. These implementation costs are classified on the balance sheet in prepaid and other current assets, and the related cash flows are presented as cash outflows from operations. Impairment is recognized and measured when it is no longer probable that the computer software project will be completed and placed in service.
No impairment charge was recognized during the year ended December 31, 2023, related to certain capitalized implementation costs for a cloud computing arrangement that was abandoned. The Company recognized an impairment charge of $0.8 million during the year ended December 31, 2022, related to certain capitalized implementation costs for a cloud computing arrangement that was abandoned.
11.	Accounts Payable and Accrued Expenses
Accounts payable and accrued liabilities as of December 31, 2023 and 2022 consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Accounts payable and other accrued liabilities	$7,323	$9,561
Accrued employee expenses	13,859	24,074
	$21,182	$33,635
Accrued employee expenses include accrued bonuses of $2.6 million and $9.9 million as of December 31, 2023 and 2022, respectively, primarily related to certain employment agreements entered into in connection with prior acquisitions. The decrease in accrued employee expenses as of December 31, 2023 compared with December 31, 2022 is primarily due to a decline in bonuses accrual of $5.9 million related to certain employment agreements entered into in connection with prior acquisitions, payment of employee termination cost of $3.6 million and a decline in other employee bonuses of $0.6 million due to a decrease in employee headcount.
12.	Warrant Liability
At December 31, 2023, there were 12,499,973 Public Warrants outstanding and 7,000,000 Private Placement Warrants outstanding.
As part of Silver Spike’s initial public offering, 12,500,000 Public Warrants were sold. The Public Warrants entitle the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustments. The Public Warrants may be exercised only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of the warrants. The Public Warrants will expire at 5:00 p.m. New York City time on June 16, 2026, or earlier upon redemption or liquidation. The Public Warrants are listed on the NYSE under the symbol “MAPSW.”
The Company may redeem the Public Warrants starting July 16, 2021, in whole and not in part, at a price of $0.01 per Public Warrant, upon not less than 30 days’ prior written notice of redemption to each holder of Public Warrants, and if, and only if, the reported last sales price of the Company’s Class A Common Stock equals or exceeds $18.00 per

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalization and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the holders of Public Warrants.
Simultaneously with Silver Spike’s initial public offering, Silver Spike consummated a private placement of 7,000,000 Private Placement Warrants with Silver Spike’s sponsor (“Silver Spike Sponsor”). Each Private Placement Warrant is exercisable for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. The Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination, subject to certain exceptions, and they are nonredeemable as long as they are held by Silver Spike Sponsor or its permitted transferees. Silver Spike Sponsor, as well as its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and will have certain registration rights related to such Private Placement Warrants. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than Silver Spike Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
The Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants.
The Company concluded the Public Warrants and Private Placement Warrants, or the Warrants, meet the definition of a derivative under ASC 815- Derivatives and Hedging (as described in Note 2) and are recorded as liabilities. Upon the Closing, the fair value of the Warrants was recorded on the balance sheet. The fair value of the Warrants is remeasured as of each balance sheet date, which resulted in non-cash gain of $1.5 million, $25.4 million and $166.5 million in the consolidated statements of operations for the years ended December 31, 2023, 2022 and 2021, respectively. For additional information, see Note 6, “Fair Value Measurements.”
13.	Equity
Class A Common Stock
Voting Rights
Each holder of the shares of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of the shares of Class A Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, the holders of the outstanding shares of Class A Common Stock are entitled to vote separately upon any amendment to the Company’s certificate of incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of common stock in a manner that is disproportionately adverse as compared to the Class V Common Stock.
Dividend Rights
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company’s board of directors out of funds legally available therefor.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Rights upon Liquidation, Dissolution and Winding-Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of the shares of Class A Common Stock are entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of Class A Common Stock, then outstanding, if any.
Preemptive or Other Rights
The holders of shares of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of Class A Common Stock. The rights, preferences and privileges of holders of shares of Class A Common Stock will be subject to those of the holders of any shares of the preferred stock that the Company may issue in the future.
Class V Common Stock
Voting Rights
Each holder of the shares of Class V Common Stock is entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of shares of Class V Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, the holders of the outstanding shares of Class V Common Stock are entitled to vote separately upon any amendment to the Company’s certificate of incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of common stock in a manner that is disproportionately adverse as compared to the Class A Common Stock.
Dividend Rights
The holders of the Class V Common Stock will not participate in any dividends declared by the Company’s board of directors.
Rights upon Liquidation, Dissolution and Winding-Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class V Common Stock are not entitled to receive any of the Company’s assets.
Preemptive or Other Rights
The holders of shares of Class V Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class V Common Stock.
Issuance and Retirement of Class V Common Stock
In the event that any outstanding share of Class V Common Stock ceases to be held directly or indirectly by a holder of Class A Units, such share will automatically be transferred to us for no consideration and thereupon will be retired. The Company will not issue additional shares of Class V Common Stock other than in connection with the valid issuance or transfer of Units in accordance with the governing documents of WMH LLC.
Preferred Stock
Pursuant to the amended and restated certificate of incorporation in effect as of June 15, 2021, the Company was authorized to issue 75,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023, there were no shares of preferred stock issued or outstanding.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Noncontrolling Interests
The noncontrolling interest represents the Units held by holders other than the Company. As of December 31, 2023, the noncontrolling interests owned 37.2% of the Units outstanding. The noncontrolling interests’ ownership percentage can fluctuate over time, including as the WMH LLC equity holders elect to exchange Units for Class A Common Stock. The Company has consolidated the financial position and results of operations of WMH LLC and reflected the proportionate interest held by the WMH LLC Unit equity holders as noncontrolling interests. Net income for the period prior to the Business Combination from January 1, 2021 to June 15, 2021 is allocated to net income attributable to noncontrolling interests on the consolidated statements of operations for the year ended December 31, 2021.
14.	Stock-based Compensation
WM Holding Company, LLC Equity Incentive Plan
The Company accounted for the issuance of Class A-3 and Class B Units issued under the WM Holding Company, LLC Equity Incentive Plan in accordance with ASC 718 - Stock Based Compensation. The Company considered the limitation on the exercisability of the Class A-3 and Class B Units to be a performance condition and recorded compensation cost when it became probable that the performance condition would be met.
In connection with the Business Combination, each of the Class A-3 Units outstanding prior to the Business Combination were cancelled, and the holder thereof received a number of Class A units representing limited liability company interests of WMH LLC (the “Class A Units”) and an equivalent number of shares of Class V Common Stock, par value $0.0001 per share (together with the Class A Units, the “Paired Interests”), and each of the Class B Units outstanding prior to the Business Combination were cancelled and holders thereof received a number of Class P units representing limited liability company interests of WMH LLC (the “Class P Units” and together with the Class A Units, the “Units”), each in accordance with the Merger Agreement.
Concurrently with the closing of the Business Combination, the Unit holders entered into an exchange agreement (the “Exchange Agreement”). The terms of the Exchange Agreement, among other things, provide the Unit holders (or certain permitted transferees thereof) with the right from time to time at and after 180 days following the Business Combination to exchange their vested Paired Interests for shares of Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, or Class P Units for shares of Class A Common Stock with a value equal to the value of such Class P Units less their participation threshold, or in each case, at the Company’s election, the cash equivalent of such shares of Class A Common Stock.
A summary of the Class P Unit activity for the periods presented is as follows:

Number of Units
Outstanding Class P Units, December 31, 2022	15,125,429
Cancellations	(75,922)
Exchanged for Class A Common Stock	(245,000)
Outstanding Class P Units, December 31, 2023	14,804,507
Vested, December 31, 2023	14,723,936
As of December 31, 2023, unrecognized stock-based compensation expense for non-vested Class P Units were $0.2 million, which is expected to be recognized over a weighted-average period of 0.9 years. For the years ended December 31, 2023, 2022 and 2021, the Company recorded stock-based compensation expense for the Class P Units of $0.5 million, $2.3 million and $20.9 million, respectively. Due to the Business Combination completed in the second quarter of 2021, certain limitations on exercisability related to the Company’s Class P equity awards issued to employees and consultants were removed and as a result the Company recognized the life-to-date expense on units vested through the Business Combination date on those equity awards. The stock-based compensation expense recognized during the year ended December 31, 2021 includes a one-time incremental expense of $4.1 million related to an award modification as a result of an advisory agreement entered into with a former executive.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WM Technology, Inc. Equity Incentive Plan
In connection with the Business Combination, the Company adopted the WM Technology, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan permits the granting of incentive stock options to employees and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors and consultants. As of December 31, 2023, 33,146,412 shares of Class A Common Stock are authorized for issuance pursuant to awards under the 2021 Plan. The number of shares of Class A Common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to five percent (5%) of the total number of shares of the Company’s capital stock outstanding on December 31 of the preceding year; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. As of December 31, 2023, 19,530,046 shares of Class A Common Stock are available for future issuance.
A summary of the restricted stock unit (“RSU”) activity for the year ended December 31, 2023 is as follows:

	Number of RSUs	Weighted-average Grant Date Fair Value
Non-vested at December 31, 2022	6,269,868	$7.07
Granted	6,634,013	1.03
Vested	(2,245,844)	6.66
Cancelled/Forfeited/Expired	(2,974,439)	4.53
Non-vested at December 31, 2023	7,683,598	$2.96
As of December 31, 2023, unrecognized stock-based compensation expense for non-vested RSUs was $20.6 million, which is expected to be recognized over a weighted-average period of 1.8 years. For the years ended December 31, 2023, 2022 and 2021, the Company recorded stock-based compensation expense for the RSUs of $13.1 million, $21.2 million and $8.0 million, respectively. Stock-based compensation recognized during the year ended December 31, 2022 included a $0.6 million expense related to an award modification as a result of the departure of the Company’s former chief executive officer.
The Company grants performance-based restricted stock units (“PRSUs”) with performance and service-based vesting conditions. The level of achievement of such goals may cause the actual number of units that ultimately vest to range from 0% to 200% of the original units granted. The Company recognizes expense ratably over the vesting period for the PRSUs when it is probable that the performance criteria specified will be achieved. The fair value is equal to the market price of the Company’s common stock on the date of grant.
A summary of the PRSU activity for the year ended December 31, 2023 is as follows:

	Number of PRSUs	Weighted-average Grant Date Fair Value
Non-vested at December 31, 2022	859,375	6.40
Granted	—	—
Vested	—	—
Cancelled/Forfeited/Expired	(625,000)	6.40
Non-vested at December 31, 2023	234,375	6.40
Based on the probability of attainment as of December 31, 2023, the unrecognized stock-based compensation expense for non-vested PRSUs was nil. For the years ended December 31, 2023 and 2022, the Company recorded stock-based compensation credit of $0.1 million and less than $0.1 million, respectively, related to the PRSUs. For the year ended December 31, 2021, the Company recorded stock-based compensation expense of $0.4 million related to the PRSUs. Stock-based compensation expense related to these PRSUs decreased due to the reassessment of vesting probability and the forfeitures resulting from the executive departures.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company recorded stock-based compensation cost related to the Class P Units, RSUs and PRSUs in the following expense categories on the consolidated statements of operations (in thousands):

	Years Ended December 31,
	2023	2022	2021
Sales and marketing	$2,706	$6,358	$6,021
Product development	4,170	5,260	5,103
General and administrative	6,639	11,875	18,200
Total stock-based compensation expense	13,515	23,493	29,324
Amount capitalized to software development	1,386	1,667	1,099
Total stock-based compensation cost	$14,901	$25,160	30,423
15.	Earnings Per Share
Basic income (loss) per share of Class A Common Stock is computed by dividing net earnings (loss) attributable to WM Technology, Inc. by the weighted-average number of shares of Class A Common Stock outstanding during the period. Diluted income (loss) per share of Class A Common Stock adjusts basic net income (loss) per share of Class A Common Stock for the potentially dilutive impact of securities. For warrants that are liability-classified, during periods when the impact is dilutive, the Company assumes share settlement of the instruments as of the beginning of the reporting period and adjusts the numerator to remove the change in fair value of the warrant liability, net of the portion attributable to non-controlling interests, and adjusts the denominator to include the dilutive shares calculated using the treasury stock method.
Prior to the Business Combination, the membership structure of WMH included units which had profit interests. The Company analyzed the calculation of net earnings (loss) per unit for periods prior to the Business Combination and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, net earnings per share information has not been presented for periods prior to the Business Combination on June 16, 2021. The basic and diluted income (loss) per share for the year ended December 31, 2021 represent the period from June 16, 2021 (Closing Date) to December 31, 2021.
The computation of (loss) income per share attributable to WM Technology, Inc. and weighted-average shares of the Company’s Class A Common Stock outstanding are as follows for the years ended December 31, 2023, 2022 and 2021 (amounts in thousands, except for share and per share amounts):

	Years Ended December 31,
	2023	2022	2021
Numerator:
Net income (loss)	$(15,727)	$(82,651)	$152,218
Less: net income attributable to WMH prior to the Business Combination	—	—	15,078
Less: net income (loss) attributable to noncontrolling interests after the Business Combination	(5,829)	33,338	76,757
Net income (loss) attributable to WM Technology, Inc. - basic	(9,898)	(115,989)	60,383
Effect of dilutive securities:
Change in fair value of Public and Private Placement Warrants, net of amounts attributable to noncontrolling interests	—	—	72,483
Net income (loss) attributable to WM Technology, Inc. - diluted	$(9,898)	$(115,989)	$(12,100)
Denominator:
Weighted average common shares outstanding - basic	93,244,911	85,027,120	65,013,517
Weighted average effect of dilutive securities:
Public warrants¹	—	—	1,153,782
Private warrants¹	—	—	646,118
Weighted average common shares outstanding - diluted	93,244,911	85,027,120	66,813,417
Net income (loss) per share of Class A Common Stock:
Net income (loss) per Class A common share - basic	$(0.11)	$(1.36)	$0.93
Net income (loss) per Class A common share - diluted	$(0.11)	$(1.36)	$(0.18)

¹	Calculated using the treasury stock method.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Shares of the Class V Common Stock do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings per share of Class V Common Stock under the two-class method has not been presented. However, shares of the Class V Common Stock outstanding for the period are considered potentially dilutive shares of Class A common stock under application of the if-converted method and are included in the computation of diluted earnings (loss) per share, except when the effect would be anti-dilutive.
The Company excluded the following securities from its computation of diluted shares outstanding, as their effect would have been anti-dilutive:

	Years Ended December 31,
	2023	2022	2021
Class V Shares	55,486,361	55,486,361	65,502,347
Class P Units	14,804,507	15,125,429	25,660,529
RSUs outstanding	7,683,598	6,269,868	6,398,707
PRSUs outstanding	234,375	859,375	2,437,500
Public Warrants	12,499,973	12,499,973	—
Private Placement Warrants	7,000,000	7,000,000	—
Acquisition holdback shares	—	677,847	—
16.	Income Taxes
As a result of the Business Combination, WM Technology, Inc. became the sole managing member of WMH LLC, which is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, WMH LLC is not subject to U.S. federal and certain state and local income taxes. Accordingly, no provision for U.S. federal and state income taxes has been recorded in the financial statements for the period prior to June 16, 2021, as this period was prior to the Business Combination.
Following the Business Combination, any taxable income or loss generated by WMH LLC is passed through to and included in the taxable income or loss of its members, including WM Technology, Inc., on a pro rata basis, with the remainder reflected in the line item Income Taxed to Owners of Non-controlling Interests. WM Technology, Inc. is subject to U.S. federal income taxes, in addition to state and local income taxes with respect to its allocable share of any taxable income of WMH following the Business Combination. The owners of the non-controlling interests are taxed as a partnership, and therefore, no tax provision is allocated to non-controlling interests on the consolidated statements of operations. The Company is also subject to taxes in foreign jurisdictions.
The components of income (loss) before taxes are as follows (in thousands):

	Years Ended December 31,
	2023	2022	2021
Domestic	$(15,582)	$97,639	$151,987
Foreign	(52)	(1,213)	(370)
Income before income taxes	(15,634)	96,426	151,617
The components of the provision for (benefit from) income taxes are as follows (in thousands):

	Years Ended December 31,
	2023	2022	2021
Current
Federal	$—	$—	$—
State	93	—	—
Foreign	—	(341)	241
	93	(341)	241
Deferred
Federal	—	131,766	(508)
State	—	47,652	(334)
Foreign	—	—	—
	—	179,418	(842)
Provision for (benefit from) income taxes	$93	$179,077	$(601)

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The change in the Company’s income tax provision/(benefit) from 2022 to 2023 is due to the continuation of recording a full valuation allowance on our deferred tax assets as of December 31, 2023, and continued remeasurement of the related TRA liability.
The change in the Company’s income tax provision/(benefit) from 2021 to 2022 is due to the recording of a full valuation allowance on our deferred tax assets as of December 31, 2022 and remeasurement of the related TRA liability. In previous periods, the provision/(benefit) was also impacted by the Business Combination and settlement of a foreign income tax examination.
The actual income tax expense differs from the expected amount computed by applying the federal statutory corporate tax rate of 21 percent as follows (in thousands):

	Years Ended December 31,
	2023	2022	2021
Federal statutory rate	$(3,283)	$20,249	$31,844
State blended statutory rate	(828)	5,168	8,497
Income taxed to owners of noncontrolling interests	1,558	(11,285)	(21,762)
Foreign tax impact	1	(80)	227
Change in fair value of warrant liability	(246)	(3,718)	(19,669)
Stock based compensation	2,154	2,868	—
Other permanent items	433	548	901
Research and development credits	(502)	(2,514)	(751)
Return to Provision	1,128	—	—
Acquisition Holdback Share Release	(605)	—	—
Change in valuation allowance	(413)	186,954	112
Tax receivable agreement revaluation	205	(20,462)	—
Change in State Tax Rate	491	1,349	—
Provision for (benefit from) income taxes	$93	$179,077	$(601)
Effective tax rate	(0.6)%	185.7%	(0.4)%
The significant components of the net deferred tax assets are as follows:

	December 31, 2023	December 31, 2022
Deferred tax assets
Investment in partnership	$129,297	$133,569
Tax receivable agreement	37,021	37,254
Net operating loss carryovers	15,689	12,453
Tax credit carryovers	4,140	3,679
Other	535	111
Total deferred tax asset	186,682	187,066
Less: valuation allowance	(186,682)	(187,066)
Net deferred tax asset	$—	$—
The valuation allowance decreased $0.4 million for the year ended December 31, 2023 and increased $187.0 million for the year ended December 31, 2022. Realization of deferred tax assets is dependent on future earning, if any, the timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.
As of December 31, 2023, the Company had federal and state net operating loss carry forwards of approximately $57.8 million and $51.1 million, respectively, available to reduce future taxable income, if any. The federal net operating loss carries forward indefinitely and most of the state net operating losses will expire beginning in 2041. The Company also has foreign net operating loss carry forwards of approximately $0.1 million.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023, the Company had federal and California research credit carryforwards of $3.9 million and $1.5 million, respectively, available to reduce future tax. Federal tax credits begin to expire in 2041 and California credits carry forward indefinitely.
Utilization of the net operating loss and tax credit carryforwards may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. An “ownership change” would occur for these purposes if one or more stockholders or groups of stockholders, who own at least 5% of the Company’s stock, increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Utilization of federal net operating loss carryforwards is also limited to 80% of the Company’s taxable income in the year of deduction.
The Company’s deferred tax asset is primarily attributable to future tax amortization deductions of tax basis created from the Business Combination, subsequent redemptions and exchanges of WMH Units, and future TRA payments. These deferred tax assets generally amortize over 15 years beginning on the date the WMH Units are deemed to have been exchanged or redeemed, or TRA payments are made, as applicable. Tax amortization deductions in excess of taxable income from operations result in a net operating loss, which can be carried forward indefinitely for federal tax purposes.
The Company assesses whether it is “more-likely-than-not” that it will realize its deferred tax assets (“DTAs”). The Company establishes a valuation allowance when available evidence indicates that it is more-likely-than-not that the deferred tax asset will not be realized. In assessing the need for a valuation allowance, the Company considers the amounts and timing of expected future deductions or carryforwards and sources of taxable income that may enable utilization. This includes an analysis of the Company’s current financial position, results of operations for the current and prior years and all currently available information about future years. This assessment and estimates require significant management judgement. The Company maintains an existing valuation allowance until enough positive evidence exists to support its reversal. Change in the amount or timing of expected future deductions or taxable income may have a material impact on the level of income tax valuation allowances.
Based on the weight of all available evidence, both positive and negative, the Company determined during the fourth quarter of 2022 that a full valuation allowance was required against its net DTAs. Management assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. Significant pieces of negative evidence evaluated were the book operating loss incurred during the year ended December 31, 2022 and lowered forecasts at that time. For the period ending December 31, 2023, management conducted a similar analysis, and determined that a full valuation allowance was still required. Payment under the TRA liability was not probable, resulting from the full valuation allowance and accordingly, substantially all of the TRA liability was reversed. As of December 31, 2023 and 2022, the TRA liability was $1.8 million and $0.5 million, respectively.
The Company follows the provisions of FASB ASC 740-10, Accounting for Uncertainty in Income Taxes. ASC 740-10 prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return.
The following table reflects changes in the unrecognized tax benefits (in thousands):

	December 31, 2023	December 31, 2022
Gross amount of unrecognized tax benefits as of the beginning of the period	$920	$188
Decreases related to prior year tax provisions	—	—
Increases related to current year tax provisions	104	732
Gross amount of unrecognized tax benefits as of the end of the period	$1,024	$920
As of December 31, 2023, the Company has unrecognized tax benefits of approximately $1.0 million, which would affect its effective tax rate if recognized, and without consideration of valuation allowance. It is unlikely that the amount of liability for unrecognized tax benefits will significantly change over the next 12 months. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary.

WM TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company and its subsidiaries file income tax returns with the U.S. federal government, various U.S. states and several foreign jurisdictions. The Company’s U.S. federal and state tax returns remain open to examination for 2019 through 2023. In addition, tax returns remain open to examination in non-U.S. subsidiaries, including Canada.
17.	Related Party Transactions
During the second quarter of 2022, the Company entered into a sublease agreement with an affiliate of the Executive Chair. The sublease commenced on June 1, 2022, and the term is for the remainder of the original lease and will expire on February 28, 2025, or sooner in the event that the original lease is cancelled prior to the expiration date. The monthly base rent, after the rent abatement period for the first four months, is $69,000. Rent receivable of $0.7 million is included in prepaid expenses and other current assets on the accompanying consolidated balance sheets as of December 31, 2023, and was subsequently collected in April 2024. As of December 31, 2022, $0.1 million of rent receivable was included in accounts receivable, net on the accompanying consolidated balance sheets. For the years ended December 31, 2023 and 2022, income on the sublease from the related party transactions were $0.7 million and $0.4 million, respectively. The income on sublease is netted with rent expense and included in general and administrative expenses on the consolidated statements of operations.
In connection with the Business Combination, the Company paid $1.1 million in certain transaction costs reimbursable by Silver Spike’s sponsor (“Silver Spike Sponsor”), an affiliate to a member of the board of directors. On March 16, 2023, Silver Spike Holdings, an affiliate of Silver Spike Sponsor, entered into a promissory note with the Company and agreed to pay the principal amount of $1.1 million in 12 equal quarterly installments commencing on March 31, 2023. The promissory note bears interest at a rate of 5% per annum commencing on March 31, 2023. In an event of default, the outstanding principal amount shall bear interest for the entire period during which the principal balance is unpaid at a rate which is equal to 10% per annum. As of December 31, 2023, the remaining balance of the promissory note receivable was $0.7 million of which, $0.4 million was included in prepaid expenses and other current assets and $0.3 million was included in other assets on the consolidated balance sheets. As of December 31, 2022, $1.1 million of related party note receivable was included in other assets on the accompanying consolidated balance sheets. For the year ended December 31, 2023, interest income on the promissory note was less than $0.1 million, which is included in other income (expense), net on the consolidated statement of operations.
During the fourth quarter of 2023, the Company reimbursed $0.4 million in certain legal fee to Silver Spike Holdings, an affiliate to a member of the board of directors in connection with responding to the SEC investigation. See Part I. Item 3. “Legal Proceedings” for further discussion. The expense is included in general and administrative expenses on the consolidated statements of operations.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.
Amount
SEC registration fee	$1,268+
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*
Total	$*
+	Previously paid
*
Except for the SEC registration fee, estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this registration statement. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities under the registration statement.

Item 14.	Indemnification of Directors and Officers.
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•	for any transaction from which the director derives an improper personal benefit;
•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	for any unlawful payment of dividends or redemption of shares; or
•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.
Item 15.	Recent Sales of Unregistered Securities.
In June 2021, the PIPE Investors purchased from the Company an aggregate of 32,500,000 shares of Class A Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $325.0 million, pursuant to Subscription Agreements entered into effective as of December 2020. The sale of the PIPE Shares was made in reliance on the exemption from registration in Section 4(a)(2) under the Securities Act.
On September 3, 2021, the Company entered into the Asset Purchase Agreement with Sprout, Text Ripple, WM Loyalty, LLC, certain equityholders of Sprout and Text Ripple, and Jaret Christopher, as sellers’ representative pursuant to which the Company acquired certain assets of Sprout for a total consideration of approximately $31.2 million, including the issuance by the Company of 1,244,258 shares of Class A Common Stock. The shares were issued in reliance on the exemption from registration in Section 4(a)(2) under the Securities Act.
On September 28, 2021, Ghost Management Group, LLC, a subsidiary of the Company, entered into the Equity Interest Purchase Agreement with TLHC, certain securityholders of TLHC, and Justin Morris, as sellers’ representative, pursuant to which the Company acquired all of the equity interests of TLHC for total consideration of approximately $15.1 million, including the issuance by the Company of 694,540 shares of Class A Common Stock. The shares were issued in reliance on the exemption from registration in Section 4(a)(2) under the Securities Act.
On January 14, 2022, WM In-Store Solutions, LLC (“Merger Sub”), a subsidiary of the Company, acquired Eyechronic LLC d/b/a Enlighten (“Eyechronic”) for total consideration of approximately $35 million, including the issuance by the Company of 4,721,706 shares of Class A Common Stock, pursuant to that certain Agreement and Plan of Reorganization dated as of January 3, 2022 by and among the Company, Eyechronic, Merger Sub, Janus Merger Sub I, LLC and Brian Schwartz, as representative of company indemnitors. The shares were issued in reliance on the exemption from registration in Section 4(a)(2) under the Securities Act.

Item 16.	Exhibits.
Exhibit No.	Description
2.1+
Agreement and Plan of Merger, dated December 10, 2020, by and among Silver Spike, Merger Sub, Legacy WMH, and the Holder Representative named therein (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on December 10, 2020).

3.1	Certificate of Incorporation of the Company, dated June 15, 2021 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on June 21, 2021).
3.2	Amended and Restated Bylaws of the Company, dated June 16, 2021 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on June 21, 2021).
4.1	Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on June 21, 2021).
4.2	Form of Warrant Certificate of the Company (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on June 21, 2021).
4.3
Warrant Agreement, dated August 7, 2019, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 filed on Silver Spike’s Current Report on Form 8-K, filed by the Company on August 12, 2019).

4.4	Description of Securities (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K filed on May 24, 2024).
5.1	Opinion of Cooley LLP*
10.1
Exchange Agreement, dated as of June 16, 2021, by and among the Company, Silver Spike Sponsor and the other parties thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 21, 2021).

10.2
Tax Receivable Agreement, dated as of June 16, 2021, by and among the Company and the other parties thereto (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on June 21, 2021).

10.3	Fourth Amended and Restated Operating Agreement of WMH LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on June 21, 2021).
10.4	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 10, 2020).
10.5
Amended and Restated Registration Rights Agreement, dated as of June 16, 2021, by and among the Company, Silver Spike Sponsor and the other parties thereto (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on June 21, 2021).

10.6#	Form of Indemnification Agreement by and between the Company and its directors and officers (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on June 21, 2021).
10.7#	WM Technology, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on June 21, 2021).
10.7(a)#	Form of Stock Option Grant Notice (incorporated by reference to Exhibit 10.7(a) to the Current Report on Form 8-K filed on June 21, 2021).
10.7(b)#	Form of RSU Award Grant Notice (incorporated by reference to Exhibit 10.7(b) to the Current Report on Form 8-K filed on June 21, 2021).
10.8#	WM Technology, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on June 21, 2021).
10.9
Lease by and between the Irvine Company LLC and Ghost Media Group, LLC, dated November 11, 2013, as amended (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed on June 21, 2021).

10.10
First Amendment to Lease and Consent to Assignment by and between Discovery Business Center LLC, as successor-in-interest to the Irvine Company LLC, and Ghost Management Group, LLC, as successor-in-interest to Ghost Media Group, LLC, dated January 27, 2016 (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed on June 21, 2021).

10.11
Second Amendment to Lease, by and between Discovery Business Center LLC and Ghost Management Group, LLC, dated April 7, 2017 (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed on June 21, 2021).

Exhibit No.	Description
10.12
Third Amendment to Lease, by and between Discovery Business Center LLC and Ghost Management Group, LLC, dated December 29, 2017 (incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K filed on June 21, 2021).

10.13
Fourth Amendment to Lease, by and between Discovery Business Center LLC and Ghost Management Group, LLC, dated May 3, 2018 (incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K filed on June 21, 2021).

10.14	WM Technology, Inc. Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on November 12, 2021).
10.15#	Amended and Restated WM Technology, Inc. Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on October 6, 2023).
10.16#	Separation and Release Agreement by and between Ghost Management Group, LLC and Duncan Grazier, dated August 2, 2024.
10.17#	Retention Agreement, effective October 2, 2023, by and between the Company and Duncan Grazier (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 6, 2023).
10.18#	Employment Agreement, dated August 15, 2023, by and between the Company and Douglas Francis (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 6, 2023).
10.19#	Employment Agreement, dated April 4, 2019, by and between the Company and Brian Camire (incorporated by reference to Exhibit 10.20 to the Annual Report on Form 10-K filed on May 24, 2024).
10.20#
Executive Services Agreement, dated July 16, 2023, by and between SeatonHill Partners, L.P. and WM Technology Inc. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by WM Technology, Inc. on July 20, 2023).

10.21#
Separation and Release Agreement, by and between Randa McMinn and WM Technology, Inc, dated October 18, 2023 (incorporated herein by reference to Exhibit 10.5# to the Quarterly Report on Form 10-Q filed on November 8, 2023).

10.22#
Amendment to Executive Services Agreement, by and between SeatonHill Partners, L.P. and WM Technology Inc., dated February 26, 2024 (incorporated by reference to Exhibit 10.23 to the Annual Report on Form 10-K filed on May 24, 2024).

21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K filed on May 24, 2024).
23.1	Consent of Baker Tilly US, LLP
23.2	Consent of Moss Adams, LLP
23.3*	Consent of Cooley LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page of Registration Statement on Form S-1 filed on July 8, 2021)
24.2	Power of Attorney (included on signature page).
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	Filing Fee Table (incorporated by reference to the Registration Statement on Form S-1 filed on December 2, 2021).
+
Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). We agree to furnish a copy of all omitted exhibits and schedules to the SEC upon request.

#	Indicates management contract or compensatory plan, contract or agreement.
*	Previously filed.

Item 17.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California on September 3, 2024.
WM TECHNOLOGY, INC.

/s/ Douglas Francis
Name: Douglas Francis
Title: Executive Chair
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Douglas Francis and Susan Echard as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution and full power to act without the other, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Douglas Francis	Executive Chair (Principal Executive Officer)	September 3, 2024
Douglas Francis

/s/ Susan Echard	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 3, 2024
Susan Echard

*	Director	September 3, 2024
Tony Aquila

*	Director	September 3, 2024
Anthony Bay

*	Director	September 3, 2024
Brenda Freeman

*	Director	September 3, 2024
Olga Gonzalez

*	Director	September 3, 2024
Scott Gordon

*	Director	September 3, 2024
Fiona Tan
*By:	/s/ Douglas Francis
Name: Douglas Francis, Attorney-in-Fact